                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY

                                                                    EXHIBIT 10.3


================================================================================


                               AGREEMENT FOR LEASE

                                     between

                  Nitrogen Leasing Company, Limited Partnership

                                       and

                            Arcadian Fertilizer, L.P.

                           Dated as of March 27, 1996


================================================================================



                  THIS AGREEMENT HAS BEEN ASSIGNED AS SECURITY
                 FOR INDEBTEDNESS OF THE OWNER. SEE SECTION 17.

This Agreement has been manually executed in 8 counterparts, numbered consecutively from 1 through 8, of which this is No. ____. To the extent, if any, that this Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any jurisdiction), no security interest in this Agreement may be created or perfected through the transfer or possession of any counterpart other than the original counterpart which shall be the counterpart identified as counterpart No. 1.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY

                                                                DB DRAFT 3/26/96



                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

SECTION 1.  DEFINITIONS...................................................   1

SECTION 2.  APPOINTMENT OF AGENT..........................................  10

SECTION 3.  ADVANCES......................................................  12

SECTION 4.  CONDITIONS PRECEDENT TO THE INITIAL
            ADVANCE WITH RESPECT TO A UNIT................................  14

SECTION 5.  CONDITIONS PRECEDENT TO OWNER'S OBLIGATION TO
            MAKE INTERIM ADVANCES AFTER THE INITIAL ADVANCE
            WITH RESPECT TO A UNIT........................................  18

SECTION 6.  CONDITIONS PRECEDENT TO THE FINAL ADVANCE WITH
            RESPECT TO A UNIT.............................................  19

SECTION 7.  CONDITIONS PRECEDENT TO THE COMPLETION
            ADVANCE WITH RESPECT TO A UNIT................................  21

SECTION 8.  REPRESENTATIONS AND WARRANTIES OF AGENT.......................  22

SECTION 9.  AFFIRMATIVE COVENANTS.........................................  26

SECTION 10. NEGATIVE COVENANTS............................................  33

SECTION 11. EVENTS OF DEFAULT, EVENTS OF UNIT TERMINATION
            AND CASUALTY EVENTS...........................................  34

SECTION 12. INDEMNITIES...................................................  42

SECTION 13. LEASEHOLD INTERESTS...........................................  43

SECTION 14. PURCHASES.....................................................  43

SECTION 15. CHARACTER OF AMMONIA PROJECT..................................  43

SECTION 16. PERMITTED CONTESTS............................................  43

SECTION 17. SALE OR ASSIGNMENT BY OWNER...................................  44

SECTION 18. GENERAL CONDITIONS............................................  45

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY

                                                                DB DRAFT 3/26/96



SECTION 19. AGENT'S RIGHT TO PURCHASE.....................................  52


Exhibit A               The Lease Agreement
Exhibit B               Form of AFL Unit Leasing Record
Exhibit C               Form of Acquisition Certificate
Exhibit D               Form of Interim Advance
Exhibit E               Form of Certificate of Substantial Completion
Exhibit F               Form of Certificate of Increased Cost
Exhibit G               Unit FF&E Specifications
Exhibit H               Environmental Certificate
Exhibit I               Operating Agreement
Exhibit J               Description of the Ammonia Project
Exhibit K               Project Parcel
Exhibit L               Draft of Construction Agreements for Ammonia Project
Exhibit M-1             Electricity Supply Agreement
Exhibit M-2             Water Supply Agreement
Exhibit M-3             Form of Savonetta Pier User Agreement
Exhibit N               Description of OSHA Litigation
Exhibit O               Form of AIA Document G722


                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY



                              AGREEMENT FOR LEASE


                  Agreement for Lease dated as of March 27, 1996 (as the same may be amended, restated, modified or supplemented from time to time as permitted by and in accordance with the Operative Documents, this "Agreement"), between Nitrogen Leasing Company, Limited Partnership, a Delaware limited partnership ("Owner") and Arcadian Fertilizer, L.P., a Delaware limited partnership, individually and, to the extent provided for herein, as agent of Owner (in either such capacity, the "Agent").

                  WHEREAS, Owner may from time to time acquire either (i) a fee interest or (ii) a leasehold interest pursuant to a Ground Lease (hereinafter defined) in certain Unit Premises (hereinafter defined); and

                  WHEREAS, on or about the date of this Agreement, Owner and Agent propose to enter into a lease agreement (hereinafter defined), providing for the lease or sublease by Agent of certain Unit Improvements (hereinafter defined) which will be constructed and furnished on such Unit Premises pursuant to the terms of this Agreement; and

                  WHEREAS, Owner desires to appoint Agent to act as agent for Owner in connection with the selection of Owner's fee and/or leasehold interests in Unit Premises from time to time, and with the construction of Unit Improvements and the installation of Unit FF&E thereon, if any, and in connection with all matters related to such construction, and Agent wishes to accept such appointment.

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Agent hereby agree as follows:

                  SECTION 1. DEFINITIONS

                  1.1 Defined Terms. For the purposes of this Agreement each of the following terms shall have the meaning specified with respect thereto:

                  Accrued Default Obligations: Defined pursuant to paragraph (e) of subsection 11.2 hereof.

                  Acquisition Certificate: The written certification of Agent to be delivered to Owner in connection with the making of the Initial Advance hereunder, which contains the information and representations of Agent as required by Section 4 of this Agreement, and which is substantially in the form of Exhibit C hereto.

                  Affiliate: Defined pursuant to subsection 1.2 hereof.

                  AFL Unit Leasing Record: An instrument, substantially in the form of Exhibit B hereto, evidencing the lease of a Unit under the Lease.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY



                  Agreement: This Agreement for Lease, as the same may be amended, restated, modified or supplemented from time to time pursuant to and in compliance with the Operative Documents.

                  Ammonia Project: The Unit Premises located in the Republic of Trinidad and Tobago and described on Exhibit J hereto in which Owner will, subject to the provisions hereof, acquire a leasehold interest and the related Unit Improvements and Unit FF&E constituting the ammonia production plant which are to be located on or about such Unit Premises, as described in Exhibit J hereto.

                  Ancillary Facility Agreement: Any of the contracts entered into or to be entered into by Agent or an Affiliate of Agent and assigned to Owner which provide for the use of and access to storage tanks, loading and unloading facilities, pipelines and similar facilities and equipment necessary for the operation and maintenance of and access to the Ammonia Project as listed on Exhibits M-1 through M-3 hereto and the License Agreements relating to pipelines and similar facilities necessary for the operation and maintenance of the Ammonia Project.

                  Ancillary Facility Agreement Consents: Each Estoppel Certificate, Consent and Agreement relating to an Ancillary Facility Agreement entered into or to be entered into by the National Energy Corporation of Trinidad and Tobago Limited, the Trinidad and Tobago Electricity Commission and the Water and Sewage Authority of Trinidad and Tobago and the consent of ATAL and the Operator relating to the License Agreement.

                  ANL: Arcadian Nitrogen Limited, a Trinidad and Tobago private limited company.

                  Arcadian Corporation: Arcadian Corporation, a Delaware corporation and the general partner of Agent.

                  Assignee: Defined pursuant to subsection 1.2 hereof.

                  Assignment Agreement: Each agreement entered into or to be entered into between ANL and Owner, pursuant to which ANL's rights under an Ancillary Facility Agreement is assigned to Owner.

                  ATAL: Arcadian Trinidad Ammonia Limited, a Trinidad and Tobago private limited company.

                  ATAL Agreement: The Estoppel Certificate, Consent and Agreement relating to the Sublease entered into by ATAL.

                  Business Day: Defined pursuant to subsection 1.2 hereof.

                  Casualty Event: Any of the events specified in subsection 11.5 hereof.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY



                  Certificate of Increased Cost: The certificate delivered by Agent to Owner pursuant to Section 7 hereof in connection with a request for a Completion Advance, and which is substantially in the form of Exhibit F hereto.

                  Certificate of Substantial Completion: The certificate delivered by Agent to Owner pursuant to Section 6 hereof in connection with a request for a Final Advance, and which is substantially in the form of Exhibit E hereto.

                  Completion Advance: Any advance made by Owner upon satisfaction or waiver of the conditions set forth in Section 7 hereof.

                  Consent: Defined pursuant to subsection 1.2 hereof.

                  Construction Agreement: Each agreement between Owner and a General Contractor, providing for the construction of Unit Improvements, as the same may be amended, restated, modified or supplemented from time to time pursuant to and in compliance with the Operative Documents. A copy of the most recent draft of each Construction Agreement related to the Ammonia Project is attached as Exhibit L hereto.

                  Construction Agreement Surety: A guaranty in form and substance reasonably acceptable to Owner, of Dresser Industries, Inc. with respect to the General Contractor's obligations under the Construction Agreement, which guaranty shall be for the benefit of the Owner.

                  Construction Documents: The collective reference to the Construction Agreement(s), the Unit Plans, the Permits and all other agreements entered into by Agent or its Affiliate with respect to constructing, equipping, furnishing and decorating the Unit.

                  CRA Agreement: Defined pursuant to subsection 1.2 hereof.

                  Credit Agreement: Defined pursuant to subsection 1.2 hereof.

                  Designated Effective Date: Thirty (30) months from the date on which the Initial Advance is made by Owner to Agent pursuant to Section 4 hereof.

                  Effective Date: Defined pursuant to subsection 1.2 hereof.

                  Environmental Consultant: Pilko & Associates, Inc.

                  ERISA: Defined pursuant to subsection 1.2 hereof.

                  ERISA Event: Defined pursuant to subsection 1.2 hereof.

                  Event of Default: Any of the events constituting an Event of Default, as specified in subsection 11.1 hereof.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  Event of Unit Termination: Any of the events constituting an Event of Unit Termination, as specified in subsection 11.3 hereof.

                  Final Advance: Any advance made by Owner upon satisfaction or waiver of the conditions of Section 6 hereof.

                  Financing Costs: All interest costs (including, without limitation, interest at a default rate), other costs, fees and expenses incurred by or accrued to any date for the determination thereof for the account of Owner under a Credit Agreement, and all costs, fees and expenses incurred by or accrued for the account of Owner to such date in connection with obtaining equity financing, including return on equity capital and interest on overdue payments thereof.

                  Force Majeure Delay: Any delay caused by conditions beyond the control of Agent or any of its Affiliates (assuming that Agent and its Affiliates are in compliance with their obligations under the Operative Documents), including, without limitation, acts of God or the elements, fire, strikes, labor disputes, delays in delivery of material and disruption of shipping, which does not have the effect of extending the Unit Completion Date for the relevant Unit beyond two hundred and seventy (270) days in the aggregate.

                  Gas Contract: The gas contract or subcontract to be entered into by an Affiliate of Agent with respect to the supply of natural gas to the Ammonia Project.

                  General Contractor: Any contractor or contractors as may be engaged by Agent or its Affiliate from time to time for construction of Unit Improvements.

                  Governmental Action: Any action as defined in subsection 8.5 hereof.

                  Governmental Authority: Any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or agencies, courts or arbitral panels having jurisdiction over or application to any Unit Premises, Unit Improvements, Unit FF&E, Unit, Agent, any Affiliate of Agent or Owner.

                  Ground Lease: Each ground lease, including, without limitation, the Site Lease and the Sublease (each of which Site Lease and Sublease must be a Mortgageable Ground Lease) and each additional lease under which a leasehold interest in a Unit Premises is leased to Owner or is subleased to Agent or a Permitted Sublessee (as defined in the Lease).

                  Indebtedness: Defined pursuant to subsection 1.2 hereof.

                  Indemnified Person: Any Person as defined in Section 12 hereof.

                  Initial Advance: Any advance made by Owner upon satisfaction or waiver of the conditions set forth in Section 4 hereof.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY




                  Insurance Requirements: Defined pursuant to subsection 1.2 hereof.

                  Interim Advance: Any advance made by Owner upon satisfaction or waiver of the conditions set forth in Section 5 hereof.

                  Interim Advance Certificate: A certificate delivered by Agent to Owner pursuant to Section 5 hereof in connection with a request for an Interim Advance, and which is substantially in the form of Exhibit D hereto.

                  Lease: The Lease Agreement, dated as of the date hereof, by and between Owner, as lessor, and Agent, as lessee, as it may be amended, restated, modified or supplemented from time to time pursuant to, and in compliance with, the provisions of the Operative Documents, a copy of which is attached as Exhibit A hereto.

                  Legal Requirements: All laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law of Governmental Authorities, now or hereinafter enacted, made or issued, whether or not presently contemplated, including, without limitation, compliance with all requirements of labor laws and environmental statutes (including, without limitation, all environmental laws and statutes of the Republic of Trinidad and Tobago), compliance with which is required at any time from the date hereof through the term of this Agreement, whether or not such compliance shall require structural, unforeseen or extraordinary changes to any Unit or the operation, occupancy or use thereof, except any thereof promulgated by a Governmental Authority of the jurisdiction of organization of Owner with application exclusively to Owner.

                  License Agreements: Defined pursuant to subsection 1.2 hereof.

                  Lien: Defined pursuant to subsection 1.2 hereof.

                  Merrill Leasing: ML Leasing Equipment Corp., a Delaware corporation.

                  Merrill Lynch: Merrill Lynch & Co., Inc., a Delaware corporation.

                  Mortgageable Ground Lease: Defined pursuant to subsection 1.2 hereof.

                  Multiemployer Plan: Defined pursuant to subsection 1.2 hereof.

                  Multiple Employer Plan: Defined pursuant to subsection 1.2 hereof.

                  Note Agreement: Defined pursuant to subsection 1.2 hereof.

                  Operating Agreement: Defined pursuant to subsection 1.2 hereof.

                  Operative Documents: This Agreement, the Lease, the Construction Documents, the Project Documents, each Ground Lease, each Assignment Agreement, the

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





Ancillary Facility Agreement Consents, the ATAL Agreement and the Point Lisas Agreement.

                  Operator: Defined pursuant to subsection 1.2 hereof.

                  Owner: Nitrogen Leasing Company, Limited Partnership or any successor or successors to all of its rights and obligations as Owner hereunder.

                  Permits: All consents, licenses, building, and operating permits required for construction, completion, and operation of any Unit in accordance with all Legal Requirements affecting such Unit.

                  Permitted Contest: Defined pursuant to paragraph (a) of
Section 16 hereof.

                  Permitted Liens: Defined pursuant to subsection 1.2 hereof.

                  Person: Defined pursuant to subsection 1.2 hereof.

                  Plan: Defined pursuant to subsection 1.2 hereof.

                  Point Lisas: The Point Lisas Industrial Port Development Corporation.

                  Point Lisas Agreement: The Deed of Direct Covenant relating to the Site Lease entered into by Point Lisas.

                  Potential Default: Any event which, but for the lapse of time, or giving of notice, or both, would constitute an Event of Default.

                  Potential Event of Unit Termination: Any event which, but for the lapse of time, or giving of notice, or both, would constitute an Event of Unit Termination.

                  Project Documents: The Gas Contract, the Operating Agreement and each Ancillary Facility Agreement.

                  Project Parcel: The land, together with all required appurtenant easements thereto, which is necessary for the siting, construction and proper operation of the Ammonia Project as described on Exhibit K hereto.

                  Responsible Officer: The President, any Vice President or any Treasurer of the general partner of Agent, or any other officer or similar official of the general partner of Agent responsible for the administration of the obligations of Agent with respect to this Agreement.

                  Revolving Loan Facility: Defined pursuant to subsection 1.2 hereof.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  Site Lease: The Lease Agreement, dated as of July 26, 1982, between Point Lisas and ATAL, as the same may be amended, restated, modified or supplemented from time to time pursuant to and in compliance with the Operative Documents.

                  Sublease: The Sublease Agreement, dated as of the date hereof, between ATAL and Owner, as the same may be amended, restated, modified or supplemented from time to time pursuant to and in compliance with the Operative Documents.

                  Subsidiary: Defined pursuant to subsection 1.2 hereof.

                  Substantial Completion: With respect to any Unit, the satisfaction of all requirements of Section 6 hereof.

                  Surrender Date: Defined pursuant to paragraph (a) of subsection 11.4 hereof.

                  Taking: Any event which is described in paragraph (b) of subsection 11.5 hereof.

                  Unit: Any Unit Premises and any Unit Improvements thereon and related Unit FF&E, including without limitation the Ammonia Project.

                  Unit Acquisition Cost: With respect to any Unit the sum of (a) the aggregate amount of advances made pursuant to this Agreement with respect to the Unit and (b) all other costs of Owner (including costs incurred by Agent but reimbursed by Owner) with respect to the Unit (except costs which are not properly capitalized and costs for which Owner has been reimbursed or chooses, in lieu of capitalization hereunder, to be reimbursed by Agent, pursuant to the provisions of subsection 9.5 or Section 12 hereof) arising from the acquisition, construction, equipping, and financing (including, without limitation, Financing Costs and Owner's out-of-pocket expenses and fee obligations in connection therewith) prior to the lease of the Unit under the Lease, including all rent under any Ground Lease which is paid or prepaid by Owner. Unit Acquisition Cost shall be reflected in the applicable AFL Unit Leasing Record, as modified by any revised AFL Unit Leasing Record.

                  Unit Budget: The budget to be prepared by Agent and delivered to, and approved by, Owner prior to the Initial Advance with respect to any Unit, as amended from time to time, which budget shall set forth in general detail costs relating to such of the following as Agent deems to be appropriate:
(a) the installation of Unit FF&E, if any, thereon; (b) all costs, including, without limitation, the purchase price, survey and survey inspection charges, appraisal, architectural, engineering, environmental analysis, soil analysis and market analysis fees, title insurance premiums, brokerage commissions, transfer fees and taxes that are customarily the responsibility of the purchaser, closing adjustments for taxes, utilities and the like, escrow and closing fees, recording and filing fees, the legal fees of Owner and Agent, and all related costs and expenses incurred in acquiring and maintaining marketable fee or leasehold title to such Unit and in leasing or subleasing such

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





Unit to Agent; (c) the costs of completion of the Unit Improvements in conformity with the Unit Plans, the Construction Agreement or any contracts in replacement thereof, including without limitation, costs of site preparation, acquiring or granting easements necessary for completion of the Unit Improvements, making utility connections, demolition, streets, parking areas, landscaping, development, off-site improvements, design and related construction of the Unit Improvements and related facilities and the costs of necessary studies, surveys, plans and permits, insurance and examination and incidental costs and expenses related thereto incurred in acquiring and maintaining marketable fee or leasehold title to such Unit and in leasing or subleasing such Unit and Unit FF&E to Agent; (d) the costs of architects', attorneys', engineers' and other professionals' fees and disbursements, in connection with the development, planning, renovation, construction, start-up, testing and construction financing of the Unit Improvements, including, without limitation, the fees and disbursements of Owner's counsel in connection with this Agreement and the duties of Owner hereunder, the Construction Agreement, and in all other matters involving or reasonably related to this transaction; (e) costs of all charges and assessments for the construction, improvement, maintenance, repair and restoration of streets, roads, walks, sewer, gas, electrical, telephone and water lines and other improvements levied upon the Unit until the Effective Date; (f) the costs of all insurance, real estate, property and excise tax assessments, sales and use taxes on materials used in construction, and other operating and carrying costs paid, accrued, or levied upon the Unit or Owner in connection with the Unit during the period from acquisition of the Unit Premises until the Effective Date for such Unit; (g) costs of Agent's project representatives (inspectors, consultants, etc.) incurred in its capacity as agent for Owner; (h) a contingency amount of up to an additional twenty percent (20%) of the aggregate of all such projected expenditures, which shall include Financing Costs and otherwise shall be allocated to unexpected increases in the costs associated with such Unit; and (i) any and all other costs arising from or in connection with the construction period for such Unit Improvements and until the Effective Date for such Unit. The Unit Budget with respect to the Ammonia Project shall not exceed $285,000,000.

                  Unit Completion Date: With respect to the Ammonia Project, thirty-six (36) months from the date on which the Initial Advance is made by Owner to Agent pursuant to Section 4 hereof plus any Force Majeure Delay, and with respect to any other Unit, as agreed to in writing among Agent, Owner and any Assignee.

                  Unit FF&E: The specific items of furniture, fixtures and equipment, if any, from the Unit FF&E Specifications which are installed or (if such items have been acquired by Owner for installation) to be installed in a particular Unit Improvement and for which advances are made by Owner hereunder.

                  Unit FF&E Specifications: The list of furniture, fixtures and equipment to be installed with the proceeds of advances hereunder in a particular Unit Improvement, a copy of which with respect to the Ammonia Project is attached as Exhibit G hereto.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  Unit Improvements: The improvements to be constructed on an individual Unit Premises in accordance with the Unit Plans for the Unit Improvements to be built on such Unit Premises.

                  Unit Plans: The plans and specifications for the construction and operating characteristics of any Unit Improvements, including, without limitation, installation of curbs, sidewalks, gutters, landscaping, utility connections (whether on or off the Unit Premises) and all fixtures necessary for construction, operation and occupancy of the Unit and certain equipment to be used in connection therewith, prepared or to be prepared by an architect and Agent and approved by Owner, including such amendments, modifications and supplements thereto as may from time to time be made by Agent; provided that any subsequent material deviation from the Unit Plans selected for the Unit shall be made only with Owner's prior consent, which consent shall not be unreasonably withheld or delayed.

                  Unit Premises: Each individual parcel of land, in which either a fee interest or a leasehold interest has been acquired by Owner for the construction of Unit Improvements thereon, including without limitation the Project Parcel.

                  Withdrawal Liability: Defined pursuant to subsection 1.2 hereof.

                  1.2 Other Definitional Provisions.

                  (a) For purposes of this Agreement, the terms "Affiliate", "Assignee", "Business Day", "Consent", "CRA Agreement", "Credit Agreement", "Effective Date", "ERISA", "ERISA Event", "Indebtedness", "Insurance Requirements", "License Agreements", "Lien", "Mortgageable Ground Lease", "Multiemployer Plan", "Multiple Employer Plan", "Note Agreement", "Operating Agreement", "Operator", "Permitted Liens", "Person", "Plan", "Revolving Loan Facility", "Subsidiary" and "Withdrawal Liability" shall have the meanings set forth opposite those terms in the Lease, except that, for purposes of this Agreement, the terms "the Lessor", "the Lessee" and "this Lease" if used in those definitions in the Lease shall be deemed to be the terms "Owner", "Agent" and "this Agreement", respectively, and if used in those definitions in the Lease, each of the terms "Parcel", "Parcel of Property" and "Property" shall be deemed to be the phrase "Unit Premises and related Unit Improvements" and each of the terms "Unit of Equipment" and "Unit", shall be deemed to be an item of "Unit FF&E".

                  (b) All terms defined in this Agreement shall have their defined meanings when used in any certificate or other document made or delivered pursuant hereto.

                  (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, paragraph, schedule and exhibit references are to this Agreement unless otherwise specified.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  SECTION 2. APPOINTMENT OF AGENT

                  2.1 Appointment and Duties of Agent. Subject to the terms hereof, including, without limitation, the requirements of Section 4 hereof, Owner hereby appoints Agent as its agent for the design, construction, equipping, and installation of the Ammonia Project on the Project Parcel in accordance with the Unit Plans and Unit Budget and, to the extent identified in Exhibit G hereto, Unit FF&E with respect thereto and Agent hereby accepts such appointment. By written agreement, Owner may appoint Agent as its agent in respect of additional Unit Premises and Unit Improvements. Unit Improvements must be of a type permitted to be leased under the Lease, as set forth in Exhibit A to the Lease. Agent agrees to contract for, supervise and achieve the good, workmanlike and timely completion of the Unit Improvements and installation of Unit FF&E on each Unit Premises in accordance with the Unit Budget and in all material respects in accordance with the Unit Plans, suitable for its intended use. Owner and Agent agree that any obligation of Agent herewith may be performed by an Affiliate of Agent; provided that Agent shall in no event be relieved of any of its obligations under this Agreement by virtue of any such performance. Upon request of Agent, Owner agrees to deliver to Agent a separate executed power or attorney confirmatory of the power granted herein in form suitable for recording. Owner and Agent agree that Agent shall be responsible for the supervision of all matters relating to any Construction Agreement; provided that, with respect to any Construction Agreement relating to the Ammonia Project, all obligations of Owner under such Construction Agreement shall be performed by ANL; provided, however, that Agent shall not be relieved of any of its obligations hereunder.

                  2.2 Cost and Completion of a Unit. Owner and Agent agree that
(a) Unit Acquisition Cost shall be no more than $285,000,000 with respect to the Ammonia Project and such amount as Agent, Owner and any Assignee agree in writing with respect to any other Unit. Agent agrees to effect Substantial Completion of any Unit Improvements on or before the applicable Unit Completion Date. After receiving the Initial Advance with respect to a Unit, Agent may from time to time amend, modify or supplement the Unit Plans, Unit Budget or Unit FF&E Specifications relating thereto; provided, that no such amendment, modification or supplement shall increase the Unit Budget to an amount in excess of the maximum cost for acquisition set forth in the first sentence of this subsection 2.2 or result in the Unit not being completed on or prior to its Unit Completion Date in all material respects in accordance with the Unit Plans. Agent shall promptly deliver to Owner and any Assignee any such amended, modified or supplemented Unit Plans, Unit Budget or Unit FF&E Specifications.

                  2.3 Lease of a Unit.

                  (a) Upon Substantial Completion of any Unit Agent will deliver to Owner the Certificate of Substantial Completion in the form of Exhibit E hereto with respect to such Unit (including, without limitation, the AFL Unit Leasing Record), and Agent shall request the Final Advance with respect to such Unit. If the conditions set forth in Section 6 hereof have been satisfied in the reasonable judgment of Owner, Owner,

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





within five (5) Business Days of receipt of the Certificate of Substantial Completion, a fully completed AFL Unit Leasing Record executed by Agent and the other documents required in Section 6 hereof, shall execute and deliver to Agent such AFL Unit Leasing Record. Except as provided below, the Final Advance shall be made by Owner on the date of execution by Owner of the AFL Unit Leasing Record. If Substantial Completion of the Unit will not be effected on or before the Designated Effective Date with respect to the Unit, Agent shall prepare and execute an AFL Unit Leasing Record with respect to the Unit and deliver it to Owner, at least five (5) days prior to the Designated Effective Date. Owner shall execute and deliver to Agent the AFL Unit Leasing Record by the Designated Effective Date, and Owner's obligation to make further advances, other than a Completion Advance, with respect to the Unit under this Agreement shall terminate on the Designated Effective Date. Agent may request and receive on the Designated Effective Date an advance pursuant to Section 5, provided all conditions to such advance under Section 5 are met. Such AFL Unit Leasing Record shall have an Effective Date as of the date of the Designated Effective Date. Execution and delivery by Agent of the AFL Unit Leasing Record shall constitute
(i) acknowledgment and representation by Agent that each Unit included therein (taking into account its then current state of construction) is in good condition, conforms in all material respects to the Unit Plans and has been accepted for lease under the Lease by Agent as of the Effective Date of the AFL Unit Leasing Record, (ii) acknowledgment by Agent that each such Unit is subject to all of the covenants, terms and conditions of the Lease, and (iii) certification by Agent that the representations and warranties contained in
Section 2 of the Lease are true and correct in all material respects on and as of the Effective Date of the AFL Unit Leasing Record as though made on and as of such date and that there exists on such date no (1) Event of Default or, with respect to such Unit, Event of Unit Termination or Casualty Event under this Agreement or Event of Default (as defined in the Lease) or (2) Potential Default or, with respect to such Unit, Potential Event of Unit Termination under this Agreement or Potential Default (as defined in the Lease). Upon execution and delivery of an AFL Unit Leasing Record by Owner, such Unit shall become a Parcel of Property (as defined in the Lease).

                  (b) Notwithstanding the foregoing, but subject to the terms of subsection 3.1 hereof, Agent may, by delivering to Owner a Certificate of Increased Cost (in the form of Exhibit F hereto), at any time up to six (6) months after the date on which the Final Advance has been made with respect to a Unit or, if no Final Advance was made prior to the Designated Effective Date, at any time prior to the Unit Completion Date, request a Completion Advance in order to pay to Agent construction costs that were not the subject of any previous advance. Owner, within five (5) Business Days of receipt and upon Owner's approval of a request for the Completion Advance and the Certificate of Increased Cost, shall execute and deliver to Agent a revised AFL Unit Leasing Record for such Unit reflecting such increased cost, and Agent, within five (5) Business Days of receipt of such revised AFL Unit Leasing Record, shall sign the revised AFL Unit Leasing Record and return it to Owner. If no Final Advance was made on or prior to the Designated Effective Date, at the time Agent returns the executed revised AFL Unit Leasing Record (which shall occur on a date on or prior to the Unit Completion Date for such Unit), it shall also deliver the documents required by Section 6 hereof as if a Final Advance was being made at such time. The Completion Advance shall be made by

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





Owner upon receipt of the revised AFL Unit Leasing Record signed by Agent and, if applicable, the documentation required by the previous sentence. Execution and delivery by Agent of the revised AFL Unit Leasing Record shall constitute
(i) acknowledgment and representation by Agent that each Unit included therein is in good condition, conforms in all material respects to the Unit Plans and has been accepted for lease under the Lease by Agent as of the Effective Date of the AFL Unit Leasing Record, (ii) acknowledgment by Agent that each such Unit is subject to all of the covenants, terms and conditions of the Lease, and (iii) certification by Agent that the representations and warranties contained in
Section 2 of the Lease are true and correct in all material respects on and as of the Effective Date of the revised AFL Unit Leasing Record as though made on and as of such date and that there exists on such date no (1) Event of Default or, with respect to such Unit, Event of Unit Termination or Casualty Event under this Agreement or Event of Default (as defined in the Lease) or (2) Potential Default or, with respect to such Unit, Potential Event of Unit Termination under this Agreement or Potential Default (as defined in the Lease).

                  2.4 Powers of Agent. Agent shall have the right to act for and on behalf of Owner with full and complete authority to appear before each applicable Governmental Authority to resolve issues related to the platting, zoning and use of the Unit Premises, to obtain all Permits, to grant and obtain easements for the benefit of any Unit Premises or which are reasonably deemed necessary by Agent for the installation or operation of the Ammonia Project (provided that no such action shall contravene any provision of any Ground Lease) in all material respects in accordance with the Unit Plans, appoint, employ and deal with the architects, engineers, consultants and contractors, purchase and arrange for delivery of all materials, supplies, furniture, fixtures, and equipment, and to approve all related vouchers, invoices and statements. Notwithstanding the foregoing, Owner agrees to execute directly any and all such documents which Governmental Authorities do not permit to be exercised pursuant to a power of attorney or as Agent may reasonably deem to be necessary to effect the purposes of this Agreement. No payment shall be made for any property or services of such architects, engineers, consultants, or contractors relating to the acquisition, construction and equipping of any Unit without the prior approval of Agent, and each amount so approved and paid shall be in accordance with the Unit Budget, and shall be part of the Unit Acquisition Cost of such Unit. If Agent has unreasonably delayed or withheld giving the approvals required to make such payments, Owner may make payments to any architects, engineers, consultants, contractors, vendors or suppliers which are properly due and payable in accordance with the contracts with said parties, and any such payment so made shall be and become a part of the Unit Acquisition Cost of the Unit; provided, however, that Owner shall not make any such payment if it is subject to a Permitted Contest.

                  SECTION 3. ADVANCES

                  3.1 Agreement to Make Advances. Subject to the conditions and upon the terms herein provided, including, without limitation, that the Unit Budget not be exceeded, Owner agrees to make available to Agent advances from time to time for each Unit up to an aggregate principal amount for such Unit determined in accordance with the

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





Unit Budget for such Unit and not in excess of the maximum amount per Unit set forth in subsection 2.2 hereof. Subject to the terms of this Agreement, Owner agrees to make (a) an Initial Advance with respect to a Unit in accordance with
Section 4 of this Agreement, (b) Interim Advances from time to time in accordance with Section 5 of this Agreement, (c) a Final Advance in accordance with Section 6 of this Agreement and (d) a Completion Advance in accordance with
Section 7 of this Agreement.

                  3.2 Procedure for Advances. Agent shall give Owner notice in accordance with Sections 4, 5, 6 and 7 hereof of its irrevocable request for an advance pursuant to this Agreement, specifying a Business Day on which such advance is to be made and the amount of the advance. Not later than 11:00 a.m. New York time on the date for the advance specified in such notice, provided all conditions to that advance have been satisfied, Owner shall provide to Agent, or to such other party as may be designated by Agent, in immediately available funds, the amount of the advance then requested.

                  3.3 Determination of Amounts of Advances.

                  (a) Initial Advance. The amount of the Initial Advance with respect to a Unit shall be made within the limits of the Unit Budget and in accordance with the Acquisition Certificate, and shall be sufficient to pay in full all components of Unit Acquisition Cost paid or incurred to the date thereof including acquisition and closing costs of the respective Unit including, without limitation, the purchase price, survey and survey inspection charges, recording and filing fees, brokerage commissions, appraisal, architectural, engineering, environmental analysis, soil analysis and market analysis fees, transfer fees and taxes that are customarily the responsibility of the purchaser, title insurance premiums, closing adjustments for taxes, utilities, and the like, escrow fees, if any, construction materials and existing structures, and the legal fees of Owner and Agent. All such costs for which the Initial Advance is requested shall be set forth in the Unit Budget attached to the Acquisition Certificate, and in the request for the Initial Advance.

                  (b) Interim Advances. Disbursements for the payment of or the reimbursement of Agent for components of Unit Acquisition Cost for a Unit shall be made upon the request of Agent from time to time, based upon the certifications of Agent contained in an Interim Advance Certificate. Owner shall have no obligation to make Interim Advances more often than once every seven (7) days.

                  (c) Final Advance. The amount of the Final Advance shall be made within the limits of the Unit Budget and in accordance with the Certificate of Substantial Completion, and shall be sufficient, subject to the provisions of paragraph (d) of this subsection 3.3, the payment of or the reimbursement of Agent for components of Unit Acquisition Cost in connection with Substantial Completion of the Unit, free of all Liens other than Permitted Liens. Owner shall have no obligation to make the Final Advance unless Owner is satisfied that all such costs as set forth in the Unit Budget, the Certificate of Substantial Completion, and the request for the Final Advance have been actually incurred, or in the case of punch list items will be incurred, in construction and equipping

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





of the Unit, free of all Liens, except for Permitted Liens and shall not cause the Unit Acquisition Cost of the Unit to exceed the Unit Budget.

                  (d) Completion Advance. The amount of the Completion Advance shall be made in accordance with and shall not exceed the amount set forth in the Certificate of Increased Cost, shall not cause the Unit Acquisition Cost of the Unit to exceed the Unit Budget, and shall be sufficient for payment in full of all costs that are properly capitalizable and that were not the subject of any previous advance with respect to such Unit. Owner shall have no obligation to make the Completion Advance unless Owner is satisfied that all such costs were reasonably estimated in the Unit Budget and are adequately set forth in the Certificate of Increased Cost and will be sufficient for payment in full of all costs with respect to such Unit.

                  3.4 Partial Advances. If any or all conditions precedent to any advance have not been satisfied on the applicable date for a requested advance, Owner, in its sole discretion, and with the consent of Assignee may, but shall have no obligation to, disburse a part of the requested advance.

                  SECTION 4. CONDITIONS PRECEDENT TO THE INITIAL ADVANCE WITH RESPECT TO A UNIT

                  Owner's obligation to make the Initial Advance with respect to a Unit shall be subject both to the satisfaction of the conditions set forth in this Section 4 and to the receipt by Owner and any Assignee of the documents set forth in this Section 4, in each case in form and substance reasonably satisfactory to Owner and any Assignee. Owner and any Assignee shall have at least five (5) Business Days to review the Acquisition Certificate and its attachments prior to making any Initial Advance.

                  The following are the documents to be received by Owner and the conditions to be satisfied:

                  (a) Lease. With respect to the first advance only under this Agreement, a fully executed copy of the Lease.

                  (b) Acquisition Certificate. A duly executed copy of the Acquisition Certificate the statements in which shall be true.

                  (c) Warranty Deed. Where fee title is being acquired by Owner, a photocopy of the executed purchase and sale agreement and the warranty deed to be executed and delivered at the closing of the acquisition of Owner's fee interest in such Unit Premises, conveying marketable title to Owner, free of all Liens other than Permitted Liens. For purposes of the Initial Advance, Permitted Liens shall not include any mechanics' liens or materialmen's liens, or any taxes, assessments, governmental charges or levies, except to the extent that such taxes, assessments,

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





         governmental charges or levies are due and payable but not yet delinquent, and have been properly apportioned with the seller at closing.

                  (d) Memorandum of Lease Agreement. Except with respect to the Ammonia Project, two original counterparts of a memorandum of lease agreement in the appropriate form for recording in the jurisdiction in which the Unit Premises is located, executed by Agent, as lessee, and otherwise reasonably acceptable to Owner and Assignee.

                  (e) Ground Lease. Where a leasehold interest is being acquired by Owner, a true and complete copy of the Site Lease, the Sublease and each other Ground Lease, including a true and complete copy of the legal description of the Unit Premises, executed or intended to be executed and delivered at the closing of the acquisition of Owner's leasehold interest, in a form approved by Owner, and complying in all respects with this Agreement and with Section 28 of the Lease, and not subject to any Liens other than Permitted Liens, along with a memorandum of ground lease in statutory recordable form and any necessary estoppel certificates, recognition and attornment agreements, confirmations, and subordinations required by Owner's and any Assignee's counsel regarding the Ground Lease. For purposes of the Initial Advance, Permitted Liens shall not include any taxes, assessments, governmental charges or levies, except to the extent that such taxes, assessments, governmental charges or levies are due and payable but not yet delinquent.

                  (f) Taxes. Certification by Agent that all past and current taxes and assessments (excluding those which are due and payable but not yet delinquent) applicable in respect of the acquisition of the Unit or any component thereof by Owner, its leasing to Agent, or otherwise in connection with the transactions contemplated hereby, and in respect of the Unit Premises have been paid in full.

                  (g) Title Information. A copy of the underlying documents of record affecting fee title to the Unit Premises from the appropriate Governmental Authority, or such other evidence in respect of title as Owner may reasonably request.

                  (h) Survey. A current survey or an update of an existing survey of the Unit Premises prepared by a licensed public land surveyor, and dated a date within one hundred eighty (180) days prior to the date of the Initial Advance.

                  (i) Availability of Access Rights and Utilities. Certification by Agent that all easements, licenses, rights of way, access rights and utility services and facilities (including, without limitation, gas, electrical, water and sewage services and facilities) (i) which are necessary and required during the construction period have been completed or will be available in such a manner as to assure Owner that construction will not be impeded by a lack thereof and (ii) which are necessary for the occupancy of the Unit and the installation of the Unit Improvements thereon

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





         and for the completion and operation of the Unit in accordance with the Unit Plans are or will be completed in such a manner and at such a time as will assure the completion and operation of the Unit on or before the Unit Completion Date.

                  (j) Permits. Certification by Agent that all Permits and governmental approvals required for the construction of the Unit Improvements (other than the governmental approval of the Town and Country Planning Authority of the Republic of Trinidad and Tobago, which approval will be obtained prior to completion of construction of the Ammonia Project) have been or will be issued or obtained in such a manner as to assure Owner that construction will not be impeded by a lack thereof and all such Permits and governmental approvals required therefor which have been issued or obtained are in full force and effect.

                  (k) Opinions of Counsel for Agent. An opinion of Dewey Ballantine, counsel for Agent, in form and substance reasonably satisfactory to Owner and Assignee, an opinion of counsel for Agent licensed in the Republic of Trinidad and Tobago, in form and substance reasonably satisfactory to Owner and Assignee.

                  (l) Construction Agreements. A fully executed and complete copy of each Construction Agreement or, if each such Construction Agreement has not been executed on such date, a copy of the letter agreement, dated February 16, 1996 between Owner and The M.W. Kellogg Company with respect to construction of the Ammonia Project, a copy of the interim work scope set forth in the four "Schedule A" books dated January, 1996, and a copy of the letter agreement dated March 14, 1996, between The M.W. Kellogg Company and Owner with respect to the anticipated cost and construction period with respect to the completion of the Ammonia Project.

                  (m) Consent and Acknowledgement Documentation. Fully executed originals of the Point Lisas Agreement, the ATAL Agreement and the Ancillary Facility Agreement Consents (other than the Ancillary Facility Consent of the National Energy Corporation of Trinidad and Tobago Limited).

                  (n) Unit Plans. A copy of the Unit Plans satisfactory to Owner and Assignee.

                  (o) Unit Budget. A copy of the Unit Budget and certification by Agent that such Unit Budget is (i) true, complete and correct, (ii) accurately representative at the time of delivery of all expected costs to Owner of the Unit and (iii) within the dollar limits set forth in the first sentence of subsection 2.2 hereof.

                  (p) Certificates of Insurance. Certificates of insurance or other evidence reasonably acceptable to Owner certifying that the insurance then carried or maintained on the Unit required by subsection
         9.3 hereof complies with the terms of such subsection.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  (q) Request for Advance. A duly executed AIA Document G722 (or substantially similar document), stating the total amount of the Initial Advance requested, the date on which the advance is to be made, the name, address and, if applicable, the escrow reference number of the escrow or closing agent or party to whom the Initial Advance is to be tendered, wiring instructions and an itemization of the various costs constituting the amount of the Initial Advance in such detail as will be necessary to provide disbursement instructions to the escrow or closing agent, including, specifically, an accounting of all expenditures for costs shown on the Unit Budget for which payment or reimbursement is being requested with respect to the Unit. A form of AIA Document G722 is attached hereto as Exhibit O.

                  (r) Environmental Certificate and Report. An environmental certificate in the form of Exhibit H hereto, duly executed by the general partner of Agent, and an environmental report satisfactory to Owner and any Assignee in all respects, prepared by the Environmental Consultant. If Owner or Assignee shall reasonably require additional assurance as to any matter or matters contained or not adequately addressed in such environmental report, Owner or Assignee may require that further investigation be conducted and a supplemental or additional environmental report with respect to such matter or matters, satisfactory to Owner and Assignee in all respects, be delivered.

                  (s) Use of Proceeds, No Liens and Representations of Agent.
         (i) All costs and expenses which are the subject of the Initial Advance requested have been paid in full or will be paid in full out of the proceeds of the Initial Advance, (ii) there are no Liens on the Unit of which Agent has knowledge that are not Permitted Liens, (iii) all representations and warranties made in this Agreement, in the Lease and in connection with the Initial Advance, are and remain true and correct in all material respects on and as of the date of the Initial Advance (except to the extent such representations and warranties expressly relate specifically to an earlier date) and (iv) no Event of Default, Potential Default or, with respect to the Unit for which the Initial Advance is requested, Casualty Event, Event of Unit Termination or Potential Event of Unit Termination, under this Agreement has occurred and is continuing on the date such Initial Advance is to be made or by reason of giving effect to such Initial Advance.

                  (t) Project Documents. With respect to the Ammonia Project, copies of each Project Document.

                  (u) Appraisal. With respect to the Ammonia Project, an appraisal prepared by Arthur Andersen & Co., which appraisal shall include (i) a "value in use" fair market valuation of at least $285,000,000 as of the date of Substantial Completion of the Ammonia Project and (ii) a "value in use" fair market valuation of the Ammonia Project of at least $199,500,000 as at March 31, 2003.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  (v) Assignment Agreement. With respect to the Ammonia Project, an executed Assignment Agreement with respect to the Ancillary Facility Agreements (other than an Assignment Agreement relating to the Savonetta Pier User Agreement) and the License Agreements.

                  (w) Unit FF&E Specifications. A true and complete copy of the Unit FF&E Specifications with respect to the Unit.

                  SECTION 5. CONDITIONS PRECEDENT TO OWNER'S OBLIGATION TO MAKE
                             INTERIM ADVANCES AFTER THE INITIAL ADVANCE WITH RESPECT TO A UNIT

                  Owner's obligation to make any Interim Advance with respect to a Unit after the Initial Advance with respect to such Unit shall be subject to the satisfaction of the conditions set forth in this Section 5 and to the receipt by Owner and any Assignee of the documents set forth in this Section 5, in each case in form and substance reasonably satisfactory to Owner and any Assignee. Owner and any Assignee shall have at least five (5) Business Days to review the Interim Advance Certificate and its attachments prior to making any Interim Advance.

                  The following are the documents to be received by Owner and any Assignee and the conditions to be satisfied:

                  (a) Interim Advance Certificate. A duly executed Interim Advance Certificate the statements in which shall be true.

                  (b) Continuing Representations of Agent. All representations and warranties made in this Agreement, in the Lease, and in connection with the Interim Advance, are and remain true and correct in all material respects on and as of the date of the Interim Advance as if made on and as of the date of the Interim Advance (except to the extent such representations and warranties expressly relate specifically to an earlier date) and no Event of Default, Potential Default or, with respect to the Unit for which such Interim Advance is requested, Casualty Event, Event of Unit Termination or Potential Event of Unit Termination, under this Agreement has occurred and is continuing on the date such Interim Advance is to be made or by reason of giving effect to such Interim Advance.

                  (c) Construction Progress. If reasonably requested in writing by Owner or any Assignee at least three (3) Business Days prior to the making of an Interim Advance, Owner shall have received and approved
         (i) an inspection report from an independent party satisfactory to Owner or any Assignee, if any, covering conformity of the work to the Unit Plans, quality of work completed, percentage of work completed and
         (ii) true copies of unpaid invoices, receipted bills and Lien waivers, and such other reasonably available supporting information as Owner or any Assignee may reasonably request.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  (d) Evidence of Compliance. Agent shall furnish Owner and any Assignee with such additional or updated documents, reports, certificates, affidavits and other information, in form and substance reasonably satisfactory to Owner and any Assignee in its reasonable judgment, as Owner and any Assignee may reasonably require to evidence compliance by Agent with all of the provisions of this Agreement.

                  (e) Request for Advance. A duly executed AIA Document G722 (or a substantially similar document), stating the total amount of the Interim Advance requested, the date on which such Interim Advance is to be made, and a specific breakdown of items and costs for which the Interim Advance is being made.

                  (f) No Other Security Interests. All materials and fixtures incorporated in the construction of the Unit Improvements have been purchased so that title thereto or a leasehold interest therein, as the case may be, shall have vested in Owner immediately upon delivery thereof to the Unit Premises, except for Permitted Liens, and Agent shall have produced and furnished, if requested in writing by Owner at least three (3) Business Days prior to the making of an Interim Advance, the contracts, bills of sale, statements, receipted vouchers, or other documents under which title thereto or a leasehold interest therein is claimed; provided that, if Agent does not have any documents under which title thereto or a leasehold interest thereon is claimed, upon Owner's request, Agent shall use commercially reasonable efforts to obtain such documents.

                  (g) Statement of Expenditures. If requested in writing by Owner, Agent or any General Contractor shall supply Owner with a statement setting forth the names, addresses and amounts due or to become due as well as the amounts previously paid to every contractor, subcontractor or Person furnishing materials, performing labor or entering into the construction of any part of the Unit Improvements.

                  (h) Construction Agreements. If not previously delivered to Owner, a fully executed and complete copy of any Construction Agreement in effect on such date.

                  SECTION 6. CONDITIONS PRECEDENT TO THE FINAL ADVANCE
                             WITH RESPECT TO A UNIT

                  Owner's obligation to make the Final Advance with respect to a Unit shall be subject to the satisfaction of the conditions set forth in this
Section 6 and to the receipt by Owner and any Assignee of the documents set forth in this Section 6, in each case in form and substance reasonably satisfactory to Owner and any Assignee. When all of the conditions set forth in this Section 6 shall have been satisfied to the reasonable satisfaction of Owner and any Assignee, Substantial Completion of a Unit shall be deemed to occur. Owner and any Assignee shall have at least five (5) Business Days to review the Certificate of Substantial Completion and its attachments prior to making a Final Advance.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY






                  The following are the documents to be received by Owner and any Assignee and the conditions to be satisfied:

                  (a) Certificate of Substantial Completion. A duly executed Certificate of Substantial Completion the statements in which shall be true.

                  (b) Construction and Equipping of the Unit. The Unit Improvements (including all interior finish work, but exclusive of punch list items) have been completed within the Unit Budget and in all material respects in accordance with the Unit Plans and are accepted by Agent.

                  (c) Permits. All Permits and governmental approvals with respect to the Unit shall have been issued or obtained and shall be in full force and effect.

                  (d) Liens. The Unit, including interior finish work, has been completed as contemplated in paragraph (c) above, free of all Liens, except for Permitted Liens (all of which are to be itemized as to the nature, amount, claimant and status), and there are no current Permitted Contests with respect to the Unit (or, if any, the nature, amount, claimant and status thereof).

                  (e) Final Survey. A final survey showing the completed Unit Improvements, all easements on the Unit Premises, and indicating the location of access to the Unit Premises and all utility and water easements directly affecting the Unit Premises.

                  (f) Utilities. Connection has been made to all appropriate utility facilities and the Unit Improvements are ready for occupancy and operation.

                  (g) Continuing Representations of Agent. All representations and warranties made in this Agreement, in the Lease, and in connection with the Final Advance are to remain true and correct in all material respects on and as of the date of the Final Advance (except to the extent such representations and warranties expressly relate specifically to an earlier date) as if made on and as of the date of the Final Advance and no Event of Default, Potential Default or, with respect to the Unit for which the Final Advance is requested, Casualty Event, Event of Unit Termination or Potential Event of Unit Termination, under this Agreement has occurred and is continuing on the date such Final Advance is to be made or by reason of giving effect to such Final Advance.

                  (h) AFL Unit Leasing Record. An AFL Unit Leasing Record prepared and duly executed by Agent. All Unit Premises and Unit Improvements included in the Ammonia Project shall be included on one
         (1) AFL Unit Leasing Record.

                  (i) Request for Advance. A duly executed AIA Document G722 (or a substantially similar document), stating the total amount of the Final Advance

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





         requested, the date on which such advance is to be made, wiring instructions and a specific breakdown of items and costs for which the Final Advance is to be made.

                  SECTION 7. CONDITIONS PRECEDENT TO THE COMPLETION
                             ADVANCE WITH RESPECT TO A UNIT

                  Owner's obligation to make the Completion Advance with respect to a Unit shall be subject to the satisfaction of the conditions set forth in this Section 7 and to the receipt by Owner and any Assignee of the documents set forth in this Section 7, in each case in form and substance reasonably satisfactory to Owner and Assignee. The amount of the Completion Advance shall not cause the Unit Acquisition Cost of a Unit to exceed the Unit Budget. The proceeds of the Completion Advance shall be used to pay in full all costs relating to completion of such Unit for which Agent has received invoices subsequent to such Effective Date. Owner and any Assignee shall have at least five (5) Business Days to review the Certificate of Increased Cost and its attachments prior to making the Completion Advance.

                  The following are the documents to be received by Owner and any Assignee and the conditions to be satisfied:

                  (a) Certificate of Increased Cost. A duly executed Certificate of Increased Cost the statements in which shall be true.

                  (b) Continuing Representations of Agent. All representations and warranties made in this Agreement, in the Lease, and in connection with the Completion Advance are and remain true and correct in all material respects on and as of the date of the Completion Advance (except to the extent such representations and warranties expressly relate specifically to an earlier date) as if made on and as of the date of the Completion Advance and no Event of Default, Potential Default or, with respect to the Unit for which the Completion Advance is requested, Casualty Event, Event of Unit Termination or Potential Event of Unit Termination under this Agreement has occurred and is continuing on the date such Completion Advance is to be made or by reason of giving effect to such Completion Advance.

                  (c) Request for Advance. A duly executed AIA Document G722 (or a substantially similar document), stating the total amount of the Completion Advance requested, the date on which such advance is to be made, wiring instructions and a specific breakdown of items and costs for which the Completion Advance is to be made.

                  (d) Revised AFL Unit Leasing Record. A revised AFL Unit Leasing Record prepared by Agent pursuant to subsection 2.3(b) hereof.

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  SECTION 8. REPRESENTATIONS AND WARRANTIES OF AGENT

                  Agent represents and warrants to Owner now and on the date of each advance that:

                  8.1 Partnership Matters. Agent (i) has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, (ii) has full power, authority and legal right to own and operate its properties and to conduct its business as presently conducted and to execute, deliver and perform its obligations under this Agreement and any other Operative Document to which it is or is to be a party and to consummate the transactions contemplated hereby and by the other Operative Documents and (iii) to the best of its knowledge after due inquiry, is duly qualified to do business as a foreign limited partnership in good standing in each jurisdiction in which its ownership or leasing of properties or the conduct of its business or the consummation of the transactions contemplated hereby and by the other Operative Documents requires such qualification, except where the failure to so qualify would not materially impair the ability of Agent to perform its obligations hereunder or under the other Operative Documents. The sole general partner of Agent is Arcadian Corporation.

                  8.2 Power and Authority. The consummation by Agent of the transactions contemplated by the Operative Documents and the execution, delivery of and performance and observance by Agent of its obligations under this Agreement and the other Operative Documents to which it is or is to be a party have been duly authorized by all necessary action on the part of the partners of Agent. None of the execution, delivery and performance by Agent of this Agreement or any other Operative Document to which Agent is or is to be a party will result in any violation of any term of the certificate of limited partnership or the partnership agreement of Agent, or require the approval or consent of any limited partner or general partner of Agent except such as have been obtained prior to the date hereof and will not conflict with or result in a breach in any material respect of any terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than a Permitted Lien) upon any property or assets of Agent under, any indenture, mortgage or other agreement or instrument to which Agent is a party or by which it or any of its property is bound, or any existing applicable law, rule, regulation, license, judgment, order or decree of any Governmental Authority or court having jurisdiction over Agent or any of its activities or properties.

                  8.3 Binding Agreement. Each of this Agreement and each other Operative Document to which Agent is or is to be a party has been duly authorized and has been or will be duly executed and delivered by Agent and, assuming the due authorization, execution and delivery of this Agreement and any other such Operative Document by the parties thereto other than Agent, this Agreement is, and each such other Operative Document when executed and delivered will be, the legal, valid and binding obligation of Agent, enforceable against Agent according to their terms, subject, as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY






                  8.4 No Litigation. Except as described in Exhibit N hereto, there is no action, suit, proceeding or investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal now pending or, to the knowledge of Agent, threatened against or affecting Agent or any property or rights of Agent which questions the enforceability of this Agreement or any other Operative Document or which affects any or relates to any Unit Premises, Unit Improvements, Unit FF&E or Unit or which, if adversely determined, would have a reasonable possibility of causing a material adverse impact on the business of Agent in the aggregate or would materially impair the ability of Agent to perform its obligations hereunder or under any other Operative Document.

                  8.5 Consents, Approvals, Authorizations, Etc. There are no consents, licenses, orders, authorizations, approvals, waivers, extensions or variances of, or notices to or registrations or filings with (each a "Governmental Action"), any Governmental Authority or public body or authority in any jurisdiction which are or will be required in connection with or are necessary to the valid execution, delivery and performance of this Agreement or any other Operative Document or any Governmental Action (i) which is or will be required in connection with any participation by Owner in the transactions contemplated by, or the exercise of remedies or the enforcement of rights by Owner under, this Agreement or any other Operative Document, any bill of sale, deed, assignment, assumption, ownership agreement, or operating agreement relating to any Unit Premises, Unit Improvements, Unit FF&E or Unit or (ii) which is or will be required to be obtained by Owner, Agent, any Assignee or an Affiliate of the foregoing, during the term of this Agreement, with respect to any Unit Premises, Unit Improvements, Unit FF&E or Unit except the Governmental Action of the Town and Country Planning Authority of the Republic of Trinidad and Tobago, which Governmental Action Agent reasonably believes will be obtained in the normal course prior to the completion of construction of the Ammonia Project, and such other Governmental Actions (A) as have been duly obtained, given or accomplished, with true copies thereof delivered to Owner, (B) as may be required by applicable law not now in effect, (C) which, individually or in the aggregate, if not obtained or effected, (x) will not place either Owner or any Assignee in any danger of any monetary civil liability for which Owner or any Assignee is not adequately indemnified (Agent's obligations under Section 12 of this Agreement shall be deemed to be adequate indemnification if no Event of Default exists) or any other material civil liability or penalty or subject Owner or any Assignee to any criminal liability as a result of a failure to comply therewith, (y) will not result in a material diminution in the value of any Unit Premises, Unit Improvements, Unit FF&E or Unit or in any material risk of the loss, sale or forfeiture or loss of use of any thereof, and (z) will not materially impair the ability of Agent to perform its obligations hereunder, (D) as may be required for the construction or operation of the Ammonia Project and have been or will be timely obtained or (E) which may be required as a result of the business, properties or activities of Owner, any Assignee or any Affiliate of the foregoing and which are not solely dependent on the nature of the Unit Premises, Unit Improvements, Unit FF&E or Units or the business of Agent.

                  8.6 Compliance with Legal Requirements and Insurance Requirements. The construction, operation, use, and physical condition of each Unit Premises, the Unit

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





Improvements, Unit and item of Unit FF&E comply with all Legal Requirements and Insurance Requirements; except any Legal Requirements, the non-compliance with which, individually or in the aggregate, (i) will not place either Owner or any Assignee in any danger of any monetary civil liability which Owner or any Assignee is not adequately indemnified for (Agent's obligations under Section 12 of this Agreement shall be deemed to be adequate indemnification if no Event of Default exists) or any other material civil liability or penalty or subject Owner or any Assignee to any criminal liability as a result of a failure to comply therewith and (ii) will not result in a material diminution in the value of any Unit Premises, Unit Improvements, Unit FF&E or Unit or in any material risk of the loss, sale or forfeiture or loss of use of any thereof.

                  8.7 No Default. Agent is not in violation of or in default under or with respect to any Legal Requirement in any respect which could have a materially adverse effect on the business, operations, properties or financial or other condition of Agent, or which could materially adversely affect the ability of Agent to perform its obligations under this Agreement or any other Operative Document to which Agent is or is to be a party.

                  8.8 Ownership; Liens. No Unit Premises, Unit Improvements, Unit FF&E or Unit is subject to any Lien, except for Permitted Liens.

                  8.9 Financial Statements. Agent has furnished to Owner copies of its annual audited consolidated financial statements for the year ended December 31, 1994 and copies of its quarterly unaudited consolidated financial statements (balance sheet, income statement and cash flow statement) for the quarters ended September 30, 1995 and December 31, 1995. The financial statements contained in such documents fairly present in all material respects the financial position, results of operations and statements of cash flows of Agent as of the dates and for the periods indicated therein and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

                  8.10 Changes. Since September 30, 1995, there has been no material adverse change in the financial condition or business of Agent in the aggregate nor any change which would materially impair the ability of Agent to perform its obligations under this Agreement or any other Operative Document to which Agent is or is to be a party.

                  8.11 Suitability of Each Unit Premises. Each Unit Premises is suitable in all material respects (including, without limitation, ground conditions, utilities, and condition of title) for the construction and operation of the related Unit Improvements in all material respects in accordance with the related Unit Plans.

                  8.12 ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

                  (b) As of the last annual actuarial valuation date, the funded current liability percentage, as defined in Section 302(d)(8) of ERISA, of each Plan exceeds 90 percent, other than with respect to Plans whose unfunded current liability does not exceed

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





$1,000,000 in the aggregate, and there has been no material adverse change in the funding status of any such Plan since such date.

                  (c) Agent has not incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

                  (d) Agent has not been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

                  (e) Except as set forth in the financial statements referred to in subsection 8.9 hereof, Agent and its Subsidiaries have no material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

                  (f) The execution and delivery of this Agreement will not involve any non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code.

                  8.13 Ground Lease. Each Ground Lease is a Mortgageable Ground Lease except to the extent agreed to in writing by Owner and Assignee, and is in full force and effect and has not been modified, amended or changed in any manner that has not been approved in writing by Owner, nor is there any material default under any Ground Lease nor event which, with the giving of notice or the passage of time or both, would constitute a default under such Ground Lease, nor to the best knowledge of Agent has any party under any Ground Lease commenced any action or given or received any notice for the purpose of terminating any Ground Lease.

                  8.14 Operating Agreement. The Operating Agreement has been duly authorized, executed and delivered by the Operator and, assuming the due authorization, execution and delivery of the Operating Agreement by Owner, is a legal, valid and binding obligation of the Operator, enforceable according to its terms.

                  8.15 Gas Contract. The Gas Contract has been duly authorized and will be duly executed and delivered by an Affiliate of Agent and, assuming the due authorization, execution and delivery of the Gas Contract by any party to the Gas Contract other than an Affiliate of Agent, when executed and delivered will be a legal, valid and binding obligation of such Affiliate of Agent, enforceable according to its terms.

                  8.16 Ancillary Facility Agreements. Each Ancillary Facility Agreement has been duly authorized, and has been or will be duly executed and delivered by Agent or an Affiliate of Agent and, assuming the due authorization, execution and delivery of each Ancillary Facility Agreement by the parties thereto other than Agent or an Affiliate of Agent, when executed and delivered will be a legal, valid and binding obligation of Agent or such Affiliate, enforceable according to its terms.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY






                  SECTION 9. AFFIRMATIVE COVENANTS

                  Agent hereby agrees that, so long as this Agreement remains in effect, Agent shall keep and perform fully each and all of the following covenants:

                  9.1 Performance under Other Agreements. Agent shall duly perform and observe in all material respects all of the covenants, agreements and conditions on its part to be performed and observed hereunder and under each other Operative Document to which it is or is to be a party, except to the extent that Agent's obligation in respect of such covenant, agreement or condition may be subject to a Permitted Contest.

                  9.2 No Encroachments. The Unit Improvements shall be constructed entirely on the related Unit Premises and shall not encroach upon or overhang (unless consented to by the affected property owner or permitted by the terms of any easement, license or right-of-way agreement) any easement or right-of-way or the land of others, and when erected shall be wholly within any building restriction lines, however established. If Owner shall have a reasonable basis to believe any Unit Improvements are not in compliance with this subsection 9.2, Owner may request, and Agent shall furnish from time to time satisfactory evidence of compliance with the foregoing covenants, including, without limitation, a survey prepared by a surveyor or engineer. If any discrepancies exist between the legal description set forth on the survey described in Section 4(h) hereof and the final as-built survey described in
Section 6(f) hereof, Owner and Agent shall cooperate, at Agent's expense, in amending the legal descriptions in all recorded documents creating or encumbering or otherwise affecting the Unit Premises, including, without limitation, any easements, to reflect the correct as-built description.

                  9.3 Insurance.

                  (a) Insurance with respect to each Unit Premises, the Unit Improvements, Unit FF&E and Unit. Agent will maintain or cause to be maintained on each Unit Premises, the Unit Improvements, Unit FF&E and Unit insurance of the same types, in the same amounts and on the same terms and conditions as the insurance required by paragraph (c) through (l) of Section 10 of the Lease, except that the terms "Owner", "Agent" and "this Agreement" shall substitute for the terms "the Lessor", "the Lessee" and "this Lease", respectively, the phrase "Unit Premises, Unit Improvements, Unit FF&E and Unit" shall substitute for the phrase "Parcel of Property" or "Property", references to "Equipment" or "Unit of Equipment" shall be deemed deleted, and the phrase "Unit Acquisition Cost" shall substitute for the phrase "Acquisition Cost"; provided, that in lieu of the insurance required by paragraph (c)(i) of Section 10 of the Lease, Agent shall, as Owner's agent, maintain or cause to be maintained for Owner All Risk Builders' Risk Completed Value Non-Reporting Form Insurance, including collapse coverage and fire insurance with extended coverage, in an amount not less than one hundred percent (100%) of the completed insurable value of the respective Unit Improvements and Unit FF&E; provided however, that with respect to the Ammonia Project, Agent shall not be required to maintain or cause to be maintained All Risk Builders' Risk Completed Value Non-Reporting Form Insurance until such date as any Unit

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





Improvements or Unit FF&E relating to the Ammonia Project are located in the Republic of Trinidad and Tobago. The term "completed insurable value" as used herein means the actual replacement cost, including the cost of debris removal, but excluding the cost of constructing foundation and footings. Such insurance may provide for such deductibles and Agent may self-insure with respect to the required coverage to the extent consistent with Agent's customary practice with respect to similar property owned by Agent.

                  (b) Use or Operation of Unit Premises, Unit Improvements, Unit FF&E or Unit. Agent covenants that it will not use, carry on construction with respect to, or occupy any Unit or permit the use, construction, or occupancy of any Unit Premises, Unit Improvements, Unit FF&E or Unit at a time when the insurance required by paragraph (a) of this subsection is not in force with respect to such Unit Premises, Unit Improvements, Unit FF&E or Unit.

                  (c) Construction Bonding. In order to secure the performance by the General Contractor for the Ammonia Project of its obligations under its Construction Agreement, Agent shall furnish to Owner and maintain the Construction Agreement Surety in such amounts and for such durations as may be required pursuant to such Construction Agreement.

                  9.4 Inspection. Upon at least five (5) Business Days written notice (or upon two (2) Business Days written notice if an Event of Default shall have occurred and be continuing), Owner or Assignee or any authorized representatives of either of them, shall have during reasonable business hours the right of entry and free access to each Unit Premises, the Unit Improvements, Unit FF&E and each Unit and the right to inspect all work done, labor performed and materials furnished in and about each Unit Premises, the Unit Improvements, Unit FF&E and each Unit and at reasonable times the right to inspect all contracts of Agent relating to each Unit Premises, the Unit Improvements, Unit FF&E and each Unit, but neither Owner nor any Assignee shall have any duty to make any such inspection; provided that Agent shall be permitted to withhold from Owner or any Assignee any information with respect to its business or work products not related to any Unit Premises, Unit Improvements, Unit FF&E or Unit. Owner may recover from Agent (i) the reasonable costs and expenses associated with any inspection of the Ammonia Project, in an amount not to exceed, when aggregated with (A) the expenses referred to in clause (i) of paragraph (d) of
Section 8 of the Lease, and (B) the fees and expenses of Owner and any Assignee for engineering and legal services, $650,000 in the aggregate, (ii) the reasonable costs and expenses associated with any such inspection which are incurred following the occurrence and during the continuation of any Event of Default throughout the term of this Agreement and (iii) all of Owner's and any Assignee's mortgage recordation, lien and filing fees, and all out-of-pocket expenses of Owner's legal counsel and any Assignee's legal counsel, and all out-of-pocket expenses of any Assignee. Notwithstanding anything to the contrary contained in the immediately preceding sentence, Agent shall not be required to reimburse Owner for any of the foregoing costs and expenses to the extent such costs and expenses are capitalized by Owner in Unit Acquisition Cost.

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  9.5 Expenses. Agent shall pay, whether or not Owner is obligated to make any Advance under Sections 3 through 7 hereof, upon demand all obligations, costs and expenses incurred in good faith by Owner with respect to any and all transactions contemplated herein and the preparation of any document reasonably required hereunder and the prosecution or defense of any action or proceeding or other litigation affecting Agent or any Unit Premises, Unit Improvements, Unit FF&E or Unit, including (without limiting the generality of the foregoing) all Financing Costs not capitalized by Owner in Unit Acquisition Cost and amounts required to reimburse Owner for its obligations, costs and expenses arising in connection with the termination of any Credit Agreement (whether as a result of a default thereunder or otherwise), costs incurred in connection with obligations of Owner under or in respect of any interest rate swap, cap, collar or other financial hedging arrangement, including without limitation costs incurred by Owner under any such arrangement to reduce the notional amount thereof by the amount of any prepayment of any borrowing to which such interest rate swap, cap, collar or other financial hedging arrangement relates, title and conveyancing charges, recording and filing fees and taxes, title search fees, rent under the Ground Leases, mortgage taxes, intangible personal property taxes, escrow fees, revenue and tax stamp expenses, insurance premiums (including title insurance premiums), brokerage commissions, finders' fees, placement fees, court costs, surveyors', photographers', appraisers', architects', engineers', accountants' and reasonable attorneys' fees and disbursements, and will reimburse to Owner all expenses paid by Owner of the nature described in this subsection 9.5 which have been or may be incurred by Owner with respect to any and all of the transactions contemplated herein. In the event Agent shall fail to reimburse Owner within ten (10) Business Days after presentation of a bill and demand for payment therefor, Owner may pay or deduct from the advances to be made any of such expenses and any proceeds so applied shall be deemed advances under this Agreement, and deducted from the total funds available to Agent under this Agreement. Notwithstanding anything to the contrary contained in the foregoing, Agent shall not be required to reimburse Owner for any of the foregoing obligations, costs and expenses which constitute properly capitalizable costs under generally accepted accounting principles. Expenses incurred by Owner (including, without limitation, Financing Costs) in financing obligations, costs and expenses pending allocation as a capitalized cost to a Unit shall be payable by Agent hereunder, if not capitalized by Owner. Agent shall not be required to pay any start-up costs associated with the commencement of operations at the Ammonia Project or any related operating costs associated with the Ammonia Project, which costs and expenses shall be borne by the Operator under the Operating Agreement.

                  9.6 Certificates; Other Information. Agent shall furnish to
Owner:

                  (a) concurrently with the delivery of the financial statements referred to in subsection 9.6(b) hereof, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, Agent during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition contained in this Agreement and in the Construction Documents to be observed, performed or

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





         satisfied by it, and that such Responsible Officer has obtained no knowledge of any Event of Default or Potential Default except as specified in such certificate;

                  (b) from time to time, (i) promptly upon their becoming available (but in any event, within 120 days after the end of each fiscal year with respect to annual statements and within 90 days after the end of each fiscal quarter with respect to quarterly statements), copies of Agent's annual consolidated audited financial statements and quarterly consolidated unaudited financial statements (balance sheet, income statement and cash flow statement), (ii) promptly upon request, such other information with respect to Agent's operations, business, property, assets, financial condition or litigation as Owner shall reasonably request, (iii) promptly after a Responsible Officer of Agent obtains knowledge of any Event of Default or Potential Default or Event of Unit Termination or Potential Event of Unit Termination or Casualty Event, a certificate of a Responsible Officer of Agent specifying to the extent known the nature and period of existence of such Event of Default or Potential Default or Event of Unit Termination or Potential Event of Unit Termination or Casualty Event, and what action, if any, Agent has taken, is taking, or proposes to take with respect thereto and (iv) promptly after a Responsible Officer of Agent obtains knowledge of any material adverse change in the financial condition or business of Agent or of any litigation of the type described in subsection 8.4 hereof, a certificate of a Responsible Officer of Agent describing such change or litigation as the case may be.

                  9.7 Conduct of Business and Maintenance of Existence. Agent shall preserve, renew and keep in full force and effect its existence as a limited partnership (except as otherwise permitted herein), and take all reasonable action to maintain all rights, privileges and franchises material to the conduct of its business, and comply with all Legal Requirements; except any Legal Requirements, the non-compliance with which, individually or in the aggregate, (i) will not place either Owner or any Assignee in any danger of any monetary civil liability which Owner or any Assignee is not adequately indemnified for (Agent's obligations under Section 12 of this Agreement shall be deemed to be adequate indemnification if no Event of Default exists) or any other material civil liability or penalty or subject Owner or any Assignee to any criminal liability as a result of a failure to comply therewith and (ii) will not result in a material diminution in the value of any Unit Premises, Unit Improvements, Unit FF&E or Unit or in any material risk of the loss, sale or forfeiture or loss of use of any thereof; provided, however, that nothing contained in this subsection 9.7 shall prevent Agent from ceasing or omitting to exercise any rights, privileges or franchises which in the reasonable judgment of Agent can no longer be profitably exercised or prevent Agent from selling, abandoning or otherwise disposing of any property, the retention of which in the reasonable judgment of Agent is inadvisable in relation to the business of Agent, or prevent any liquidation of any subsidiary of Agent, or any merger, consolidation or sale, permitted by the provisions of subsection 10.2 hereof.

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  9.8 Notices. Agent shall give notice to Owner promptly upon the occurrence of:

                  (a) any notice given by or to Agent pursuant to any of the Construction Documents that a default has occurred thereunder;

                  (b) any condition which results or is reasonably likely to result in a Force Majeure Delay in completion of the Unit Improvements that is reasonably likely to extend the Unit Completion Date (without taking into account any Force Majeure Delay);

                  (c) the termination of the Note Agreement, or upon the Note Agreement ceasing to be in full force and effect or the occurrence of any "Event of Default" or "Potential Default" under the Lease; and

                  (d) notices received from the lessor under any Ground Lease.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, Agent proposes to take with respect thereto.

                  9.9 Legal Requirements and Insurance Requirements. Agent shall comply with every Insurance Requirement and Legal Requirement affecting (i) the execution, delivery and performance of this Agreement and the Construction Documents to which Agent is a party and (ii) any Unit Premises, Unit Improvements, item of Unit FF&E or Unit, and Agent will not do or permit any act or thing which is contrary to any Insurance Requirement or which is contrary to any Legal Requirement; except any Legal Requirements, the non-compliance with which, individually or in the aggregate, (i) will not place either Owner or any Assignee in any danger of any monetary civil liability which Owner or any Assignee is not adequately indemnified for (Agent's obligations under Section 12 of this Agreement shall be deemed to be adequate indemnification if no Event of Default exists) or any other material civil liability or penalty or subject Owner or any Assignee to any criminal liability as a result of a failure to comply therewith and (ii) will not result in a material diminution in the value of any Unit Premises, Unit Improvements, Unit FF&E or Unit or in any material risk of the loss, sale or forfeiture or loss of use of any thereof.

                  9.10 Payment of Taxes. With respect to any Unit Premises, Unit Improvements, Unit FF&E or Unit, Agent shall make all required reports to the appropriate taxing authorities and Owner shall capitalize and include as an element of Unit Acquisition Cost of a Unit during the term of this Agreement the taxes that Agent would be required to pay if such Unit Premises, Unit Improvements or Unit was a Parcel of Property under paragraph (c) of Section 9 of the Lease.

                  9.11 Filings, Etc. Agent shall promptly and duly execute, deliver, file, and record, all such documents, statements, filings, and registrations, and take such further

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





action as Owner or any Assignee shall from time to time reasonably request and shall install such signs or other markings as shall be required by any applicable Legal Requirement in order to establish, perfect and maintain Owner's or any Assignee's title to and interest in any Unit Premises, Unit Improvements, Unit FF&E and any Unit and any Assignee's interest in this Agreement, any Unit Premises, Unit Improvements, Unit FF&E or any Unit as against Agent or any third party in any applicable jurisdiction. All costs and expenses arising out of Agent's obligations under this subsection 9.11 shall be capitalized by Owner and included as an element of Unit Acquisition Cost of a Unit.

                  9.12 Use of Proceeds. The proceeds of each advance shall be used by Agent for payment of costs specified in the applicable request for the advance and in accordance with the respective Unit Budget or to reimburse Agent for any such costs paid by Agent.

                  9.13 Compliance with Other Requirements. Agent shall use every commercially reasonable precaution to prevent loss or damage to any Unit Premises, Unit Improvements, Unit FF&E, or any Unit and to prevent injury to third Persons or property of third Persons. Agent shall cooperate fully with Owner and any additional insured or loss payee and all insurance companies providing insurance pursuant to subsection 9.3 hereof in the investigation and defense of any claims or suits arising from the ownership or operation of equipment or ownership, use, or occupancy of any Unit Premises, Unit Improvements, Unit FF&E or any Unit and Owner and any Indemnified Person shall comply, at the expense of Agent, with all reasonable requests for assistance of Agent and any insurance companies in connection therewith; provided, that nothing contained in this subsection shall be construed as imposing on Owner any duty to investigate or defend any such claims or suits. Agent shall comply and shall use reasonable efforts to cause all Persons operating equipment on, using or occupying any Unit Premises, Unit Improvements, Unit FF&E, or any Unit to comply with every Insurance Requirement and Legal Requirement regarding acquiring, titling, registering, leasing, subleasing, insuring, using, occupying, operating and disposing of any Unit Premises, Unit Improvements, Unit FF&E, or any Unit, and, if applicable, the licensing of operators thereof; except any Legal Requirements, the non-compliance with which, individually or in the aggregate, (i) will not place either Owner or any Assignee in any danger of any monetary civil liability which Owner or any Assignee is not adequately indemnified for (Agent's obligations under Section 12 of this Agreement shall be deemed to be adequate indemnification if no Event of Default exists) or any other material civil liability or penalty or subject Owner or any Assignee to any criminal liability as a result of a failure to comply therewith and (ii) will not result in a material diminution in the value of any Unit Premises, Unit Improvements, Unit FF&E or Unit or in any material risk of the loss, sale or forfeiture or loss of use of any thereof.


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                                                     THIS AGREEMENT FOR LEASE IS
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                  9.14 Site Lease. Agent agrees to pay or cause to be paid, on or before the first Business Day of each calendar year, all rent to be due under the Site Lease for such calendar year.

                  9.15 Cash Reserve Account Deposits. Simultaneously with its execution and delivery hereof, Agent will deposit into the Cash Reserve Account (as defined in the CRA Agreement) $2,474,475.14 to be held as provided in the CRA Agreement. By 1:00 p.m. of the Business Day immediately succeeding each date on which Owner receives any advance (including any advance deemed to have been made) under any Credit Agreement (whether such advance is for the purpose of making advances to Agent hereunder, or to pay accrued interest, reimbursement obligations, fees or expenses owing thereunder, to make distributions in respect of the equity of Owner or for any other purpose permitted thereunder) or causes a letter of credit to be issued, Agent will deliver or cause to be delivered to such Cash Reserve Account cash, to be held as provided in the CRA Agreement, in an amount equal to at least 10% of the aggregate amount of such advance or the available amount of such letter of credit, as the case may be; provided that Owner shall deliver to Agent, no later than 1:00 p.m. on the date of such advance, a statement describing the amount and purposes of such advance and the amount to be deposited in the Cash Reserve Account by Agent with respect thereto.

                  9.16 Construction Agreement and Construction Agreement Surety. Agent agrees to deliver to Owner, on or before the date that is sixty (60) days from the date of this Agreement, an executed copy of each Construction Agreement with respect to the Ammonia Project, each in form and substance and with a General Contractor reasonably satisfactory to Owner, and a copy of the Construction Agreement Surety in form and substance reasonably satisfactory to Owner. Agent agrees that until such time as it has delivered a copy of such Construction Agreement and such Construction Agreement Surety to Owner, Agent shall only request advances under this Agreement and the Construction Agency Agreement, dated as of February 15, 1996, between Agent and Owner, as amended, up to an aggregate principal amount of $40,000,000 and to the extent permitted by any Credit Agreement.

                  9.17 Savonetta Pier User Agreement and Related Documents. Agent agrees to deliver to Owner and any Assignee, on or before the date that is thirty (30) days from the date of this Agreement, an executed copy of the Savonetta Pier User Agreement between the National Energy Corporation of Trinidad and Tobago Limited and ANL, a related Ancillary Facility Agreement Consent and Assignment Agreement, and such other opinions of counsel, certificates, instruments and documents related thereto as Owner or any Assignee may reasonably request, each in form and substance satisfactory to Owner and any Assignee in their sole discretion; provided, however, that in the event the Savonetta Pier User Agreement complies in all material respects with Exhibit M-3 of this Agreement, the Savonetta Pier User Agreement shall be deemed to be satisfactory to Owner and any Assignee. Agent agrees that until such time as it has delivered a copy of the documents required by this subsection 9.17 to Owner and any Assignee, Agent shall only request advances under this Agreement and the Construction Agency Agreement,


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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





dated as of February 15, 1996, between Agent and Owner, as amended, up to an aggregate principal amount of $40,000,000 and to the extent permitted by any Credit Agreement.

                  9.18 Gas Contract and Related Documents. Agent agrees to deliver to Owner and any Assignee, on or before the date that is thirty (30) days from the date of this Agreement, an executed copy of the Gas Contract and such other opinions of counsel, certificates, instruments and documents related thereto as Owner or any Assignee may reasonably request, each in form and substance satisfactory to Owner and any Assignee in their sole discretion; provided, however, that in the event the Gas Contract complies in all material respects with the Letter, dated August 21, 1995 from the National Gas Company of Trinidad and Tobago Limited to Arcadian Trinidad Limited with respect to the supply of natural gas to the Ammonia Project, and is otherwise in form and substance reasonably satisfactory to Owner and any Assignee, the Gas Contract shall be deemed to be satisfactory to Owner and any Assignee. Agent agrees that until such time as it has delivered a copy of the documents required by this subsection 9.18 to Owner and any Assignee, Agent shall only request advances under this Agreement and the Construction Agency Agreement, dated as of February 15, 1996, between Agent and Owner, as amended, up to an aggregate principal amount of $40,000,000 and to the extent permitted by any Credit Agreement.

                  SECTION 10. NEGATIVE COVENANTS

                  Agent hereby agrees that, so long as this Agreement remains in effect, Agent shall not directly or indirectly:

                  10.1 Changes in Unit Plans or Unit Budget. (a) Modify or supplement in any material respect any Unit Plans or any Unit Budget without the prior written consent of Owner (which consent will not be unreasonably withheld or delayed) and all Governmental Authorities which previously have approved the matters to be changed, if the effect of the failure to obtain such consent will,
(i) place either Owner or any Assignee in any danger of any monetary civil liability for which Owner or any Assignee is not adequately indemnified for (Agent's obligations under Section 12 of this Agreement shall be deemed to be adequate indemnification if no Event of Default exists) or any other material civil liability or penalty or subject Owner or any Assignee to any criminal liability as a result of a failure to comply therewith, (ii) result in a material diminution in the value of any Unit Premises, Unit Improvements, Unit FF&E or Unit or in any material risk of the loss, sale or forfeiture or loss of use of any thereof, or (iii) materially impair the ability of Agent to perform its obligations hereunder or (b) receive advances with respect to a Unit which exceed the Unit Budget for such Unit.

                  10.2 Prohibition of Fundamental Changes. Consolidate with or merge into any other Person as such prohibition is set forth in Section 26 of the Lease, except that the term "Owner" shall substitute for the term "the Lessor" and the term "Agent" shall substitute for the term "the Lessee".


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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  10.3 Acquire Fee or Leasehold Interest. Acquire a fee or leasehold interest on behalf of Owner in any Unit Premises other than the Project Parcel until Agent has delivered all documents required by Section 4 hereof and in the reasonable judgment of Owner satisfied the conditions set forth in such Section 4.

                  10.4 Assignment of Obligations. Except as provided in subsection 2.1 hereof, assign its obligations hereunder to any other party.

                  SECTION 11. EVENTS OF DEFAULT, EVENTS OF UNIT TERMINATION AND
                              CASUALTY EVENTS

                  11.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

                  (a) Failure to Make Payments. Failure of Agent to make any payment required by Section 9.15, 11.2(e), 11.4(a), 11.6 or 19 hereof when due or failure by Agent to pay any other amount due hereunder for more than fifteen (15) days after written demand for such other payment.

                  (b) Unauthorized Assignments, Etc. Except as provided in subsection 2.1 hereof, assignment by Agent of any interest in this Agreement or any advance to be made hereunder or any interest in either.

                  (c) Misrepresentations. Any representation or warranty made or deemed made or certified to by Agent in this Agreement or any Operative Document or which is contained in any certificate, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been false or inaccurate in any material respect on or as of the date made or deemed made.

                  (d) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief in respect of Agent by a court having jurisdiction in the premises, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Agent or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency, reorganization, composition or other similar law of any jurisdiction; or the commencement against Agent of an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency, reorganization, composition or other similar law of any jurisdiction, and the continuance of any such case unstayed and in effect for a period of 60 consecutive days.

                  (e) Voluntary Bankruptcy, Etc. Entry or deemed entry of an order for relief in any case under the Federal Bankruptcy Code involving Agent or the


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                                                     THIS AGREEMENT FOR LEASE IS
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         suspension or discontinuance of Agent's business operations, Agent's insolvency (however evidenced) or Agent's admission of insolvency or bankruptcy, or the commencement by Agent of a voluntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency, reorganization, composition or other similar law of any jurisdiction, or the consent by Agent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Agent or of any substantial part of Agent's property, or the making by Agent of an assignment for the benefit of creditors, or the failure of Agent generally to pay its debts as such debts become due, or the taking of partnership or other action by or on behalf of Agent in furtherance of any such action.

                  (f) Certain Covenants. Agent shall default in the performance or observance of any agreement, covenant or condition contained in
         Section 9.16, 9.17, 9.18 or 10 hereof.

                  (g) Other Defaults. Agent shall default in the performance or observance of any other term, covenant, condition or obligation contained in this Agreement or any other Operative Document (except a Ground Lease), and if such default is capable of cure, such default shall continue for thirty (30) days after written notice shall have been given to Agent by Owner specifying such default and requiring such default to be remedied; provided that, if such default is of a nature that it is capable of being cured but not within such thirty (30) day period and Agent shall have diligently commenced curing such default within such thirty (30) day period and Agent shall have proceeded diligently and in good faith thereafter to complete curing such default, such thirty (30) day period shall be extended to one hundred eighty (180) days; provided further, that an Event of Unit Termination and a Casualty Event shall not constitute an Event of Default hereunder.

                  (h) Default under Lease. An Event of Default (as defined in the Lease) shall occur under the Lease or the Lease shall be terminated or otherwise cease to be in full force and effect.

                  (i) Payment of Obligations. An Event of Default (as defined in the Revolving Loan Facility) shall occur under the Revolving Loan Facility. Agent or any Subsidiary (as principal or guarantor or other surety) shall default in the payment when due or within any applicable period of grace of any amount of principal of or premium or interest on any Indebtedness other than under the Revolving Loan Facility which is outstanding in a principal amount of at least $10,000,000 in the aggregate; or any event shall occur or condition shall exist in respect of any such other Indebtedness which is outstanding in a principal amount of at least $10,000,000, or under any evidence of any such Indebtedness or of any mortgage indenture or other agreement relating thereto, the effect of which is to cause (or to permit one or more Persons to cause) such Indebtedness to become due before its stated maturity or before its regularly scheduled dates of payment or

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





         to permit the holders thereof to cause Agent or any Subsidiary to repurchase or repay such Indebtedness, and such default, event or condition shall continue for more than the period of grace, if any, specified therein and in the case where such Indebtedness has not been declared due and payable such event or condition shall not have been cured or waived within the later of fifteen (15) days of such occurrence pursuant thereto and the expiration of any applicable period of grace.

                  (j) Defaults under any Ground Lease. Agent shall fail to observe or perform, after the expiration of any applicable grace period, any material term, covenant or condition of any Ground Lease relating to a Unit Premises, to be observed or performed, unless any such observance or performance shall have been waived or not required by the landlord under such Ground Lease, or if any one or more of the events referred to in the Site lease, the Sublease or any Ground Lease shall occur which would cause the Site Lease, the Sublease or such Ground Lease to terminate without notice or action by the landlord thereunder or which would entitle the landlord under the Site Lease, the Sublease or such Ground Lease to terminate the Site Lease, the Sublease or such Ground Lease and the term thereof by the giving of notice to Owner without opportunity to cure, as tenant thereunder, or if any of the terms, covenants or conditions of the Site Lease, the Sublease or any Ground Lease shall in any manner be modified, changed, terminated, supplemented, altered or amended in any material respect without the consent of Owner and any Assignee.

                  (k) Gas Contract; Ancillary Facility Agreements. The Gas Contract or any Ancillary Facility Agreement or any other Operative Document shall be modified, changed, terminated, supplemented, altered or amended in any material respect without the consent of Owner and Assignee.

                  (l) Partnership Interest. Arcadian Corporation shall cease to be the general partner of Agent without the prior written consent of Owner.

                  11.2 Owner's Rights upon an Event of Default. (a) Upon the occurrence and continuation of any Event of Default Owner may, in addition to exercising any other rights and remedies available to it under applicable law, do any one or more of the following (if, within fifteen (15) Business Days of receipt by Agent of an Event of Default Notice (as defined in Section 19 hereof), Agent has not made a request to purchase all Unit Premises, Unit Improvements, Unit FF&E or Units under Section 19 or, if Agent has so made such a request but has not consummated within thirty (30) Business Days of receipt of the Event of Default Notice such purchase in full compliance with Section 19):

                  (i) Terminate this Agreement and/or Owner's obligations to make any further advances hereunder by written notice to Agent, subject to the maximum amount Owner shall be entitled to recover from Agent, as described in paragraph (f) of this subsection 11.2;

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                                                     THIS AGREEMENT FOR LEASE IS
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                  (ii) Take immediate possession of any Unit Premises, Unit
         Improvements, Unit FF&E and Unit and remove any equipment or property of Owner in the possession of Agent, wherever situated, and for such purpose, enter upon any Unit Premises, Unit Improvements or Unit without liability to Agent for so doing; provided that the taking of possession of any Unit Premises, Unit Improvements, Unit FF&E or Unit shall take place in a commercially reasonable manner;

                  (iii) Whether or not any action has been taken under (a) above, sell any Unit Premises, Unit Improvements, Unit FF&E or Unit (free of or subject to the rights of Agent or any other Person under this Agreement and with or without the concurrence or request of Agent);

                  (iv) Hold, use, occupy, operate, remove, lease, sublease or keep idle any Unit Premises, Unit Improvements, Unit FF&E or Unit as Owner in its sole discretion may determine, without any duty to account to Agent with respect to any such action or inaction, except that Owner agrees that any profit it derives from the occupation or use of any Unit Premises, Unit Improvements, Unit FF&E or Unit while exercising its rights under this subsection 11.2 will be applied to reduce the Accrued Default Obligations; and

                  (v) Exercise any other right or remedy which may be available under applicable law and in general proceed by appropriate judicial proceedings, either at law or in equity, to enforce the terms hereof or to recover damages for the breach hereof.

                  (b) Suit or suits for the recovery of any default in the payment of any sum due hereunder or for damages may be brought by Owner from time to time at Owner's election, and nothing herein contained shall be deemed to require Owner to await the date whereon this Agreement or the term hereof would have expired by limitation had there been no such default by Agent or no such termination or cancellation.

                  (c) The receipt of any payments under this Agreement by Owner with knowledge of any breach of this Agreement by Agent or of any default by Agent in the performance of any of the terms, covenants or conditions of this Agreement, shall not be deemed to be a waiver of any provision of this Agreement.

                  (d) No receipt of moneys by Owner from Agent after the termination or cancellation hereof in any lawful manner shall reinstate or continue this Agreement, or operate as a waiver of the right of Owner to recover possession of any Unit Premises, Unit Improvements, Unit FF&E or Unit by proper suit, action, proceedings or remedy or operate as a waiver of the right to receive any and all amounts owing by Agent to or on behalf of Owner hereunder; it being agreed that, after the service of notice to terminate or cancel this Agreement, and the expiration of the time therein specified, if the default has not been cured in the meantime, or after the commencement of suit, action or summary proceedings or of any other remedy, or after a final order, warrant or judgment for the

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





possession of any Unit Premises, Unit Improvements, Unit FF&E or Unit, Owner may demand, receive and collect any moneys payable hereunder, without in any manner affecting such notice, proceedings, suit, action, order, warrant or judgment; and any and all such moneys so collected shall be deemed to be payments on account for the use, operation and occupation of the Unit Premises, Unit Improvements, Unit FF&E or Unit, or at the election of Owner, on account of Agent's liability hereunder and will be applied to reduce the Accrued Default Obligations.

                  (e) Agent hereby expressly confirms that, in any event, including after any Event of Default, and notwithstanding any termination of this Agreement or reentry or repossession by Owner, Agent shall be liable for, and Owner may recover from Agent, (i) all of Owner's obligations, costs and expenses incurred in good faith in connection with its obligations under this Agreement and for which Owner may demand reimbursement pursuant to subsection
9.5 hereof, (ii) all amounts payable hereunder or under any other Operative Document and (iii) all losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, commissions, filing fees and sales or transfer taxes) sustained by Owner by reason of such Event of Default and the exercise of Owner's remedies with respect thereto, including, in the event of a sale by Owner of any Unit Premises, Unit Improvements, Unit FF&E or Unit pursuant to this subsection 11.2, all costs and expenses associated with such sale. The amounts payable in clauses (i) through (iii) above are hereinafter sometimes referred to as the "Accrued Default Obligations". Accrued Default Obligations shall not include any damages for loss of profits arising from the prospective use, operation and occupancy by parties other than Agent of any Unit Premises, Unit Improvements, Unit FF&E or Unit or the anticipated receipt of income therefrom subsequent to Agent's possession of such Unit Premises, Unit Improvements, Unit FF&E or Unit.

                  (f) After an Event of Default, Owner may sell its interest in any Unit Premises, Unit Improvements, Unit FF&E and Unit in any commercially reasonable manner upon any terms that Owner deems satisfactory, free of any rights of Agent or any Person claiming through or under Agent. In the event of any such sale, or in the event Owner elects not to sell any Unit Premises, Unit Improvements, Unit FF&E or Unit, in addition to the Accrued Default Obligations, Owner shall be entitled to recover from Agent, as liquidated damages, and not as a penalty, an amount equal to 84.5% of the Unit Acquisition Cost of any Unit Premises, Unit Improvements, Unit FF&E and Units under this Agreement. Proceeds of any such sale received by Owner, or, in the event Owner elects not to sell, proceeds at any time thereafter received by Owner from any sale, occupation, operation, use or lease of any Unit Premises, Unit Improvements, Unit FF&E or Unit (net of all reasonable costs and expenses incurred by Owner in connection with any sale, occupation, operation, use or lease of any Unit Premises, Unit Improvements, Unit FF&E or Unit) in excess of 15.5% of the Unit Acquisition Cost of such Unit Premises, Unit Improvements, Unit FF&E or Unit, shall be credited against the Accrued Default Obligations Agent is required to pay under this subsection 11.2. If such excess proceeds exceed the Accrued Default Obligations, or, if Agent has paid all amounts required to be paid under this subsection 11.2, such excess shall be paid by Owner to Agent. If Agent converts any such Unit Premises, Unit Improvements, Unit FF&E or Unit after an Event of

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





Default, or if such Unit Premises, Unit Improvements, Unit FF&E or Unit is lost or destroyed, in addition to the Accrued Default Obligations, Owner may cause such Agent to pay to Owner, and Agent shall pay to Owner, as liquidated damages and not as a penalty, an amount equal to 84.5% of the Unit Acquisition Cost of such Unit Premises, Unit Improvements, Unit FF&E or Unit.

                  (g) In the event of a sale pursuant to this subsection 11.2, upon receipt by Owner of the amounts payable hereunder, Owner shall transfer all of Owner's right, title and interest in and to the Unit Premises, Unit Improvements, Unit FF&E and Unit to the purchaser thereof.

                  (h) In addition to its other rights in this subsection 11.2, Owner may exercise its various rights under the Operating Agreement, the Gas Contract, the Ancillary Facility Agreements or any Construction Agreement or transfer such rights to the purchaser in a sale.

                  (i) No remedy referred to in this subsection 11.2 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Owner at law or in equity, and the exercise in whole or in part by Owner of any one or more of such remedies shall not preclude the simultaneous or later exercise by Owner of any or all such other remedies. No waiver by Owner of any Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

                  11.3 Events of Unit Termination. The occurrence of any of the following shall constitute an Event of Unit Termination with respect to a Unit:

                  (a) Nonconforming Work. If the construction of the Unit Improvements, or any part thereof, deviates from the Unit Plans and results in a material diminution in the value of any Unit Premises, Unit Improvements, Unit FF&E or Unit or there shall be any structural defect in any Unit Improvement and Agent fails to correct such nonconforming work or structural defect in a reasonably prompt and satisfactory fashion after notice and demand by Owner.

                  (b) Failure to Complete. If as of the close of business on a Unit Completion Date the related Unit Improvements have not for whatever reason (including an event of force majeure deferring completion beyond the Force Majeure Delay) been completed as herein provided, or if the Certificate of Substantial Completion and AFL Unit Leasing Record have not been executed and delivered by the respective Unit Completion Date, or if Owner shall reasonably determine during the course of construction that the Unit Improvements cannot for whatever reason (including an event of force majeure deferring completion beyond the Force Majeure Delay) be completed by the Unit Completion Date.

                  (c) Unsatisfactory Title. If at any time title to the Ammonia Project or any other Unit is not reasonably satisfactory to Owner by reason of any Lien,

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                                                     THIS AGREEMENT FOR LEASE IS
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         encumbrance, or other environmental defect affecting title, except for
         Permitted Liens, and such Lien, encumbrance or other defect is not corrected by and at the expense of Agent within ninety (90) days after notice to Agent.

                  (d) Other Security Agreements. If (i) Agent executes any chattel mortgage or other security agreement on any materials, fixtures or articles of personal property used in the construction or operation of the Unit Improvements or if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the title thereto will not vest in Owner free from encumbrance or (ii) Agent does not furnish to Owner upon request the contracts, bills of sale, statements, receipted vouchers and other agreements and documents, or any of them, under which Owner claims title to such materials, fixtures or articles.

                  (e) Permits. If Agent shall fail in respect of the Ammonia Project to obtain or be unable to obtain any material Permit, or if any Permit shall be revoked or otherwise cease to be in full force and effect unless, if such revocation or cessation shall not be due to Agent's negligence or willful misconduct, Agent shall have obtained reinstatement or reissuance of such Permit within thirty (30) days after the revocation or expiration thereof, or if such reinstatement or reissuance is of a nature that it cannot be completely effected within thirty (30) days, Agent shall have diligently commenced application for such reinstatement or reissuance and shall thereafter be diligently proceeding to complete said reinstatement or reissuance.

                  11.4 Owner's Rights upon Event of Unit Termination. (a) If any Event of Unit Termination with respect to a Unit shall occur, Owner shall have no further obligation to make advances to Agent with respect to such Unit, and Agent shall, upon written notice by Owner of such Event of Unit Termination, either (i) purchase such Unit within ninety (90) days after written notice by Owner of such Event of Unit Termination at a price equal to the Unit Acquisition Cost for such Unit, or (ii) pay to Owner, within five (5) Business Days of Owner's written notice of such Event of Unit Termination (the "Surrender Date"), an amount equal to 89.9% of the Unit Acquisition Cost of such Unit and to be subject to the requirements of paragraph (b) of this subsection 11.4. In the event Agent elects to purchase such Unit from Owner, at the time of such sale, Agent shall be required, in addition to its obligation to pay all amounts contemplated by subsection 9.5 hereof, to pay to Owner Owner's obligations, costs, losses, damages, and expenses (including, without limitation, taxes and reasonable attorneys' fees and expenses) sustained by Owner in good faith by reason of such Event of Unit Termination and exercise of Owner's rights under this subsection 11.4.

                  (b) In the event Agent elects to proceed under clause (ii) of subsection 11.4(a) and makes the payment contemplated thereby, Owner may sell such Unit to a third party and Agent shall have no further right, claim or interest in such Unit. If Owner shall fail to sell such Unit within seven (7) days of the Surrender Date, the Assignee shall have the right, but not the obligation, to sell such Unit to a third party. The proceeds of

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                                                     THIS AGREEMENT FOR LEASE IS
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sale received by Owner or such Assignee, as the case may be, from any sale of such Unit shall be retained by Owner or such Assignee, as the case may be, provided that if the proceeds of sale exceed 10.1% of the Unit Acquisition Cost of such Unit, such excess shall be paid by Owner or such Assignee, as the case may be, to Agent net of all amounts to be paid by Agent to Owner pursuant to the last sentence of subsection 11.4(a) hereof.

                  11.5 Casualty Events. The occurrence of any of the following shall constitute a Casualty Event with respect to a Unit:

                  (a) Damage or Destruction. If any Unit Improvements are partially or totally damaged or destroyed by fire or any other cause and the restoration thereof cannot reasonably be expected to be completed so that the Unit Improvements will be completed on or before the applicable Unit Completion Date, subject to any Force Majeure Delay.

                  (b) Takings. If the use, occupancy or title to any Unit is taken, requisitioned or sold in, by or on account of actual or threatened eminent domain or confiscation or similar proceedings or other action by any Governmental Authority (such events collectively referred to as a "Taking") and such Taking affects a substantial portion of a Unit. Upon receipt of proceeds from any award or sale made in connection with such Taking, so long as no Event of Default or Potential Default has occurred and is continuing, and so long as Agent has made all payments to Owner required under subsection 11.6 hereof, Owner shall remit to Agent the net amount of such proceeds remaining after reimbursement for all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Owner in connection with the negotiation and settlement of any proceedings related to such Taking. If such proceeds are received prior to Agent making the payments required under subsection 11.6 hereof, the net proceeds shall be applied to the amount payable thereunder. A Taking shall be deemed "to affect a substantial portion" of a Unit if after such Taking such Unit is, or will be, in Agent's reasonable judgment, unusable for Agent's ordinary business purposes.

                  11.6 Owner's Rights upon the occurrence of a Casualty Event. If any Casualty Event shall occur, (i) Agent shall promptly notify Owner in writing of such event, (ii) on a date designated by Agent, which shall be a date within ninety (90) days following such event, Agent shall pay to Owner an amount equal to 84.5% of the Unit Acquisition Cost of such Unit and (iii) Agent shall be required, in addition to its obligation to pay all amounts contemplated by subsection 9.5 hereof, to pay to Owner Owner's obligations, costs, losses, damages, and expenses (including, without limitation, taxes and reasonable attorneys' fees and expenses) sustained by Owner by reason of such Casualty Event and exercise of Owner's rights under this subsection 11.6. Insurance and condemnation proceeds, if any, received by Owner that, together with the amounts paid by Agent to Owner pursuant to clause (ii) of the preceding sentence, exceed the Unit Acquisition Cost of such Unit, shall be paid by Owner to Agent upon payment by Agent of all amounts referred to in clause (iii) of the preceding sentence.

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  SECTION 12. INDEMNITIES

                  (a) Agent shall, and hereby does, indemnify and hold harmless Owner, Merrill Lynch, Merrill Leasing, any Assignee, any successor or successors and any Affiliate of each of them, and their respective officers, directors, incorporators, shareholders, partners (general and limited, including, without limitation, the general and limited partners of Owner), employees, agents and servants (each of the foregoing an "Indemnified Person") from and against all liabilities (including, without limitation, strict liability in tort and environmental law), taxes, losses, obligations, claims (including, without limitation, strict liability in tort), damages, penalties, causes of action, suits, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) or judgments of any nature relating to or in any way arising out of:

                           (i) The Operative Documents and the transactions
                  contemplated thereby and the ordering, delivery, assembly, installation, acquisition, construction (including, without limitation, all obligations of Owner under any Construction Agreement), title on acquisition, rejection, installation, possession, titling, retitling, registration, reregistration, custody by Agent of title and registration documents, ownership, use, non-use, misuse, financing (including, without limitation, all obligations of Owner under or in respect of any interest rate swap, cap, collar or other financial hedging arrangement and any amounts payable by Owner under any such arrangement to reduce the notional amount thereof by the amount of any prepayment of any borrowing to which such interest rate swap, cap, collar or other financial hedging arrangement relates), lease, sublease, operation, transportation, repair, return, redelivery or control of any Unit Premises, Unit Improvements, Unit FF&E or Unit, or the release of hazardous substances on, under, to or from, or the generation or transportation of hazardous substances to or from, any Unit Premises except (x) to the extent that such costs are included in the Unit Acquisition Cost of such Unit Premises, Unit Improvements, Unit FF&E or Unit, (y) for any general administrative expenses of Owner, and (z) for the income taxes with respect to which indemnification is excluded under paragraph (c) of Section 11 of the Lease; and

                           (ii) Any of the claims, demands, fees, taxes,
                  violations of contract, or any other matter or situation described in or contemplated by the indemnification provisions of subparagraphs (b), (c) and (d) of Section 11 of the Lease, except that this Agreement shall substitute the terms "Owner" for "the Lessor", "Agent" for "the Lessee", "this Agreement" for "this Lease", and shall substitute the phrase "Unit Premises, Unit Improvements, Unit FF&E or Unit" for the phrase "Property or Equipment."

                  (b) The indemnification required under this Section 12 shall be upon the terms provided in the paragraphs of Section 11 of the Lease following paragraph (d)

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





thereof, except that this Agreement shall substitute the terms in the same manner as described in subparagraph (a)(ii) above.

                  SECTION 13. LEASEHOLD INTERESTS

                  The provisions of Section 28 of the Lease shall govern each Ground Lease hereunder, including without limitation the Site Lease, the Sublease and each additional lease under which a leasehold interest in a Unit Premises is subleased to Agent or an Affiliate of Agent hereunder, except this Agreement shall substitute the terms "Owner" for "the Lessor", "Agent" for "the Lessee", "Unit Premises, Unit Improvements, Unit FF&E and Unit" for "Parcel of Property" and "Section 13" for "Section 28".

                  SECTION 14. PURCHASES

                  In connection with, and as a condition to, the purchase of any Unit Premises, Unit Improvements, Unit FF&E or Unit pursuant hereto, (i) Agent shall pay at the time of purchase, in addition to the Unit Acquisition Cost and all other amounts payable by Agent under this Agreement, and without limitation of any of its obligations hereunder or under any other Operative Document, all transfer taxes, transfer gains taxes, mortgage recording tax, if any, recording and filing fees and all other similar taxes, fees, expenses and closing costs (including reasonable attorneys' fees) in connection with the conveyance of such Unit Premises, Unit Improvements, Unit FF&E or Unit to Agent and all other amounts owing hereunder, and (ii) when Owner transfers title, such transfer shall be on an as-is, non-installment sale basis, without warranty by, or recourse to, Owner, except that such title shall be free of any Liens resulting from Owner's willful or knowing act or omission not contemplated by this Agreement, the Lease or the transactions contemplated thereby.

                  SECTION 15. CHARACTER OF AMMONIA PROJECT

                  It is the intention of Owner and Agent that the components of the Ammonia Project identified as personal property components in Exhibit J hereto maintain their character as personal property for commercial law purposes. Agent shall take all reasonable action to maintain such character and shall obtain and record such instruments and take such steps as may be necessary to prevent any Person from acquiring any rights in such components by reason of such components being deemed to be real property.

                  SECTION 16. PERMITTED CONTESTS

                  (a) Agent shall not be required, nor shall Owner have the right, to pay, discharge or remove any tax, assessment, levy, fee, rent, charge, Lien or encumbrance, or to comply or cause any Unit Premises, Unit Improvements item of Unit FF&E or Unit to comply with any Legal Requirement applicable to any Unit Premises, Unit Improvements item of Unit FF&E or Unit or the occupancy, use or operation thereof, so long as no Event of Default exists under this Agreement, and, in the judgment of Agent's counsel, Agent shall have reasonable grounds to contest the existence, amount, applicability or

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





validity thereof by appropriate proceedings, which proceedings in the reasonable judgment of Owner, (i) shall not involve any material danger that any Unit Premises, Unit Improvements, item of Unit FF&E or Unit would be subject to sale, forfeiture, loss or loss of use as a result of failure to comply therewith, (ii) shall not affect the payment of any sums due and payable hereunder or result in any such sums being payable to any Person other than Owner or any Assignee,
(iii) will not place Owner in any danger of any monetary civil liability which is not adequately indemnified (Agent's obligations under Section 12 of this Agreement shall be deemed to be adequate indemnification if no Event of Default exists) or any other material civil liability or penalty or to any criminal liability, (iv) if involving taxes, shall suspend the collection of the taxes, and (v) shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Agent or any Unit Premises, Unit Improvements, item of Unit FF&E, or Unit is subject and shall not constitute a default thereunder (the "Permitted Contest"). Agent shall conduct all Permitted Contests in good faith and with due diligence and shall promptly after the final determination (including appeals) of any Permitted Contest, pay and discharge all amounts which shall be determined to be payable therein. Owner shall at Agent's expense cooperate in good faith with Agent with respect to all Permitted Contests conducted by Agent pursuant to this Section 16, including without limitation in assisting in the preparation of, and participating in, filings related to such Permitted Contests.

                  (b) At least ten (10) days prior to the commencement of any Permitted Contest, Agent shall notify Owner in writing thereof if the amount in contest exceeds $1,000,000, and shall describe such proceeding in reasonable detail. In the event that a taxing authority or subdivision thereof proposes an additional assessment or levy of any tax for which Agent is obligated to reimburse Owner under this Agreement, or in the event that Owner is notified of the commencement of an audit or similar proceeding which could result in such an additional assessment, then Owner shall in a timely manner notify Agent in writing of such proposed levy or proceeding.

                  (c) Owner and Agent agree that no Event of Default, Potential Default, Event of Unit Termination or Potential Event of Unit Termination shall be deemed to have occurred if the existence of the event causing such Event of Default, Potential Default, Event of Unit Termination or Potential Event of Unit Termination, as the case may be, is being contested by Agent as a Permitted Contest in accordance with the terms of this Section 16.

                  SECTION 17. SALE OR ASSIGNMENT BY OWNER

                  (a) Owner shall have the right to obtain equity and debt financing for the acquisition and ownership of any Unit Premises, Unit Improvements, Unit FF&E and Unit by selling or assigning its right, title and interest in any or all amounts due from Agent or any third Person under this Agreement; provided, that any such sale or assignment shall be subject to the rights and interests of Agent under this Agreement.

                  (b) Any Assignee shall, except as otherwise agreed by Owner and Assignee, have (to the exclusion of Owner) all the rights, powers, privileges and remedies

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





of Owner hereunder, and Agent's obligations as between itself and such Assignee hereunder shall not be subject to any claims or defense that Agent may have against Owner, other than the defense of payment or satisfaction of the obligation; provided that the foregoing shall not be deemed to be a waiver of any claims Agent may have against Owner. Upon written notice to Agent of any such assignment, Agent shall thereafter make payments of any and all sums due hereunder to Assignee, to the extent specified in such written notice, and only such payments to the applicable Assignee shall discharge the obligation of Agent hereunder and only to the extent of such payments. Anything contained herein to the contrary notwithstanding, no Assignee shall be obligated to perform any duty, covenant or condition required to be performed by Owner hereunder, and any such duty, covenant or condition shall be and remain the sole obligation of Owner.

                  SECTION 18. GENERAL CONDITIONS

                  The following conditions shall be applicable throughout the term of this Agreement:

                  18.1 Survival. All indemnities, representations and warranties and the obligation to pay Additional Rent (as defined in the Lease) shall survive the expiration or other termination hereof.

                  18.2 No Waivers. No advance hereunder shall constitute a waiver of any of the conditions of Owner's obligation to make further advances nor, in the event Agent is unable to satisfy any such condition, shall any waiver of such condition have the effect of precluding Owner from thereafter declaring such inability to be an Event of Default as herein provided. Any advance made by Owner and any sums expended by Owner pursuant to this Agreement shall be deemed to have been made pursuant to this Agreement, notwithstanding the existence of an uncured Event of Default. No advance at a time when an Event of Default exists shall constitute a waiver of any right or remedy of Owner existing by reason of such Event of Default, including, without limitation, the right to refuse to make further advances.

                  18.3 Owner and Assignee Sole Beneficiaries. All conditions of the obligation of Owner to make advances hereunder are imposed solely and exclusively for the benefit of Owner and Assignee and their assigns and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Owner will refuse to make advances in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Owner, with the consent of Assignee, at any time if in its sole discretion, it deems it advisable to do so. Inspections and approvals of any Unit Plans, Unit Premises, Unit Improvements, Unit FF&E, and Unit and the workmanship and materials used therein impose no responsibility or liability of any nature whatsoever on Owner, and no Person shall, under any circumstances, be entitled to rely upon such inspections and approvals by Owner for any reason.

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  18.4 No Offsets, Etc. The obligations of Agent to pay all amounts payable pursuant to this Agreement shall be absolute and unconditional under any and all circumstances of any character (including, without limitation, the circumstances set forth in clauses (A) through (K) below), and such amounts shall be paid without notice, demand, defense (except the defense of prior payment), setoff, deduction or counterclaim and without abatement, suspension, deferment, diminution or reduction of any kind whatsoever, except as herein expressly otherwise provided. Without limitation of the foregoing, the obligation of Agent to lease and pay Basic Rent (as defined in the Lease) for a Unit upon Substantial Completion is without any warranty or representation, express or implied, as to any matter whatsoever on the part of Owner or any Assignee or any Affiliate of either, or anyone acting on behalf of any of them.

                  AGENT HAS SELECTED AND SHALL SELECT ALL UNIT PREMISES, UNIT IMPROVEMENTS, UNITS AND ITEMS OF UNIT FF&E CONSTRUCTED, ACQUIRED OR ORDERED ON THE BASIS OF ITS OWN JUDGMENT. NEITHER OWNER NOR ANY ASSIGNEE NOR ANY AFFILIATE OF EITHER, NOR ANYONE ACTING ON BEHALF OF ANY OF THEM, MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE SAFETY, TITLE, CONDITION, QUALITY, QUANTITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION, OR ANY OTHER CHARACTERISTIC, OF ANY UNIT PREMISES, UNIT IMPROVEMENTS, UNIT OR ITEM OF UNIT FF&E, OR AS TO WHETHER ANY UNIT PREMISES, UNIT IMPROVEMENTS, UNIT OR ITEM OF UNIT FF&E OR THE OWNERSHIP, USE, OCCUPANCY OR POSSESSION THEREOF COMPLIES WITH ANY LAWS, RULES, REGULATIONS OR REQUIREMENTS OF ANY KIND.

                  AS BETWEEN OWNER AND AGENT, ANY ASSIGNEE OR ANY INDEMNIFIED PERSON, AGENT WAIVES ANY AND ALL DEFENSES (EXCEPT THE DEFENSE OF FINAL AND INDEFEASIBLE PRIOR PAYMENT), SET-OFFS, DEDUCTIONS, COUNTERCLAIMS (OTHER THAN COMPULSORY COUNTERCLAIMS) (OR OTHER RIGHTS), EXISTING OR FUTURE, TO ITS OBLIGATION TO PAY ALL AMOUNTS PAYABLE HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY RELATING TO:

                  (A) THE SAFETY, TITLE, CONDITION, QUALITY, QUANTITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION, OR ANY OTHER QUALITY OR CHARACTERISTIC OF ANY UNIT PREMISES, UNIT IMPROVEMENTS, UNIT OR ITEM OF UNIT FF&E, LATENT OR NOT;

                  (B) ANY SET-OFF, COUNTERCLAIM (OTHER THAN COMPULSORY COUNTERCLAIMS), RECOUPMENT, ABATEMENT, DEFENSE (EXCEPT THE DEFENSE OF FINAL AND INDEFEASIBLE PRIOR PAYMENT) OR OTHER RIGHT WHICH AGENT MAY HAVE AGAINST OWNER, ANY ASSIGNEE, OR ANY INDEMNIFIED PERSON FOR ANY REASON WHATSOEVER ARISING OUT OF THIS OR ANY OTHER TRANSACTION OR MATTER;

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  (C) ANY DEFECT IN TITLE OR OWNERSHIP OF ANY UNIT PREMISES, UNIT IMPROVEMENTS, OR UNIT OR ANY TITLE ENCUMBRANCE NOW OR HEREAFTER EXISTING WITH RESPECT TO THE UNIT PREMISES, UNIT IMPROVEMENTS, UNIT OR ITEM OF UNIT FF&E;

                  (D) ANY FAILURE OR DELAY IN DELIVERY OR ANY LOSS, THEFT OR DESTRUCTION OF, OR DAMAGE TO, ANY UNIT PREMISES, UNIT IMPROVEMENTS, UNIT OR ITEM OF UNIT FF&E IN WHOLE OR IN PART, OR CESSATION OF THE USE OR POSSESSION OF ANY UNIT PREMISES, UNIT IMPROVEMENTS, UNIT OR ITEM OF UNIT FF&E BY AGENT FOR ANY REASON WHATSOEVER AND OF WHATEVER DURATION, OR ANY CONDEMNATION, CONFISCATION, REQUISITION, SEIZURE, PURCHASE, TAKING OR FORFEITURE OF ANY UNIT PREMISES, UNIT IMPROVEMENTS, UNIT OR ITEM OF UNIT FF&E IN WHOLE OR IN PART;

                  (E) ANY INABILITY OR ILLEGALITY WITH RESPECT TO THE USE, OWNERSHIP, OCCUPANCY OR POSSESSION OF THE UNIT PREMISES, UNIT
IMPROVEMENTS, UNIT OR ITEMS OF UNIT FF&E BY AGENT;

                  (F) ANY INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING BY OR AGAINST AGENT OR OWNER OR ANY ASSIGNEE;

                  (G) ANY FAILURE TO OBTAIN, OR EXPIRATION, SUSPENSION OR OTHER TERMINATION OF, OR INTERRUPTION TO, ANY REQUIRED LICENSES, PERMITS, CONSENTS, AUTHORIZATIONS, APPROVALS OR OTHER LEGAL REQUIREMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT;

                  (H) THE INVALIDITY OR UNENFORCEABILITY OF THIS AGREEMENT OR ANY OTHER INFIRMITY HEREIN OR ANY LACK OF POWER OR AUTHORITY OF OWNER OR AGENT TO ENTER INTO THIS AGREEMENT;

                  (I) ANY RESTRICTION ON THE EXCHANGE OF THE CURRENCY OF THE REPUBLIC OF TRINIDAD AND TOBAGO INTO U.S. DOLLARS OR THE TRANSFER OF FUNDS TO THE UNITED STATES;

                  (J) AGENT OR ANY OTHER PERSON AT ANY TIME HAVING IMMUNITY FROM SUIT, PREJUDGMENT, ATTACHMENT, ATTACHMENT IN AID OF EXECUTION OR EXECUTION ON THE GROUNDS OF SOVEREIGNTY OR OTHERWISE; OR

                  (K) ANY OTHER CIRCUMSTANCES OR HAPPENING WHATSOEVER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER OR NOT SIMILAR TO ANY OF THE FOREGOING.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  AGENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS WHICH IT MAY NOW HAVE OR WHICH AT ANY TIME HEREAFTER MAY BE CONFERRED UPON IT, BY STATUTE OR OTHERWISE, TO TERMINATE, CANCEL, QUIT, RESCIND OR SURRENDER THIS AGREEMENT EXCEPT IN ACCORDANCE WITH THE EXPRESS TERMS HEREOF. The making of payments under this agreement by Agent (including without limitation payments pursuant to Section 12 hereof) shall not be deemed to be a waiver of any claim or claims that Agent may in a separate action assert against Owner or any other person. Owner agrees to repay Agent amounts paid to Owner to the extent such payments were in error and are not required by any of the terms and provisions of this Agreement.

                  18.5 No Recourse. (a) Owner's obligations hereunder are intended to be the obligations of a limited partnership and of the corporation which is the general partner thereof only and no recourse for the payment of any amount due under this Agreement or any other Operative Document, or for any claim based thereon or otherwise in respect thereof, shall be had against any limited partner of Owner or any incorporator, shareholder, officer, director or Affiliate, as such, past, present or future, of such corporate general partner or of any corporate limited partner or of any successor corporation to such corporate general partner or any corporate limited partner of Owner, or against any direct or indirect parent corporation of such corporate general partner or of any limited partner of Owner or any other subsidiary or Affiliate or any such direct or indirect parent corporation or any incorporator, shareholder, officer or director, as such, past, present or future, of any such parent or other subsidiary or Affiliate, it being understood that Owner is a limited partnership formed for the purpose of the transactions involved in and relating to this Agreement, the Lease and the Operative Documents on the express understanding aforesaid. Nothing contained in this subsection 18.5(a) shall be construed to limit the exercise or enforcement, in accordance with the terms of this Agreement, the Lease and the Operative Documents and any other documents referred to herein, of rights and remedies against the limited partnership or the corporate general partner of Owner or the assets of the limited partnership or the corporate general partner of Owner.

                  (b) Agent's obligations hereunder are intended to be the obligations of a limited partnership and of the corporation which is the general partner thereof only and no recourse for any obligation of Agent hereunder, or for any claim based thereon or otherwise in respect thereof, shall be had against any limited partner of Agent or any incorporator, shareholder, officer or director, or Affiliate, as such, past, present or future of such corporate general partner or limited partner or of any successor corporation to such corporate general partner or any corporate limited partner of Agent, or against any direct or indirect parent corporation of such corporate general partner or of any limited partner of Agent or any other subsidiary or Affiliate of any such direct or indirect parent corporation or any incorporator, shareholder, officer or director, as such, past, present or future, of any such parent or other subsidiary or Affiliate. Nothing contained in this subsection 18.5(b) shall be construed to limit the exercise or enforcement, in accordance with the terms of this Agreement, the Lease and the Operative Documents and any other documents referred to herein, of rights and remedies against the limited partnership or the

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





corporate general partner of Agent or the assets of the limited partnership or the corporate general partner of Agent.

                  18.6 Notices.

                  (a) All notices, offers, acceptances, approvals, waivers, requests, demands and other communications hereunder or under any other instrument, certificate or other document delivered in connection with the transactions described herein shall be in writing, shall be addressed as provided below and shall be considered as properly given (i) if delivered in person, (ii) if sent by express courier service (including, without limitation, Federal Express, Emery, DHL, Airborne Express, and other similar express delivery services), (iii) in the event overnight delivery services are not readily available, if mailed by international airmail, postage prepaid, registered or certified with return receipt requested, or (iv) if sent by telecopy and confirmed; provided, that in the case of a notice by telecopy, the sender shall in addition confirm such notice by writing sent in the manner specified in clauses (i), (ii) or (iii) of paragraph (a) of this subsection
18.6. All notices shall be effective upon receipt by the addressee; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. For the purposes of notice, the addresses of the parties shall be as set forth below; provided, however, that any party shall have the right to change its address for notice hereunder to any other location by giving written notice to the other party in the manner set forth herein. The initial addresses of the parties hereto are as follows:

                  If to Owner:

                  Nitrogen Leasing Company, Limited Partnership
                  c/o Nitrogen Leasing Capital, Inc.
                  North Tower-27th Floor
                  World Financial Center
                  250 Vesey Street
                  New York, NY 10281
                  Attention: Marjorie A. Hargrave
                  Telephone: (212) 449-6155
                  Telecopy:  (212) 449-7298

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                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  If to Agent:

                  Arcadian Fertilizer, L.P.
                  6750 Poplar Avenue
                  Suite 600
                  Memphis, Tennessee  38138-7419
                  Attention:  Vice President-Legal and General Counsel
                  Telephone:  (901) 758-5233
                  Telecopy:   (901) 758-5201

                           and

                  Arcadian Fertilizer, L.P.
                  6750 Poplar Avenue
                  Suite 600
                  Memphis, Tennessee  38138-7419
                  Attention:  Treasurer
                  Telephone:  (901) 758-5266
                  Telecopy:   (901) 758-5202

With a copy of all notices under this subsection 18.6 to Arcadian Corporation at the same address as Agent and to any Assignee at such address as such Assignee may specify by written notice to Owner and Agent.

                  (b) Owner shall use reasonable efforts to give to Agent, within five days of receipt, a copy of all notices received by Owner pursuant to any Credit Agreement and any other notices received with respect to any Unit Premises, Unit Improvements, item of Unit FF&E, or Unit.

                  18.7 Modifications. Neither this Agreement nor any provision hereof may be changed, waived or terminated, orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver or termination is sought.

                  18.8 Rights Cumulative. All rights, powers and remedies herein given to Owner are cumulative and not alternative, and are in addition to all statutes or rules of law; any forbearance or delay by Owner in exercising the same shall not be deemed to be a waiver thereof, and the exercise of any right or partial exercise thereof shall not preclude the further exercise thereof, and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by Owner. All representations and covenants by Agent shall survive the making of the advances, and the provisions hereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns, if any, of the parties hereto. Except to the extent provided in subsection 2.1 hereof, Agent may not, however, assign its rights or obligations as agent hereunder.

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                                                     THIS AGREEMENT FOR LEASE IS
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                  18.9 GOVERNING LAW. THIS AGREEMENT HAS BEEN EXECUTED AND
DELIVERED IN THE STATE OF NEW YORK. AGENT AND OWNER AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY THE LAWS OF THE STATE OF NEW YORK, THIS AGREEMENT, AND THE RIGHTS AND DUTIES OF AGENT AND OWNER HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL
OBLIGATIONS LAW) IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION IN RESPECT OF ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. AGENT HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTIES, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF
THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK IN ANY ACTION, SUIT OR
PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS
AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED
BY APPLICABLE LAW, AGENT HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF
MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, AGENT AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION
WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. AGENT AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. OWNER AND AGENT EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN TORT OR CONTRACT OR OTHERWISE) RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. OWNER AND AGENT ACKNOWLEDGE THAT THE PROVISIONS OF THIS SUBSECTION 18.9 HAVE
BEEN BARGAINED FOR AND THAT THEY HAVE BEEN REPRESENTED BY COUNSEL IN CONNECTION THEREWITH.

                  18.10 Confidentiality. Agent and Owner agree to treat information concerning the structure and documentation of this Agreement and the Lease confidentially, except to the extent that disclosure is required by law (in which circumstance such party will use reasonable efforts to notify the other party prior to such disclosure of any information). The foregoing constraint shall not include information: (i) that is now in the public domain or subsequently enters the public domain without fault on the part of the party proposing to disclose the same; (ii) currently known to Agent or

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                                                     THIS AGREEMENT FOR LEASE IS
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Owner from its own sources as evidenced by its prior written records; (iii) that
Agent or Owner receives from a third party not under any obligation to keep such information confidential; and (iv) that is provided by Owner or Agent to counsel, consultants, other advisors and regulatory authorities or lenders under the Revolving Loan Facility, and Assignees or proposed Assignees, provided such parties agree (including in writing if so requested by the non-providing party) to treat any information so provided as similarly confidential.

                  18.11 Captions. The captions in this Agreement are for convenience of reference only, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

                  18.12 Unit Designation. Owner recognizes Agent's right to call any Unit by such name or designation as Agent may deem appropriate or reliable in the ordinary course of Agent's business and to place such signs, labels, plates or other markings on any Unit Premises, Unit Improvements or Unit as Agent may desire in exercising such right, subject to the provisions of subsection 9.11 hereof.

                  18.13 Owner Capitalization. Owner shall provide to Agent on the date hereof and hereafter upon the reasonable request of Agent, a balance sheet of Owner certified by Owner and showing that Owner's capitalization is such that at least 3.9% of its capitalization shall consist of contributions from Owner's general partner and limited partners.

                  18.14 Conveyance of Easements, etc. In connection with any sale of any Unit Premises, Unit Improvements, Unit FF&E or Unit pursuant to this Agreement, Owner shall convey, and the purchaser shall accept a conveyance of, Owner's interest in the Operating Agreement, the Gas Contract, all easements, licenses, Ground Leases, Ancillary Facility Agreements and similar agreements for the benefit of such Unit Premises, Unit Improvements, Unit FF&E or Unit, or adjacent property, such conveyance to be without warranty by, or recourse to, Owner, except that such interest shall be free of any Liens resulting from Owner's willful or knowing act or omission unrelated to an occurrence of an Event of Default or an Event of Unit Termination.

                  18.15 Partnership Existence. Upon obtaining the prior written consent of Owner, which consent shall not be unreasonably withheld or denied, Agent shall not be obligated to preserve its status as a partnership not taxable as a corporation, and Agent shall be permitted to change its status as a partnership.

                  SECTION 19. AGENT'S RIGHT TO PURCHASE

                  Upon the occurrence of an Event of Default and upon the written request of Agent, which shall be received by Owner and any Assignee not later than fifteen (15) Business Days subsequent to receipt by Agent of notice (an "Event of Default Notice") from Owner or any Assignee pursuant to this Agreement that an Event of Default has occurred, Agent shall have the right, but not the obligation, not later than thirty (30)

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





Business Days after Agent received the notice of the Event of Default from Owner or any Assignee, to purchase all Units at a price equal to the Unit Acquisition Cost for such Units; provided that the purchase option contained in this paragraph shall not be available to Agent if the purchase price and all other amounts paid by Agent would in the circumstances in which such payment is made constitute a preferential payment or a voidable transfer pursuant to the provisions of the Federal Bankruptcy Code in a bankruptcy proceeding by or against Agent or would otherwise result in the payment being subject to recapture from Owner. In connection with, and as a condition to, the purchase of all Units pursuant hereto, (i) Agent shall pay at the time of purchase, in addition to the Unit Acquisition Cost, all other amounts payable by Agent under this Agreement, including, without limitation, all Accrued Default Obligations, and all transfer taxes, transfer gains taxes, mortgage recording tax, if any, recording and filing fees and all other similar taxes, fees, expenses and closing costs (including reasonable attorneys' fees) in connection with the conveyance of such Unit to Agent and all other amounts owing hereunder, and (ii) when Owner transfers title, such transfer shall be on an as-is, non-installment sale basis, without warranty by, or recourse to, Owner, except that such title shall be free of any Liens resulting from Owner's willful or knowing act or omission.

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                      Nitrogen Leasing Company, Limited
                                        Partnership, by
                                      Nitrogen Leasing Capital, Inc., its
                                            General Partner




                                      By /s/ Marjorie A. Hargrave
                                         --------------------------------------
                                         Name:  Marjorie A. Hargrave
                                         Title: Vice President and
                                                Assistant Secretary




                                      Arcadian Fertilizer, L.P., by
                                      Arcadian Corporation, its General Partner




                                      By /s/ John H. Gheens
                                         --------------------------------------
                                         Name:  John H. Gheens
                                         Title: Treasurer

                                                     THIS AGREEMENT FOR LEASE IS
                                                    CONFIDENTIAL AND PROPRIETARY





                                   EXHIBIT A

                            COPY OF LEASE AGREEMENT
                                  (SEE TAB 15)

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                                   EXHIBIT B


AFL UNIT LEASING RECORD to          Lessor:  Nitrogen Leasing Company,
the Lease Agreement, dated                   Limited Partnership
as of March 27, 1996,                        Lessee:  Arcadian Fertilizer, L.P.
between Nitrogen Leasing Company,
Limited Partnership, as lessor,
and Arcadian Fertilizer, L.P.,
as lessee (the "Lease Agreement").


A.       Unit Premises No.: ____
         Effective Date of this AFL
         Unit Leasing Record ("AFL ULR") ___________ __, 19__.

B.       PLEASE COMPLETE THE FOLLOWING STATEMENTS, IF APPLICABLE:

         1.      This AFL ULR relates to [Deed/Ground Lease] dated
                 ________ __ 19__.

         UNIT PREMISES DESCRIPTION AND RENTAL INFORMATION.

C.       Type of Property (use category specified in Exhibit A to the Lease
         Agreement)

D.       Specific Description:  (See Schedule A hereto if more space needed)

         ----------------------------------------------------------------------

         ----------------------------------------------------------------------

E.       Location of
         Unit Premises
                          -----------------------------------------------------
                                           State   County   City        Country

F. Unit Acquisition Cost under the Agreement for Lease as at the date hereof is $_____________.

G. If the effective date of this AFL ULR is after the first day of the month and prior to the Lease Rate Date in such month, the partial first month's Basic Rent for Unit Premises placed under lease by this AFL ULR will be paid from the date of this AFL ULR until the end of the month on the Basic Rent Payment Date in such month. If the Effective Date of the AFL ULR falls on or after the Lease Rate Date, the partial first month's Basic Rent will be paid from the date of this AFL ULR until the end of the month on the next succeeding Basic Rent Payment Date.

H. The Initial Term and Renewal Term for the Unit Premises placed under lease pursuant to this AFL ULR will be in accordance with the Lease Agreement.

I.       The Basic Rent is as defined in the Lease Agreement.

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

J. Termination of the lease of the Property or Equipment leased pursuant to this AFL ULR will be in accordance with the Lease Agreement.

K.       ACKNOWLEDGMENT AND EXECUTION

         The undersigned Lessor hereby leases to the undersigned Lessee, and the Lessee acknowledges delivery to it in good condition and otherwise as required by the Lease of the Unit Premises described on this AFL ULR. The Lessee agrees to pay the Basic Rent, Additional Rent and additional payments set forth in the Lease Agreement. The covenants, terms and conditions of this lease are those appearing in the Lease Agreement, as it may from time to time be amended, which covenants, terms and conditions are hereby incorporated by reference. The terms used herein have the meaning assigned to them in the Lease Agreement.


         Arcadian Fertilizer, L.P., Lessee     Nitrogen Leasing Company, Limited
         By Arcadian Corporation, its            Partnership, Lessor
           General Partner                     By Nitrogen Leasing Capital,
                                                 Inc., its General Partner




         By                                    By
           -----------------------------------   -------------------------------
           Name:                                 Name:
           Title:                                Title:

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                                   EXHIBIT C

                        FORM OF ACQUISITION CERTIFICATE
            WITH RESPECT TO UNIT PREMISES LOCATED AT _____________*


                 Arcadian Fertilizer, L.P. ("Agent"), under a certain Agreement for Lease (the "Agreement for Lease") dated as of March 27, 1996 entered into between Nitrogen Leasing Company, Limited Partnership ("Owner") and Agent, hereby certifies to Owner and Assignee as follows:

                 1. Legal Description. Attached hereto at Tab 1 is a complete and correct copy of the legal description of the Unit Premises located at _____________. The Unit Premises are being (acquired in fee; leased pursuant to a Ground Lease).

                 2. Unit Plans. Attached hereto at Tab 2 is a complete and correct copy of the Unit Plans for the Unit Improvement to be constructed on the Unit Premises, and initialed to show Agent's and Owner's approval.

                 3. Unit Budget. Attached hereto at Tab 3 is a complete and correct copy of the Unit Budget for the Unit, including an itemization of all Unit Acquisition Costs to Owner incurred to date or to be incurred in connection with the acquisition of Owner's interest in the Unit Premises and with the construction and equipping of the Unit.

                 4. Unit FF&E Specifications. Attached hereto at Tab 4 is a complete and correct copy of the Unit FF&E Specifications initialed to show Agent's approval. [IF NO UNIT FF&E ARE CONTEMPLATED, PLEASE INDICATE THIS.]

                 5. Title Information. Attached hereto at Tab 5 is a copy of the underlying documents of record affecting fee title to the Unit Premises from the appropriate Governmental Authority or such other evidence of title reasonably required by Owner in paragraph (g) of Section 4 of the Agreement for Lease.

                 6. Utilities. All easements, licenses, rights of way, rights of access and utility services and facilities (including, without limitation, gas, electrical, water and sewage services and facilities) (a) which are necessary and required during the construction period [HAVE BEEN COMPLETED; OR WILL BE AVAILABLE IN SUCH A MANNER THAT CONSTRUCTION WILL NOT BE IMPEDED BY


-------------------------------------

* All capitalized terms used in this Certificate shall have the meanings given to such terms in the Agreement for Lease.

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                          A LACK THEREOF] and (b) which are necessary for the occupancy of the Unit and the installment of the Unit Improvements thereon and for the completion and operation of the Unit in accordance with the Unit Plans are or will be completed in such a manner and at such a time as will assure the completion and operation of the Unit on or before the Unit Completion Date.

                 7. Permits. All Permits required for the construction of the Unit Improvements (other than the governmental approval of the Town and Country Planning Authority of the Republic of Trinidad and Tobago, which approval will be obtained prior to completion of construction of the Ammonia Project) have been or will be issued in such a manner that construction will not be impeded by a lack thereof. No work for which a Permit or governmental approval is required will be commenced or continued unless and until such permit or governmental approval required therefor has been issued or obtained, and once issued or obtained will remain in full force and effect.

                 8. Construction Agreements. Attached hereto at Tab 6 is a complete and correct copy of each Construction Agreement, or if each such Construction Agreement has not been executed on such date, a copy of the letter agreement, dated February 16, 1996 between Owner and The M.W. Kellogg Company with respect to construction of the Ammonia Project, a copy of the interim work scope set forth in the four "Schedule A" books dated January, 1996, and a copy of the letter agreement dated March 14, 1996 between The M.W. Kellogg Company and Owner with respect to the anticipated cost and construction period with respect to the completion of the Ammonia Project.

                 9. Request for Advance. Attached hereto at Tab 7 is a duly executed AIA Document G722 or a substantially similar document.

                 10. Representations of Agent. (i) All costs and expenses which are the subject of the Initial Advance requested have been paid in full or will be paid in full out of the proceeds of the Initial Advance, (ii) there are no Liens on the Unit Premises of which Agent has knowledge that are not Permitted Liens,
                          (iii) all representations and warranties made in the Agreement for Lease, in the Lease, and in connection with the Initial Advance, are and remain true and correct in all material respects on and as of the date of the Initial Advance (except to the extent such representations and warranties expressly relate specifically to an earlier date) and (iv) no Event of Default, Potential Default or, with respect to the Unit for which the

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                          Initial Advance is requested, Event of Unit
                          Termination or Casualty Event or Potential Event of Unit Termination, under the Agreement for Lease has occurred and is continuing on the date such Initial Advance is to be made or by reason of giving effect to such Initial Advance.

                 11. Appraisal. If this advance relates to the Ammonia Project, attached hereto at Tab 8 is an appraisal prepared by Arthur Andersen & Co., which appraisal shall include (i) a "value in use" fair market valuation of the Ammonia Project as of the date of Substantial Completion of the Ammonia Project, which fair market valuation shall equal or exceed $285,000,000, and (ii) a "value in use" fair market valuation of the Ammonia Project of at least $199,500,000 as at March 31, 2003.


Dated:               , 19                 Arcadian Fertilizer, L.P. by Arcadian
      ------------ --    ---                 Corporation, its General Partner


                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:


Unit Completion Date:

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                                   EXHIBIT D

                      FORM OF INTERIM ADVANCE CERTIFICATE
               WITH RESPECT TO UNIT PREMISES LOCATED AT _________
              IN CONNECTION WITH A REQUEST FOR AN INTERIM ADVANCE


                 Arcadian Fertilizer, L.P. ("Agent"), under a certain Agreement for Lease (the "Agreement"), dated as of March 27, 1996, entered into with Nitrogen Leasing Company, Limited Partnership ("Owner"), delivers this Interim Advance Certificate pursuant to Section 5 of the Agreement with respect to the above noted Unit Premises. All terms used in this Certificate shall have the meanings given to such terms in the Agreement. Agent hereby certifies to Owner and Assignee as follows:

                 1. Continuing Representations of Agent. All representations and warranties made in the Agreement, in the Lease, and in connection with the Interim Advance are and remain true and correct in all material respects on and as of the date of the Interim Advance (except to the extent such representations and warranties expressly relate specifically to an earlier date) and no Event of Default, Potential Default or, with respect to the Unit for which the Interim Advance is requested, Event of Unit Termination or Casualty Event or Potential Event of Unit Termination under this Agreement has occurred and is continuing on the date such Interim Advance is to be made or by reason of giving effect to such Interim Advance.

                 2. Construction Progress. If reasonably requested in writing by Owner at least three (3) Business Days prior to the making of an Interim Advance, attached hereto at Tab 1 is (a) an inspection report from an independent party and (b) true copies of unpaid invoices, receipted bills and Lien waivers and such other supporting information as may be requested by Owner.

                 3. No Other Security Interests. All materials and fixtures incorporated in the construction of the Unit Improvements have been purchased so that title thereto shall have vested in Owner immediately upon delivery thereof to the Unit Premises, except for Permitted Liens and if requested by Owner at least three (3) Business Days prior to the making of an Interim Advance, attached hereto at Tab 2 are copies of the contracts, bills of sale, statements, receipted vouchers, or other documents under which title thereto is claimed.

                 4. Statements of Expenditures. If requested in writing by Owner, attached hereto at Tab 3 is a statement setting forth the names, addresses and amounts due or to become due as well as the amounts previously paid to every contractor or subcontractor furnishing materials, performing labor or entering into the construction of any part of the Unit Improvements.

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                 5. Request for Advance. Attached hereto at Tab 4 is a duly executed AIA Document G722 or a substantially similar document.

                 6. Evidence of Compliance. If requested, attached hereto at Tab 5 are such documents, reports, certificates, affidavits and other information as reasonably required by Owner and any Assignee to evidence compliance by Agent with all of the provisions of the Agreement.

                 7. Construction Agreements. If not previously delivered to Owner, attached hereto at Tab 6 is a fully executed and complete copy of any Construction Agreement in effect on the date hereof.


Dated:               , 19          Arcadian Fertilizer, L.P. by Arcadian
        ---------- --    --           Corporation, its General Partner

                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                                   EXHIBIT E

                 FORM OF CERTIFICATE OF SUBSTANTIAL COMPLETION
               WITH RESPECT TO UNIT PREMISES LOCATED AT _________
                IN CONNECTION WITH A REQUEST FOR A FINAL ADVANCE


                 Arcadian Fertilizer, L.P. ("Agent"), under a certain Agreement for Lease (the "Agreement"), dated as of March 27, 1996, entered into with Nitrogen Leasing Company, Limited Partnership ("Owner"), delivers this Certificate of Substantial Completion pursuant to Section 6 of the Agreement with respect to the above noted Unit Premises. All terms used in this Certificate shall have the meanings given to such terms in the Agreement.
Agent hereby certifies to Owner and Assignee as follows:

                 1. Construction and Equipping of the Unit. The Unit Improvements (including all interior finish work, but exclusive of punch list items) has been completed within the Unit Budget and in all material respects in accordance with the Construction Agreement and the Unit Plans, including testing, and are accepted by Agent.

                 2. Permits. All Permits and governmental approvals with respect to the Unit have been issued or obtained and are in full force and effect.

                 3. Liens. The Unit, including interior finish work, has been completed as contemplated in paragraph (e) of
                          Section 6 of the Agreement free of all Liens, except for Permitted Liens (all of which are to be itemized as to the nature, amount, claimant and status) and there are no current Permitted Contests with respect to the Unit (or, if any, the nature, amount, claimant and status thereof).

                 4. Final Survey. Attached hereto at Tab 3 is a final survey showing the completed Unit Improvements, all easements on the Unit Premises and indicating the location of access to the Unit Premises and all utility and water easements directly affecting the Unit Premises.

                 5. Utilities. Connection has been made to all appropriate utility facilities and the Unit Improvements are ready for occupancy and operation.

                 6. Continuing Representations of Agent. All representations and warranties made in the Agreement, in the Lease, and in connection with this Final Advance are and remain true and correct in all material respects on and as of the date of the Final Advance (except to the extent such representations and warranties expressly relate specifically to an earlier date) and no Event of Default, Potential Default or, with respect to the Unit for which the Final

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                          Advance is requested, Event of Unit Termination or Casualty Event or Potential Event of Unit Termination under this Agreement has occurred and is continuing on the date such Final Advance is to be made or by reason of giving effect to such Final Advance.

                 7. AFL Unit Leasing Record. Attached hereto at Tab 4 is a duly executed AFL Unit Leasing Record.

                 8. Request for Advance. Attached hereto at Tab 5 is a duly executed AIA Document G722 or a substantially similar document.


Dated:               , 19       Arcadian Fertilizer, L.P. by Arcadian
       ----------- --    --        Corporation, its General Partner


                                By:
                                   ------------------------------------
                                   Name:
                                   Title:

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                                   EXHIBIT F

                     FORM OF CERTIFICATE OF INCREASED COST
               WITH RESPECT TO UNIT PREMISES LOCATED AT _________
             IN CONNECTION WITH A REQUEST FOR A COMPLETION ADVANCE


                 Arcadian Fertilizer, L.P. ("Agent"), under a certain Agreement for Lease (the "Agreement"), dated as of March 27, 1996, entered into with Nitrogen Leasing Company, Limited Partnership ("Owner"), delivers this Certificate of Increased Cost pursuant to Section 7 of the Agreement with respect to the above noted Unit Premises. All terms used in this Certificate shall have the meanings given to such terms in the Agreement. Agent hereby certifies to Owner and Assignee as follows:

                 1. Continuing Representations of Agent. All representations and warranties made in the Agreement, in the Lease, and in connection with this Completion Advance are and remain true and correct in all material respects on and as of the date of the Completion Advance (except to the extent such representations and warranties expressly relate specifically to an earlier date) and no Event of Default, Potential Default or, with respect to the Unit for which the Completion Advance is requested, Event of Unit Termination or Casualty Event or Potential Event of Unit Termination under this Agreement has occurred and is continuing on the date such Completion Advance is to be made or by reason of giving effect to such Completion Advance.

                 2. Revised AFL Unit Leasing Record. Attached hereto at Tab 1 is a revised AFL Unit Leasing Record prepared by Agent.

                 3. Request for Advance. Attached hereto at Tab 2 is a duly executed AIA Document G722 or a substantially similar document.


Dated:               , 19         Arcadian Fertilizer, L.P. by Arcadian
        ---------- --    --          Corporation, its General Partner


                                  By:
                                     ------------------------------------
                                     Name:
                                     Title:

                                                                       EXHIBIT G
                            UNIT FF&E SPECIFICATIONS

ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              16-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      ISBL

Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------
             CLASS B:       FURNACES/FIRED HEATERS
             101-B          Primary Reformer
             101-BJ1        Forced Draft Fan
             101-BJ1M       Motor for 101-BJ1
             101-BJ2        Induced Draft Fan
             101-BJ2T       Turbine for 101-BJ2
             101-BL1        Combustion Air Preheater
             102-B          Start-up Heater
             102-BL2        Primary Reformer Catalyst Unloading Equip.

             CLASS C:       EXCHANGERS
             101-C          Secondary Reformer Waste Heat Boiler

             102-C          HP Steam Superheater

             103-C1/C2      HTS Effluent BFW Preheater/Steam Generator
             105-C          CO2 Stripper Reboiler
             106-C          LTS Effluent/LP BFW Exchanger
             107-C          CO2 Stripper Quench Cooler
             109-C          Lean Solution/BFW Exchanger
             110-C          Lean Solution Cooler
             111-C          CO2 Stripper Ejector Steam Generator
             114-C          Methanator Feed/Effluent Exchanger
             115-C          Methanator Effluent Cooler
             120-C          Ammonia Unitized Chiller
             120-CF1        1st Stage Refrig. Flash Drum
             120-CF2        2nd Stage Refrig. Flash Drum

ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              16-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      ISBL

Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------
             120-CF3        3rd Stage Refrig. Flash Drum
             120-CF4        4rd Stage Refrig. Flash Drum
             121-C          Ammonia Conv. Feed/Effluent Exchanger            Integral w/105D
             122-C1         Ammonia Conv. Bed 1 Interchang.                  Integral w/105D
             122-C2         Ammonia Conv. Bed 2 Interchang.                  Integral w/105D
             122-C3         Ammonia Conv. Bed 3 Interchang.
             123-C1         Ammonia Conv. Eff./Preheater Exch.
             123-C2A        Ammonia Conv. Eff./Stm. Gen.
             123-C2B        Ammonia Conv. Eff./BFW Preheater
             124-C          Ammonia Conv. Eff./Cooler
             127-C          Regrigerant Condenser
             128-C          Refrig. Comp. 3rd Stage Intercooler
             130-C          Syn. Gas Comp. Suction Chiller
             133-C          Feed Gas Comp. Kickback Cooler
             134-C          Syn. Gas Comp. Kickback Cooler
   B         160-C          Ammonia Dist. Column Reboiler
             161-C1         Aqual Ammonia Interchanger
             161-C2         Aqual Ammonia Interchanger
             167-C          Regrig. Comp. Second Stage Intercooler
             172-C          Methanator Start-Up Heater
             173-C          Start-Up Cooler
             174-C          Stripped Cond. Cooler
             183-C          MOL Sieve Regeneration Heater
             188-CA         Condensate Stripper Feed/Eff. Exchanger
             188-CB         Condensate Stripper Feed/Eff. Exchanger
             188-CC         Condensate Stripper Feed/Eff. Exchanger

ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              16-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      ISBL


Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------
             CLASS D:       REACTORS
             103-D          Secondary Reformer
             104-D1         High Temperature Shift Converter
             104-D2         Low Temperature Shift Converter
             105-D          Ammonia Syn Converter
             106-D          Methanator
             107-D          Primary Reformer eff. Transfer Line                 Asoc. w/RAD Sect. 101B & 103D
             108-DA         Desulfurizer
             108-DB         Desulfurizer
             109-DA         Molecular Sieve Drier
             109-DB         Molecular Sieve Drier



             CLASS E:       TOWERS
             101-E          CO2 Absorber
             102-E          CO2 Stripper
             103-E          LP Ammonia Scrubber
             104-E          HLP Ammonia Scrubber
             105-E          Ammonia Distillation Column
             105-E          Process Condensate Stripper

             CLASS F:       DRUMS/TANKS
             101-F          Steam Drum
             102-F1         Raw Gas Separator                                   Single Drum/2 Compartments
             102-F2         CO2 Absorber Overhead K.O. Drum                     Single Drum/2 Compartments
             104-F          Stm. Gas Comp. Suction Drum
             106-F          Ammonia Separator
             107-F          Ammonia Letdown Drum

ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              16-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      ISBL

Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------
             109-F          Refrigerant Receiver
             114-F          Benfield Solution Storage Tank
             115-F          Benfield Solution Sump
             118-F          Benfield Carbon Filter
             132-F          Lean Solution Flash Tank
             144-F          Feed Gas K.O. Drum
             156-F          Steam Blowdown Drum
             157-F          Mole Sieve Regn. Cond. Drum

             CLASS J:       ROTATING EQUIPMENT
             101-J          Air Compressor
             101-JCA        Air Compressor 1st Stage Intercooler
             101-JCB        Air Compressor 2nd Stage Intercooler
             101-JCC        Air Compressor 3rd Stage Intercooler
             101-JCD        Air Compressor 4th Stage Intercooler
             101-JL         Lube Oil Console for 101-J
             101-JT         Turbine for 101-J
             102-J          Feed Gas Compressor
             102-JT         Turbine Drive for 102-J                            Note: P&ID shows motor.
             103-J          Syn Gas Compressor
             103-JL         Common Lube Oil Console 102-J, 103-J & 105-J
             103-JT         Turbine for 103-J & 105-J
             103-JTC        Combine Surface Condenser
             103-JTCC       Inter/After Cond. for 103-JTC
             104-J          H.P. Boiler feed water pump
             104-JT         Turbine Drive for 104-J
             104-JA         H.P. Boiler feed water pump

ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              16-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      ISBL

Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------
             104-JAM        Motor Drive for 104-JA
             105-J          Ammonia Refrigerant Compressor
  B          107JA          Lean Solution Pump                               Helper Motor Included
             107JAHT        Hydraulic Turbine Drive for 107-JA
             107-JB         Lean Solution Pump
             107-JBM        Motor Drive for 107-JB
             107-JC         Lean Solution Pump
             107-JCT        Turbine Driver for 107-JC
             111-J          Benfield Transfer Pump
             111-JM         Motor Drive for 111-J
             112-J          Cond. Pump
             112-JM         Motor Drive for 112-J
             112-JA         Cond. Pump
             112-JAM        Motor Drive for 112-JA
             115-J          Benfield Sump Pump
             115-JM         Motor Drive for 115-J
             116-J          CO2 Stripper Quench Pump
             116-JM         Motor Drive for 116-J
             116-JA         Co2 Stripper Quench Pump
             116-JAM        Motor Drive for 116-JA
             120-J          Ammonia Reflux Pump
             120-JM         Motor Drive for 120-J
             120-JA         Ammonia Reflux Pump
             120-JAM        Motor Drive for 120-JA
             121-J          Process Cond. Pump
             121-JM         Motor Drive for 121-J
             121-JA         Process Cond. Pump (Spare)

ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              16-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      ISBL

Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------
             121-JAM        Motor Drive for 121-JA
             124-J          Cold Ammonia Product Pump
             124-JM         Motor Drive for 124-J
             124-JA         Cold Ammonia Product Pump
             124-JAM        Motor Drive for 124-JA
             130-J          Ammonia Distillation Column Feed Pump
             130-JM         Motor Drive for 130-J
             130-JA         Ammonia Distillation Column Feed Pump
             130-JAM        Motor Drive for 130-JA
             131-J          H.P. Scrubber Feed Pump
             131-JM         Motor Drive for 131-J
             131-JA         H.P. Scrubber Feed Pump
             131-JAM        Motor Drive for 131-JA

C            CLASS K:
C            2601-K         Control Building                                 Located outside of Battery Limits
C            2609-K         Switchgear Building                              Located outside of Battery Limits

             CLASS L:       SPECIAL EQUIPMENT
             101-L          Air Filter for 101-J
             104-L          Benfield Solution Filter
             106-L          Oxygen Scavenger Injection System
             107-L          Aqueous Ammonia Injection System
             108-L          Phosphate Injection System
             109-L          Benfield Antiform Injection System
             110-L          Benfield Solution Mixer
             111-L          Compressor Discharge Separator                   Deleted, resulting from type of comp. utilized.


ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              16-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      ISBL


Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------

             115-L          Benfield Sump Filter
             132-L1         Flash Tank Ejector #1
             132-L2         Flash Tank Ejector #2
             132-L3         Flash Tank Ejector #3
             132-L4         Flash Tank Ejector #4
             160-L          Purge Gas Recovery Unit                          PGRU
             161-L          Coalescer

             CLASS U:       UTILITY EQUIPMENT
   B         101-U          Deaerator

ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              08-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      OSBL


Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------
                CLASS A:    UTILITY BASIN & SUMP
   C            2101A       Cooling Tower Basin
   C            2201A       Sea Water Intake Structure
   C            2403A       Oil Intercepter
   C            2405A       Oil Containment Sump

                CLASS B:    FLARE
                2201-B      Ammonia Plant Flare
   C            2201-BL     Flame Front Generator
                2202-B      Ammonia Storage Flare Stack
                2202-BL     Flame Front Generator



                CLASS C:    EXCHANGERS
   C            2201-CA     Fresh Water/Sea Water Plate Exchanger
   C            2201-CB     Fresh Water/Sea Water Plate Exchanger
   C            2201-CC     Fresh Water/Sea Water Plate Exchanger
   C            2201-CD     Fresh Water/Sea Water Plate Exchanger
   C            2201-CE     Fresh Water/Sea Water Plate Exchanger
   C            2201-CF     Fresh Water/Sea Water Plate Exchanger

                CLASS F:    DRUMS/TANKS
   C            2001-F      Raw Water Storage Tank
   C            2002-F      Boiler Feed Water Tank
   C            2006-F      Boiler Blowdown Drum
                2010-F      Raw Water Receiving Tank
   C            2101-F      Ammonia Storage Tank

ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              08-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      OSBL

Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------
             2103-F         Fresh Cooling Water Makeup Tank
   C         2203-F         Caustic Storage Drum
   C         2204-F         Sulfuric Acid Drum
             2205-F         Ammonia Flare KO Drum
   C         2401-F         Wastewater Neutralization Tank

             CLASS J:       ROTATING EQUIPMENT
   C         2001-JA        Demineralizer Feed Pump
   C         2001-JB        Demineralizer Feed Pump
   C         2001-JC        Demineralizer Feed Pump
   C         2001-JAM       Motor Driver for 2001-JA
   C         2001-JBM       Motor Driver for 2001-JB
   C         2001-JCM       Motor Driver for 2001-JC
             2002-J         Boiler Feed Water Makeup Pump
             2002-JA        Boiler Feed Water Makeup Pump
             2002-JM        Motor Driver for 2002-J
             2002-JAM       Motor Driver for 2002-JA
             2003-J         Boiler Feed Water Pump
             2003-JA        Boiler Feed Water Pump
             2003-JM        Motor Driver for 2003-J
             2003-JAM       Motor Driver for 2003-JA
             2010-J         Fresh Water Receiving Pump
             2010-JA        Fresh Water Receiving Pump
             2010-JM        Motor for 2010-J
             2010-JAM       Motor for 2010-JA
             2201-JA        Fresh Cooling Water Pump

ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              08-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      OSBL

Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------

             2201-JB        Fresh Cooling Water Pump
             2201-JC        Fresh Cooling Water Pump
             2201-JAM       Motor Driver for 2201-JA
             2201-JBM       Motor Driver for 2201-JB
             2201-JCM       Motor Driver for 2201-JC
             2202-JA        Seawater Cooling Water Pump
             2202-JB        Seawater Cooling Water Pump
             2202-JC        Seawater Cooling Water Pump
             2202-JAM       Driver for 2202-JA
             2202-JBM       Driver for 2202-JB
             2202-JCM       Driver for 2202-JC
  B          2205-J         Caustic Transfer Pump
  B          2205-JA        Caustic Transfer Pump
  B          2205-JM        MOTOR DRIVER FOR 2205-J
  B          2205-JAM       MOTOR DRIVER FOR 2205-JA
  B          2206-J         Sulfuric Acid Transfer Pump
  B          2206-JA        Sulfuric Acid Transfer Pump
  B          2206-JM        Motor driver for 2206-J
  B          2206-JAM       Motor Driver for 2206-JA
  C          2208-J         Seawater CW Make-up Pump
  C          2208-JA        Seawater CW Make-up Pump
  C          2208-JM        Driver for 2208-J
  C          2208-JAM       Driver for 2208-JA
  B          2303-J         Emergency Generator
  B          2303-JF        Diesel Fuel Oil Storage Tank
  B          2303-JDE       Diesel Drive for 2303-J

ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              08-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      OSBL


Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------

  C          2401-J         Neutralization Tank Pump
  C          2401-JA        Neutralization Tank Pump
  C          2401-JM        Motor Driver for 2401-J
  C          2401-JAM       Motor Driver for 2401-JA

             CLASS L:       SPECIAL EQUIPMENT
             2001-L         Phosphate Injection System
             2003-L         PA/IA Compressor Package
             2003-LJ        Plant Air Compressor
             2003-JF1       Plant Air KO Drum
             2003-LL        Instrument Air Dryer Package
             2003-LF2       Instrument Air Receiver
             2101-L         Ammonia Refrigeration Package
  C          2201-L         Seawater Filter
  C          2202-L         Seawater Chlorination Unit
  C          2203-L         Cooling Tower Chlorination Unit
  C          2205-L         Seawater Acid Injection
  C          2206-L         Seawater Dispersant Inject. (Bromide)
             2402-L         Sanitary Lift Station
  B          2404-L         Belt Oil Skimmer

             CLASS U:       UTILITY EQUIPMENT
             2001-U         Water Treatment Unit
  C          2001-UL        Acid/Caustic Injection Package
             2001-UL1       Bisulfate Injection Unit
             2002-U         Package Boiler

ARCADIAN CORPORATION                                               MW KELLOGG
TRAIN 4 AMMONIA PLANT 1850 MTPD KAAP                               JOB NO. 7710
POINT LISAS, TRINIDAD                                              08-FEB-96
                                                                   REV. C

                                 EQUIPMENT LIST
                                      OSBL

Rev. No.     Item No.                     Description                                       Remarks
--------     --------                     -----------                                       -------
   C         2003-U         Mixed Bed Polisher
             2101-U         Seawater Cooling Tower

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                                   EXHIBIT H

                           ENVIRONMENTAL CERTIFICATE


                 1. Arcadian Fertilizer, L.P. ("Agent"), is a party to a certain Agreement for Lease, dated as of March 27, 1996 (the "Agreement for Lease"), entered into with Nitrogen Leasing Company, Limited Partnership ("Owner"). Agent is herewith delivering to Owner and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch (the "Assignee") an Acquisition Certificate with respect to a leasehold interest in certain premises located at the Ward of Couva, County of Caroni in the Republic of Trinidad and Tobago. Capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the Agreement for Lease.

                 2. Except as described in the Environmental Report (hereinafter defined), Agent has no actual knowledge and has not given or received any notice indicating, that (a) any prior or present owner, operator, tenant or occupant of any portion of the Unit has spilled, released, disposed of, or discharged (collectively "managed") any Hazardous Substances (hereinafter defined) on, from, beneath or affecting the Unit or any portion thereof in amounts or concentrations requiring remediation under applicable Environmental Regulations; (b) any prior or present owner, operator, tenant or occupant of any portion of the Unit Premises has received any notice, directive, citation, subpoena, summons, order to show cause, complaint or other communication from any Governmental Authority or entity or Person with respect to the management of any Hazardous Substances on, from, beneath or affecting the Unit Premises or any portion thereof; (c) Agent has not given notice to any insurance broker or insurance carrier under any insurance policy that there has been an occurrence relating to the release of Hazardous Substances on, from, beneath, or affecting the Unit or any portion thereof; or (d) there are currently any agreements, consent orders, decrees or other directives of any applicable court or governmental or quasi-governmental agency requiring any tests, studies, inspections, work, monitoring or other removal or remedial activities with respect to the management of any Hazardous Substances on, from, beneath or affecting the Unit Premises or any portion thereof, or any threatened proceeding concerning the Unit Premises or any portion thereof which is related to Environmental Regulations (hereinafter defined).

                 3. For purposes of this document, the following terms shall have the following meanings: (i) "Environmental Regulations" shall mean each and every applicable federal, state or local law, statute, ordinance, code, rule, order, regulation, or other published requirement (including but not limited to, consent decrees and administrative orders) of any jurisdiction regulating, relating or imposing obligations, liabilities or standards of conduct with respect to human health or safety, to the environment, or to Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA") (42 U.S.C. Section 9601, et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Sections 9601-9675), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.), the Emergency Planning and Community Right-To-Know Act, as amended (42 U.S.C.
Section  11001, et seq.) the Water Pollution Control Act, as amended (33 U.S.C.
Section  1251, et seq.), the Hazardous Materials Transportation

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

Act, as amended (49 U.S.C. Section 1801, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), and any so called "Superfund" or "Superlien" law, (ii) "Environmental Report" shall mean the environmental report delivered pursuant to paragraph (v) of Section 4 of the Agreement for Lease to and accepted by Owner and the Assignee in connection with the acquisition of the Unit Premises, and (iii) "Hazardous Substances" shall mean, without limitation, any solid, liquid or gaseous wastes, substances or materials containing or constituting urea formaldehyde, polychlorinated biphenyls, petroleum products, methane, radioactive materials, hazardous wastes, hazardous or toxic substances, or related materials, asbestos or any material containing asbestos, pollutants, or any other substance, material, chemical compound, waste or item defined as or determined by a governmental authority having jurisdiction to be hazardous or toxic pursuant to any Environmental Regulations applicable to the Unit Premises or the business operations conducted thereon.


                               Arcadian Fertilizer, L.P. by
                                 Arcadian Corporation, its General Partner


                               By:
                                   --------------------------------------------

                               Title:
                                      -----------------------------------------

                                                                       EXHIBIT I

                                                             OPERATING AGREEMENT

OPERATING AGREEMENT - 04 Plant



THIS CONTRACT made in duplicate with effect from the 1st day of January 1998, by and between the NITROGEN LEASING COMPANY, LIMITED PARTNERSHIP, a Delaware Limited Partnership having an address c/o Nitrogen Leasing Capital, Inc. Project and Lease Finance Group North Tower, 27th Floor World Financial Center, 250 Vesey Street, New York, New York 10281 (hereinafter referred to as "NLC") which expression shall where the context so admits include its lessees, sub-lessees, successors and assigns of the One Part and ARCADIAN TRINIDAD LIMITED, a company duly incorporated as above and having its registered office at Goodrich Bay Road, Point Lisas, Couva, Trinidad, W. 1. (hereinafter referred to as "ATL"), of the Other Part, NLC and ATL hereinafter sometimes individually referred to as party and collectively as the Parties.


                                WITNESSETH THAT


WHEREAS, NLC is the owner of a plant for the purpose of producing Anhydrous Ammonia at Point Lisas, Trinidad hereinafter referred to as "the Ammonia Plant";


WHEREAS, NLC desires to lease the Ammonia Plant with the benefit, inter alia, of a competent and effective operator and with the benefit of the use of the shared facilities set out in Section 17 hereof ("the Shared Facilities"),,


WHEREAS, ATL is the owner and operator of two ammonia plants also situate at Point Lisas, Trinidad hereinafter referred to as "the ATL Plants" and has agreed to undertake the operation of the Ammonia Plant, and to provide such plant with all or any of the Shared Facilities.


WHEREAS, the Parties desire to set out in this Contract rights, duties, privileges and obligations as between themselves concerning the operation of the Ammonia Plant;


NOW THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth the Parties hereto agree as follows:

Operating Agreement - 04 Plant

1.  DEFINITIONS

For the purposes of this Contract the following terms shall have the following meanings:

     (a)  "Affiliate Company" means a company:
           i) in which a Party hereto owns directly or indirectly share capital conferring a majority of votes at the shareholder's meetings of each company or
           ii) which is the owner directly or indirectly of share capital conferring a majority of votes at the shareholder's meeting of a Party hereto or
           iii) whose share capital conferring a majority of votes at the shareholder's meetings of such company is owned directly or indirectly by a company which also owns the share capital conferring a majority of votes at the shareholder's meetings of a Party hereto.

     (b) "Ammonia Plant" means the Plant and facilities for the production of anhydrous ammonia owned by NLC and located at Point Lisas, Trinidad,

     (c) "Coordinating Committee" means the Coordinating Committee described in Section 13 hereof;

     (d)   "Direct Costs" means the ATL costs defined in Section 18 (b) hereof,

     (e) "Direct Employee Costs" is a part of Direct Costs and means the total costs to ATL of ATL employees identifiable as being applicable solely to the Ammonia Plant operations, including the salaries, benefits and related payroll costs specific to those employees,

     (f)   "Invoice" means the bill submitted by ATL to NLC as defined by
           Section 15 hereof;

     (g)   "Overhead and Other Costs" means the ATL costs defined in Section
           18(c):

     (h)   "Party" means a signatory of this Contract;

     (i)   "Parties" means both signatories to this Contract;

     (j)   "Rent" means the charge defined by Section 18(a) hereof,

Operating Agreement - 04 Plant

     (k) "Senior Executive Management" means the Managing Director of each of the Parties hereto;

     (1) "Shared Facilities" means those facilities as described in Section 17 hereof;

     (m) "Spending Plan" means the spending plan for the Ammonia Plant as described in Section 12 hereof;

     (n)   "Third Parties" means parties other than NLC and ATL;

     (o)   "TT Dollar" means currency of the Republic of Trinidad and Tobago;

     (p) "Work Programme" means the programme for operation and maintenance of the Ammonia Plant described in Section 12 hereof.


2.  APPOINTMENT OF OPERATOR

NLC  appoints  ATL  as  operator  of  the  Ammonia  Plant  and  in   accordance
with   the provisions hereof, ATL accepts such appointment and shall act as such operator.


3.  RELATION OF PARTIES

It is the express intention of the parties hereto that in the performance of this contract, ATL's status shall be that of independent contractor, and the relation of the parties hereunder shall in no event be construed as that of principal and agent or master and servant for any purpose whatsoever.
As an independent contractor any and all individuals utilized, directly or indirectly by ATL shall be deemed to be the employees or subcontractors of ATL and not those of NLC and ATL shall be solely responsible for the payment of such individuals. ATL will have the authority to control and direct the performance of its employees with respect to the detail of its work carried out hereunder.


4.  COMPLIANCE WITH LAWS

ATL shall be subject to and shall require its employees, subcontractors and all others directly or indirectly employed or engaged by ATL to be subject to all valid applicable laws, statutes, ordinances, rules and regulations of national and local governments (and subdivisions or agencies thereof) of the Republic of Trinidad and Tobago.

Operating Agreement - 04 Plant

5.  ATL PERSONNEL

The selection of workers, the hours of labour and the compensation for services to be paid to any and all workers in connection with ATL's operations hereunder and the decision to terminate such workers shall be determined solely by ATL taking into account the Work Programmes and Spending Plans and shall comply with all applicable employment laws. All such workers used in ATL's operations hereunder shall be employees of ATL.


6.  DUTIES OF NLC

In carrying out its obligations hereunder, NLC shall:

     (a) Procure, pay for and arrange for timely delivery to the Ammonia Plant of raw materials and utilities as provided for under this Contract;

     (b) Cause to be carried insurance of the types and amounts which NLC is obliged to carry under all applicable laws and which shall include insurance in respect of the Ammonia Plant equipment, buildings, spare parts, vehicles supplies and Ammonia;

     (c) Provide all necessary information required by ATL for the preparation of Work Programmes and Spending Plans hereunder or the revision thereof.

7.  ATL's DUTIES

In carrying out its obligations hereunder ATL shall:

     (a) Direct, supervise and be responsible for operations and maintenance at the Ammonia Plant, which shall include solving technical and operating problems which arise in the ordinary course of the Ammonia Plant business, improving plant operations, maintaining product quality and yields, seeking energy efficiency and the like in accordance with the approved Work Programmes and Spending Plans;

     (b) Efficiently utilize the resources provided by NLC to produce and store Ammonia of commercial quality consistent with the capability of the resources provided and the specifications which NLC shall provide;

     (c) Operate and supervise the loading mechanism for the purpose of loading Ammonia into ships;

Operating Agreement - 04 Plant


     (d) Be responsible for the shipping of the Ammonia production at the Ammonia plant;

     (e) Assign, for the Ammonia Plant operations, staff skilled in Ammonia Plant operations and only workers who possess the necessary permits, licences, skills and qualifications to perform their work,

     (f) Keep true and correct books, accounts and records of all the Ammonia Plant financial, accounting, manufacturing and maintenance operations performed by ATL hereunder;

     (g) Subject to performance by NLC of Section 15 to pay all bills for costs and expenses incurred by ATL in the course of the Ammonia Plant operations;

     (h) Promptly notify NLC of claims and litigation of Third Parties which come to its notice relating to the Ammonia Plant or operation thereof, and unless otherwise directed by NLC to prosecute, defend or settle such claims and litigation on NLC's behalf;

     (i) Train all the employees selected for employment by ATL in connection with its operations hereunder;

     (j) Furnish NLC with all information in its possession relating to, and the preparation of financial, accounting and tax reports and any other reports required by the Government of Trinidad and Tobago and its agencies concerning the Ammonia Plant its operation, production and loading activities.

     (k) Submit in a timely manner directly to local authorities all reports required by such authorities from ATL. Such authorities include but are not limited to the Factory Inspectorate, Police, Fire Services, Ministry of Energy and the Ministry of Health. Copies of these reports will be furnished to the Executive Committee prior to their submission to such authorities;

     (1)   Prepare Work Programmes and Spending Plans as required hereunder;

     (m) Perform any other services or duties regarding the Ammonia Plant operation and maintenance which NLC may request and which is within ATL's ability to perform and which ATL agrees to perform,

Operating Agreement - 04 Plant


     (n) Obtain all regulatory approvals from the local governmental authorities necessary for conducting the operations of the Ammonia plant.


8.  WARRANTY

ATL warrants that all work hereunder shall be done in accordance with this Contract and in a safe efficient and workmanlike manner in accordance with good industry practice


9.   INDEMNITY AGREEMENT

ATL agrees to indemnify, hold harmless and defend NLC, its shareholder and all of its respective directors, officers, employees, agents and representatives from and against any- claim demand cause of action liability loss and expense by reason of:

     (a) claims of any actual or asserted violation by ATL of any law, ordinance, regulation, rule or order of any government or;

     (b) injury to or death of persons (including, but not limited to, the employees or agents of NLC, ATL or ATL's sub-contractors and suppliers) or damage to or loss of property (including but not limited to, the property of NLC) or pollution arising directly or indirectly out of the acts or omissions of ATL or its sub-contractors, suppliers or agents, or any of their employees in the performance of this Contract.

ATL, however, shall not be liable under any circumstances for any loss, damage or expense incurred or suffered by NLC or its shareholder with respect to the Ammonia Plant and/or its operation, unless such loss, damages or expense, is caused by ATL's reckless or intentional misconduct or occasioned by the breach of any of its duties contained herein.


10.  CONSEQUENTIAL DAMAGES

Except for gross negligence or willful misconduct neither party shall be liable to the other for special or consequential damages for loss of profits, liability to third parties for failure to deliver products or loss of opportunity for business with third parties.

Operating Agreement - 04 Plant


11.  SAFETY

ATL shall require its employees, sub-contractors and agents to be subject to all applicable national, international and local health and safety laws and regulations and ATL shall ensure the implementation of all applicable health and safety rules and procedures while on the Ammonia Plant and shall also have the primary responsibility for notifying and training its employees, sub-contractors and agents with respect to the said health and safety rules and procedures and any other governmental laws or regulations pertaining to the health and safety of workers.


12.   WORK PROGRAMMES AND SPENDING PLANS

     (a) A Work Programme for the purposes of this Contract shall be an annual plan. A Work Programme shall include desired Ammonia production rates, desired inventory levels, forecast of quantity to be shipped, shipping and loading requirements, repair and maintenance programmes in accordance with good industry practice. A Work Programme shall also include but not be limited to capital improvements, debottlenecking projects, modification and repair of the Ammonia Plant.

     (b) A Spending Plan for the purposes of this Contract shall be the schedule of estimated costs including operating, maintenance and capital expenditures by monthly periods which will reflect the various levels and types of activities set out in the Work Programme for the same period.

     (c) On or about January 1st, 1998, NLC shall prepare the monthly production requirements and shipping volumes of Ammonia, and a programme for capital expenditure.

     (d) Within sixty (60) days of receipt of the proposed production and shipping volumes, ATL shall then propose a Work Programme and Spending Plan covering operations to be conducted during the period.

     (e) Within thirty (30) days after ATL has furnished to NLC each proposed Work Programme and Spending Plan, the Coordinating Committee shall meet for the purpose of reviewing, and if necessary revising, and approving such Work Programme and Spending Plan.

Operating Agreement - 04 Plant


13.  COORDINATING COMMITTEE

1. There shall be established a committee to be known as the Coordinating Committee which shall be responsible for day-to-day coordination between NLC and ATL of ATL's operations of the Ammonia Plant

2. The Coordinating Committee shall be composed of the ATL Plant Manager with the ATL Operations Manager appointed as an alternate, and the Plant Superintendent of NLC with a designated alternate, such alternates to act in the absence of the substantive members. These appointments shall be made within seven days of the execution of this Contract, and from time to time thereafter upon written notice.

3. Such other additional personnel as required from ATL and/or NLC may attend Coordinating Committee meetings from time to time.

4. The Coordinating Committee shall be subject to the general direction of the Senior Executive Management of ATL and NLC respectively, and

5. Matters considered but not settled by the Coordinating Committee shall be referred to the said Senior Executive Management.


14.  RAW MATERIALS

NLC shall procure and pay for raw materials and utilities required by ATL for making Ammonia, including, but not limited to natural gas, water and electricity.


15.   INVOICING AND PAYMENT

(A)   INVOICING

By the fifteenth day of each month ATL will submit to NLC, an invoice for the priori month's operations in such detail as may be reasonably required by NLC, together with a statement and all verifying documentation together with a statement detailing estimated expenditure for the current and following month.

(B)   PAYMENT

NLC will make payment in Trinidad and Tobago Dollars to ATL of the amount shown in the invoice for the prior month's operations on or by the fifteenth day of the following month.

Operating Agreement - 04 Plant

If all or any part of the sum shown due on any invoice provided for herein is not paid when due, or if all or any part of the sums shown due are disputed and unpaid by NLC, but it is subsequently determined that NLC was in error, the interest on any unpaid amount shall be paid by NLC. Such interest shall accrue and be compounded daily at an annual rate equivalent to one percentage point above the prime lending rate as quoted on the due date by Citibank (Trinidad & Tobago) Limited, main branch in Port of Spain, Trinidad, W.I. from the due date thereof until paid.


16.  REPORTS

ATL shall furnish or cause to be furnished to the Senior Executive Management of NLC, the following reports

     (a) Copies of each monthly operating report for the prior month with such information as would be required by NLC to complete financial statements. Such report to be submitted to NLC on or before the fifteenth (15th) of the month;

     (b) A daily report, with month and year-to-date accumulations showing Ammonia production and shipment quantities, beginning and ending inventories and consumption of raw materials and utilities"

     (c) A report summarizing operating activities for the prior month and any anticipated variation, and the cause for variation, from the current Work Programme. Such report shall be submitted on or before the fifteenth of each month;

     (d)   Such other reports as NLC may from time to time reasonably require.


17.  SHARED FACILITIES

ATL agrees to provide NLC with all or any of the Shared Facilities and to subordinate in favor of NLC, its rights access and entitlement to the said Shared Facilities hereinafter enumerated:

A.   (a)   Ammonia product storage and loading facilities;
     (b)   Package refrigeration
     (c)   Storage flare
     (d)   Loading emergency shutdown device
     (e)   Sea water intake (to cooling tower) chlorinator
     (f)   Potable water

Operating Agreement - 04 Plant

     (g)   Fire water
     (h)   Instrument air
     (i)   Plant air
     (j)   Nitrogen
     (k)   Non-contaminated water
     (1)   Sanitary sewerage
     (m)   Cooling tower blowdown
     (n)   Demineralized water
     (o)   Sulphuric acid
     (p)   Caustic soda solution

(B)  The list at (A) above may be amended by the parties from time to time.


18.  CHARGES

NLC shall pay ATL each of the following charges:

     (a) Rent - ATL shall charge NLC a rental for each of ATL's owned or leased facilities or items which are used for the benefit of the Ammonia Plant and ATL's existing plants referred to in Section 17 above. In such cases, the rent for such facilities or items shall be based on ATL's depreciation of its investment cost allocated in accordance with the provisions of subSection (d) below,

     (b) Direct Costs - ATL shall charge NLC for all costs identifiable as being applicable solely to the Ammonia Plant operations, including but not limited to Direct Employee Costs, repair materials, spare parts, chemicals, tools and equipment, office and other supplies, repairs and the cost of insurance required in Section (21) hereof;

     (c) Overhead and Other Costs - ATL shall charge NLC for Overhead and Other costs incurred with respect to this Contract and not covered in Sections (a) and (b) above including but not limited to management, supervisory, technical, clerical and administrative personnel costs and costs of shared facilities and services. These Overhead and Other Costs shall be allocated in accordance with the provisions of sub-Section (d) below;

     (d) Allocations - Rent for each ATL owned or leased facility or item used for the benefit of the Ammonia Plant and ATL's plants, and Overhead and Other Costs shall be allocated seventy-two percent to ATL and twenty- eight percent (28%) to NLC;

Operating Agreement - 04 Plant


19.  AUDITS

NLC, upon at least seven (7) days advance written notice to ATL, shall have the right at its sole expense, to inspect and/or audit ATL's books and records pertaining to ATL's operations of the Ammonia Plant hereunder for any calendar year or portion thereof within the preceding twenty four (24) months.


20.  CONFIDENTIALITY

     (a) ATL will treat as confidential all technical and other information, data, techniques and materials developed or provided by NLC to carry out the terms of this Contract and will not use the same or any part thereof to any third Party without the prior specific written approval of NLC.

     (b) NLC will treat as confidential all technical and other information, data, techniques and materials developed or provided by ATL to carry out the terms of this Contract, will not use the same or any part thereof except in accordance with the terms and provisions of this Contract, and will not disclose the same or any part thereof to any third Party without the prior specific written approval of ATL.

     (c) Notwithstanding (a) and (b) above, there will be no obligation on either Party to treat as confidential under this Section any technical or other information, data, techniques and materials which were part of the public domain at the effective date of this Contract or become part of the public domain through no fault of either Party.

21.  INSURANCE

     (a) ATL shall carry such insurance as may be required by the laws and regulations of the Republic of Trinidad and Tobago for its performance under this Contract and such other insurance as the Parties may deem necessary and desirable. NLC shall pay the cost of such insurance as a Direct Cost under Section 18(b) hereof.

     (b) ATL shall require and ensure that its contractors and subcontractors comply with the workmen's compensation laws of the Republic of Trinidad and Tobago or laws of similar import, and to carry insurance in such amounts as they may be instructed to carry by ATL.

Operating Agreement - 04 Plant


22.  TERM

     (a) Except as otherwise provided in this section 22, this Contract will have an initial term of ten (10) years from the date on which it is executed by both Parties. Upon a written request from NLC to ATL made at least twelve months prior to the expiration of this Contract, the Parties may agree to extend this Contract for a further period upon terms and conditions to be agreed between the Parties.

     (b) In the event of termination of this Contract, ATL shall make readily available to NLC for removal from ATL's Plant all assets in its possession relating to the Ammonia Plant and owned by NLC and copies of all records and other information in its possession and necessary for its successor to discharge duties and obligations similar to the duties and obligations of ATL hereunder. ATL shall endeavor to effect an orderly transfer of operations to its successor, if any.

23.  LIENS AND ENCUMBRANCES

Except as may be authorized by NLC, ATL shall not permit any lien or other encumbrance to be filed or to remain against the Ammonia Plant, its materials, physical equipment, real or personal property, and shall use all action necessary to require its subcontractors and suppliers to so agree:


24.  ASSIGNMENT

     (a) This Contract shall not be assigned by either Party without the prior written consent of the other party, such consent not to be unreasonable withheld, except that either Party may, upon written notice to the other Party, assign all of this Contract to an affiliate company, provided that any such assignment shall not relieve the assignor of its obligations under this contract, except to the extent to which such obligations are in fact performed by the assignee.

     (b) This Contract shall be binding up on and inure to the benefit of the successors or assigns of the Parties whether such succession results from assignment, merger, consolidation, sale or transfer of substantially all the assets and business of the Parties or otherwise.

Operating Agreement - 04 Plant


25.  FORCE MAJEURE

     (a) Any delays in performance of either party under this contract shall be excused if and to the extent caused by occurrences beyond the control if the parties affected, including but not limited to any action or inaction of any government or government entity, acts of God, strikes, or other concerted acts of workmen, fires, floods, explosion, riots, wars, rebellion, sabotage and non-availability of materials or labour. The affected party shall give written notice to the other party within five (5) mailing days after such party becomes aware of such occurrence and the Impact thereof. In no of funds be considered a force majeure event.

     (b) The parties shall meet within seven (7) days of receipt of the said notice to discuss the consequences of the events of force majeure with a view to minimizing the effects thereof.

     (c) Upon the occurrence of an event constituting Force Majeure, the Party affected shall notify the other Party in writing as soon as possible far as Possible, remedy the concerning the event and shall, so event with all reasonable dispatch. The settlement of strikes or other labour difficulties shall be entirely within the discretion of the Party or Parties having the difficulty, and the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or other labour difficulties by acceding to the demands of any opposing individual or organization therein when such course is inadvisable in the discretion of the Party having the difficulty.

     (d) Without prejudice to the other provisions of this Section, the Parties, shall meet within seven days of receipt of such notice and discuss the consequences of the events of Force Majeure with a view to minimizing the effects thereof.

     (e) It is expressly agreed that this Section 25 shall not deprive ATL of any rights or remedies otherwise available in case of expropriation, requisition, confiscation or nationalization or restriction on convertibility of currency by any law, regulation or action.

Operating Agreement - 04 Plant


26.  NOTICES

All notices, requests, and other communications required or desired to be delivered pursuant to this Contract shall be in writing and delivered or mailed postage prepaid as follows:

If to ATL, addressed as follows:

     Arcadian Trinidad Limited
     Atlantic Avenue
     Point Lisas Industrial Estate
     Couva
     TRINIDAD W I.
     Attention:  The Managing Director


If to NLC, addressed as follows:

     c/o Nitrogen Leasing Capital Inc.
     Project and lease Finance Group North Tower
     27th Floor World Financial Center
     250 Vesey Street
     New York, NY 10281, USA
     Attention:

Either Party may change the address to which notices are to be given by mailing written notice thereof to the other Party as hereinabove provided.


27.  ARBITRATION

     (a) Any disputes arising between the Parties in connection with this Contract which cannot be settled between the Parties shall be referred to and determined by Arbitration.

     (b) Arbitration shall be conducted before a panel of three (3) Arbitrators one of whom shall be appointed by each Party to the dispute and the third Arbitrator shall be appointed by the two Arbitrators so appointed.

Operating Agreement - 04 Plant


     (c) Either Party may give notice in writing to the other that it wishes a dispute settled by Arbitration. With fifteen (15) days of delivery of such notice, each Party shall appoint an Arbitrator as required by sub-section (b) above. Should a party fail to appoint an Arbitrator when required to do so, then the single Arbitrator appointed by the other shall proceed to arbitrate on the dispute as if he were appointed and approved by both Parties. The two arbitrators shall appoint the third arbitrator within fifteen (15) days of their appointment, and if they fail to do so, either Party may apply to the Chief Justice of Trinidad and Tobago to make the appointment of the third arbitrator.

     (d) Arbitration shall be conducted in accordance with the Arbitration Act Ch 5:01 of the Laws of the Republic of Trinidad and Tobago and any amendments thereto. The cost of Arbitration shall be for the account of the Party against whom an award is made or as ordered by the Arbitrator of the dispute.

     (e) The award or determination of the Arbitrators, including a decision as regards cost of the arbitration, shall be final and binding on the Parties hereto and the Parties agree that judgment may be entered in any Court having jurisdiction upon the terms of the award or application may be made to such Court for a judicial acceptance of the award or an order of enforcement as the case may be.

     (f) The failure of either Party in any one or more instances, to insist upon performance of any of the provisions of this Contract, or to exercise any of its rights and privileges hereunder, shall not be construed as a waiver of the future enforcement of that Provision.

Either party may give written notice of its desire to such amendment of any term of the contract and upon receipt of such notice, the parties shall within thirty (30) days thereafter, diligently meet and discuss the proposed amendments with a view to finally resolving the same. No amendments shall be binding unless effected by an instrument in writing signed by both of the parties hereto.

Operating Agreement - 04 Plant


28.  HEADINGS

The Headings of this Contract are for convenience and reference only and shall not define or limit the terms hereof. Any provision of this Contract which is prohibited, penalized or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition, penalty or unenforceability without invalidating the remaining provisions hereof, or affecting the validity of enforceability of such provisions in another jurisdiction of the validity or enforceability of this Contract as a whole.

This Contract set forth the entire Contract and understanding of the Parties in respect of the transactions contemplated hereby and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. No promise, inducement or statement of intention has been made by either Party hereto which is not set forth in this Contract, and the Parties hereto shall not be bound or liable for any alleged promise, inducement or statement of intention not so set forth.

IN WITNESS WHEREOF, the Parties have duly executed this Contract in duplicate on the 5th day of March, 1996.


NITROGEN LEASING COMPANY, LIMITED PARTNERSHIP

By:  [Illegible]
   ----------------------------------

Title:  Vice President and
        Assistant Secretary
      -------------------------------

Witnessed By: [Illegible]
             ------------------------

Title:  Legal Assistant
      -------------------------------


ARCADIAN TRINIDAD LIMITED

By:  [Illegible]
   ----------------------------------

Title:  Managing Director
      -------------------------------

Witnessed By: [Illegible]
             ------------------------

Title:  Company Secretary
      -------------------------------

                                                      EXHIBIT J

                                                      DESCRIPTION OF THE AMMONIA
                                                      PROJECT

                    DESCRIPTION OF THE PROPERTY TO BE LEASED



Ammonia Plant Project

     The project is to build at the existing Arcadian complex in Trinidad a 1,850 metric tonne per day ("MTPD") ammonia plant. Ammonia will be produced as refrigerated product going to the new atmospheric refrigerated storage tankage. The plant will be operated by Arcadian Trinidad Limited (ATL) and will be engineered, procured, and constructed by The M. W. Kellogg Company ("MWK").

     The project will utilize MWK's 1,850 MTPD ammonia process based on the low energy natural gas reforming process offered and licensed by MWK.

     The ammonia plant will be designed to produce 1,850 MTPD ammonia at -28 degrees F for storage in non-pressurized tanks. Processing steps consist of the following:

     1. Raw Synthesis Gas Preparation - Raw synthesis gas is produced from natural gas as follows: compression, preheating and desulfurization is followed by steam reforming of the hydrocarbons in the natural gas in the primary reformer furnace. Auto thermal reforming in the secondary reformer where the remainder of the natural gas is converted to hydrogen, carbon monoxide and carbon dioxide while introducing sufficient process air to provide the nitrogen required for ammonia synthesis. The carbon monoxide is further reformed to carbon dioxide and hydrogen in shift reactor utilizing steam.

     2. Synthesis Gas Purification - In this section, the raw synthesis gas is processed to remove carbon dioxide and carbon monoxide yielding a highly pure hydrogen-nitrogen rich synthesis gas. The carbon dioxide removal is accomplished by use of an improved Benfield Low-Heat process (licensed by VOP). Final removal of residual carbon dioxide and carbon monoxide is accomplished by methanation.

     3. Purified Synthesis Gas Compression and Ammonia Synthesis - The above gas along with a recycled hydrogen stream is then compressed in a single case centrifugal compressor, a recycle wheel also compresses the loop circulating gases. The combined gases are then preheated before going to the ammonia reactor for conversion to ammonia.
           After heat recovery, the reactor effluent is cooled with cooling water and then ammonia refrigerant to condense the ammonia from the gases. The liquid ammonia formed is depressurized and sent to refrigerated ammonia storage.

     The plant will contain a new control room and motor control center located at its battery limits. No new administration buildings or offices will be required. There will be no changes to the existing urea facility or the ship loading dock.

     All normal plant utilities, including fresh water, potable water, cooling water, main and emergency power, and fire water will be provided as part of this project. Such services will also involve an operating agreement with ATL.

                                                                       EXHIBIT K

                                                                  PROJECT PARCEL





                                     Tab 1

                               Legal Description

FIRST SCHEDULE


DESCRIPTION OF INDUSTRIAL ESTATE

ALL AND SINGULAR that certain niece or parcel of land situate in the Ward of Couva in the Island of Trinidad comprising ELEVEN HUNDRED AND FIFTY SIX ACRES AND TWENTY THREE PERCHES be the same more or less and which said parcel of land. is delineated and coloured Pink on the Plan annexed to and marked "A" on the Deed of Conveyance dated 1Oth day of April, 1978 a.-Id registered as number 8301 of 1978.

ALL AND SINGULAR those four pieces or parcels of land situate in the Ward of Couva in the Island of Trinidad the First Thereof comprising ONE HUNDRED SIXTY AND SIXTY ACRES more or less and bounded on the North partly by lands of United Molasses Company Limited partly by parcel 2 secondly herein described and partly as are herein contained.

(c) This Lease shall be construed interpreted and performed in accordance with the laws of the Republic of Trinidad and Tobago.

(d) Headings are inserted for convenience only and shall be ignored in the construction and interpretation of this lease.

(e) No amendment, alterations, change or addition to this lease shall be effective unless it is in writing and signed by the duly authorised representatives of both parties.

IN WITNESS WHEREOF the Common Seal of POINT LISAS INDUSTRIAL PORT DEVELOPMENT CORPORATION LIMITED was hereunto affixed the 26th day of July 1982 and the Common Seal of FERTILIZERS OF TRINIDAD AND TOBAGO LIMITED was hereunto affixed the 26th day of July 1982.




FIRST SCHEDULE - DESCRIPTION OF INDUSTRIAL ESTATE

ALL AND SINGULAR that certain piece or parcel of land situate in the Ward of Couva in the Island of Trinidad comprising ELEVEN HUNDRED AND FIFTY SIX ACRES AND TWENTY THREE PERCHES be the same more or less and which said parcel of land is delineated and coloured Pink on the Plan annexed to and marked "A" on the Deed of Conveyance dated 1Oth day of April, 1978 and registered as number 8301 of 1978.

ALL AND SINGULAR those four pieces or parcels of land situate in the Ward of Couva in the Island of Trinidad the First Thereof compromising ONE HUNDRED AND SIXTY ACRES More or less and bounded on the North partly by lands of United Molasses Company Limited partly by parcel 2 secondly herein described and partly by the Gulf of Paria and partly by State Lands on the East part by parcel 2 secondly herein described and partly by (Abandoned) Trinidad Government Railway reserve and on the West partly lands of United Molasses Company limited partly by a Mangrove being the lands fourthly herein described and partly by the Gulf of Paria. The Second Thereof comprising ONE HUNDRED AND SEVENTY-ONE
ACRES AND TWO PERCHES more or less and bounded on the North partly by lands formerly of Caroni Limited but now of Caroni (1975) Limited partly by an existing road partly by lands of Federation Chemicals Limited partly by lands of the Lessor and partly by (Abandoned) Trinidad Government Railway Reserve on the South partly by parcel 1 hereinabove described partly by lands formerly of Caroni Limited but now of Caroni (1975) Limited and partly by lands of Liquid Carbonic or the East partly by (Abandoned) Trinidad Government Railway Reserve partly by lands of Liquid Carbonic and partly by lands of the Lessor and on the West partly by lands of Federation Chemicals Limited partly by lands formerly of Caroni Limited but now of Caroni (1975) and partly by lands of Liquid Carbonic or the (East partly by (Abandoned) Trinidad Government Railway
Reserve partly by lands of Liquid Carbonic and partly by lands of the. Lessor and on the West partly by lands of Federation Chemicals Limited partly by lands formerly of Caroni Limited but now of Caroni (1975) Limited by lands of United Molasses Company Limited and partly by parcel 1 hereinabove described.) The Third Thereof comprising ACRES AND THREE ROODS more or less and bounded on the North part by (Abandoned) Trinidad Government Railway Reserve and partly by the Southern Main Road on the South partly by (Abandoned) Trinidad Government Railway Reserve partly by lands now or formerly of the Phoenix Park Estate and partly by Southern Main Road on East by the Southern Main Road and on the West

(Abandoned) Trinidad Government Railway Reserve and The Fourth Thereof comprising ELEVEN ACRES TWO ROODS AND TWENTY SEVEN PERCHES more or less and bounded on the North partly by, lands of Federation Chemicals Limited and partly by a Road on the South partly by lands of United Molasses Limited and partly by the Gulf of Paria on the East partly by the said Road partly by lands of United Molasses Limited and partly by parcel 1 hereinabove firstly described and on the West partly by lands of Federation Chemicals Limited and partly by the Gulf of Paria.

The four above-mentioned pieces or parcels of land are shown on the plan annexed to and described in the Deed of Conveyance dated 20th day of February, 1980 and registered as number 5756 of 1980.

                                   EXHIBIT L

              DRAFT OF CONSTRUCTION AGREEMENTS FOR AMMONIA PROJECT



                                                                           DRAFT
                                                                  March 21, 1996





                                   AGREEMENT

                                    BETWEEN

                 NITROGEN LEASING COMPANY, LIMITED PARTNERSHIP

                                      AND

                        KELLOGG PAN AMERICAN CORPORATION





                                                     Ammonia Production Facility

                                               Construction and Related Services

                                          Effective:  [February 15 or 16, 1996?]

                                     INDEX


    ARTICLE                       TITLE                                                                                     PAGE
    -------                       -----                                                                                     ----
1 - GENERAL SCOPE OF WORK AND DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2 - PRICE/PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5


3 - MECHANICAL COMPLETION DEADLINE, PROGRESS REPORTS PROJECT SURETY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7


4 - SCOPE OF WORK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8


5 - CERTAIN CONTRACTOR RESPONSIBILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8


6 - CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12


7 - MATERIALS AND EQUIPMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12


8 - ENGINEERING, DESIGN AND OTHER SERVICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12


9 - INSPECTION OF WORK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13


10 - PROCUREMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13


11 - CONTRACTOR REPRESENTATIONS, WARRANTIES AND GUARANTEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14


12 - CHANGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16


13 - LIENS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17


14  - USE OF INFORMATION AND CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18


15 - PATENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19


16 - SERVICES, AND OTHER ITEMS TO BE FURNISHED BY OWNER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20


17 - INSURANCE,INDEMNITY AND RISK ALLOCATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22


18 - FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27


19 - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28


20 - ASSIGNMENTS AND SUBCONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29


21 - PUBLICITY RELEASES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30


22 - PERMITS, LICENSES & TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30


23 - INDEPENDENT CONTRACTOR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31


24 - NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31


25 - ACCOUNTING AND INSPECTION OF RECORDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33


26 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33


         ANNEX A   SCOPE OF WORK

         ANNEX B   COORDINATION PROCEDURES

         ANNEX C   PERFORMANCE GUARANTEES

         ANNEX D   RATES

         ANNEX E   TERMS OF PAYMENTS

         ANNEX F   MECHANICAL COMPLETION

         THIS AGREEMENT is executed and entered into on April _______, 1996, but effective as of [December 21, 1995?; February 15, 16, 1996?], by and between NITROGEN LEASING COMPANY, LIMITED PARTNERSHIP, a Delaware, U.S.A. limited partnership with offices at North Tower, 27th Floor, World Financial Center, 250 Vesey Street, New York, New York 10281, (hereinafter referred to as "OWNER"), and KELLOGG PAN AMERICAN CORPORATION, a Delaware, U.S.A. corporation with offices at 601 Jefferson Avenue, Houston, Texas 77002, [and registered as a Trinidad and Tobago private limited company] (hereinafter referred to as "CONTRACTOR").

                                WITNESSETH THAT:

         WHEREAS, OWNER desires to have CONTRACTOR perform on a lump sum basis construction, erection, procurement, project management, and other associated services, and furnish materials, machinery and equipment necessary for the construction, erection, start-up, and operation of a facility for the production of anhydrous ammonia on a site in the Republic of Trinidad and Tobago to be leased by OWNER;

         WHEREAS, CONTRACTOR has represented that it is familiar with the proposed Work (as defined below), that it possesses the requisite expertise and resources to perform such Work, and that it desires and has the ability to perform and procure the services and furnish and procure the labor, engineering services, drawings, tools, equipment, machinery, technology, materials, transportation, supervision, project management, construction services, and other services and materials necessary to fully perform and execute such Work in accordance with the terms hereof; and

         WHEREAS, CONTRACTOR desires to undertake the performance of such services on a lump sum basis under and pursuant to the terms and conditions hereafter provided;

         NOW THEREFORE, OWNER and CONTRACTOR, each in consideration of the undertakings and agreements on the part of the other hereinafter contained, hereby mutually agree as follows:


               ARTICLE 1 - GENERAL SCOPE OF WORK AND DEFINITIONS

1.1 CONTRACTOR shall furnish construction and erection services and shall furnish procurement, project management, transportation, supervision and other services, and materials, equipment, machinery, tools, technology, drawings, and labor, and shall otherwise perform the Work, necessary for the construction, erection, start-up and operation of the Facility (as defined below). The scope of CONTRACTOR's Work is more particularly set forth in Annex A and elsewhere in this Agreement.


1.2 When used in this Agreement, the terms set forth below shall have the following meanings:

         (a) "Affiliate" of any entity shall mean any other entity directly or indirectly controlling, controlled by or under common control with such entity.

         (b) "Agreement" shall mean this contract between OWNER and CONTRACTOR which consists of ____________ Articles and Annexes
                 __________________.

         (c) "Change" shall mean a change in the Work which may result in a revision to the guarantees made by CONTRACTOR, the Target Date or the Contract Price.

         (d) "Change Order" shall mean the document referred to in Article _____ below which describes a Change and its effects and which is signed by OWNER and CONTRACTOR.

         (e) "Complex" means those portions of the existing ammonia/urea facilities owned or operated by Arcadian Trinidad Ammonia Limited, Arcadian Trinidad Limited, and/or any Affiliate thereof, located on Goodrich Bay Road in Point Lisas, Couva on the island of Trinidad, West Indies, and associated property areas.

         (f) "Contract Price" shall have the meaning set forth in Section ____ below.

         (g) "Contractor Indemnified Parties" shall mean CONTRACTOR, each of its direct and indirect parents, subsidiaries and other Affiliates, each of the foregoing entities' respective successors and assignees, and each of the foregoing entities' (including, without limitation, successors and assignees) respective stockholders, partners, directors, officers, employees, and representatives.

         (h) "Date of Mechanical Completion" shall mean the actual calendar date upon which the Plant and Facility achieves, and all Work hereunder and Engineering Work under the Engineering Contract has been completed to, Mechanical Completion, as further specified in Annex ______ [Annex F of Engineering Contract?].

         (i) "Dollar" or "dollar" or the symbol "$" shall mean United States Dollars.

         (j) _____________________ shall mean currency of Trinidad and Tobago.

         (k) "Encumbrance" shall have the meaning specified in Section _____ hereof.

         (l) "Engineering Contract" shall mean the Agreement between OWNER and The M. W. Kellogg Company effective
                 ________________________ , 1996, for the  engineering, design, and process design of the Facility.

         (m) "Engineering Contractor" shall mean The M. W. Kellogg Company, a Delaware corporation.

         (n) "Engineering Work" shall mean "Work" under the Engineering Contract as defined therein.

         (o) "Facility" shall mean the Plant plus related Offsites and other facilities as further described in Annex A and elsewhere herein.

         (p) "Final Completion" shall mean that all Work hereunder and all Engineering Work under the Engineering Contract shall have been completed, and OWNER shall be in a position to issue, and shall have issued, the written Notice of Acceptance of the [Plant, Facility] pursuant to and as contemplated by Section ______ of the Engineering Contract.

         (q) "Force Majeure" shall have the meaning set forth in Section ______ below.

         (r)     "ISBL" shall mean
                 _______________________________________________________________
                 ______________________________________________________________.

         (s)     "OSBL" shall mean
                 _______________________________________________________________
                 ______________________________________________________________.

         (t)     ["Kellogg Advanced Ammonia Process" shall mean
                 ___________________________________________________________
                 ___________________________________________________________
                 and is sometimes referred to herein as "KAAP".]

         (u) "Liquidated Damages" shall mean any amount or amounts of money which may become due hereunder by CONTRACTOR to OWNER (as specified in Section ____) for failure to achieve the Target Date. [CONTRACTOR and OWNER acknowledge and agree that any such Liquidated Damages shall not constitute a penalty, instead representing a reasonable approximation of damages which are difficult or impossible of being calculated with certainty at this time. It is the intent of the parties that any such Liquidated Damages not be construed as a penalty.]

         (v) "Losses" shall mean any and all costs, damages, expenses, judgements, charges, losses and other liabilities (including, without limitation, all reasonable legal and expert fees and expenses and court costs) and all claims, demands, actions, suits and other legal proceedings, regardless of the alleged legal basis therefor or by whom asserted.

         (w) "Mechanical Completion" shall mean that the Work, the Engineering Work, the Plant, and the Facility have been sufficiently completed so that OWNER can occupy and use them for their intended purposes, and that the tasks set forth in Annex ____ [Annex F of Engineering Contract?] have been performed in accordance with such annex. The specific procedures for assessing and determining Mechanical Completion are set forth in Annex _________. OWNER's agreement from time to time, pursuant to Annex _______, that Mechanical
                 Completion has occurred, shall not limit or affect OWNER's rights and remedies hereunder, or otherwise, or CONTRACTOR's obligations hereunder.

         (x) "Offsites" shall mean [power supply systems, water supply systems, instrument air, water treatment systems, fresh water cooling pumps and exchangers, demineralized water systems, sea water cooling towers and pumps, fire water systems, and such other equipment and items necessary to support Plant operations].

         (y) "Owner Indemnified Parties" shall mean OWNER, Arcadian Corporation, a Delaware corporation, Arcadian Corporation, as general partner, Arcadian Fertilizer, L.P., a Delaware limited partnership, Arcadian Trinidad Limited, a Trinidad and Tobago private limited company, each of their direct and indirect parents, subsidiaries and other Affiliates, each of the foregoing entities' respective successors and assignees, and each of the foregoing entities' (including, without limitation, successors and assignees) respective stockholders, partners, directors, officers, employees, and representatives.

         (z) "Plant" shall mean a facility for the production of anhydrous ammonia having a design capacity of 1,850 metric tons per day as further described in Annex A and elsewhere herein.

         (aa)    "Retainage Amount" shall have the meaning specified in Section
                 2.5 hereof.

         (bb) "Site" shall mean the real property owned, leased or licensed by OWNER in or near Point Lisas, Republic of Trinidad and Tobago, upon which the Facility is to be constructed, erected and operated, and including, without limitation, any laydown and similar areas dedicated for use in connection with Facility construction.

         (cc) "Subcontractor" shall mean any third party, other than an Affiliate of CONTRACTOR, which furnishes services relative to the Work or Engineering Work under an agreement with CONTRACTOR or Engineering Contractor. All Subcontractors must be pre-approved by OWNER and are listed in Annex A.

         (dd) "Target Date" shall mean the date by which CONTRACTOR under this Agreement, and Engineering Contractor under the Engineering Contract, shall be required to have achieved Mechanical Completion of the Work, the Engineering Work, the Plant, and the Facility, and such date is February 15, 1998.

         (ee) "Vendor" shall mean any third party which supplies materials or equipment, plus any attendant services, under a purchase order or other agreement with CONTRACTOR or Engineering Contractor made in connection with the Work or Engineering Work. [All such vendors must be preapproved by OWNER and are listed in Annex A.]

         (ff) "Work" shall mean the construction, erection, transportation, shipping, loading, unloading, fabrication, assembly, project management, expediting, inspection, supervision, scheduling, purchasing, procurement and other associated services, and all equipment, machinery, materials, tools, supplies, labor, and technology, which shall be provided or procured by CONTRACTOR hereunder, as more fully enumerated and described in Annex A and elsewhere herein.

1.3 In the event of any conflict between the provisions of the Articles of this Agreement and the provisions of the Annexes, the provisions of the Articles shall prevail.


                           ARTICLE 2 -  PRICE/PAYMENT

2.1 As full compensation for the performance of the Work hereunder and any and all Engineering Work under the Engineering Contract, inclusive of all Subcontractor, Vendor and other third-party fees and charges, direct and indirect costs and fees of CONTRACTOR (and of Engineering Contractor), and any other cost, expense, fee or charge of any nature whatsoever (including, without limitation, those of suppliers of services, labor, machinery, equipment, materials, tools and supplies), OWNER shall pay the CONTRACTOR (or Engineering Contractor, as the case may be) the total, aggregate, fixed lump sum price of $236,000,000. Such total, fixed lump sum price shall not be subject to escalation although it may be adjusted pursuant to Article ______ [Change Orders] hereof. As of the execution date hereof, CONTRACTOR acknowledges the payment by OWNER, and receipt of $___________________ of such fixed lump sum price; and the remaining fixed lump sum price to be paid hereunder is $___________________. [Should cost of this Contract be segregated?]

2.2 [This concept perhaps should be in Annexes ___ and/or ___.] OWNER shall pay CONTRACTOR progress payments, representing in each case a portion of the fixed lump sum price described in Section 2.1 above, as contemplated by Annex ____ hereto. Such payments shall be based on the percentage of progress reported by

         CONTRACTOR as of the dates specified in Annex _____, and agreed to by OWNER. OWNER shall be required to pay only that progress payment amount, for each progress payment date, which is equal to the percentage of progress that OWNER agrees has been completed; provided, however, that if OWNER's determination of the percentage of progress (for any progress payment other than the final progress payment) is within _____% of the percentage of progress specified for such progress payment date in Annex _____, then OWNER shall pay the amount specified for such progress payment date in Annex _____. Disputes as to percentages of progress shall be resolved as soon as reasonably possible; provided that OWNER shall be required to pay only those amounts representing completed progress as agreed to by OWNER. CONTRACTOR shall submit invoices in form and accompanied by supporting documentation reasonably satisfactory to OWNER, for each progress payment specified in Annex ____. Subject to the terms and conditions of this Section 2.2, OWNER shall make required payments via direct bank wire transfer within ______ days after receipt of invoice by OWNER.

2.3 Any payments made hereunder by OWNER shall not (i) preclude OWNER from disputing any item or matter, including, without limitation, whether the particular percentage of completion in question has in fact been achieved; (ii) constitute or be construed as OWNER's acceptance of the Plant, Facility, Work, Engineering Work or any portion thereof, or OWNER's acknowledgment that the Work, Engineering Work or any portion thereof has been satisfactorily completed in accordance with the terms and conditions of this Agreement; or (iii) limit or otherwise affect OWNER's rights and remedies hereunder or otherwise, or CONTRACTOR's obligations hereunder.

2.4 In order to assure performance of its obligations under this Agreement, CONTRACTOR agrees that OWNER shall retain certain amounts from payments due CONTRACTOR hereunder. OWNER shall retain an amount equal to ____% from each progress payment hereunder. The retained monies shall be held in a bookkeeping account maintained by OWNER ("Retainage Account"). OWNER shall segregate the funds posted to the Retainage Account. The amounts posted to the Retainage Account shall bear simple interest at ______. All interest shall become part of the Retainage Account due CONTRACTOR as provided herein. In lieu of actual retainage, CONTRACTOR may, at CONTRACTOR's expense, post Irrevocable Standby Letters of Credit in form and substance satisfactory to OWNER (and its lenders), in amounts equal to _____% of each progress payment as described above. If from time to time CONTRACTOR fails to perform its obligations under this Agreement in accordance with the terms and conditions hereof, OWNER shall notify CONTRACTOR and CONTRACTOR shall promptly remedy any such failure. If CONTRACTOR fails to promptly remedy any such failure, OWNER shall have the right, in addition to any other rights and remedies it may have hereunder or otherwise, to withdraw such amounts from the Retainage Account, or draw such amounts under such letters of credit, as may be necessary to remedy any such failures. OWNER shall also have the right to withdraw such amounts, or draw such amounts under such letters of credit, as may be necessary to provide for the release of any Encumbrance filed by any of CONTRACTOR's Subcontractors, agents, suppliers, Vendors or workers in connection
         with the Work.   If retainage is used, CONTRACTOR shall be paid the
         funds remaining in the Retainage Account following the expiration of 30 days following the later of the Date of Mechanical Completion, or payment in full of all of CONTRACTOR's and Engineering Contractor's Subcontractors, agents, suppliers, Vendors and workers. If such letters of credit are used, letters of credit shall remain in effect until the later of the two events referenced immediately above.


          ARTICLE 3 - MECHANICAL COMPLETION DEADLINE, PROGRESS REPORTS
                                 PROJECT SURETY

3.1 CONTRACTOR shall commence the Work promptly upon the effective date of this Agreement.

3.2 Except to the extent a delay is caused by the occurrence of a Force Majeure event pursuant to and as contemplated by Section _________ , and except for delays contemplated by Section ________[Change Orders], all Work, Construction Work, the Plant, and the Facility shall be Mechanically Complete (i.e., shall have achieved Mechanical Completion) no later than the Target Date, February 15, 1998.

3.3 To the extent CONTRACTOR fails to achieve the Target Date, OWNER shall be entitled to Liquidated Damages in accordance with the following schedule. To the extent CONTRACTOR achieves Mechanical Completion in advance of the Target Date, CONTRACTOR shall be entitled to a bonus in accordance with the following schedule:

                          Number of days                            Amount
                          early or late                             per day
                          -------------                             -------
                          15 or less                                   zero

                          16-45                                     $50,000

                          46-60                                     $75,000

         The maximum bonus payable and the maximum amount of Liquidated
         Damages payable (subject to the proviso below) hereunder shall be $2,625,000. OWNER's receipt of Liquidated Damages shall be in lieu of any other claims pursuant to Sections 3.2 and 3.3; provided, however, that in the event the Target Date is missed by 61 or more days, and such delay is attributable to CONTRACTOR's willful failure to perform the Work or Engineering Contractor's willful failure to perform the Engineering Work, such limitation shall not apply and OWNER shall be entitled to pursue any and all rights and remedies hereunder, under the Engineering Contract or otherwise.

3.4 CONTRACTOR shall issue to OWNER monthly progress reports no later than the tenth day following the end of the month in respect of which such report is prepared, detailing the progress made by CONTRACTOR during the preceding month toward the achievement of the Target Date. The reports shall include, but shall not be limited to, the following:

         1. A description of any and all delays which CONTRACTOR anticipates.

         2.      An updated schedule.

         3. A statement of the CONTRACTOR's assessment of the percentage of construction, erection, procurement, delivery of equipment and materials, and other matters which are complete.

         4. A narrative of the activities conducted during the month, including action items and problems.

3.5 In lieu of providing a performance and payment bond, contemporaneously with the execution hereof, CONTRACTOR shall deliver to OWNER a guaranty of its parent, Dresser Industries, Inc., a Delaware corporation, guaranteeing that CONTRACTOR will faithfully perform promptly and with due diligence all of the terms and conditions of this Agreement on its part to be performed, including all of the undertakings, guarantees, warranties, obligations and liabilities of CONTRACTOR or of any Subcontractor, supplier or Vendor of CONTRACTOR, protecting OWNER against Losses by reason of the breach of or default in the performance of any such undertakings, guarantees, warranties or obligations, and protecting OWNER against all claims and Encumbrances for the payment of sums for labor, services and materials provided in
         connection with the Work.   Such guaranty shall remain in effect at
         least until the expiration of all warranty periods provided for under Article _______ hereof [Engineering Contract], and shall apply to all matters (otherwise covered by such guaranty) of which notice has been provided to CONTRACTOR prior to the expiration of such guaranty.

                           ARTICLE 4 - SCOPE OF WORK

4.1 The Scope of Work, attached hereto as [Annex A] and as otherwise described herein, specifically enumerates and describes the Work to be performed by CONTRACTOR under this Agreement; provided, however, that the Work (and hence the Scope of Work) shall include, without limitation, such additional services and items as may be necessary or appropriate to enable CONTRACTOR to perform its obligations under this Agreement in accordance with the terms and conditions hereof. It is understood and agreed that the Engineering Work (which shall be performed entirely within the United States) shall be performed by the Engineering Contractor. Portions of the fixed lump sum price described in Article 2 hereof shall be paid to Engineering Contractor to reflect its performance of such Engineering Work.


                ARTICLE 5 - CERTAIN CONTRACTOR RESPONSIBILITIES

5.1 CONTRACTOR shall perform the Work in a good, expeditious, workmanlike, safe, efficient and lawful manner, and in conformity with sound, recognized, and generally accepted industry, engineering and construction standards and practices for projects similar in scope and size to this project, and otherwise in accordance with the terms and conditions of this Agreement.

5.2 In the performance of the Work, CONTRACTOR shall (and shall cause its Subcontractors, Vendors and agents to) comply with (i) all applicable laws, rules, regulations, orders, consents and decrees of any governmental authority with jurisdiction; and (ii) any and all rules, regulations, policies and procedures governing conduct at the Complex, including, without limitation, "Safety Rules and Regulations for Contractors", copies of which have been provided to CONTRACTOR (collectively, "Complex Rules and Regulations").

5.3 CONTRACTOR represents and warrants to OWNER, and covenants and agrees, that the Plant, the Facility, the Work, and the Engineering Work shall be at the time of Final Completion free and clear of any and all liens, security interests, charges, and encumbrances (collectively, "Encumbrances").

5.4 Risk of loss of and damage to the Work, the Engineering Work, the Plant, and the Facility, will be and remain with Engineering Contractor until the Date of Mechanical Completion of all Work, the Engineering Work, the Plant, and the Facility; provided that the insurance policies and coverages required under Article _______ shall (except as provided therein) remain in effect until Final Completion, and shall continue to cover such Losses as provided in such policies.

5.5 Except as provided in Section _______ of the Engineering Contract [Kellogg proprietary data], all drawings, specifications, designs, engineering data and studies, process data and studies, intellectual property (including all patentable and copyrightable materials), and any other data, materials or items which are generated, produced or created as part of or in connection with the Work, shall be the sole and exclusive property of OWNER. CONTRACTOR shall (and shall cause its Subcontractors, Vendors and agents to) (i) provide all such property (and all copies and other reproductions thereof) to OWNER by the date of Final Completion; and (ii) execute such instruments as OWNER may reasonably require to evidence OWNER's ownership of such property. Neither CONTRACTOR nor its Subcontractors, Vendors or agents may retain, use, or otherwise exercise dominion over any such property; provided that CONTRACTOR may retain a complete set of Work drawings and other Work documents as necessary for archives, in order to provide OWNER with information and advice in the future concerning the Work performed under this Agreement. Any such retained drawings and documents shall be subject to the confidentiality provisions set forth in Section _______[Contractor confidentiality obligations], and CONTRACTOR may not use such drawings and documents in the performance of services for other clients.

5.6 While performing Work at the Site, CONTRACTOR shall (and shall cause its Subcontractors and agents to) at all times keep its/their work areas as free from waste material and rubbish as reasonably possible. With respect to Work conducted at the Site, CONTRACTOR shall remove and dispose of all waste materials and rubbish generated in connection with the Work as soon as reasonably possible after the generation thereof by CONTRACTOR or its Subcontractors. Further, as soon as practicable after Final Completion, CONTRACTOR shall remove (or cause to be removed) all of its and its Subcontractors' equipment and materials and any remaining waste material and rubbish generated in connection with the Work from the Complex, and shall return any Work areas to the general condition existing prior to the performance of the Work.

5.7 CONTRACTOR shall (and shall cause its Subcontractors and agents to) take all reasonable steps to prevent the release to the environment of, the contamination of the environment with, and exposure to, pollutants, contaminants, or hazardous or toxic substances, materials or wastes. In the event that any environmental contamination results from performance of the Work at the Site, CONTRACTOR shall (after notice to and approval of OWNER) remediate such contamination as promptly as possible (restoring any such contaminated media to the condition existing prior to the commencement of Work) in accordance with all applicable laws, rules, regulations and orders, and Complex Rules and Regulations. All solid and liquid wastes, and hazardous or toxic substances or materials introduced or generated by CONTRACTOR or its Subcontractors or agents (e.g. solvents, cleaners, petroleum products, waste oils, etc.) shall be handled, disposed of or otherwise removed from the






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         Site and Complex in full compliance with all applicable laws, rules, regulations and orders of any governmental authority with jurisdiction. OWNER reserves the right to suspend the Work, or any portion thereof, if, in its sole discretion, it considers CONTRACTOR's actions (or those of its agents or subcontractors) to be environmentally irresponsible.

5.8 While on property which constitutes or includes the Site or Complex, CONTRACTOR's employees, Subcontractors and agents, and their employees, shall confine themselves to areas designated by OWNER. CONTRACTOR agrees to place and shall require that its Subcontractors and agents and their employees place the highest importance on safety and environmental responsibility and exercise all reasonable care during the prosecution of the Work.

5.9 CONTRACTOR and CONTRACTOR's employees, agents, Subcontractors and their employees will be subject to any and all security rules and regulations, badge and pass requirements (including vehicle inspections), and safety programs and procedures (including, without limitation, Complex Rules and Regulations) that may be in effect at the Complex. CONTRACTOR shall be responsible for the safety of its employees, Subcontractors, and agents and their employees, and shall take (and cause its agents and Subcontractors to take) all reasonable actions and precautions (in connection with the prosecution of the Work) to provide for the safety of persons and the protection of property in the areas where Work is being performed under CONTRACTOR's or any Subcontractor's control. CONTRACTOR shall initiate and maintain all safety precautions and programs necessary to comply with applicable health and safety laws, rules and regulations (whether federal, state, international or otherwise), and with Complex Rules and Regulations concerning health and safety. Further, CONTRACTOR will cause its agents and employees (and those of its Subcontractors and agents) to attend all safety orientation and training sessions required under Complex Rules and Regulations prior to the commencement of Work at the Complex. OWNER reserves the right to suspend any portion of Work if, in its sole discretion, it considers CONTRACTOR's actions to be unsafe.

5.10 In the event of any emergency endangering life, health, safety or property related to and during the prosecution of Work at the Site, CONTRACTOR shall take all actions as may be reasonably necessary to prevent, avoid or mitigate injury, damage or loss and shall, as soon as possible, report any such incidents, including CONTRACTOR's response thereto, to OWNER. If, in the opinion of the OWNER, CONTRACTOR has failed to take sufficient precautions for the safety of workers or the public or the protection of the Work, Plant, Facility, Complex, or other property constituting or including the Complex, creating, in the sole opinion of OWNER, an emergency requiring immediate action, then the OWNER, after notice to CONTRACTOR, may cause such sufficient precautions to be taken or provide such protection. The taking or provision of any such precautions or protection by OWNER shall be for the account






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         of CONTRACTOR and CONTRACTOR shall reimburse OWNER for the cost thereof.

5.11 Although OWNER does not seek nor intend to approve or control CONTRACTOR's (or its subcontractors' or agents') selection of employees assigned to the Work, OWNER shall have the right to disapprove and require the removal from the Work being prosecuted at the Site of any employee of CONTRACTOR (or any of its Subcontractors or agents) who, in OWNER's sole opinion, is incompetent, careless, unqualified, or guilty of violation of Site Rules and Regulations.
         Any employee of CONTRACTOR or any Subcontractor or agent testing positive for controlled substances or alcohol abuse shall be removed from the project. Implementation of a controlled substance and alcohol abuse screening and check policy will be at the discretion of CONTRACTOR, including frequency and limitations for determining positive results and actual interpretations of testing results; provided, however, that CONTRACTOR shall (and shall cause its Subcontractors and agents to) institute and maintain those controlled substance and alcohol screening and check procedures as may be necessary to comply with applicable laws, rules and regulations and Complex Rules and Regulations.

5.12 CONTRACTOR's Project Manager and other designated key personnel, including construction manager, shall be mutually agreed upon by CONTRACTOR and OWNER before starting the Work.

5.13 CONTRACTOR shall require all of its employees, agents and Subcontractors and their employees to have all required passports, visas, work permits or other necessary documentation to perform any of the Work.



                            ARTICLE 6 - CONSTRUCTION

6.1 Without limiting the generality of Sections 1.1, 1.2(ff) [Work definition], Article 4 and [Annex A], CONTRACTOR shall construct and erect the Facility on the Site, and shall perform all related Work for, and required to construct, erect, start-up and operate the Facility, all in accordance with the terms and conditions of this Agreement (including, without limitation, Annex A), the Engineering Work, and the procedures, plans, designs, drawings and specifications to be prepared as part of the Work. Except as otherwise provided in Article ___ below, CONTRACTOR shall furnish all superintendence, labor, construction tools, erection equipment (including portable fire-fighting equipment during construction), construction supplies, temporary offices and storage facilities, and other services and items required for such services.






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                      ARTICLE 7 - MATERIALS AND EQUIPMENT

7.1 Without limiting the generality of Sections 1.1, 1.2(ff) [Work definition], Article 4 and Annex A, CONTRACTOR shall procure and furnish all required materials, machinery, and equipment (?including operating equipment) for the Facility as more particularly set forth in Annex A and which are supplied from sources in the Republic of Trinidad and Tobago, except for those materials, machinery and equipment which OWNER agrees to furnish as provided in Article ____ [Owner responsibilities] below, and Annex A.

7.2 CONTRACTOR shall inspect, expedite and arrange shipment for all materials, machinery and equipment (?including operating equipment) in accordance with CONTRACTOR's usual practice, which practice CONTRACTOR represents is in accordance with standard industry and professional practice. CONTRACTOR shall check, receive and maintain all such items received at the Site, together with all materials and operating equipment shipped to the Site under the Engineering Contract.


               ARTICLE 8 - ENGINEERING, DESIGN AND OTHER SERVICES

8.1 Engineering, process design, and design of the Facility and all other Engineering Work shall be undertaken exclusively in the United States by The M. W. Kellogg Company pursuant to the Engineering Contract.

8.2 CONTRACTOR shall perform support services in Trinidad and Tobago as may be necessary for the Work and Engineering Work.


                         ARTICLE 9 - INSPECTION OF WORK

9.1 CONTRACTOR shall perform all tests and inspections of the Work, the Engineering Work, Plant, and the Facility, and all components of any thereof (including, without limitation, mechanical and operational tests and inspections) necessary to assure that the Work, the Engineering Work, the Plant, and the Facility conform to all requirements, standards and specifications of this Agreement. Complete records of all CONTRACTOR tests and inspections shall be maintained and delivered to OWNER at the time(s) such tests or inspections are completed.

9.2 All Work, the Plant, and the Facility (and all components thereof) shall be subject to inspection and approval by OWNER from time to time and at any and all times (at its expense), at such locations as may be necessary for the performance of the Work (including, without limitation, point of manufacture); provided, however, that OWNER shall not interfere with CONTRACTOR's own inspection procedures.






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         Further, OWNER shall cooperate with CONTRACTOR in conducting its inspections so that extra expense and delay to CONTRACTOR are avoided. CONTRACTOR shall provide OWNER and its representatives unrestricted access to the Work, the Plant, and the Facility (and all components thereof) for the purposes specified above, and for any other purpose; provided that CONTRACTOR may provide (and OWNER and its representatives shall accept) an escort or other reasonable safety measures which CONTRACTOR deems necessary or advisable. CONTRACTOR shall also promptly provide all information requested by OWNER or its representatives with respect to the Work, Plant, or Facility. Any inspection or failure to inspect by OWNER shall not limit or otherwise affect any obligations of CONTRACTOR under this Agreement, or any rights and remedies of OWNER hereunder or otherwise. If upon inspection, OWNER determines that any part of the Work, Plant, or Facility does not meet, or has not been performed in accordance with, the standards, requirements, specifications or covenants set forth in this Agreement, then CONTRACTOR shall promptly remedy or replace any such defective Work at its sole risk, cost and expense.


                            ARTICLE 10 - PROCUREMENT

10.1 Without limiting the generality of Sections 1.1, 1.2(ff)[Work definition], Article 4 and Annex A, CONTRACTOR shall be responsible for providing or procuring all services, labor, tools, equipment, machinery, materials, supplies, and other items necessary or appropriate for the performance of the Work.

10.2 CONTRACTOR may subcontract portions of the Work to Subcontractors designated in Annex A; provided that (i) CONTRACTOR shall remain responsible for the performance of the Work in accordance with the terms and conditions of this Agreement; and (ii) OWNER shall not have any obligations under subcontracts entered into by CONTRACTOR. CONTRACTOR shall be solely responsible for the engagement, management and payment of any such Subcontractors. CONTRACTOR shall pay such Subcontractors all amounts owed when due.

10.3 CONTRACTOR shall be solely responsible for providing or procuring all tools, equipment, machinery, materials, supplies and other items necessary or appropriate for the performance of the Work. CONTRACTOR may procure such items from reputable Vendors and suppliers [Vendors listed in Annex A? Approval by OWNER?]; provided that (i) CONTRACTOR shall remain responsible for the performance of the Work in accordance with the terms and conditions of this Agreement; and (ii) OWNER shall not have any obligations under contracts or purchase orders entered into by CONTRACTOR. [CONTRACTOR shall be solely responsible for the [selection], management and payment of such Vendors and suppliers.] CONTRACTOR shall pay such Vendors and suppliers all amounts owed






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         when due.  OWNER shall have sole and exclusive title to any and all tools, equipment, machinery, materials, supplies, and items which become part of the Plant or Facility. CONTRACTOR will execute or cause to be executed such instruments as OWNER may reasonably request to evidence OWNER's title to such items, and shall take such actions as may be necessary to have such items transferred to OWNER free and clear of any and all Encumbrances.


              ARTICLE 11 - CONTRACTOR REPRESENTATIONS, WARRANTIES
                                 AND GUARANTEES

11.1 Construction/Erection. CONTRACTOR represents, warrants and guarantees that the construction and erection of the Plant and the Facility, and any other Work hereunder, shall be performed in accordance with, and shall comply and be consistent with, sound, recognized and generally accepted construction and engineering standards and practices, all applicable codes, standards and governing authorities, and the other requirements of this Agreement. If at any time within one (1) year after the Date of Mechanical Completion, any defect in the construction, erection or other Work or other breach of this warranty is discovered by OWNER, OWNER shall promptly notify CONTRACTOR thereof, and CONTRACTOR shall promptly remedy and correct any such defects or breaches (including any associated equipment or machinery failures) at its sole risk, cost and expense. Without limiting the generality of the foregoing, to the extent any such defect or breach results in a reduction in the Plant's [Facility's] performance level demonstrated pursuant to Article 12 and Annex C of the Engineering Contract, CONTRACTOR shall restore (or cause to be restored) such demonstrated performance level at its sole risk, cost and expense.

11.2 Material and Workmanship. CONTRACTOR represents, warrants and guarantees all equipment, machinery, parts, materials, supplies and other items supplied, procured or specified by CONTRACTOR or any Vendor or Subcontractor, and all workmanship (including field workmanship), labor and services furnished in connection with the Work (whether by CONTRACTOR or any Subcontractor) against defects (latent or patent) in materials or workmanship, or otherwise, for a period of one (1) year after the Date of Mechanical Completion. If at any time during the warranty period, OWNER discovers any defect in such equipment . . . materials, etc. or workmanship, or if OWNER determines that such equipment . . . materials, etc. or workmanship do not otherwise comply with the requirements of this Agreement, OWNER shall promptly notify CONTRACTOR thereof, and CONTRACTOR shall [subject to the limitations set forth below?] remedy and correct any such defects to the reasonable satisfaction of OWNER by repairing or replacing the defective equipment . . . materials, etc. or workmanship at CONTRACTOR's sole risk, cost and expense. Without limiting the generality of the foregoing, [and notwithstanding the limitations below] to the extent any such defect results in a reduction in the Plant's [Facility's]






                                       15
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         performance level demonstrated pursuant to Article 12 and Annex C of the Engineering Contract, CONTRACTOR shall restore such demonstrated performance level at its sole risk, cost and expense. Except with respect to reductions in the Plant's performance level, [?CONTRACTOR shall not be obligated to perform any of the aforesaid repairs or replacements on each occasion upon which OWNER, after discovering defective equipment . . . materials, etc. or workmanship, estimates the cost of repair or replacement thereof to be [and the cost actually is] ____________________ thousand U.S. Dollars (US$______________) or less; provided that in the event the cost of such repairs or replacements in the aggregate equal $_____________, CONTRACTOR shall be obligated for any further repairs or replacements. Subject to the preceding proviso, on each such occasion OWNER shall be responsible for such repair or replacement and shall bear the cost thereof. If OWNER estimates the cost of a repair or replacement to be in excess of _________________ thousand U.S. Dollars (US$____________) and
         CONTRACTOR performs the same and the cost therefor is less than such amount, OWNER shall pay to CONTRACTOR the costs of such repair or replacement within thirty (30) days after OWNER receives CONTRACTOR's invoice therefor. For the purposes of this Section 11.2 the words [?"cost" or "costs" shall mean those amounts which would have been paid by OWNER to CONTRACTOR for the aforesaid repairs or replacements had they been made pursuant to the costs, rates, charges and allowances set forth in Annex D.?] CONTRACTOR shall not be obligated to repair or replace any such workmanship which becomes defective as the result of improper operation or maintenance or of operating conditions more severe than those contemplated in the original design for the Work [set forth in __________].

11.3 Subcontractors and Vendors. CONTRACTOR shall secure or cause its Subcontractors to secure the most favorable industry-standard warranties and guarantees possible extending over the longest possible time obtainable from Subcontractors and Vendors with respect to services, equipment, machinery, parts, materials, supplies and other items [technology?] furnished by them. CONTRACTOR will request, at a minimum, that Vendors of equipment, machinery, materials, etc., and service providers, furnish a guarantee against defects in materials and workmanship of one (1) year after initial use or eighteen (18)
         months after shipping.   All such warranties shall be for the benefit
         of CONTRACTOR and OWNER.

11.4 THE ONLY WARRANTIES APPLICABLE TO THE WORK PERFORMED PURSUANT TO THIS AGREEMENT ARE THOSE SET FORTH IN THIS AGREEMENT. CONTRACTOR EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR A PARTICULAR USE.

11.5 In no event shall either party or its Affiliates be liable to the other or its Affiliates, either individually or jointly and irrespective of whether alleged to be due to negligence (including the sole negligence of any party or any Affiliate), breach of






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         contract, strict liability or any other legal theory, for special, punitive or consequential damages (including lost production, lost profits, and lost revenues) except to the extent such damages are attributable to a party's (or its Affiliate's) intentional conduct; provided that such damages shall be recoverable hereunder to the extent included in damages asserted pursuant to a Third Party Claim [defined in indemnity section] with respect to which a party is entitled to indemnity hereunder.


                              ARTICLE 12 - CHANGES

12.1 All Work shall be in accordance with this Agreement, and it is the intent of the parties that Changes be avoided to the extent practicable. To this end, the correction by CONTRACTOR (with OWNER's prior approval) of [normal errors and minor changes [What does this mean?]]made by CONTRACTOR in the course of the Work shall not be deemed to constitute a Change.

12.2 At any time during the course of the Work, OWNER may modify the Scope of Work as set forth in this Agreement, by written notice to CONTRACTOR. Without limiting the generality of the foregoing, OWNER may make changes in drawings, designs and specifications, issue additional instructions, require additional work, or direct the omission of Work previously ordered. When a Change is under consideration by OWNER, OWNER shall so notify CONTRACTOR. OWNER may request a "scoping estimate" (one which requires no more than five manhours to prepare) before requesting a detailed cost estimate. If OWNER wishes to consider the proposed Change after reviewing the scoping estimate, OWNER will request a detailed cost estimate. CONTRACTOR shall then prepare and submit a detailed cost estimate (including, if deemed necessary by CONTRACTOR, revisions to the Target Date and to any of CONTRACTOR's guarantees which will result therefrom). Once the parties mutually agree on the detailed cost estimate, they shall confirm their agreement in writing by means of a Change Order. OWNER shall compensate CONTRACTOR for preparing all estimates made at OWNER's request.

12.3 If any of the events set forth below occur and CONTRACTOR determines that the result thereof is or will be a Change, CONTRACTOR shall promptly submit in writing to OWNER its proposed revision to the Contract Price together with the effect, if any, predicted by CONTRACTOR on the Target Date or CONTRACTOR's guarantees. Once the parties mutually agree on such items, they shall promptly thereafter agree in writing upon a Change Order. Such events are:

         (a) a change in the basic design data or Site data (including soils, feedstock, etc.) from that set forth in this Agreement;

         (b)     suspension of Work by OWNER [provisions governing suspension?];






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         (c)     Force Majeure events preventing CONTRACTOR's performance
                 hereunder; provided that delays attributable to causes other than Force Majeure events affecting Subcontractors and/or Vendors directly shall not constitute Force Majeure;

         (d)     [VAT?] [?Any change in Trinidad taxes?]; or

         (e) in connection with the Work, any act, or failure to act, on the part of OWNER or any Affiliate of OWNER or any entity in privity of contract with OWNER or any entity exclusively under OWNER's direction or control.

12.4 CONTRACTOR shall not proceed with any Change until a Change Order has been signed by the parties.

12.5 Except to the extent agreed otherwise pursuant to a Change Order, the compensation payable to CONTRACTOR for preparing estimates pursuant to this Article 13, shall be determined in accordance with Annex _____.


                              ARTICLE  13 - LIENS

13.1 CONTRACTOR shall immediately pay and discharge or shall provide security sufficient and satisfactory in itself to pay and discharge any obligation CONTRACTOR or any of its Subcontractors or Vendors may have, in respect of which any Encumbrance may be levied or is levied against the Work, the Engineering Work, the Plant, the Facility, the Site, or the Owner Indemnified Parties. CONTRACTOR shall indemnify, defend and hold harmless the Owner Indemnified Parties from and against any such Encumbrance and any and all associated Losses. If at any time OWNER shall receive notice or information of the recording of any such Encumbrance or any evidence of any such Encumbrance which, if valid, would constitute a legal charge upon property of OWNER , the Plant, the Facility or any part thereof, it shall forthwith communicate the receipt of such notice, information or evidence to CONTRACTOR.

13.2 If any such Encumbrance remains unsatisfied after the Date of Mechanical Completion, CONTRACTOR shall promptly refund to OWNER all amounts that OWNER may be compelled to pay in discharging any such Encumbrance.






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                ARTICLE 14 - USE OF INFORMATION AND CONFIDENTIALITY
[Provisions with respect to Kellogg proprietary data deleted because covered by off-shore contract]

14.1 [This may need to be expanded] CONTRACTOR agrees to hold in confidence any technical or commercial information supplied to it by OWNER or any agent of OWNER in connection with the design, construction, start-up, operation or maintenance of the Facility, or otherwise, which information is identified by such OWNER or any agent of OWNER in writing to be confidential or proprietary at or prior to its disclosure. Said information shall remain the property of such OWNER or agent, and CONTRACTOR shall not disclose such information to any third party or use such information for any purpose other than performing the Work.

14.2     The provisions of  Sections 14.1 shall not apply to:

         (a) any information which, at the time of disclosure, the receiving party can show was in the public domain;

         (b) any information which, after disclosure, becomes part of the public domain by publication or otherwise, through no fault of the receiving party;

         (c) any information which the receiving party can show by supporting documentation was in its possession at the time of disclosure to it by the disclosing party and had not been acquired directly or indirectly under the obligation of confidence to the disclosing party;

         (d) any information furnished to the receiving party rightfully by a third party not under an obligation of confidentiality to the disclosing party, provided again that the receiving party is in compliance with any restrictions on disclosure or limitation of use imposed by such third party;

         (e) any information independently developed by employees or consultants of the recipients or its Affiliates who have not had access to such information; or

         (f) any information required by law, rule, regulation or bona fide legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict, and maintain to the extent possible the confidentiality of, such disclosure, and shall provide reasonable notice to the other party whose information is involved in order that such other party may take reasonable steps to oppose the requirement of disclosure.

         For the purpose of this Section 14.2, any disclosure of such information which is specific to the operating or design conditions of the Plant shall not be deemed to be within the






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foregoing exceptions merely because it is  contained within the scope of a broad disclosure.


                             ARTICLE 15 - PATENTS

15.1 Subject to the provisions of this Article 15, CONTRACTOR shall, at its sole cost and expense, indemnify, defend and hold the Licensees (as defined in the Engineering Contract) and Owner Indemnified Parties harmless in respect of any and all Losses incurred in connection with any claim, suit or proceeding based on any claim that the Work as incorporated into the Plant, the Facility or any part of any thereof, constitutes an infringement or violation of any patent or other intellectual property right of a third party, including, without limitation, infringement or violation of any copyright, trademark or trade secret, and infringement of any patent issued in the United States or the Republic of Trinidad and Tobago.

15.2 OWNER agrees to notify CONTRACTOR promptly in writing of any notice or claim of infringement and/or violation as described in Section
         15.1 above which is received by or brought against OWNER.

15.3 In connection with any claim described in Section 15.1 above, CONTRACTOR reserves the right to acquire for the Licensees, at CONTRACTOR's sole cost and expense, immunity from suit and license to use the offending technology, which are acceptable to the Licensees. CONTRACTOR also reserves the right, in connection with such claim, of making such alterations of the Facility, at CONTRACTOR's sole cost and expense, as may be required to eliminate the alleged infringement; provided such alteration is acceptable to the Licensees and does not prevent the Facility from being capable of normal operation, reduce the capacity of the Facility, interfere with the Performance Guarantees (as defined in the Engineering Contract) or performance levels, or cause a default by the Licensees under any contract or other obligation.

15.4 Neither CONTRACTOR nor OWNER shall settle or compromise any suit or action described in Section 15.1 above without the written consent of the other.

15.5 Except to the extent that substantial deviation by the Licensees from information furnished by CONTRACTOR is the sole cause for a claim of infringement, CONTRACTOR shall defend, indemnify and hold the Licensees and Owner Indemnified Parties harmless from and against any and all Losses that may be assessed in or become payable under any decree or judgment of any court, or under any arbitral decree or other order, including costs and expert and professional fees, with respect to any suit or action described in Section 15.1 above.






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15.6     OWNER shall defend, indemnify and hold CONTRACTOR harmless from and against any claim that any technology or know-how supplied to CONTRACTOR by OWNER wrongly incorporates proprietary technical data or infringes letters patent issued to, or otherwise infringes any other intellectual property rights of a third party.

15.7 The provisions of Sections 15.1, 15.5 and 15.6 shall not apply to any Vendor's or Subcontractor's wrongful use of proprietary technical data or infringement of patents (unless caused by such Vendor's or Subcontractor's compliance with specific design requirements imposed by CONTRACTOR or Engineering Contractor). In the event of any such wrongful use or infringement, CONTRACTOR and OWNER shall rely on the provisions for indemnity against infringement and other terms contained in applicable purchase order, subcontract or other agreement with the Vendor or Subcontractor; provided, however, that to the extent (i) there exists any excess liability not covered by and discharged pursuant to the provisions contained in applicable purchase order, subcontract or other agreements with the Vendor or Subcontractor, and/or (ii) there are no such provisions, the CONTRACTOR shall bear sole and complete responsibility and liability for, and shall indemnify the Owner Indemnified Parties with respect to, any such wrongful use or infringement.


                  ARTICLE 16 - SERVICES, AND OTHER ITEMS TO BE
                               FURNISHED BY OWNER

16.1 OWNER shall at its own expense and at such times as may be required by CONTRACTOR for the successful and continuous prosecution of the Work:

         (a) procure all necessary [priorities, allocations and allotments?] for materials and operating equipment, and all licenses and permits required to be obtained in the name of the OWNER, including building and environmental operating permits, required by governmental or regulatory authorities in connection with the supply, erection and operation of the Facility, not including, however, business licenses required of CONTRACTOR;

         (b) provide prior to the commencement of any field Work, a clear, solid site for the Facility; remove all existing pipelines, foundations and other obstructions which are overground (but not underground) and which would interfere with the construction and operation of the Plant; and level the Site in accordance with CONTRACTOR's instructions; [Kellogg providing all necessary soils reports and geotechnical recommendations;]


         (c) furnish CONTRACTOR with the proper bench-marks, elevations and liens for locating the Facility, and stake out and install monuments locating the battery limits lines;

         (d) furnish clear, level, solid, reasonably self-draining ground of adequate size, as part of the Site, (i) for the unloading, moving and storage of materials and operating equipment, (ii) for temporary construction buildings, and (iii) a parking lot for the use of CONTRACTOR's and Subcontractors' employees;

         (e) subject to the terms and conditions of this Agreement, including Article _____ [certain Contractor responsibilities], furnish unrestricted access to the Site and to the storage area specified in (d) above, and allow CONTRACTOR to unload all materials and operating equipment therefrom;


         (f) furnish and maintain a clear solid roadway connecting the Site, storage area and parking area with a main public highway;


         (g) furnish a site for the disposal of spoil within [one-half (1/2) mile] of the Site;

         (h) furnish at the Site all necessary fill (to the extent then available at the Site) as requested by CONTRACTOR;


         (i) supply an adequate quantity of drinking water at the battery limits of the Plant and the Facility;


         (j) furnish for construction purposes water, steam, gas and electricity all in sufficient quantities and of proper character, at the battery limits at locations specified by CONTRACTOR and agreed to by OWNER;

         (k) provide such intra-Facility telephone lines as reasonably may be required by CONTRACTOR;

         (l) provide information to CONTRACTOR concerning location of connections for utilities, product lines, drainage, etc.;

         (m) during active construction furnish water at the Site in adequate quantity and under sufficient pressure for fire-fighting assistance within the battery limits of the Facility and provide watchmen if required by OWNER;

         (n) furnish only tie-in connections for the connection at the battery limits of all piping built by CONTRACTOR. The foregoing tie-in connections shall include those for service lines for water, oil, steam, fuel, gas, flaring and sewers;

         (o) furnish all utilities, fuel and feedstock in sufficient quantities and of the proper character for the testing of operating equipment and for operation of the Plant, and connect the electric power to the panel board;

         (p) furnish and install all necessary charging stock, catalysts, (except for the first charge of catalyst which is CONTRACTOR's responsibility), chemicals, lubricants and supplies (except for the first charge of Benfield chemicals, lubricants, and supplies, which is CONTRACTOR's responsibility) required for the starting and operation of the Facility in the quantity and of the kind and quality necessary and which do not contain impurities in such quantities as to interfere with the proper operation of the Facility. [?Except as otherwise specified in Annex A], CONTRACTOR shall also supply the equipment required to introduce such charging stock, catalysts, chemicals, lubricants and supplies into the Facility;

         (q) furnish all personnel, materials, fuel feedstock and tools required for the start-up, testing, operation and maintenance of the Plant beginning with the Date of Mechanical Completion;

         (r) furnish a classification of accounts in accordance with OWNER's established accounting procedure for the guidance of CONTRACTOR in preparing final cost distributions; and

         (s)     issue all necessary hot-work permits promptly.


                            ARTICLE 17 - INSURANCE,
                         INDEMNITY AND RISK ALLOCATION

17.1 CONTRACTOR and Engineering Contractor shall have care, custody and control of, and shall be solely responsible for, the Work in progress (including, without limitation, the Plant, the Facility (or any portion thereof), equipment, machinery, parts, materials and supplies on the premises of CONTRACTOR, the Site or any Subcontractor or Vendor, or in transit or in storage, which are intended for incorporation into the Work) until the Date of Mechanical Completion. CONTRACTOR assumes all risk of any loss or damage thereto until the Date of Mechanical Completion. For the purpose of this Agreement, those temporary facilities erected by CONTRACTOR at the Site which are affixed to the Site so as to be nonportable (such as job-built buildings, roads, security fences, electrical power polelines, underground septic tanks, deadmen, and piping for construction utilities) shall be deemed to be Work in progress. CONTRACTOR hereby releases and discharges and shall defend, indemnify and hold harmless the Owner Indemnified Parties from and against any and all Losses arising from or related to any loss or damage as described in the first sentence of this Section 17.1, irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party.

17.2 With respect to the machinery, tools, equipment, materials and other property not intended to become a permanent part of the Facility and which are supplied or used by

         CONTRACTOR, Engineering Contractor, or any Subcontractor or Vendor thereof, CONTRACTOR assumes all risk of any loss or damage thereto. CONTRACTOR hereby releases and discharges and shall defend, indemnify and hold harmless the Owner Indemnified Parties from and against any and all Losses arising from orrelated to any such loss or damage, irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party.

17.3 With respect to any and all claims of loss or damage to any property owned, leased, operated, used or controlled by any Owner Indemnified Party other than the Facility at or within _____________________________________ from the Site and any property owned, leased, operated, used or controlled by any Affiliate of Arcadian Trinidad Limited, and with respect to all occurrences and circumstances prior to the Date of Mechanical Completion [completed operations insurance?], CONTRACTOR hereby releases and discharges and shall defend, indemnify and hold harmless the Owner Indemnified Parties from and against any and all Losses arising from or related to any such claims, occurrences or circumstances which are alleged to arise from any act or omission on the part of CONTRACTOR, Engineering Contractor, any Subcontractor or Vendor thereof, or any Owner Indemnified Party, irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party; provided, however, that the aggregate amount of liability assumed by CONTRACTOR under this sentence shall in no event exceed ______________________________________ (US$_______________ _). [The
         following may be inconsistent with Arcadian's proposal that Kellogg keep completed operations insurance in place for 3 years after acceptance.] For all other claims regarding the property described in the preceding sentence of this Section [15.3] and to the extent such claims are not assumed by CONTRACTOR as aforesaid, OWNER hereby releases CONTRACTOR from, and agrees to defend, indemnify and hold CONTRACTOR harmless against all such claims.

17.4 [The following may be inconsistent with Arcadian's proposal that Kellogg keep completed operations insurance in place for 3 years after acceptance.] With respect to the Facility and for all occurrences on or after the Date of Mechanical Completion, OWNER hereby assumes the risk of all loss or damage thereto and releases CONTRACTOR from, and agrees to defend, indemnify and hold CONTRACTOR harmless against all Losses arising from or directly or indirectly related to the Work, except to the extent attributable to any act or omission of CONTRACTOR, Engineering Contractor, or any Subcontractor or Vendor, including, without limitation, any breach of any warranty or other provision of this Agreement or the Engineering Contract.

17.5 CONTRACTOR hereby releases and discharges and shall indemnify, defend and hold harmless the Owner Indemnified Parties from and against any and all Losses arising from or related to any injury to or death of any of CONTRACTOR's, Engineering Contractor's, or any Subcontractor or Vendor's employees, agents, officers, representatives, licensees, or invitees in connection with or incidental to the Work or the Engineering Work, irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party.

17.6 With respect to products, materials, or substances (including, without limitation, any pollutant, contaminant or hazardous or toxic substance, material or waste) introduced to the Site by CONTRACTOR, Engineering Contractor, or any Subcontractor or Vendor, CONTRACTOR releases and discharges and shall defend, indemnify and hold harmless the Owner Indemnified Parties from and against any and all Losses arising from or related to any such introduction, including, without limitation, any failure to properly handle, store or dispose of any such products, materials, substances, etc., irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party. With respect to environmental contamination (if any) due to the presence of any pollutant, contaminant or hazardous or toxic substance, material or waste at the Site, prior to the commencement of Work, OWNER hereby releases and discharges and shall defend, indemnify and hold harmless the Contractor Indemnified Parties from and against any and all Losses arising from or related to such environmental contamination, irrespective of any negligence, including sole or concurrent negligence, on the part of any Contractor Indemnified Party.

17.7 With respect to any and all Losses which arise from or relate to occurrences or circumstances prior to the Date of Mechanical Completion [expiration of completed operations coverage?] and which are not provided for in Sections [17.1-17.6] above, CONTRACTOR releases and discharges and shall defend, indemnify and hold harmless the Owner Indemnified Parties therefrom, if such Losses are alleged to arise from any act or omission on the part of OWNER, CONTRACTOR, the Engineering Contractor, or any Subcontractor or Vendor, and irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party. [Completed Operations proposal consistency] With respect to all such claims, etc. as described in the preceding sentence of this Section 18.7, and which arise from occurrences on or after [?expiration of completed operations coverage], OWNER shall defend, indemnify and hold CONTRACTOR harmless therefrom if such claims, etc. arise from any act or omission on the part of OWNER or CONTRACTOR and irrespective of any negligence, including sole or concurrent negligence, on the part of CONTRACTOR.

17.8 The party making a claim for indemnity under this Article 17 ("Indemnified Party") shall promptly notify the party obligated to indemnify ("Indemnifying Party") of the assertion or commencement of any claim, demand, investigation, action, suit or other legal proceeding in respect of which indemnity is or may be sought hereunder; provided, however, that this notice requirement shall not apply to any claim, demand, investigation, action, suit or other legal proceeding in which the parties are adversaries. The failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 17, except to the extent, if any, that it has been prejudiced by the lack of timely and adequate notice.

17.9 The Indemnifying Party shall have the right to assume the defense or settlement of any third-party claim, demand, investigation, action, suit or other legal proceeding (collectively "Third-Party Claims") with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not settle or compromise any Third-Party Claim without the Indemnified Party's prior written consent thereto. Notwithstanding the foregoing, (1) the Indemnified Party shall have the right, at its option and expense, to participate fully in the defense or settlement of any Third-Party Claim; and (2) if the Indemnifying Party does not commence and continuously and diligently continue to defend or seek the settlement of any Third-Party Claim within ten (10) days after it is notified of the assertion or commencement thereof, then (a) the Indemnified Party shall have the right, but not the obligation, to undertake the defense or settlement of such Third-Party Claim for the account of and at the risk of the Indemnifying Party, and (b) the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to such Third-Party Claim. The Indemnified Party shall be entitled to join the Indemnifying Party in any Third-Party Claim for the purpose of enforcing any right of indemnity hereunder. The Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of any Third- Party Claim and, at the expense of the Indemnifying Party, shall furnish any and all non-privileged materials in its possession and endeavor to make any and all witnesses under its control available to the Indemnifying Party for any lawful purpose relevant to the defense or settlement of any such Third-Party Claim.

17.10 With respect to the performance of the Work and Engineering Work (whether in the United States or Trinidad and Tobago), CONTRACTOR shall obtain (as of the effective date hereof) and shall maintain at least until Final Completion (except as provided below),the following insurance policies and coverages:

         (a) Statutory Workers' Compensation and Employer's Liability Insurance with a limit of $1,000,000 covering all persons employed by CONTRACTOR or Engineering Contractor on the Work or Engineering Work during the period such persons are so engaged.

         (b) Comprehensive General Liability insurance covering, among other things, bodily injury and property damage liability, premises/operations, underground/explosion and collapse hazard, product/completed operations, independent contractors, broad form contractual (including, without limitation, contractual liabilities assumed by Contractor under this Agreement and by Engineering Contractor under the Engineering Contract), and broad form property damage, with a minimum policy limit of US $5,000,000 per occurrence;

         (c) Comprehensive Automobile Liability Insurance on motor vehicles owned or rented by CONTRACTOR or Engineering Contractor, or owned or rented by CONTRACTOR's or Engineering Contractor's employees, and used in connection with the Work or Engineering Work, protecting CONTRACTOR and Engineering Contractor and covering Bodily Injury Liability, for injury or death of persons, and Property Damage Liability with a combined single limit of $5,000,000 per occurrence [and in the aggregate?].

         (d) Excess/Umbrella General Liability Insurance, including, without limitation, contractual liability, auto liability, and employer's liability insurance and completed operations liability insurance, written on an occurrence basis, with minimum limits of not less than US $25,000,000 per occurrence. Such completed operations coverage shall remain in effect until three (3) years after Final Completion.

17.11 OWNER shall provide "All Risk Builder's Risk" Insurance protecting the respective interests of OWNER, CONTRACTOR and Engineering Contractor covering physical loss or damage during the course of Work or Engineering Work, and any materials, equipment, or supplies furnished or procured by CONTRACTOR, Engineering Contractor, or any Subcontractor or Vendor for the Facility while (i) in transit, (ii) in temporary storage, (iii) at the Site awaiting erection, and (iv) during erection until Final Completion. Such insurance shall be maintained to cover the full value of the Facility at risk, subject to normal exclusions. It is understood that such insurance shall not provide coverage for machinery, tools, equipment or other property not destined to become a permanent part of the Facility which are supplied or used by CONTRACTOR or Engineering Contractor. Such insurance shall name CONTRACTOR and Engineering Contractor as an additional insureds, as their interests may appear.

17.12 CONTRACTOR shall cause all insurance policies providing coverage as required hereunder, to be endorsed to provide for the waiver of subrogation rights against the Additional Insureds, as defined in
         Section 17.13, and their successors and assigns, and all of their respective officers, directors, partners and employees. [All policies and coverages required under this Agreement shall be obtained from insurance companies rated A+10 or better by A. M. Best Company, unless otherwise agreed.]

17.13    The insurance policies and coverages described in Section 17.10
         (a)-(d) above shall name OWNER, [OWNER's general partner], Arcadian Trinidad Ammonia Limited, a Trinidad and Tobago private limited company, Arcadian Trinidad Limited, a Trinidad and Tobago private limited company, Arcadian Fertilizer Corporation, a

         Delaware corporation, Arcadian Nitrogen Limited, a Trinidad and Tobago private limited company, Arcadian Corporation, Arcadian Fertilizer, L.P., and such other affiliated and non-affiliated entities as Owner may designate (collectively "Additional Insureds"), as additional insured parties. Additionally, all such liability policies and coverages shall name Rabobank Nederland, New York Branch (for itself and as agent for other lenders to OWNER) as additional insured. Further, all such property damage/loss policies shall name Rabobank Nederland, New York Branch (for itself and as agent for other lenders to OWNER) as loss payee. All such insurance policies shall be maintained in full force and effect until Final Completion. Maintaining the prescribed insurance shall not relieve CONTRACTOR of any other obligation or any liability under this Agreement; and OWNER's rights and remedies under this Agreement (including, without limitation, those under the indemnity provisions hereof) or otherwise, shall not be limited or modified by the maintenance by CONTRACTOR of the prescribed insurance, OWNER's status as an Additional Insured, or OWNER's exercise of rights under this Article 17. The damages limitations set forth in Section ________ [limit w/r/t adjacent Facilities] above shall not limit, and does not apply to, the right to receive insurance proceeds by the Additional Insureds or Rabobank Nederland, New York Branch. All such insurance policies shall (1) provide that they will not be canceled or allowed to lapse and their coverages and limits will not be changed in any way without OWNER being given written notice at least 30 days before the effective date of any such cancellation, lapse or change; (2) be provided by insurance companies authorized to do business in the appropriate state or country and reasonably acceptable to OWNER; (3) otherwise be reasonably acceptable in form and substance to OWNER. If any such insurance policy lapses or is canceled or its coverage or limit is changed, CONTRACTOR shall immediately replace the affected policy with an insurance policy as called for in this Article 17; and if CONTRACTOR does not comply with this covenant, OWNER may obtain the replacement insurance policy and recover all premiums paid therefor from CONTRACTOR. CONTRACTOR shall deliver to OWNER evidence of all such insurance in the form of an insurance certificate(s); CONTRACTOR shall provide such additional insurance certificates as OWNER may reasonably request from time to time.

17.14 If CONTRACTOR subcontracts any part of the Work, the insurance provisions of each subcontract shall be in accordance with CONTRACTOR's usual practice. CONTRACTOR shall be responsible to ensure that its Subcontractors maintain insurance as required in the subcontracts during the course of Subcontractor's operations in connection with the Work.

17.15 [OWNER shall provide Extended Cargo and Charter's Legal Liability insurance at its own cost in an amount sufficient to protect the interests of OWNER and CONTRACTOR. Such insurance shall name CONTRACTOR as an additional insured. OWNER shall also provide Cargo Insurance for land transportation on all

         Work items with a declared replacement value in excess of US$1,000,000. CONTRACTOR will provide a list of cargo for each ocean freight shipment noting each item's replacement value.] [Ship to, bill of lading party has to be ANL.]


                           ARTICLE 18 - FORCE MAJEURE

18.1 In the event that either OWNER (or its agents) or CONTRACTOR is rendered unable, wholly or in part, by force majeure, to carry out its obligations under this Agreement, other than to make payments due hereunder, it is agreed that upon giving notice and full particulars of such force majeure event by telephone (confirmed in writing), facsimile transmission or in writing to the other party, as soon as possible after the occurrence of the cause relied upon, then the obligations of OWNER or CONTRACTOR, so far as they are affected by such force majeure event, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause so far as possible shall be remedied with all reasonable dispatch. The term "force majeure" as employed herein shall mean acts of God, acts, omissions to act or delays in action by any governmental authority, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrection, riots, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, arrests and restraint of government or people, civil disturbances, explosions, unforeseeable breakage or accident to machinery, equipment or pipelines, and any other unforeseeable causes, similar to the kind herein enumerated, not within the reasonable control of affected party and which by the exercise of due diligence it is unable to prevent or overcome.


                     ARTICLE 19 - TERMINATION [Suspensions]

19.1 OWNER shall have the right to terminate the Work upon not less than ten (10) days' prior written notice to CONTRACTOR. In the event of such termination of the Work, CONTRACTOR shall take immediate steps to terminate the Work as quickly and efficiently as possible, both in the field and elsewhere, and shall cancel all commitments on the best possible terms, unless otherwise instructed in writing by OWNER. In the event of such termination by OWNER, CONTRACTOR shall be paid by OWNER for:


          (a) all amounts due and payable to CONTRACTOR as of the effective date of the termination;


          (b) such reasonable costs which CONTRACTOR incurs for such parts of the Work as are specifically authorized by OWNER or which are incurred by CONTRACTOR in complying with the aforesaid notice of termination, including a close-out period (not to exceed 4 weeks from the effective date of the notice of termination) for reassignment of CONTRACTOR's employees to other jobs. Such reassignment shall be accomplished as quickly as possible;


          (c) all termination and cancellation charges incurred in terminating commitments made to Subcontractors, Vendors [and other third parties?] for the Work prior to the effective date of the notice of termination;

          (d) the cost of nonterminable commitments [any of these?] made to Subcontractors, Vendors, and other third parties for the Work prior to the effective date of the notice of termination; and

          (e) [reasonable costs for the travel, living and related costs incurred by CONTRACTOR for relocating and reassigning CONTRACTOR's personnel who are not ordinarily residents of Trinidad and Tobago at the time of the effective date of the notice of termination plus any severance or similar payments required to be made by CONTRACTOR to such personnel.]

          OWNER's sole liability to CONTRACTOR for termination under this Paragraph 16.1 shall be determined in accordance with this Section
          19.1 and OWNER shall not be liable for any other damages including, without limitation, loss of anticipated profits.

          [Do we need a provision for suspensions?]

19.2 If CONTRACTOR shall commit any breach of any material provision hereof and such breach shall not be corrected within ten (10) days after written notice from OWNER to CONTRACTOR (or, if such breach is not correctable within ten (10) days, then within a reasonable time after such notice, not to exceed _____), or if CONTRACTOR shall become insolvent, either voluntary or involuntary bankruptcy or receivership proceedings [initiated, undismissed?] or make an assignment for the benefit of creditors, OWNER may terminate this Agreement and complete the Work under substantially similar terms and conditions as specified herein in any manner OWNER deems expedient, provided that OWNER shall be required to mitigate its damages in so completing the Work. In the event the reasonable and necessary costs incurred by OWNER to complete the Work exceed the Contract Price, CONTRACTOR shall be required to reimburse OWNER for such excess.

19.3 [Arcadian proposal: limit to failure to pay undisputed amounts not covered by Letter of Credit.] If OWNER shall commit any substantial breach of any material provision hereof, including without limitation the payment of any sum due hereunder as and when due, and such breach shall not be correct within ten (10) days after written notice from OWNER to CONTRACTOR (or, if such breach is not correctable within ten days, then within a reasonable time after such notice), or if OWNER shall become insolvent, enter voluntary or involuntary bankruptcy or receivership proceedings [undismissed] or make an assignment for the benefit of creditors, CONTRACTOR may terminate this Agreement. In the event of termination of this Agreement pursuant to this Paragraph 19.3, CONTRACTOR shall receive from OWNER those amounts set forth in Paragraph 19.1 above [?plus five percent (5%) of the unpaid portion of the Contract Price as of the effective date of termination.?]


                   ARTICLE  20 - ASSIGNMENTS AND SUBCONTRACTS

20.1 OWNER may assign, convey, transfer or otherwise dispose of all or any portion of its interest in, and/or its rights and obligations under, this Agreement to (i) any direct or indirect parent, subsidiary or other Affiliate of OWNER; (ii) Arcadian Corporation (its successors and assignees), Arcadian Trinidad Limited (its successors and assignees), or any direct or indirect parent, subsidiary or other Affiliate of any thereof; (iii) any successor to OWNER or to any assignee of OWNER by merger, consolidation, sale or other disposition of all or substantially all of OWNER's or such assignee's assets, or otherwise; and (iv) any secured lender or creditor of OWNER or any of its successors or assignees, in each case without the consent or approval of CONTRACTOR.

20.2 Except to the extent provided in Sections 20.3 and 20.4, CONTRACTOR may not assign, convey, transfer or otherwise dispose of all or any portion of its interest in, or its rights and obligations under, this Agreement without the prior written consent of OWNER. Any such permitted assignment shall not relieve CONTRACTOR of any of its liabilities or obligations under this Agreement. Any assignment, conveyance, transfer, or other disposition made or attempted in violation of this Section 20.2 shall be void and of no force or effect.

20.3 CONTRACTOR may have part of the Work performed by one or more of its Affiliates; provided that CONTRACTOR shall remain liable and responsible for the performance of such Work in accordance with the terms and conditions of this Agreement. For all purposes of this Agreement, including without limitation Articles ____________________________, CONTRACTOR and any such Affiliates shall be considered one and the same entity.

20.4 CONTRACTOR may subcontract portions of the Work, as provided in Sections ______ and _________[Subcontractors, procurement].


                        ARTICLE 21 - PUBLICITY RELEASES

21.1 CONTRACTOR shall make no publicity announcements regarding the Work or CONTRACTOR's activities relating thereto without OWNER's prior written consent.






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                    ARTICLE 22 - PERMITS, LICENSES & TAXES

22.1 Except for permits, licenses and other governmental authorizations which must be obtained in the name of the OWNER, and those referenced in Section ______ [Owner responsibilities] CONTRACTOR shall procure all permits, licenses and other governmental authorizations that may be needed to perform the Work, including, without limitation, Work to be performed at the Site; provided however, that OWNER shall obtain, or assist CONTRACTOR in obtaining, all Trinidad and Tobago construction permits necessary for the performance of Work at the Site.

22.2 CONTRACTOR shall be responsible for the reporting, filing, and payment of any and all taxes, duties, charges and fees (and any related fines, penalties, or interest) imposed directly or indirectly by any governmental authority on the Work, the performance of the Work, items, materials or services employed in connection with the Work, CONTRACTOR or its Subcontractors, Vendors, employees, agents, or servants, as a result of CONTRACTOR's performance of Work. OWNER will be responsible for local Trinidad custom duties and import taxes or fees (or related bonds) for all Trinidad Work related materials,
          tools, supplies, consumables, and equipment.   OWNER will pay
          CONTRACTOR for VAT required to be imposed on the lump sum billings for Trinidad Work invoiced to OWNER under Section _______.

22.3 CONTRACTOR and all Subcontractors shall be registered and licensed to perform services (including the Work) in all States, if any, in which Work is being performed hereunder, and the Republic of Trinidad and Tobago, to the extent required by applicable laws, rules or regulations of each jurisdiction in which Work is or may be performed.


                      ARTICLE 23 - INDEPENDENT CONTRACTOR

23.1 It is expressly understood and agreed that in the performance of the Work, CONTRACTOR is, and shall be an independent contractor, and is and shall be solely responsible for the means, method and manner of performing the Work, including, without limitation, the selection of suitable tools and equipment and a sufficient number of qualified employees and subcontractors. The selection of personnel, their training and supervision, their hours of labor, and the compensation and benefits to be paid to or provided such personnel shall be determined by and shall be the responsibility of CONTRACTOR or its Subcontractors or agents, as the case may be. Under no circumstances shall activities or omissions of CONTRACTOR, its agents, representatives, or Subcontractors, or CONTRACTOR's employees, be considered those of OWNER or its agents, and in no event shall the relationship between the parties (or any party's agent) be construed as that of principal and agent, master and servant, joint venturers, or employer and employee for any purpose whatsoever. As an independent contractor, any and all personnel utilized directly or indirectly by CONTRACTOR shall not be deemed to be employees, agents or representatives of OWNER or its agents. CONTRACTOR acknowledges and agrees that it and not OWNER will make or cause to be made any payments on behalf of CONTRACTOR, any of its agents or Subcontractors, or any of their respective employees.


                             ARTICLE  24 - NOTICES

24.1 The Coordination Procedure in Annex ______ sets forth the procedures and addresses for the routine and ongoing communications between OWNER and CONTRACTOR.

24.2 All notices, demands, requests and other communications hereunder (not addressed by the Coordination Procedures) shall be made in writing and shall be delivered in person or by certified mail (postage prepaid and return receipt requested), courier or overnight delivery service (delivery charge prepaid), or telecopy or facsimile. A copy of any notice sent by telecopy or facsimile shall be promptly sent by certified mail. Any notice, demand, request or other communication shall be effective only if and when it is received by the addressee. For the purposes hereof, the addresses and telecopier numbers of the parties hereto are as follows:

          To Owner:

          Nitrogen Leasing Company,  Limited Partnership
          c/o ML Leasing Equipment Corp.
          Project and Lease Finance Group
          250 Vesey Street
          North Tower, 27th Floor
          New York, New York 10281
          Attention: Marjorie A. Hargrave, Vice President
          Telecopier: [(212) 449-7148]

          with a copy to:

          Arcadian Nitrogen Limited
          6750 Poplar Avenue, Suite 600
          Memphis, Tennessee 38138-7419
          Attention:  Mr. Fritz D. Bertz, Vice President, Technical, Arcadian
                      Corporation
          Telecopier: (901) 758-5201

          Mr.____________________________, Project Manager
          Arcadian Nitrogen Limited
          Goodrich Bay Road
          Point Lisas, Couva
          Trinidad, West Indies
          Telecopier: [(809) 636-2052]

          and to Contractor as follows:

          The M. W. Kellogg Company [?Kellogg Pan American]
          601 Jefferson Avenue
          Houston, Texas 77002
          Attention: Senior Vice President
          Telecopier: (713) 753-5353

          Any party hereto may change its address or telecopier number for the purposes hereof by giving notice thereof to the other party in the manner provided for herein.


               ARTICLE 25 - ACCOUNTING AND INSPECTION OF RECORDS

25.1 CONTRACTOR shall maintain suitable accounting records with respect to the Work. Upon completion of the Work, CONTRACTOR shall provide OWNER with a distribution of the total costs thereof to OWNER according to a classification of accounts to be furnished by OWNER. [Fit with lump sum price?]

25.2 CONTRACTOR shall keep full and accurate records of payments for and costs of the Work and shall preserve such records for one (1) year after the Date of Mechanical Completion. OWNER shall have the right, to be exercised at its discretion at all reasonable times during regular business hours, to inspect such records insofar as may be necessary to verify items paid for by OWNER pursuant to Annex ______. In no event shall OWNER be entitled to audit the composition of any specified percentages, fixed rates, fixed prices or other agreed compensation referred to in this Agreement or any amendment or modification thereto.

[Need to have due authorization, execution representations and warranties for each entity--I have some short ones if you don't.]


                           ARTICLE 26 - MISCELLANEOUS

26.1 Entire Agreement. This Agreement (including the attached annexes) constitutes the full understanding of the parties, a complete allocation of risks between them, and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements, whether written or oral, between the parties with respect thereto, including, without limitation, any and all interim arrangements and agreements. Except as otherwise specifically provided in this Agreement, no term, condition, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the provisions of this Agreement shall be effective or binding on the parties, unless the same hereafter is effected in accordance with Section 26.2.

26.2 Amendments. This Agreement may not be altered, modified, amended or changed (other than any waiver of any provision hereof, which shall be effective only if made in accordance with Section 26.3) in any manner, except by a written agreement executed and delivered by all parties. Without limiting the generality of the foregoing, this Agreement shall not be altered, modified, amended or changed by any terms or provisions of purchase orders, invoices or other documents issued, delivered, and/or executed by or to CONTRACTOR or OWNER in connection with the Work or otherwise.

26.3 Waivers. No waiver by any party of any breach of the covenants set forth herein or any claim, right or remedy provided for hereunder and no course of dealing shall be deemed a waiver of the same or any other breach, claim, right or remedy, unless such waiver is in writing and is signed by the party sought to be bound. The failure of a party to assert or exercise any claim, right or remedy shall not be deemed a waiver of such claim, right or remedy in the future. Any failure by either OWNER or CONTRACTOR at any time or from time to time to enforce or insist upon the strict keeping and/or performance of any of the terms or conditions of this Agreement, shall not constitute a waiver of such terms or conditions, and shall not affect or impair such terms or conditions in any way, or the rights of OWNER or CONTRACTOR at any time to avail itself of such remedies as it may have for any breach or breaches of such terms or conditions.

26.4 Modification and Severability. If an arbitration tribunal or court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid and enforceable. If such arbitration tribunal or court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, and this Agreement, and the rights and obligations of the parties hereto, shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

26.5 Enforceability. This Agreement shall be enforceable by and against CONTRACTOR and OWNER and their respective successors, permitted assignees and legal representatives.

26.6 Survival. Any and all guarantees, representations, warranties, standards and specifications concerning the Work, Engineering Work, Facility or Plant set forth herein shall survive (I) the inspection, test, acceptance (including acceptance pursuant to Section _____ __ of the Engineering Contract) and payment for the Work or any portion thereof; and (ii) for the maximum period permitted by applicable law (subject to the duration limitations set forth in Article _____), the termination, suspension or expiration of the Work (or any portion thereof) or this Agreement (or any portion thereof). The provisions of Articles ______________ [indemnity, patent, confidentiality], and the parties' respective obligations, rights and remedies thereunder, shall survive the termination, suspension or expiration of the Work (or any portion thereof) or this Agreement (or any portion thereof) for the maximum period permitted by applicable law.

26.7 Conflicts. In the event there are conflicts between the provisions set forth in the body of this Agreement and those set forth in annexes hereto, the provisions set forth in the body of this Agreement shall control.

26.8 Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or scope of the provisions of this Agreement.

26.9 Joint Venture. OWNER and CONTRACTOR are not and shall not be deemed or construed to be joint venturers, partners, agents, servants, employees, fiduciaries or representatives of each other by virtue of this Agreement or the performance thereof.

26.10 Equitable Remedies. The parties acknowledge and agree that irreparable damage would occur in the event that material provisions of this Agreement were not performed in accordance with their specific terms and conditions or were otherwise breached. Accordingly, in the event of any breach by a party hereto of any covenant contained in this Agreement, the other party shall be entitled to equitable relief (including, without limitation, specific performance of such covenant), in addition to any and all other remedies to which said party may be entitled hereunder or by law.
          Any party's full or partial exercise of any remedy shall not preclude any subsequent exercise by said party of the same or any other remedy.

26.11 Cumulative Nature. The respective rights and remedies of the parties under this Agreement shall be cumulative of, in addition to, and not in limitation of, one another, and any and all other rights and remedies which may be available under applicable law.

26.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED UNDER, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE, UNITED STATES OF AMERICA, EXCLUDING THE CONFLICT-OF-LAWS PROVISIONS THEREOF. OWNER AND CONTRACTOR SHALL SUBMIT TO THE JURISDICTION OF THE STATE COURTS IN SHELBY COUNTY, TENNESSEE, IN CONNECTION WITH ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING FROM OR BASED ON THIS AGREEMENT.

26.13 Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument.

26.14 [Required by Merrill Lynch] No Recourse. OWNER's obligations hereunder are intended to be the obligations of the limited partnership and of the corporation which is the general partner thereof only and no recourse for any obligation of OWNER hereunder, or for any claim based thereon or otherwise in respect thereof, shall be had against any limited partner of OWNER or any incorporator, shareholder, officer or director, or affiliate, as such, past, present or future of such corporate general partner or limited partner or of any successor corporation to such corporate general partner or any corporate limited partner of OWNER, or against any direct or indirect parent corporation of such corporate general partner or of any limited partner of OWNER or any other subsidiary or affiliate of any such direct or indirect parent corporation or any incorporator, shareholder, officer or director, as such, past, present or future, of any such parent or other subsidiary or affiliate. Nothing contained in this section shall be construed to limit the exercise or enforcement, in accordance with the terms of this Agreement and any other documents referred to herein, of rights and remedies against the limited partnership or the corporate general partner of OWNER or the assets of the limited partnership or the corporate general partner of OWNER.

26.15 [Required by Merrill Lynch] Agent. CONTRACTOR acknowledges and agrees that (I) all of OWNER's obligations under this Agreement shall be performed by [ANL, as agent], and (ii) Arcadian Fertilizer, L.P. shall be responsible to OWNER for the supervision of such agent's performance hereunder as agent of OWNER under an Agreement for Lease, dated as of March _____, 1996, between OWNER and Arcadian Fertilizer, L.P.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written but is effective as of [February 15, 16, 1996].


NITROGEN LEASING COMPANY,                   THE M. W. KELLOGG COMPANY
LIMITED PARTNERSHIP

By: ML Leasing Corp., General Partner



By:                                      By:
   ------------------------------            ---------------------------
Name:                                    Name:
     ----------------------------             -------------------------
Title:                                   Title:
      ---------------------------              ------------------------

                                                                           DRAFT
                                                                  March 20, 1996






                                   AGREEMENT

                                    BETWEEN


                 NITROGEN LEASING COMPANY, LIMITED PARTNERSHIP


                                      AND

                           THE M. W. KELLOGG COMPANY





                                                     Ammonia Production Facility

                                                       Services Outside Trinidad
                                                                      and Tobago


                                                 Effective: [December 21, 1995--
                                                       first letter between
                                                           Kellogg Arcadian--?]
                                                      [February 15 or 16, 1996?]

                                     INDEX


    ARTICLE                       TITLE                                                                                     PAGE
    -------                       -----                                                                                     ----
1 - GENERAL SCOPE OF WORK AND DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2 - PRICE/PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5


3 - MECHANICAL COMPLETION DEADLINE, PROGRESS REPORTS PROJECT SURETY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6


4 - SCOPE OF WORK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7


5 - CERTAIN CONTRACTOR RESPONSIBILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8


6 - CONTRACTOR'S DESIGN AND ENGINEERING WORK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9


7 - MATERIALS AND OPERATING EQUIPMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


8 - CONSTRUCTION AND OTHER SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


9 - INSPECTION OF WORK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


10 - PROCUREMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


11 - CONTRACTOR REPRESENTATIONS, WARRANTIES AND GUARANTEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12


12 - PERFORMANCE TESTS AND ACCEPTANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


13 - CHANGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16


14 - LIENS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17


15 - TECHNOLOGY-LICENSE, USE OF INFORMATION AND CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17


16 - PATENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19


17 - SERVICES, AND OTHER ITEMS TO BE FURNISHED BY OWNER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


18 - INSURANCE,INDEMNITY AND RISK ALLOCATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


 19 - FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27


 20 - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27


 21 - ASSIGNMENTS AND SUBCONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29


 22 - PUBLICITY RELEASES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29


 23 - PERMITS, LICENSES & TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


 24 - INDEPENDENT CONTRACTOR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


 25 - NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31


 26 - ACCOUNTING AND INSPECTION OF RECORDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32


 27 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32


         ANNEX A          SCOPE OF WORK

         ANNEX B          COORDINATION PROCEDURES

         ANNEX C          PERFORMANCE GUARANTEES

         ANNEX D          RATES

         ANNEX E          TERMS OF PAYMENTS

         ANNEX F          MECHANICAL COMPLETION

         THIS AGREEMENT is executed and entered into on April _______, 1996, but effective as of [December 21, 1995?; February 15, 16, 1996?], by and between NITROGEN LEASING COMPANY, LIMITED PARTNERSHIP, a Delaware, U.S.A. limited partnership with offices at North Tower, 27th Floor, World Financial Center,
250 Vesey Street, New York, New York 10281, (hereinafter referred to as "OWNER"), and THE M. W. KELLOGG COMPANY, a Delaware, U.S.A. corporation with offices at 601 Jefferson Avenue, Houston, Texas 77002 (hereinafter referred to as "CONTRACTOR").

                                WITNESSETH THAT:

         WHEREAS, OWNER desires to have CONTRACTOR perform on a lump sum basis engineering, design, procurement, project management, and other associated services, and furnish materials, machinery and equipment, outside the Republic of Trinidad and Tobago necessary for the construction, erection, start-up, and operation of a facility for the production of anhydrous ammonia on a site in the Republic of Trinidad and Tobago to be leased by OWNER;

         WHEREAS, CONTRACTOR has represented that it is familiar with the proposed Work (as defined below), that it possesses the requisite expertise and resources to perform such Work, and that it desires and has the ability to perform and procure the services and furnish and procure the labor, engineering services, drawings, tools, equipment, machinery, technology, materials, transportation, supervision, project management, and other services and materials necessary to fully perform and execute such Work in accordance with the terms hereof; and

         WHEREAS, CONTRACTOR desires to undertake the performance of such services on a lump sum basis under and pursuant to the terms and conditions hereafter provided;


         NOW THEREFORE, OWNER and CONTRACTOR, each in consideration of the undertakings and agreements on the part of the other hereinafter contained, hereby mutually agree as follows:



               ARTICLE 1 - GENERAL SCOPE OF WORK AND DEFINITIONS

1.1 CONTRACTOR shall furnish engineering, design, process design, procurement, project management, transportation, supervision,construction and other services, and materials, equipment, machinery, tools, technology, drawings, and labor, and shall otherwise perform the Work, necessary for the construction, erection, start-up and operation of the Facility (as defined below). None of such services will be performed within the Republic of Trinidad and Tobago. The scope of CONTRACTOR's Work is more particularly set forth in Annex A and elsewhere in this Agreement.

1.2 When used in this Agreement, the terms set forth below shall have the following meanings:


         (a) "Affiliate" of any entity shall mean any other entity directly or indirectly controlling, controlled by or under common control with such entity.

         (b) "Agreement" shall mean this contract between OWNER and CONTRACTOR which consists of ____________ Articles and Annexes A, B, C, D, E and F.

         (c) "Change" shall mean a change in the Work which may result in a revision to the guarantees made by CONTRACTOR, the Target Date or the Contract Price.

         (d) "Change Order" shall mean the document referred to in Article _____ below which describes a Change and its effects and which is signed by OWNER and CONTRACTOR.

         (e) "Contract Price" shall have the meaning set forth in Section ____ below.

         (f) "CONTRACTOR Indemnified Parties" shall mean CONTRACTOR, each of its direct and indirect parents, subsidiaries and other Affiliates, each of the foregoing entities' respective successors and assignees, and each of the foregoing entities' (including, without limitation, successors and assignees) respective stockholders, partners, directors, officers, employees, and representatives.

         (g) "Construction Contract" shall mean the Agreement between OWNER and Kellogg Pan American Corporation effective
                 ______________________________, 1996, for the construction, erection and start-up of the Facility.

         (h) "Construction Work" shall mean "Work" under the Construction Contract as defined therein.

         (i) "Constructor" shall mean Kellogg Pan American Corporation, a _____________________ corporation, registered ___________.

         (j) "Date of Mechanical Completion" shall mean the actual calendar date upon which the Plant and Facility achieves, and all Work hereunder and Construction Work under the Construction Contract has been completed to, Mechanical Completion, as further specified in Annex F.

         (k) "Dollar" or "dollar" or the symbol "$" shall mean United States Dollars.

         (l) "Encumbrance" shall have the meaning specified in Section _____ hereof.

         (m) "Facility" shall mean the Plant plus related Offsites and other facilities as further described in Annex A and elsewhere herein.

         (n) "Final Completion" shall mean that all Work hereunder and all Construction Work under the Construction Contract shall have been completed, and OWNER shall be in a position to issue, and shall have issued, the written Notice of Acceptance of the [Plant, Facility] pursuant to and as contemplated by Section
                 ______.

         (o) "Force Majeure" shall have the meaning set forth in Section ______ below.

         (p)     "ISBL" shall mean
                 ____________________________________________________________
                 _____________________________.

         (q)     "OSBL" shall mean
                 ___________________________________________________________
                 ___________________.

         (r)     "Kellogg Advanced Ammonia Process" shall mean
                 _______________________________________________________________
                 ______________ and is sometimes referred to herein as "KAAP".

         (s) "Licensees" shall mean the OWNER, Arcadian Fertilizer, L.P., a Delaware limited partnership, Arcadian Trinidad Limited, a Trinidad and Tobago private limited company, and each of their Affiliates.

         (t) "Liquidated Damages" shall mean any amount or amounts of money which may become due hereunder by CONTRACTOR to OWNER (as specified in Annex C) for failure to achieve any or all of the Performance Guarantees. [CONTRACTOR and OWNER acknowledge and agree that any such Liquidated Damages shall not constitute a penalty, instead representing a reasonable approximation of damages which are difficult or impossible of being calculated with certainty at this time. It is the intent of the parties that any such Liquidated Damages not be construed as a penalty.]

         (u) "Losses" shall mean any and all costs, damages, expenses, judgements, charges, losses and other liabilities (including, without limitation, all reasonable legal and expert fees and expenses and court costs) and all claims, demands, actions, suits and other legal proceedings, regardless of the alleged legal basis therefor or by whom asserted.

         (v) "Mechanical Completion" shall mean that the Work, the Construction Work, the Plant, and the Facility have been sufficiently completed so that OWNER can occupy and use them for their intended purposes, and that the tasks set forth in Annex F have been performed in accordance with such annex. The specific procedures for assessing and determining Mechanical Completion are set forth in Annex F. OWNER's agreement from time to time, pursuant to Annex F, that

                 Mechanical Completion has occurred, shall not limit or affect OWNER's rights and remedies hereunder, or otherwise, or CONTRACTOR's obligations hereunder.

         (w) "Offsites" shall mean [power supply systems, water supply systems, instrument air, water treatment systems, fresh water cooling pumps and exchangers, demineralized water systems, sea water cooling towers and pumps, fire water systems, and such other equipment and items necessary to support Plant operations].

         (x) "Owner Indemnified Parties" shall mean OWNER, Arcadian Corporation, a Delaware corporation, Arcadian Corporation, as general partner, Arcadian Fertilizer, L.P., a Delaware limited partnership, Arcadian Trinidad Limited, a Trinidad and Tobago private limited company, each of their direct and indirect parents, subsidiaries and other Affiliates, each of the foregoing entities' respective successors and assignees, and each of the foregoing entities' (including, without limitation, successors and assignees) respective stockholders, partners, directors, officers, employees, and representatives.

         (y) "Performance Guarantees" shall mean those guarantees of capacity, product purity, utilities and related matters made by CONTRACTOR for the Plant [Facility] and as further described in Annex C.

         (z) "Plant" shall mean a facility for the production of anhydrous ammonia having a design capacity of 1,850 metric tons per day as further described in Annex A and elsewhere herein.

         (aa)    "Retainage Amount" shall have the meaning specified in Section
                 2.5 hereof.

         (bb) "Site" shall mean the real property owned, leased or licensed by OWNER in or near Point Lisas, Republic of Trinidad and Tobago, upon which the Facility is to be constructed, erected and operated, and including, without limitation, any laydown and similar areas dedicated for use in connection with Facility construction.

         (cc) "Subcontractor" shall mean any third party, other than an Affiliate of CONTRACTOR, which furnishes services relative to the Work under an agreement with CONTRACTOR. All Subcontractors must be pre-approved by OWNER and are listed in Annex A.

         (dd) "Target Date" shall mean the date by which CONTRACTOR under this Agreement, and Constructor under the Construction Contract, shall be required to have achieved Mechanical Completion of the Work, the Construction Work






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                 as defined in the Construction Contract), the Plant, and the
                 Facility, and such date is February 15, 1998.

         (ee) "Vendor" shall mean any third party which supplies materials or equipment, plus any attendant services, under a purchase order or other agreement with CONTRACTOR made in connection with the Work. [All such vendors must be preapproved by OWNER and are listed in Annex A.]

         (ff) "Work" shall mean the process design, engineering, design, transportation, shipping, loading, unloading, construction, fabrication, assembly, project management, expediting, inspection, supervision, scheduling, purchasing, procurement and other associated services, and all equipment, machinery, materials, tools, supplies, labor, and technology, which shall be provided or procured by CONTRACTOR hereunder, as more fully enumerated and described in Annex A and elsewhere herein.


1.3 In the event of any conflict between the provisions of the Articles of this Agreement and the provisions of the Annexes, the provisions of the Articles shall prevail.



                           ARTICLE 2 - PRICE/PAYMENT

2.1 As full compensation for the performance of the Work hereunder and any and all Construction Work under the Construction Contract, inclusive of all Subcontractor, Vendor and other third-party fees and charges, direct and indirect costs and fees of CONTRACTOR (and of Constructor), and any other cost, expense, fee or charge of any nature whatsoever (including, without limitation, those of suppliers of services, labor, machinery, equipment, materials, tools and supplies), OWNER shall pay the CONTRACTOR (or Constructor, as the case may be) the total, aggregate, fixed lump sum price of $236,000,000. Such total, fixed lump sum price shall not be subject to escalation although it may be adjusted pursuant to Article ______ [Change Orders] hereof. As of the execution date hereof, CONTRACTOR acknowledges the payment by OWNER, and receipt of $___________________ of such fixed lump sum price; and the remaining fixed lump sum price to be paid hereunder is $___________________. [Should cost of this Contract be segregated?]

 2.2 For all purposes of this Agreement, the parties have agreed that the amount of $_______________ shall be allocated as a fee for the license granted by CONTRACTOR pursuant to Section _______.

2.3 [This concept perhaps should be in Annexes D and/or E.] OWNER shall pay CONTRACTOR progress payments, representing in each case a portion of the fixed lump sum price described in Section 2.1 above, as contemplated by Annex E hereto. Such payments shall be based on the percentage of progress reported by






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         CONTRACTOR as of  the dates specified in Annex E, and agreed to by
         OWNER. OWNER shall be required to pay only that progress payment amount, for each progress payment date, which is equal to the percentage of progress that OWNER agrees has been completed; provided, however, that if OWNER's determination of the percentage of progress (for any progress payment other than the final progress payment) is within _____% of the percentage of progress specified for such progress payment date in Annex E, then OWNER shall pay the amount specified for such progress payment date in Annex E. Disputes as to percentages of progress shall be resolved as soon as reasonably possible; provided that OWNER shall be required to pay only those amounts representing completed progress as agreed to by OWNER. CONTRACTOR shall submit invoices in form and accompanied by supporting documentation reasonably satisfactory to OWNER, for each progress payment specified in Annex E. Subject to the terms and conditions of this Section 2.3, OWNER shall make required payments via direct bank wire transfer within ______ days after receipt of invoice by OWNER.

2.4 Any payments made hereunder by OWNER shall not (i) preclude OWNER from disputing any item or matter, including, without limitation, whether the particular percentage of completion in question has in fact been achieved; (ii) constitute or be construed as OWNER's acceptance of the Plant, Facility, Work, Construction Work or any portion thereof, or OWNER's acknowledgment that the Work, Construction Work or any portion thereof has been satisfactorily completed in accordance with the terms and conditions of this Agreement; or (iii) limit or otherwise affect OWNER's rights and remedies hereunder or otherwise, or CONTRACTOR's obligations hereunder.

2.5 In order to assure performance of its obligations under this Agreement, CONTRACTOR agrees that OWNER shall retain certain amounts from payments due CONTRACTOR hereunder. OWNER shall retain an amount equal to ____% from each progress payment hereunder. The retained monies shall be held in a bookkeeping account maintained by OWNER ("Retainage Account"). OWNER shall segregate the funds posted to the Retainage Account. The amounts posted to the Retainage Account shall bear simple interest at ______. All interest shall become part of the Retainage Account due CONTRACTOR as provided herein. In lieu of actual retainage, CONTRACTOR may, at CONTRACTOR's expense, post Irrevocable Standby Letters of Credit in form and substance satisfactory to OWNER (and its lenders), in amounts equal to _____% of each progress payment as described above. If from time to time CONTRACTOR fails to perform its obligations under this Agreement in accordance with the terms and conditions hereof, OWNER shall notify CONTRACTOR and CONTRACTOR shall promptly remedy any such failure. If CONTRACTOR fails to promptly remedy any such failure, OWNER shall have the right, in addition to any other rights and remedies it may have hereunder or otherwise, to withdraw such amounts from the Retainage Account, or draw such amounts under such letters of credit, as may be necessary to remedy any such failures. OWNER shall also have the






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         right to withdraw such amounts, or draw such amounts under such letters of credit, as may be necessary to provide for the release of any Encumbrance filed by any of CONTRACTOR's Subcontractors, agents,
         suppliers, Vendors or workers in connection with the Work.   If
         retainage is used, CONTRACTOR shall be paid the funds remaining in the Retainage Account following the expiration of 30 days following the later of the Date of Mechanical Completion, or payment in full of all of CONTRACTOR's and Constructor's Subcontractors, agents, suppliers, Vendors and workers. If such letters of credit are used, letters of credit shall remain in effect until the later of the two events referenced immediately above.


          ARTICLE 3 - MECHANICAL COMPLETION DEADLINE, PROGRESS REPORTS
                                 PROJECT SURETY

3.1 CONTRACTOR shall commence the Work promptly upon the effective date of this Agreement.

3.2 Except to the extent a delay is caused by the occurrence of a Force Majeure event pursuant to and as contemplated by Section __________, and except for delays contemplated by Section ________[Change Orders], all Work, Construction Work, the Plant, and the Facility shall be Mechanically Complete (i.e., shall have achieved Mechanical Completion) no later than the Target Date, February 15, 1998.

3.3 CONTRACTOR shall issue to OWNER monthly progress reports no later than the tenth day following the end of the month in respect of which such report is prepared, detailing the progress made by CONTRACTOR during the preceding month toward the achievement of the Target Date. The reports shall include, but shall not be limited to, the following:

         1. A description of any and all delays which CONTRACTOR anticipates.

         2.      An updated schedule.

         3. A statement of the CONTRACTOR's assessment of the percentage of design, process design, engineering, procurement, delivery of equipment and materials, and construction which is complete.

         4. A narrative of the activities conducted during the month, including action items and problems.

3.4 [There will need to be a corresponding provision in the Construction Contract.] In lieu of providing a performance and payment bond, contemporaneously with the execution hereof, CONTRACTOR shall deliver to OWNER a guaranty of its parent, Dresser Industries, Inc., a Delaware corporation, guaranteeing that CONTRACTOR






                                       7
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         will faithfully perform promptly and with due diligence all of the terms and conditions of this Agreement on its part to be performed, including all of the undertakings, guarantees, warranties, obligations and liabilities of CONTRACTOR or of any Subcontractor, supplier or Vendor of CONTRACTOR, protecting OWNER against Losses by reason of the breach of or default in the performance of any such undertakings, guarantees, warranties or obligations, and protecting OWNER against all claims and Encumbrances for the payment of sums for labor,
         services and materials provided in connection with the Work.   Such
         guaranty shall remain in effect at least until the expiration of all warranty periods provided for under Article _______ hereof, and shall apply to all matters (otherwise covered by such guaranty) of which notice has been provided to CONTRACTOR prior to the expiration of such guaranty.


                           ARTICLE 4 - SCOPE OF WORK

4.1 The Scope of Work, attached hereto as [Annex A] and as otherwise described herein, specifically enumerates and describes the Work to be performed by CONTRACTOR under this Agreement; provided, however, that the Work (and hence the Scope of Work) shall include, without limitation, such additional services and items as may be necessary or appropriate to enable CONTRACTOR to perform its obligations under this Agreement in accordance with the terms and conditions hereof. It is understood and agreed that the Construction Work required to be performed in the Republic of Trinidad and Tobago shall be performed by Constructor. Portions of the fixed lump sum price described in
         Article 2 hereof shall be paid to Constructor to reflect its performance of such Construction Work. Notwithstanding the foregoing, CONTRACTOR shall supervise and shall be liable and responsible for the performance of the Construction Work by Constructor and for its undertakings and obligations under the Construction Contract.


                ARTICLE 5 - CERTAIN CONTRACTOR RESPONSIBILITIES

5.1 CONTRACTOR shall perform the Work in a good, expeditious, workmanlike, safe, efficient and lawful manner, and in conformity with sound, recognized, and generally accepted industry, engineering and construction standards and practices for projects similar in scope and size to this project, and otherwise in accordance with the terms and conditions of this Agreement.

5.2 In the performance of the Work, CONTRACTOR shall (and shall cause its Subcontractors, Vendors and agents to) comply with all applicable laws, rules, regulations, orders, consents and decrees of any governmental authority with jurisdiction.






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5.3      CONTRACTOR represents and warrants to OWNER, and covenants and agrees, that the Plant, the Facility, the Work, and the Construction Work shall be at the time of Final Completion free and clear of any and all liens, security interests, charges, and encumbrances (collectively, "Encumbrances").

5.4 Risk of loss of and damage to the Work, [the Construction Work], the Plant, and the Facility, will be and remain with CONTRACTOR until the Date of Mechanical Completion of all Work, the Construction Work, the Plant, and the Facility; provided that the insurance policies and coverages required under Article _______ shall (except as provided therein) remain in effect until Final Completion, and shall continue to cover such Losses as provided in such policies.

5.5 Except as provided in Section _______ [Kellogg proprietary data], all drawings, specifications, designs, engineering data and studies, process data and studies, intellectual property (including all patentable and copyrightable materials), and any other data, materials or items which are generated, produced or created as part of or in connection with the Work, shall be the sole and exclusive property of OWNER. CONTRACTOR shall (and shall cause its Subcontractors, Vendors and agents to) (i) provide all such property (and all copies and other reproductions thereof) to OWNER by the date of Final Completion; and
         (ii) execute such instruments as OWNER may reasonably require to evidence OWNER's ownership of such property. Neither CONTRACTOR nor its Subcontractors, Vendors or agents may retain, use, or otherwise exercise dominion over any such property; provided that CONTRACTOR may retain a complete set of Work drawings and other Work documents as necessary for archives, in order to provide OWNER with information and advice in the future concerning the Work performed under this Agreement. Any such retained drawings and documents shall be subject to the confidentiality provisions set forth in Section _______[Contractor confidentiality obligations], and CONTRACTOR may not use such drawings and documents in the performance of services for other clients.


              ARTICLE 6 - CONTRACTOR'S DESIGN AND ENGINEERING WORK

6.1 Without limiting the generality of Sections 1.1, 1.2(gg)[Work definition], Article 4 and Annex A, CONTRACTOR shall prepare and furnish the design, process design and engineering drawings and data required to procure the materials, machinery and equipment (including operating equipment) and perform related Workfor, and required to construct, erect, start-up and operate the Facility, all in accordance with the procedures, designs, plans and specifications set forth in Annex A and those approved pursuant to Section 6.3.

6.2 The basic design conditions and certain technical and process data for the Facility [either have been or will be furnished] [Aren't these set forth in Annex A, "Basis for Design"?] to CONTRACTOR by OWNER or by parties in privity of contract with OWNER or have






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
         been reviewed and approved by OWNER. If any further data or information of this nature is required by CONTRACTOR, OWNER will furnish such data and information to CONTRACTOR without cost to CONTRACTOR. The design of the Facility shall be based upon all of the foregoing, and CONTRACTOR shall be entitled to rely upon such data and information in the performance of the Work.


6.3 Upon completion of CONTRACTOR's [preliminary?] planning engineering and design Work with respect to any part of the Facility and prior to commencing Work on the final detailed design of such part, CONTRACTOR shall submit for OWNER's prior approval plot plans, planning drawings, engineering flow sheets and specification sheets (collectively, "Drawings and Specifications") [?for major items of operating equipment with respect to such part]. Within ten (10) working days after receipt, OWNER shall approve or disapprove (and provide comments with respect to) all Drawings and Specifications submitted by CONTRACTOR. OWNER's failure to notify CONTRACTOR within ten (10) working days after receipt, of approval or disapproval, shall be deemed an approval by OWNER. OWNER's approval, however, shall not relieve CONTRACTOR of any of its obligations under this Agreement, or limit or impair any of OWNER's rights and remedies hereunder or otherwise. The details for the preceding provisions of this Section
         6.3 are set forth in Annex B.

6.4 OWNER shall have the right to review at its own expense the progress of CONTRACTOR's engineering and other Work as it proceeds, and in so doing OWNER shall cooperate with CONTRACTOR so as not to increase CONTRACTOR's engineering cost.

6.5 CONTRACTOR shall appoint a representative to act on CONTRACTOR's behalf in the administration and performance of this Agreement. Such representative will be available to OWNER at all reasonable times, as more specifically set forth in Annex B.

6.6 If such Subcontractors are preapproved by OWNER and listed in Annex A, CONTRACTOR shall have the right to have engineering, design and drafting services performed inside or outside CONTRACTOR's offices by Subcontractors who are not employees of CONTRACTOR, but who are under CONTRACTOR's supervision; provided, however, such shall not relieve CONTRACTOR from any of its obligations under this Agreement.

6.7 Commencing on or about [December _________, 1995], CONTRACTOR performed certain services relative to the Facility including preliminary engineering, process design and cost estimating. CONTRACTOR acknowledges that it has been compensated in full for such services (or, CONTRACTOR's sole compensation for such services is included in, and is a part of, the lump sum Contract Price.) Further, it is agreed that this Agreement supersedes[Letters] and that such services shall be deemed to be Work. [Does this mean that "effective date" should be February 15, 16, 1996?]






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                 ARTICLE 7 - MATERIALS AND OPERATING EQUIPMENT

7.1 Without limiting the generality of Sections 1.1, 1.2(gg)[Work definition], Article 4 and Annex A, CONTRACTOR shall procure and furnish all required materials, machinery, and equipment (including operating equipment) for the Facility as more particularly set forth in Annex A, except for those materials, machinery, and equipment which OWNER agrees to furnish as provided in Article _____[Owner responsibilities] below, and Annex A.

7.2 CONTRACTOR shall inspect, expedite and arrange shipment for all materials, machinery, and equipment (including operating equipment) in accordance with CONTRACTOR's usual practice, which practice CONTRACTOR represents is in accordance with standard industry and professional practice. All such items received at the Site will be checked, received and maintained in accordance with to the Construction Contract.


                  ARTICLE 8 - CONSTRUCTION AND OTHER SERVICES

8.1 Construction and erection of the Facility shall be undertaken by Kellogg Pan American Corporation--Constructor-- pursuant to the Construction Contract.

8.2 CONTRACTOR shall perform construction support and project management services in its offices and such other services as may be necessary for the Work and Construction Work.


                         ARTICLE 9 - INSPECTION OF WORK

9.1 CONTRACTOR shall perform all tests and inspections of the Work, the Construction Work, Plant, and the Facility, and all components of any thereof (including, without limitation, mechanical and operational tests and inspections) necessary to assure that the Work, the Construction Work, the Plant, and the Facility conform to all requirements, standards and specifications of this Agreement. Complete records of all CONTRACTOR tests and inspections shall be maintained and delivered to OWNER at the time(s) such tests or inspections are completed.

9.2 All Work, the Plant, and the Facility (and all components thereof) shall be subject to inspection and approval by OWNER from time to time and at any and all times (at its expense), at such locations as may be necessary for the performance of the Work (including, without limitation, point of manufacture); provided, however, that OWNER shall not interfere with CONTRACTOR's own inspection procedures. Further, OWNER shall cooperate with CONTRACTOR in conducting its inspections so that extra expense and delay to CONTRACTOR are avoided. CONTRACTOR shall provide OWNER and its representatives unrestricted access to the Work, the Plant,






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         and the Facility (and all components thereof) for the purposes specified above, and for any other purpose; provided that CONTRACTOR may provide (and OWNER and its representatives shall accept) an escort or other reasonable safety measures which CONTRACTOR deems necessary or advisable. CONTRACTOR shall also promptly provide all information requested by OWNER or its representatives with respect to the Work, Plant, or Facility. Any inspection or failure to inspect by OWNER shall not limit or otherwise affect any obligations of CONTRACTOR under this Agreement, or any rights and remedies of OWNER hereunder or otherwise. If upon inspection, OWNER determines that any part of the Work, Plant, or Facility does not meet, or has not been performed in accordance with, the standards, requirements, specifications or covenants set forth in this Agreement, then CONTRACTOR shall promptly remedy or replace any such defective Work at its sole risk, cost and expense.

                            ARTICLE 10 - PROCUREMENT

10.1 Without limiting the generality of Sections 1.1, 1.2(gg)[Work definition], Article 4 and Annex A, CONTRACTOR shall be responsible for providing or procuring all services, labor, tools, equipment, machinery, materials, supplies, and other items necessary or appropriate for the performance of the Work.

10.2 CONTRACTOR may subcontract portions of the Work to Subcontractors designated in Annex A; provided that (i) CONTRACTOR shall remain responsible for the performance of the Work in accordance with the terms and conditions of this Agreement; and (ii) OWNER shall not have any obligations under subcontracts entered into by CONTRACTOR. CONTRACTOR shall be solely responsible for the engagement, management and payment of any such Subcontractors. CONTRACTOR shall pay such Subcontractors all amounts owed when due.

10.3 CONTRACTOR shall be solely responsible for providing or procuring all tools, equipment, machinery, materials, supplies and other items necessary or appropriate for the performance of the Work. CONTRACTOR may procure such items from reputable Vendors and suppliers [Vendors listed in Annex A? Approval by OWNER?]; provided that (i) CONTRACTOR shall remain responsible for the performance of the Work in accordance with the terms and conditions of this Agreement; and (ii) OWNER shall not have any obligations under contracts or purchase orders entered into by CONTRACTOR. [CONTRACTOR shall be solely responsible for the [selection], management and payment of such Vendors and suppliers.] CONTRACTOR shall pay such vendors and suppliers all amounts owed when due. OWNER shall have sole and exclusive title to any and all tools, equipment, machinery, materials, supplies, and items which become part of the Plant or Facility. CONTRACTOR will execute or cause to be executed such instruments as OWNER may reasonably request to evidence OWNER's title to such items, and shall take such






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         actions as may be necessary to have such items transferred to OWNER free and clear of any and all Encumbrances.


              ARTICLE 11 - CONTRACTOR REPRESENTATIONS, WARRANTIES
                                 AND GUARANTEES

11.1 From and after the Date of Mechanical Completion, CONTRACTOR represents, warrants and guarantees that the Plant [Facility?] shall fulfill the Performance Guarantees. Such fulfillment of the Performance Guarantees shall be demonstrated in Performance Test(s) (as defined in Article 12) conducted pursuant to Article 12 and Annex
         C. If at any time within one (1) year after the Date of Mechanical Completion, OWNER determines that the Plant [Facility] or any operation or performance thereof does not fulfill the Performance Guarantees, then OWNER shall promptly notify CONTRACTOR and, subject to the immediately succeeding sentence, CONTRACTOR shall promptly correct any such deficiencies at CONTRACTOR's sole risk, cost and expense. In the event any Liquidated Damages become due and are paid to OWNER pursuant to Annex C (either because the Plant [Facility] achieves only a certain percentage of the Performance Guarantees during Performance Test(s) [which in any event shall equal or exceed 95%], or experiences a decline in such percentage achieved during Performance Test(s) [with the level of performance still equaling or exceeding 95%] during the one (1) year period referred to above), such amounts shall be in lieu of any other claims pursuant to this Section
         11.1 OWNER might have with respect to the performance of the Plant [Facility?] [see Annex C].

11.2 Engineering/Design. CONTRACTOR represents, warrants and guarantees that the engineering, process design and design of the Plant and the Facility, and any other Work hereunder and Construction Work under the Construction Contract, shall be performed in accordance with, and shall comply and be consistent with, sound, recognized and generally accepted engineering and design standards and practices, all applicable codes, standards and governing authorities, and the other requirements of this Agreement. If at any time within one (1) year after the Date of Mechanical Completion, any defect in the engineering, design or other Work or Construction Work or other breach of this warranty is discovered by OWNER, OWNER shall promptly notify CONTRACTOR thereof, and CONTRACTOR shall promptly remedy and correct any such defects or breaches (including any associated equipment or machinery failures) at its sole risk, cost and expense. Without limiting the generality of the foregoing, to the extent any such defect or breach results in a reduction in the Plant's [Facility's] performance level demonstrated pursuant to Article 12 and Annex C, CONTRACTOR shall restore such demonstrated performance level at its sole risk, cost and expense.

11.3 Material and Workmanship. CONTRACTOR represents, warrants and guarantees all equipment, machinery, parts, materials, supplies and other items supplied,






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         procured or specified by CONTRACTOR, and all labor and services furnished in connection with the Work or Construction Work against defects (latent or patent) in materials or workmanship, or otherwise, for a period of one (1) year after the Date of Mechanical Completion. If at any time during the warranty period, OWNER discovers any defect in such equipment . . . materials, etc. or workmanship, or if OWNER determines that such equipment . . . materials, etc. or workmanship do not otherwise comply with the requirements of this Agreement, OWNER shall promptly notify CONTRACTOR thereof, and CONTRACTOR shall remedy and correct any such defects to the reasonable satisfaction of OWNER by repairing or replacing the defective equipment . . . materials, etc. or workmanship. Without limiting the generality of the foregoing, to the extent any such defect results in a reduction in the Plant's [Facility's] performance level demonstrated pursuant to
         Article 12 and Annex C, CONTRACTOR shall restore such demonstrated performance level at its sole risk, cost and expense.

11.4 Subcontractors and Vendors. CONTRACTOR shall secure or cause its Subcontractors to secure the most favorable industry-standard warranties and guarantees possible extending over the longest possible time obtainable from Subcontractors and Vendors with respect to services, equipment, machinery, parts, materials, supplies and other items [technology?] furnished by them. CONTRACTOR will request, at a minimum, that Vendors of equipment, machinery, materials, etc., and service providers, furnish a guarantee against defects in materials and workmanship of one (1) year after initial use or eighteen (18)
         months after shipping.   All such warranties shall be for the benefit
         of CONTRACTOR and OWNER.

11.5 Environmental. CONTRACTOR represents, warrants and guarantees that the Plant and Facility shall be designed to meet applicable World Bank Environmental Guidelines, September, 1988, and the 1995 proposed World Bank Guidelines published as part of the Preliminary Version of the World Bank's Industrial Pollution Prevention and Abatement Handbook, June 30, 1995. If within one (1) year after the Date of Mechanical Completion, OWNER discovers a defect or other breach of this warranty, OWNER shall promptly notify CONTRACTOR, and CONTRACTOR shall remedy and correct any such defect or breach at its sole risk, cost and expense.

11.6 THE ONLY WARRANTIES APPLICABLE TO THE WORK PERFORMED PURSUANT TO THIS AGREEMENT ARE THOSE SET FORTH IN THIS AGREEMENT. CONTRACTOR EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR A PARTICULAR USE.

11.7 In no event shall either party or its Affiliates be liable to the other or its Affiliates, either individually or jointly and irrespective of whether alleged to be due to negligence (including the sole negligence of any party or any Affiliate), breach of contract, strict liability or any other legal theory, for special, punitive or consequential






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         damages (including lost production, lost profits, and lost revenues)
         except to the extent such damages are attributable to a party's (or its Affiliate's) intentional conduct; provided that such damages shall be recoverable hereunder to the extent included in damages asserted pursuant to a Third Party Claim [defined in indemnity section] with respect to which a party is entitled to indemnity hereunder.


                 ARTICLE 12 - PERFORMANCE TESTS AND ACCEPTANCE

12.1 [Put in Annex C?] Within ________ days following the Date of Mechanical Completion, OWNER agrees to commence conducting mechanical and process performance tests (the "Performance Tests") to determine whether the Plant and the Facility perform as required by Section 12.1, Annex A, or any other provision of this Agreement [or the Construction Contract], unless OWNER's failure to timely conduct such Performance Tests is caused by CONTRACTOR's actions or inactions or is attributable to a Force Majeure event. Failure to timely commence Performance Tests (except as excused hereby) shall be deemed a waiver of the rights to such tests. Prior to the commencement of the Performance Tests, detailed methods to be used in the Performance Tests [Annex C?] shall be agreed upon in writing by CONTRACTOR and OWNER. Such methods shall be in accordance with normal practice, and shall include methods for measuring various process streams by calibrated measuring devices, methods for calibrating such measuring devices, methods for sampling and analyzing process streams, as well as methods for evaluating the results of the measurements and analyses. Further, acceptable tolerances for all results shall be specified. OWNER may, at its option, waive the Performance Tests. In the event the Performance Tests indicate that the Plant, the Facility, or any portion of the Work or Construction Work does not meet all the requirements of this Agreement [or the Construction Contract], OWNER will advise CONTRACTOR, and CONTRACTOR shall as promptly as possible, at its sole risk, cost and expense, make (or cause to be made) such alterations, adjustments, repairs, or replacements as may be necessary or appropriate in order that the Plant, the Facility, the Work, and Construction Work meet and comply with all of the requirements of this Agreement, and the Construction Contract including, without limitation, Section 12.1 and Annex A hereof.

12.2 With respect to the Performance Tests, OWNER shall provide at its expense (i) raw materials and utilities in quantities necessary for the startup and operation of the Plant; and (ii) operations and maintenance personnel necessary for the preparation of the Plant for operation and for operating the Plant during commissioning.

12.3 After correction of all deficiencies under Section 12.1, OWNER may, at its option, reconduct the Performance Tests. If such reconducted tests indicate deficiencies, the procedures described in Sections 12.1-12.2 shall be repeated (provided that the ______-day deadline shall not apply) until such time as the Plant, the Facility, the Work and the Construction Work meet and comply with all the requirements of this Agreement and the Construction Contract. OWNER may, at its option, waive reconducting any Performance Test. OWNER will issue CONTRACTOR a written Notice of Acceptance of the Plant when all of the following conditions have been satisfied:

         A. All Work, Construction Work, the Plant and the Facility have been completed in accordance with, and meet and comply with, all of the requirements of this Agreement and the Construction Contract, including, without limitation, all guarantees, specifications, standards, representations and warranties set forth herein or therein.

         B. The completed Work, Construction Work, the Plant and the Facility have passed all Performance Tests, or Performance Tests have been waived.

         C. There are no Encumbrances outstanding with respect to the Work, Construction Work, the Plant and the Facility.

         D. All of CONTRACTOR's and Constructor's Subcontractors and Vendors, suppliers and employees have been paid in full for materials and services provided in connection with the Work or Construction Work. CONTRACTOR shall deliver to OWNER a certificate indicating that all such payments have been made.

         OWNER's issuance of the Notice of Acceptance of the Plant shall in no way (i) relieve, limit or otherwise modify CONTRACTOR's or Constructor's liability for their respective obligations and responsibilities under this Agreement and the Construction Contract; or (ii) limit or modify any rights and remedies that OWNER has under this Agreement, the Construction Contract or otherwise.


                             ARTICLE 13 - CHANGES

13.1 All Work shall be in accordance with this Agreement, and it is the intent of the parties that Changes be avoided to the extent practicable. To this end, the correction by CONTRACTOR (with OWNER's prior approval) of its [normal design or related errors and minor changes [What does this mean?]] made by CONTRACTOR in the course of the Work shall not be deemed to constitute a Change.

13.2 At any time during the course of the Work, OWNER may modify the Scope of Work as set forth in this Agreement, by written notice to CONTRACTOR. Without limiting the generality of the foregoing, OWNER may make changes in drawings, designs and specifications, issue additional instructions, require additional work, or direct the omission of Work previously ordered. When a Change is under consideration by OWNER, OWNER shall so notify CONTRACTOR. OWNER may request a "scoping estimate" (one which requires no more than five manhours to prepare) before requesting a detailed cost estimate. If OWNER wishes to consider the proposed Change after reviewing the scoping estimate, OWNER will request a detailed cost estimate. CONTRACTOR shall then prepare and submit a detailed cost estimate (including, if deemed necessary by CONTRACTOR, revisions to the Target Date and to any of CONTRACTOR's guarantees which will result therefrom). Once the parties mutually agree on the detailed cost estimate, they shall confirm their agreement in writing by means of a Change Order. OWNER shall compensate CONTRACTOR for preparing all estimates made at OWNER's request.

13.3 If any of the events set forth below occur and CONTRACTOR determines that the result thereof is or will be a Change, CONTRACTOR shall promptly submit in writing to OWNER its proposed revision to the Contract Price together with the effect, if any, predicted by CONTRACTOR on the Target Date or CONTRACTOR's guarantees. Once the parties mutually agree on such items, they shall promptly thereafter agree in writing upon a Change Order. Such events are:

         (a) a change in the basic design data or Site data (including soils, feedstock, etc.) from that set forth in this Agreement;

         (b)     suspension of Work by OWNER [provisions governing suspension?];

         (c) Force Majeure events preventing CONTRACTOR's performance hereunder; provided that delays attributable to causes other than Force Majeure events affecting Subcontractors and/or Vendors directly shall not constitute Force Majeure;

         (d)     [VAT?] [?Any change in Trinidad taxes?]; or

         (e) in connection with the Work, any act, or failure to act, on the part of OWNER or any Affiliate of OWNER or any entity in privity of contract with OWNER or any entity exclusively under OWNER's direction or control.

13.4 CONTRACTOR shall not proceed with any Change until a Change Order has been signed by the parties.

13.5 Except to the extent agreed otherwise pursuant to a Change Order, the compensation payable to CONTRACTOR for preparing estimates pursuant to this Article 13, shall be determined in accordance with Annex D.


                               ARTICLE 14 - LIENS

14.1 CONTRACTOR shall immediately pay and discharge or shall provide security sufficient and satisfactory in itself to pay and discharge any obligation

         CONTRACTOR or any of its Subcontractors or Vendors may have, in respect of which any Encumbrance may be levied or is levied against the Work, the Construction Work, the Plant, the Facility, the Site, or the Owner Indemnified Parties. CONTRACTOR shall indemnify, defend and hold harmless the Owner Indemnified Parties from and against any such Encumbrance and any and all associated Losses. If at any time OWNER shall receive notice or information of the recording of any such Encumbrance or any evidence of any such Encumbrance which, if valid, would constitute a legal charge upon property of OWNER, the Plant, the Facility or any part thereof, it shall forthwith communicate the receipt of such notice, information or evidence to CONTRACTOR.

14.2 If any such Encumbrance remains unsatisfied after the Date of Mechanical Completion, CONTRACTOR shall promptly refund to OWNER all amounts that OWNER may be compelled to pay in discharging any such Encumbrance.


                            ARTICLE 15 - TECHNOLOGY-
                LICENSE, USE OF INFORMATION AND CONFIDENTIALITY

15.1 Subject to the terms and conditions of this Article 15, including without limitation payment in full of the license fee described in Section _______, CONTRACTOR grants to the Licensees the non-exclusive, non-transferable, perpetual and non-cancelable right and license to use and practice the Kellogg Advanced Ammonia Process in connection with the design, construction, start-up, testing, operation, maintenance, repair, and, if necessary, reconstruction of the Facility and the Plant (collectively, "Licensed Activities"), including, without limitation,the right to make and have made for use in connection with the Licensed Activities any apparatus therefor, and further including, without limitation,the right to use and sell the product(s) (including, without limitation, co-products and byproducts) of the Plant throughout the world.

15.2 All drawings, prints and specifications which are furnished to any Licensee by CONTRACTOR in connection with the Work shall be permanently retained by any Licensee only for use in monitoring CONTRACTOR's Work or Construction Work, in training the Licensee's employees and in performing any other Licensed Activities (including the replacement of parts). Subject to the license and rights granted in Section 15.1, such drawings, prints and specifications shall at all times remain the property of CONTRACTOR.

15.3 OWNER undertakes to hold in confidence all know-how, drawings, manuals and data (collectively referred to as "Technical Information") supplied by CONTRACTOR pertaining to the design, construction, start-up, operation, maintenance and repair of the Facility which know-how, drawings, manuals or data are [part of the KAAP process], and are identified by CONTRACTOR in writing, at or before their disclosure, to be confidential or proprietary. OWNER agrees that it will not, without the written permission of CONTRACTOR, use the Technical Information for any purpose except as provided in Section 15.2 or otherwise for any other Licensed Activity.

15.4 In the event OWNER retains the services of any third party in connection with any part of the Licensed Activities, and such third party has a need for any of the Technical Information, OWNER shall cause such third party to execute an agreement substantially identical to the confidentiality provisions of this Article 15 and shall be responsible for enforcing the third party's adherence to the terms of such agreement.

15.5 [This may need to be expanded] CONTRACTOR agrees to hold in confidence any technical or commercial information supplied to it by any Licensee in connection with the design, construction, start-up, operation and maintenance of the Facility, or otherwise, which information is identified by such Licensee in writing to be confidential or proprietary at or prior to its disclosure. Said information shall remain the property of such Licensee, and CONTRACTOR shall not disclose such information to any third party or use such information for any purpose other than performing the Work.

15.6     The provisions of Sections 15.3 and 15.5 shall not apply to:


         (a) any information (including Technical Information) which, at the time of disclosure, the receiving party can show was in the public domain;

         (b) any information (including Technical Information) which, after disclosure, becomes part of the public domain by publication or otherwise, through no fault of the receiving party;


         (c) any information (including Technical Information) which the receiving party can show by supporting documentation was in its possession at the time of disclosure to it by the disclosing party and had not been acquired directly or indirectly under the obligation of confidence to the disclosing party;

         (d) any information (including Technical Information) furnished to the receiving party rightfully by a third party not under an obligation of confidentiality to the disclosing party, provided again that the receiving party is in compliance with any restrictions on disclosure or limitation of use imposed by such third party;

         (e) any information (including Technical Information) independently developed by employees or consultants of the recipients or its Affiliates who have not had access to such information; or

         (f) any information (including Technical Information) required by law, rule, regulation or bona fide legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict, and maintain to the extent possible the confidentiality of, such disclosure, and shall provide reasonable notice to the other party whose information is involved in order that such other party may take reasonable steps to oppose the requirement of disclosure.

         For the purpose of this Section 15.6, any disclosure of such information which is specific to the operating or design conditions of the Plant shall not be deemed to be within the foregoing exceptions merely because it is contained within the scope of a broad disclosure.

15.7 Notwithstanding anything herein to the contrary, each Licensee shall have the right to disclose (subject to Section 15.4) the Kellogg Advanced Ammonia Process or Technical Information to third parties for any valid effectuation by the Licensees of the Licensed Activities.

15.8 Notwithstanding the expiration, suspension or termination of this Agreement, the Licensees and/or (subject to Section 15.4) any third party retained or to be retained by any Licensee, shall be entitled, for the duration of the time period in which any Licensee or any such third party shall be conducting any Licensed Activity, to the benefits and use of, and rights and interest in, the Kellogg Advanced Ammonia Process and the Technical Information, as provided herein.

15.9 Upon the expiration or termination of this Agreement, CONTRACTOR shall, promptly upon demand, provide the Licensees for the duration of the time period in which any Licensee, or any third party retained or to be retained by any Licensee described in Section 15.8 above, shall be conducting any Licensed Activity, the use of any know-how, drawings, manuals and data (including, without limitation, KAAP updates and revisions) necessary or useful for the Licensed Activities, to the extent that such know-how, drawings, manuals, data, etc. are not in the possession of the Licensees.


                              ARTICLE 16 - PATENTS

16.1 CONTRACTOR covenants, represents and warrants that (a) CONTRACTOR is the sole owner or has the right to use and license the Kellogg Advanced Ammonia Process and Technical Information as of the date hereof; (b) CONTRACTOR has the right, at no cost to the Licensees other than the fee specified in Section _______ herein, to grant the license and rights to the Licensees, as provided in Article 15, including the right to license or sublicense any intellectual property not owned by it; (c) CONTRACTOR has no knowledge of, and has received no notification (written, oral or otherwise) with respect to, any challenge by a third party as to (x) the validity of any patent or other intellectual property rights of the CONTRACTOR in the Kellogg Advanced Ammonia Process or in Technical Information, or (y) CONTRACTOR's rights as licensee or owner, as the case may be, with respect to the Kellogg Advanced Ammonia Process or Technical Information.

16.2 Subject to the provisions of this Article 16, CONTRACTOR shall, at its sole cost and expense, indemnify, defend and hold the Licensees and Owner Indemnified Parties harmless in respect of any and all Losses incurred in connection with any claim, suit or proceeding based on any claim that the Work (or Construction Work) as incorporated into the Plant, the Facility or any part of any thereof, or the Kellogg Advanced Ammonia Process, or any part thereof, or any Technical Information, or any part thereof, constitutes an infringement or violation of any patent or other intellectual property right of a third party, including, without limitation, infringement or violation of any copyright, trademark or trade secret, and infringement of any patent issued in the United States or the Republic of Trinidad and Tobago.

16.3 OWNER agrees to notify CONTRACTOR promptly in writing of any notice or claim of infringement and/or violation as described in Section 16.2 above which is received by or brought against OWNER.

16.4 In connection with any claim described in Section 16.2 above, CONTRACTOR reserves the right to acquire for the Licensees, at CONTRACTOR's sole cost and expense, immunity from suit and license to use the offending technology, which are acceptable to the Licensees. CONTRACTOR also reserves the right, in connection with such claim, of making such alterations of the Facility, at CONTRACTOR's sole cost and expense, as may be required to eliminate the alleged infringement; provided such alteration is acceptable to the Licensees and does not prevent the Facility from being capable of normal operation, reduce the capacity of the Facility, interfere with the Performance Guarantees or performance levels, or cause a default by the Licensees under any contract or other obligation.

16.5 Neither CONTRACTOR nor OWNER shall settle or compromise any suit or action described in Section 16.2 above without the written consent of the other.

16.6 Except to the extent that substantial deviation by the Licensees from information furnished by CONTRACTOR is the sole cause for a claim of infringement, CONTRACTOR shall defend, indemnify and hold the Licensees and Owner Indemnified Parties harmless from and against any and all Losses that may be assessed in or become payable under any decree or judgment of any court, or under any arbitral decree or other order, including costs and expert and professional fees, with respect to any suit or action described in Section 16.2 above.

16.7 OWNER shall defend, indemnify and hold CONTRACTOR harmless from and against any claim that any technology or know-how supplied to CONTRACTOR by OWNER wrongly incorporates proprietary technical data or infringes letters patent issued to, or otherwise infringes any other intellectual property rights of, a third party.

16.8 The provisions of Sections 16.2, 16.6 and 16.7 shall not apply to any Vendor's or Subcontractor's wrongful use of proprietary technical data or infringement of patents (unless caused by such Vendor's or Subcontractor's compliance with specific design requirements imposed by CONTRACTOR). In the event of any such wrongful use or infringement, CONTRACTOR and OWNER shall rely on the provisions for indemnity against infringement and other terms contained in applicable purchase order, subcontract or other agreement with the Vendor or Subcontractor; provided, however, that to the extent (i) there exists any excess liability not covered by and discharged pursuant to the provisions contained in applicable purchase order, subcontract or other agreements with the Vendor or Subcontractor, and/or (ii) there are no such provisions, the CONTRACTOR shall bear sole and complete responsibility and liability for, and shall indemnify the Owner Indemnified Parties with respect to, any such wrongful use or infringement.


                  ARTICLE 17 - SERVICES, AND OTHER ITEMS TO BE
                               FURNISHED BY OWNER

17.1 OWNER shall at its own expense and at such times as may be required by CONTRACTOR for the successful and continuous prosecution of the Work:


         (a)     provide the Site in accordance with the Construction Contract;


         (b) furnish all personnel, materials and tools required for the start-up, testing, operation and maintenance of the Plant beginning with the Date of Mechanical Completion;

         (c) furnish a classification of accounts in accordance with OWNER's established accounting procedure for the guidance of CONTRACTOR in preparing final cost distributions; and

         (d) promptly pay when due all duties, fees and charges imposed by the Republic of Trinidad and Tobago relative to the import of all materials and equipment to be delivered to the Site, or arrange for exemption from such duties, fees and charges.

17.2 OWNER shall appoint a representative to act on OWNER's behalf in the administration and performance of this Agreement [as provided in the Coordination Procedures?]. Such representative will be available to CONTRACTOR at all reasonable times.

17.3 After the Facility has commenced commercial operation, upon reasonable advance notice from CONTRACTOR and subject to the approval of OWNER in each instance, representatives of CONTRACTOR and CONTRACTOR's customers may visit the Facility. Such visits shall be limited to a reasonable number of personnel during normal business hours, and shall be scheduled at times mutually agreed with OWNER to assure minimal interference with OWNER's Facility operations. CONTRACTOR shall cause its representatives and those of its customers to strictly abide by all safety rules and regulations of OWNER during such visits.



                            ARTICLE 18 - INSURANCE,
                         INDEMNITY AND RISK ALLOCATION

18.1 CONTRACTOR shall have care, custody and control of, and shall be solely responsible for, the Work and Construction Work in progress (including, without limitation, the Plant, the Facility (or any portion thereof), equipment, machinery, parts, materials and supplies on the premises of CONTRACTOR, the Site or any Subcontractor or Vendor, or in transit or in storage, which are intended for incorporation into the Work or Construction Work) until the Date of Mechanical Completion. CONTRACTOR assumes all risk of any loss or damage thereto until the Date of Mechanical Completion. For the purpose of this Agreement, those temporary facilities erected by CONTRACTOR or the Constructor at the Site which are affixed to the Site so as to be nonportable (such as job-built buildings, roads, security fences, electrical power polelines, underground septic tanks, deadmen, and piping for construction utilities) shall be deemed to be Construction Work in progress. CONTRACTOR hereby releases and discharges and shall defend, indemnify and hold harmless the Owner Indemnified Parties from and against any and all Losses arising from or related to any loss or damage as described in the first sentence of this Section 18.1, irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party.

18.2 With respect to the machinery, tools, equipment, materials and other property not intended to become a permanent part of the Facility and which are supplied or used by CONTRACTOR, Constructor, or any Subcontractor or Vendor thereof, CONTRACTOR assumes all risk of any loss or damage thereto. CONTRACTOR hereby releases and discharges and shall defend, indemnify and hold harmless the Owner Indemnified Parties from and against any and all Losses arising from or related to any such loss or damage, irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party.

18.3 With respect to any and all claims of loss or damage to any property owned, leased, operated, used or controlled by any Owner Indemnified Party other than the Facility at or within _____________________________________ from the Site and any property owned, leased, operated, used or controlled by any Affiliate of Arcadian Trinidad Limited, and with respect to all occurrences and circumstances prior to the Date of Mechanical Completion, CONTRACTOR hereby releases and discharges and shall defend, indemnify and hold harmless the Owner Indemnified Parties from and against any and all Losses arising from or related to any such claims, occurrences or circumstances which are alleged to arise from any act or omission on the part of CONTRACTOR, Constructor, any Subcontractor or Vendor thereof, or any Owner Indemnified Party, irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party; provided, however, that the aggregate amount of liability assumed by CONTRACTOR under this sentence shall in no event exceed ____________ _________________________
         (US$_________________). [The following may be inconsistent with Arcadian's proposal that Kellogg keep completed operations insurance in place for 3 years after acceptance.] For all other claims regarding the property described in the preceding sentence of this Section [15.3] and to the extent such claims are not assumed by CONTRACTOR as aforesaid, OWNER hereby releases CONTRACTOR from, and agrees to defend, indemnify and hold CONTRACTOR harmless against all such claims.

18.4 [The following may be inconsistent with Arcadian's proposal that Kellogg keep completed operations insurance in place for 3 years after acceptance.] With respect to the Facility and for all occurrences on or after the Date of Mechanical Completion, OWNER hereby assumes the risk of all loss or damage thereto and releases CONTRACTOR from, and agrees to defend, indemnify and hold CONTRACTOR harmless against all Losses arising from or directly or indirectly related to the Work, except to the extent attributable to any act or omission of CONTRACTOR, Constructor, or any Subcontractor or Vendor, including, without limitation, any breach of any warranty or other provision of this Agreement or the Construction Contract.

18.5 CONTRACTOR hereby releases and discharges and shall indemnify, defend and hold harmless the Owner Indemnified Parties from and against any and all Losses arising from or related to any injury to or death of any of CONTRACTOR's, Constructor's, or any Subcontractor or Vendor's employees, agents, officers, representatives, licensees, or invitees in connection with or incidental to the Work or the Construction Work, irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party.

18.6 With respect to products, materials, or substances (including, without limitation, any pollutant, contaminant or hazardous or toxic substance, material or waste) introduced to the Site by CONTRACTOR, Constructor, or any Subcontractor or Vendor, CONTRACTOR releases and discharges and shall defend, indemnify and hold harmless the Owner Indemnified Parties from and against any and all Losses arising from or related to any such introduction, including, without limitation, any failure to properly handle, store or dispose of any such products, materials, substances, etc., irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party. With respect to environmental contamination (if any) due to the presence of any pollutant, contaminant or hazardous or toxic substance, material or waste at the Site, prior to the commencement of Work, OWNER hereby releases and discharges and shall defend, indemnify and hold harmless the Contractor Indemnified Parties from and against any and all Losses arising from or related to such environmental contamination, irrespective of any negligence, including sole or concurrent negligence, on the part of any Contractor Indemnified Party.

18.7 With respect to any and all Losses which arise from or relate to occurrences or circumstances prior to the Date of Mechanical Completion [expiration of completed operations coverage?] and which are not provided for in Sections [18.1-18.6] above, CONTRACTOR releases and discharges and shall defend, indemnify and hold harmless the Owner Indemnified Parties therefrom, if such Losses are alleged to arise from any act or omission on the part of OWNER, CONTRACTOR, the Constructor, or any Subcontractor or Vendor, and irrespective of any negligence, including sole or concurrent negligence, on the part of any Owner Indemnified Party. [Completed Operations proposal consistency] With respect to all such claims, etc. as described in the preceding sentence of this Section 18.7, and which arise from occurrences on or after Mechanical Completion, OWNER shall defend, indemnify and hold CONTRACTOR harmless therefrom if such claims, etc. arise from any act or omission on the part of OWNER or CONTRACTOR and irrespective of any negligence, including sole or concurrent negligence, on the part of CONTRACTOR.

18.8 The party making a claim for indemnity under this Article 18 ("Indemnified Party") shall promptly notify the party obligated to indemnify ("Indemnifying Party") of the assertion or commencement of any claim, demand, investigation, action, suit or other legal proceeding in respect of which indemnity is or may be sought hereunder; provided, however, that this notice requirement shall not apply to any claim, demand, investigation, action, suit or other legal proceeding in which the parties are adversaries. The failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 18, except to the extent, if any, that it has been prejudiced by the lack of timely and adequate notice.

18.9 The Indemnifying Party shall have the right to assume the defense or settlement of any third-party claim, demand, investigation, action, suit or other legal proceeding (collectively "Third-Party Claims") with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not settle or compromise any Third-Party Claim without the Indemnified Party's prior written consent thereto. Notwithstanding the foregoing, (1) the Indemnified Party shall have the right, at its option and expense, to participate fully in the defense or settlement of any Third-Party Claim; and (2) if the Indemnifying Party does not commence and continuously and diligently continue to defend or seek the settlement of any Third-Party Claim within ten (10) days after it is notified of the assertion or commencement thereof, then (a) the Indemnified Party shall have the right, but not the obligation, to undertake the defense or settlement of such Third-Party Claim for the account of and at the risk of the Indemnifying Party, and (b) the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to such Third-Party Claim. The Indemnified Party shall be entitled to join the Indemnifying Party in any Third-Party Claim for the purpose of enforcing any right of indemnity hereunder. The Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of any Third-Party Claim and, at the expense of the

         Indemnifying Party, shall furnish any and all non-privileged materials in its possession and endeavor to make any and all witnesses under its control available to the Indemnifying Party for any lawful purpose relevant to the defense or settlement of any such Third-Party Claim.

18.10 With respect to the performance of the Work and Construction Work (whether in the United States or Trinidad and Tobago), CONTRACTOR shall obtain (as of the effective date hereof) and shall maintain at least until Final Completion (except as provided below), the following insurance policies and coverage:

         (a) Statutory Workers' Compensation and Employer's Liability Insurance with a limit of $1,000,000 covering all persons employed by CONTRACTOR or Constructor on the Work or Construction Work during the period such persons are so engaged.

         (b) Comprehensive General Liability insurance covering, among other things, bodily injury and property damage liability, premises/operations, underground/explosion and collapse hazard, product/completed operations, independent contractors, broad form contractual (including, without limitation, contractual liabilities assumed by Contractor under this Agreement and by Constructor under the Construction Contract), and broad form property damage, with a minimum policy limit of US $5,000,000 per occurrence;

         (c) Comprehensive Automobile Liability Insurance on motor vehicles owned or rented by CONTRACTOR or Constructor, or owned or rented by CONTRACTOR's or Constructor's employees, and used in connection with the Work or Construction Work, protecting CONTRACTOR and Constructor and covering Bodily Injury Liability, for injury or death of persons, and Property Damage Liability with a combined single limit of $5,000,000 per occurrence[and in the aggregate?].

         (d) Excess/Umbrella General Liability Insurance, including, without limitation, contractual liability, auto liability, and employer's liability insurance and completed operations liability insurance, written on an occurrence basis, with minimum limits of not less than US $25,000,000 per occurrence. Such completed operations coverage shall remain in effect until three (3) years after Final Completion.

18.11 OWNER shall provide "All Risk Builder's Risk" Insurance protecting the respective interests of OWNER, CONTRACTOR and Contractor covering physical loss or damage during the course of Work or Construction Work, and any materials, equipment, or supplies furnished or procured by CONTRACTOR, Constructor, or any Subcontractor or Vendor for the Facility while (i) in transit, (ii) in temporary storage, (iii) at the Site awaiting erection, and (iv) during erection until Final Completion. Such insurance shall be maintained to cover the full value of the Facility at risk, subject to normal exclusions.

         It is understood that such insurance shall not provide coverage for machinery, tools, equipment or other property not destined to become a permanent part of the Facility which are supplied or used by CONTRACTOR or Constructor. Such insurance shall name CONTRACTOR and Constructor as an additional insureds, as their interests may appear.

18.12 CONTRACTOR shall cause all insurance policies providing coverage as required hereunder, to be endorsed to provide for the waiver of subrogation rights against the Additional Insureds, as defined in
         Section 18.12, and their successors and assigns, and all of their respective officers, directors, partners and employees. [All policies and coverages required under this Agreement shall be obtained from insurance companies rated A+10 or better by A. M. Best Company, unless otherwise agreed.]

18.13 The insurance policies and coverages described in Section 18.9 (a)-(d) above shall name OWNER, [OWNER's general partner], Arcadian Trinidad Ammonia Limited, a Trinidad and Tobago private limited company, Arcadian Trinidad Limited, a Trinidad and Tobago private limited company, Arcadian Fertilizer Corporation, a Delaware corporation, Arcadian Nitrogen Limited, a Trinidad and Tobago private limited company, Arcadian Corporation, Arcadian Fertilizer, L.P., and such other affiliated and non-affiliated entities as Owner may designate (collectively "Additional Insureds"), as additional insured parties. Additionally, all such liability policies and coverages shall name Rabobank Nederland, New York Branch (for itself and as agent for other lenders to OWNER) as additional insured. Further, all such property damage/loss policies shall name Rabobank Nederland, New York Branch (for itself and as agent for other lenders to OWNER) as loss payee. All such insurance policies shall be maintained in full force and effect until Final Completion. Maintaining the prescribed insurance shall not relieve CONTRACTOR of any other obligation or any liability under this Agreement; and OWNER's rights and remedies under this Agreement (including, without limitation, those under the indemnity provisions hereof) or otherwise, shall not be limited or modified by the maintenance by CONTRACTOR of the prescribed insurance, OWNER's status as an Additional Insured, or OWNER's exercise of rights under this Article 18. The damages limitations set forth in Section ________ [limit w/e/t adjacent Facilities] above shall not limit, and does not apply to, the right to receive insurance proceeds by the Additional Insureds or Rabobank Nederland, New York Branch. All such insurance policies shall (1) provide that they will not be canceled or allowed to lapse and their coverages and limits will not be changed in any way without OWNER being given written notice at least 30 days before the effective date of any such cancellation, lapse or change;
         (2) be provided by insurance companies authorized to do business in the appropriate state or country and reasonably acceptable to OWNER;
         (3) otherwise be reasonably acceptable in form and substance to OWNER. If any such insurance policy lapses or is canceled or its coverage or limit is changed, CONTRACTOR shall immediately replace the affected policy with an insurance policy as called for in this Article 18; and if CONTRACTOR does not comply with this covenant, OWNER may obtain the replacement insurance policy and recover all premiums paid therefor from CONTRACTOR. CONTRACTOR shall deliver to OWNER evidence of all such insurance in the form of an insurance certificate(s); CONTRACTOR shall provide such additional insurance certificates as OWNER may reasonably request from time to time.

18.14 If CONTRACTOR subcontracts any part of the Work, the insurance provisions of each subcontract shall be in accordance with CONTRACTOR's usual practice. CONTRACTOR shall be responsible to ensure that its Subcontractors maintain insurance as required in the subcontracts during the course of Subcontractor's operations in connection with the Work.

18.15 [OWNER shall provide Extended Cargo and Charter's Legal Liability insurance at its own cost in an amount sufficient to protect the interests of OWNER and CONTRACTOR. Such insurance shall name CONTRACTOR as an additional insured. OWNER shall also provide Cargo Insurance for land transportation on all Work items with a declared replacement value in excess of US$1,000,000. CONTRACTOR will provide a list of cargo for each ocean freight shipment noting each item's replacement value.] [Ship to, bill of lading party has to be ANL.]


                           ARTICLE 19 - FORCE MAJEURE

19.1 In the event that either OWNER (or its agents) or CONTRACTOR is rendered unable, wholly or in part, by force majeure, to carry out its obligations under this Agreement, other than to make payments due hereunder, it is agreed that upon giving notice and full particulars of such force majeure event by telephone (confirmed in writing), facsimile transmission or in writing to the other party, as soon as possible after the occurrence of the cause relied upon, then the obligations of OWNER or CONTRACTOR, so far as they are affected by such force majeure event, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause so far as possible shall be remedied with all reasonable dispatch. The term "force majeure" as employed herein shall mean acts of God, acts, omissions to act or delays in action by any governmental authority, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrection, riots, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, arrests and restraint of government or people, civil disturbances, explosions, unforeseeable breakage or accident to machinery, equipment or pipelines, and any other unforeseeable causes, similar to the kind herein enumerated, not within the reasonable control of affected party and which by the exercise of due diligence it is unable to prevent or overcome.

                            ARTICLE 20 - TERMINATION

20.1 OWNER shall have the right to terminate the Work upon not less than ten (10) days' prior written notice to CONTRACTOR. In the event of such termination of the Work, CONTRACTOR shall take immediate steps to terminate the Work as quickly and efficiently as possible, both in the field and elsewhere, and shall cancel all commitments on the best possible terms, unless otherwise instructed in writing by OWNER. In the event of such termination by OWNER, CONTRACTOR shall be paid by OWNER for:


          (a) all amounts due and payable to CONTRACTOR as of the effective date of the termination;


          (b) such reasonable costs which CONTRACTOR incurs for such parts of the Work as are specifically authorized by OWNER or which are incurred by CONTRACTOR in complying with the aforesaid notice of termination, including a close-out period (not to exceed 4 weeks from the effective date of the notice of termination) for reassignment of CONTRACTOR's employees to other jobs. Such reassignment shall be accomplished as quickly as possible;

          (c) all termination and cancellation charges incurred in terminating commitments made to Subcontractors, Vendors [and other third parties?] for the Work prior to the effective date of the notice of termination;

          (d) the cost of nonterminable commitments [any of these?] made to Subcontractors, Vendors, and other third parties for the Work prior to the effective date of the notice of termination; and

          (e) [relevant for off-shore contract; reasonable?] [reasonable costs for the travel, living and related costs incurred by CONTRACTOR for relocating and reassigning CONTRACTOR's personnel located in Trinidad and Tobago at the time of the effective date of the notice of termination plus any severance or similar payments required to be made by CONTRACTOR to such personnel.]

          OWNER's sole liability to CONTRACTOR for termination shall be determined in accordance with this Section 20.1 and OWNER shall not be liable for any other damages including, without limitation, loss of anticipated profits.

          [Do we need a provision for Suspensions?]

20.2 If CONTRACTOR shall commit any breach of any material provision hereof and such breach shall not be corrected within ten (10) days after written notice from OWNER to CONTRACTOR (or, if such breach is not correctable within ten (10) days, then within a reasonable time after such notice, not to exceed _______________), or if CONTRACTOR shall become insolvent, either voluntary or involuntary bankruptcy or receivership proceedings

          [initiated, undismissed?] or make an assignment for the benefit of creditors, OWNER may terminate this Agreement and complete the Work under substantially similar terms and conditions as specified herein in any manner OWNER deems expedient, provided that OWNER shall be required to mitigate its damages in so completing the Work. In the event the reasonable and necessary costs incurred by OWNER to complete the Work exceed the Contract Price, CONTRACTOR shall be required to reimburse OWNER for such excess.

20.3 [Arcadian proposal: limit to failure to pay undisputed amounts not covered by Letter of Credit.] [If OWNER shall commit any substantial breach of any material provision hereof, including without limitation the payment of any sum due hereunder as and when due, and such breach shall not be corrected within ten (10) days after written notice from OWNER to CONTRACTOR (or, if such breach is not correctable within ten days, then within a reasonable time after such notice), or if OWNER shall become insolvent, enter voluntary or involuntary bankruptcy or receivership proceedings [undismissed] or make an assignment for the benefit of creditors, CONTRACTOR may terminate this Agreement. In the event of termination of this Agreement pursuant to this Section 20.3, CONTRACTOR shall receive from OWNER those amounts set forth in
          Section 20.1 above [?plus five percent (5%) of the unpaid portion of the Contract Price as of the effective date of termination.?]


                   ARTICLE 21 - ASSIGNMENTS AND SUBCONTRACTS

21.1 OWNER may assign, convey, transfer or otherwise dispose of all or any portion of its interest in, and/or its rights and obligations under, this Agreement to (i) any direct or indirect parent, subsidiary or other Affiliate of OWNER; (ii) Arcadian Corporation (its successors and assignees), Arcadian Trinidad Limited (its successors and assignees), or any direct or indirect parent, subsidiary or other Affiliate of any thereof; (iii) any successor to OWNER or to any assignee of OWNER by merger, consolidation, sale or other disposition of all or substantially all of OWNER's or such assignee's assets, or otherwise; and (iv) any secured lender or creditor of OWNER or any of its successors or assignees, in each case without the consent or approval of CONTRACTOR.

21.2 Except to the extent provided in Sections 21.3 and 21.4, CONTRACTOR may not assign, convey, transfer or otherwise dispose of all or any portion of its interest in, or its rights and obligations under, this Agreement without the prior written consent of OWNER. Any such permitted assignment shall not relieve CONTRACTOR of any of its liabilities or obligations under this Agreement. Any assignment, conveyance, transfer, or other disposition made or attempted in violation of this Section 21.2 shall be void and of no force or effect.

21.3 CONTRACTOR may have part of the Work performed by one or more of its Affiliates; provided that CONTRACTOR shall remain liable and responsible for the performance of such Work in accordance with the terms and conditions of this Agreement. For all purposes of this Agreement, including without limitation Articles _____________________________, CONTRACTOR and any such Affiliates shall be considered one and the same entity.

21.4 CONTRACTOR may subcontract portions of the Work, as provided in Sections ______ and _________[Subcontractors, procurement].


                        ARTICLE 22 - PUBLICITY RELEASES

22.1 CONTRACTOR shall make no publicity announcements regarding the Work or CONTRACTOR's activities relating thereto without OWNER's prior written consent.


                     ARTICLE 23 - PERMITS, LICENSES & TAXES

23.1 Except for permits, licenses and other governmental authorizations which must be obtained in the name of the OWNER, CONTRACTOR shall procure all permits, licenses and other governmental authorizations that may be needed to perform the Work, including, without limitation, Work to be performed at the Site; provided however, that OWNER shall obtain, or assist CONTRACTOR in obtaining, all Trinidad and Tobago construction permits necessary for the performance of Work at the Site.

23.2 CONTRACTOR shall be responsible for the reporting, filing, and payment of any and all taxes, duties, charges and fees (and any related fines, penalties, or interest) imposed directly or indirectly by any governmental authority on the Work, the performance of the Work, items, materials or services employed in connection with the Work, CONTRACTOR or its Subcontractors, Vendors, employees, agents, or servants, as a result of CONTRACTOR's performance of Work. OWNER will be responsible for local Trinidad custom duties and import taxes or fees (or related bonds) for all Trinidad Work related materials,
          tools, supplies, consumables, and equipment.   OWNER will pay
          CONTRACTOR for VAT required to be imposed on the lump sum billings for Trinidad Work invoiced to OWNER under Section ________.

23.3 CONTRACTOR and all Subcontractors shall be registered and licensed to perform services (including the Work) in all States in which Work is being performed hereunder, and the Republic of Trinidad and Tobago, to the extent required by applicable laws, rules or regulations of each jurisdiction in which Work is or may be performed.

                      ARTICLE 24 - INDEPENDENT CONTRACTOR

24.1 It is expressly understood and agreed that in the performance of the Work, CONTRACTOR is, and shall be an independent contractor, and is and shall be solely responsible for the means, method and manner of performing the Work, including, without limitation, the selection of suitable tools and equipment and a sufficient number of qualified employees and subcontractors. The selection of personnel, their training and supervision, their hours of labor, and the compensation and benefits to be paid to or provided such personnel shall be determined by and shall be the responsibility of CONTRACTOR or its Subcontractors or agents, as the case may be. Under no circumstances shall activities or omissions of CONTRACTOR, its agents, representatives, or Subcontractors, or CONTRACTOR's employees, be considered those of OWNER or its agents, and in no event shall the relationship between the parties (or any party's agent) be construed as that of principal and agent, master and servant, joint venturers, or employer and employee for any purpose whatsoever. As an independent contractor, any and all personnel utilized directly or indirectly by CONTRACTOR shall not be deemed to be employees, agents or representatives of OWNER or its agents. CONTRACTOR acknowledges and agrees that it and not OWNER will make or cause to be made any payments on behalf of CONTRACTOR, any of its agents or Subcontractors, or any of their respective employees.


                              ARTICLE 25 - NOTICES

25.1 The Coordination Procedure in Annex B sets forth the procedures and addresses for the routine and ongoing communications between OWNER and CONTRACTOR.

25.2 All notices, demands, requests and other communications hereunder (not addressed by the Coordination Procedures) shall be made in writing and shall be delivered in person or by certified mail (postage prepaid and return receipt requested), courier or overnight delivery service (delivery charge prepaid), or telecopy or facsimile. A copy of any notice sent by telecopy or facsimile shall be promptly sent by certified mail. Any notice, demand, request or other communication shall be effective only if and when it is received by the addressee. For the purposes hereof, the addresses and telecopier numbers of the parties hereto are as follows:

           To Owner:

          Nitrogen Leasing Company, Limited Partnership
          c/o ML Leasing Equipment Corp.
          Project and Lease Finance Group
          250 Vesey Street
          North Tower, 27th Floor
          New York, New York 10281
          Attention: Marjorie A. Hargrave, Vice President

          Telecopier: [(212) 449-7148]

          with a copy to:

          Arcadian Nitrogen Limited
          6750 Poplar Avenue, Suite 600
          Memphis, Tennessee 38138-7419
          Attention: Mr. Fritz D. Bertz, Vice President, Technical, Arcadian Corporation
          Telecopier: (901) 758-5201

          Mr.____________________________, Project Manager
          Arcadian Fertilizer Limited
          Goodrich Bay Road
          Point Lisas, Couva
          Trinidad, West Indies
          Telecopier: [(809) 636-2052]

          and to Contractor as follows:

          The M. W. Kellogg Company
          601 Jefferson Avenue
          Houston, Texas 77002
          Attention: Senior Vice President
          Telecopier: (713) 753-5353

          Any party hereto may change its address or telecopier number for the purposes hereof by giving notice thereof to the other party in the manner provided for herein.


               ARTICLE 26 - ACCOUNTING AND INSPECTION OF RECORDS

26.1 CONTRACTOR shall maintain suitable accounting records with respect to the Work. Upon completion of the Work, CONTRACTOR shall provide OWNER with a distribution of the total costs thereof to OWNER according to a classification of accounts to be furnished by OWNER. [Fit with lump sum price?]

26.2 CONTRACTOR shall keep full and accurate records of payments for and costs of the Work and shall preserve such records for one (1) year after the Date of Mechanical Completion. OWNER shall have the right, to be exercised at its discretion at all reasonable times during regular business hours, to inspect such records insofar as may be necessary to verify items paid for by OWNER pursuant to Annex D. In no event shall OWNER be entitled to audit the composition of any specified percentages, fixed rates, fixed prices or other agreed compensation referred to in this Agreement or any amendment or modification thereto.

[Need to have due authorization, execution representations and warranties for each entity--I have some short ones if you don't.]


                           ARTICLE 27 - MISCELLANEOUS

27.1 Entire Agreement. This Agreement (including the attached annexes) constitutes the full understanding of the parties, a complete allocation of risks between them, and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements, whether written or oral, between the parties with respect thereto, including, without limitation, any and all interim arrangements and agreements. Except as otherwise specifically provided in this Agreement, no term, condition, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the provisions of this Agreement shall be effective or binding on the parties, unless the same hereafter is effected in accordance with Section 27.2.

27.2 Amendments. This Agreement may not be altered, modified, amended or changed (other than any waiver of any provision hereof, which shall be effective only if made in accordance with Section 27.3) in any manner, except by a written agreement executed and delivered by all parties. Without limiting the generality of the foregoing, this Agreement shall not be altered, modified, amended or changed by any terms or provisions of purchase orders, invoices or other documents issued, delivered, and/or executed by or to CONTRACTOR or OWNER in connection with the Work or otherwise.

27.3 Waivers. No waiver by any party of any breach of the covenants set forth herein or any claim, right or remedy provided for hereunder and no course of dealing shall be deemed a waiver of the same or any other breach, claim, right or remedy, unless such waiver is in writing and is signed by the party sought to be bound. The failure of a party to assert or exercise any claim, right or remedy shall not be deemed a waiver of such claim, right or remedy in the future. Any failure by either OWNER or CONTRACTOR at any time or from time to time to enforce or insist upon the strict keeping and/or performance of any of the terms or conditions of this Agreement, shall not constitute a waiver of such terms or conditions, and shall not affect or impair such terms or conditions in any way, or the rights of OWNER or CONTRACTOR at any time to avail itself of such remedies as it may have for any breach or breaches of such terms or conditions.

27.4 Modification and Severability. If an arbitration tribunal or court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid and enforceable. If such arbitration tribunal or court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, and this Agreement, and the rights and obligations of the parties hereto, shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

27.5 Enforceability. This Agreement shall be enforceable by and against CONTRACTOR and OWNER and their respective successors, permitted assignees and legal representatives.

27.6 Survival. Any and all guarantees, representations, warranties, standards and specifications concerning the Work, Construction Work, Facility or Plant set forth herein shall survive (I) the inspection, test, acceptance (including acceptance pursuant to Section ________) and payment for the Work or any portion thereof; and (ii) for the maximum period permitted by applicable law (subject to the duration limitations set forth in Article _____), the termination, suspension or expiration of the Work (or any portion thereof) or this Agreement (or any portion thereof). The provisions of Articles ______________ [indemnity, license, patent, confidentiality], and the parties' respective obligations, rights and remedies thereunder, shall survive the termination, suspension or expiration of the Work (or any portion thereof) or this Agreement (or any portion thereof) for the maximum period permitted by applicable law.

27.7 Conflicts. In the event there are conflicts between the provisions set forth in the body of this Agreement and those set forth in annexes hereto, the provisions set forth in the body of this Agreement shall control.

27.8 Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or scope of the provisions of this Agreement.

27.9 Joint Venture. OWNER and CONTRACTOR are not and shall not be deemed or construed to be joint venturers, partners, agents, servants, employees, fiduciaries or representatives of each other by virtue of this Agreement or the performance thereof.

27.10 Equitable Remedies. The parties acknowledge and agree that irreparable damage would occur in the event that material provisions of this Agreement were not performed in accordance with their specific terms and conditions or were otherwise breached. Accordingly, in the event of any breach by a party hereto of any covenant contained in this Agreement, the other party shall be entitled to equitable relief (including, without limitation, specific performance of such covenant), in addition to any and all other remedies to which said party may be entitled hereunder or by law.

          Any party's full or partial exercise of any remedy shall not preclude any subsequent exercise by said party of the same or any other remedy.

27.11 Cumulative Nature. The respective rights and remedies of the parties under this Agreement shall be cumulative of, in addition to, and not in limitation of, one another, and any and all other rights and remedies which may be available under applicable law.

27.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED UNDER, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE, UNITED STATES OF AMERICA, EXCLUDING THE CONFLICT-OF-LAWS PROVISIONS THEREOF. OWNER AND CONTRACTOR SHALL SUBMIT TO THE JURISDICTION OF THE STATE COURTS IN SHELBY COUNTY, TENNESSEE, IN CONNECTION WITH ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING FROM OR BASED ON THIS AGREEMENT.

27.13 Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument.

27.14 [Required by Merrill Lynch] No Recourse. OWNER's obligations hereunder are intended to be the obligations of the limited partnership and of the corporation which is the general partner thereof only and no recourse for any obligation of OWNER hereunder, or for any claim based thereon or otherwise in respect thereof, shall be had against any limited partner of OWNER or any incorporator, shareholder, officer or director, or affiliate, as such, past, present or future of such corporate general partner or limited partner or of any successor corporation to such corporate general partner or any corporate limited partner of OWNER, or against any direct or indirect parent corporation of such corporate general partner or of any limited partner of OWNER or any other subsidiary or affiliate of any such direct or indirect parent corporation or any incorporator, shareholder, officer or director, as such, past, present or future, of any such parent or other subsidiary or affiliate. Nothing contained in this section shall be construed to limit the exercise or enforcement, in accordance with the terms of this Agreement and any other documents referred to herein, of rights and remedies against the limited partnership or the corporate general partner of OWNER or the assets of the limited partnership or the corporate general partner of OWNER.

27.15 [Required by Merrill Lynch] Agent. CONTRACTOR acknowledges and agrees that (I) all of OWNER's obligations under this Agreement shall be performed by [ANL, as agent], and (ii) Arcadian Fertilizer, L.P. shall be responsible to OWNER for the supervision of such agent's performance hereunder as agent of OWNER under an

          Agreement for Lease, dated as of March _____, 1996, between OWNER and Arcadian Fertilizer, L.P.


IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written but is effective as of [February 15, 16, 1996].


NITROGEN LEASING COMPANY,                   THE M. W. KELLOGG COMPANY
LIMITED PARTNERSHIP


By: ML Leasing Corp., General Partner

By:                                         By:
   --------------------------------            ----------------------------

Name:                                       Name:
     ------------------------------              --------------------------

Title:                                      Title:
      -----------------------------               -------------------------




JCA\ 01174.2

                                    ANNEX A



                                 SCOPE OF WORK



ANNEX A is contained in a separate bound volume. Is Annex A the 5 notebooks? Does this include the Basis for Design?

                                    ANNEX B



                             COORDINATION PROCEDURE



                                (To be prepared)

                                    ANNEX C



                             PERFORMANCE GUARANTEES




The Performance Guarantees will provide a schedule of Liquidated Damages payable by Contractor from 95% of guaranteed items to 100%. Arcadian proposes that Liquidated Damages equal $2 million for each percent below 100%. Arcadian further proposes that a bonus not apply for performance in excess of 100%. [?:
Is it possible to quantify on a percentage basis each of the components of the Performance Guarantee?]

                                    ANNEX D



                                     RATES




This Annex will consist of the list of rates, charges, costs, etc. Since this is a lump sum contract, will these rates apply only to estimates for Change Orders? Should this Annex be included?

                                    ANNEX E



                                TERMS OF PAYMENT




This Annex will set forth the schedule and method of payments. Will the progress payment schedule together with associated percentages of completion be set forth here? Will there be separate payment schedules for the 2 contracts?

Note: Need to provide for provisions requiring the LC currently required under the interim agreement.

                                    ANNEX F



                             MECHANICAL COMPLETION



                                (To be prepared)

                                                                     EXHIBIT M-1
                                                    ELECTRICITY SUPPLY AGREEMENT

TRINIDAD AND TOBAGO

AN AGREEMENT made in duplicate this 22nd day of February in the year One Thousand Nine Hundred and Ninety Six Between the TRINIDAD AND TOBAGO ELECTRICITY COMMISSION a body corporate established under the Laws of Trinidad and Tobago with its principal place of business at 63 Frederick Street in the City of Port of Spain in the Island of Trinidad (hereinafter called "the Commission") of the One Part and ARCADIAN NITROGEN LIMITED a Company incorporated under the Companies ordinance Chapter 31 No. 1 the registered office of which is at Atlantic Avenue, Point Lisas, Couva, Trinidad (hereinafter called "the Consumer") of the Other Part.

WHEREAS:

A. The Consumer will be operating on its premises at Point Lisas, Couva, a plant to manufacture anhydrous ammonia and for this purpose requires a constant and uninterrupted supply of electricity.

B. The Commission under the powers conferred upon it by the Trinidad and Tobago Electricity Commission Act, Chapter 54:70 of the Laws of the Republic of Trinidad and Tobago is willing to sell and deliver electricity to the Consumer's plant under the terms and conditions set out below.

NOW THEREFORE IT IS HEREBY AGREED by and between the Parties hereto as follows:-

DEFINITIONS

1. In this Agreement and in the schedules hereto unless the context otherwise requires the following expressions shall have the meanings herein assigned to them respectively that is to say:

"Date of Commencement of Supply" means the first date on which the Commission shall make available to the Premises and the Consumer shall take electrical energy pursuant to Clause 2 of this Agreement.

"Day" means any period of twenty-four (24) hours.

"Month" or "Billing Month" means the period of approximately a month from one reading of the metering equipment to the next such reading.

"Electric Lines" include the overhead electric lines and support therefor, underground electric cables and ducts and other appurtenant fittings and appliances required for their successful installation, operation and maintenance.

"Maximum Demand" shall be the average monthly kilovolt ampere load during the fifteen minute period of greatest use over any particular month as indicated by the Commission's meter or at the Commission's option as indicated by tests over a fifteen minute period from time to time.

"Metering Equipment" means the whole equipment specified in the Second Schedule hereto employed in metering the Supply.

"The Premises" means the Consumer's plant and/or installations at Atlantic Avenue, Point Lisas and all buildings now or from time to time to be erected in its vicinity and used and/or occupied by persons in the employ of the Consumer.

"Pressure" means Voltage.

"Start-up Date" shall be a date notified by the Consumer to the Commission by twenty-one (21) days' notice in writing being a date within a period of six months the commencement of which period shall be on a date notified by the Consumer to the Commission not less than six months beforehand.

"The Supply" means the electricity provided by the Commission and taken by the Consumer within or for the purposes of the Premises.

"Year of Supply" means twelve months termination on any December 31.

"Hertz" means cycle per second.

"KVA" means kilovolt amperes.

"V" means volts.

"KWHR" means kilowatt hour.

"MVA" means one thousand KVA.

Provision of the Supply

2. From and including the date of commencement of the supply the Commission shall provide and the Consumer shall take from the Commission and pay for the Supply upon the terms and conditions herein appearing.

Availability of Supply

3      The Commencement Date shall be January 1, 1998. In the event that the
Consumer fails to meet this Date the Commission shall be entitled to bill the Consumer in accordance with Schedule 3 hereto unless otherwise agreed.

4. The Commission will supply on request values of positive, negative and zero sequence impedances for each line at the Point of Supply and shall inform the company of any major changes in these values which may occur during the term of this Agreement.

System and Pressure of the Supply

5. The Supply be provided and taken at the pressure and on the system and at the point of supply all as set forth in the First Schedule hereto. Without the consent of the Commission in writing the Supply shall not be taken at a level in excess of the maximum specified in the said First Schedule PROVIDED HOWEVER that without notice to the Commission the Consumer may take up the Supply at a level of ten percent (10%) in excess of the maximum reserve capacity but shall not be at liberty to take up supply at any greater level without the consent in writing of the Commission.

Substation Accommodation

6. The Consumer shall provide and keep in good repair and condition on a convenient site on the premises to be agreed upon between the parties accommodation of the type specified in the First Schedule hereto (hereinafter called "the Consumer's Substation") of a size and construction approved by the Commission for the reception of the Electric Lines provided for the purpose of the Supply and for accommodating the apparatus to be installed for the purpose of providing transforming controlling and/or metering the Supply.

Electrical Lines

7. The Commission shall provide erect and maintain all necessary Electrical Lines and apparatus requisite for the purpose of providing the Supply and the consumer hereby grants free of all charges to the Commission the necessary twenty-five feet wide wayleaves for such electric lines along and immediately below the course or proposed course of the Electrical Lines over and/or under land owned and/or occupied by the Consumer. The Consumer shall maintain such wayleaves by cutting and clearing all underbrush trees and other growth which may endanger such Electric Lines. The Supply shall be provided by the Commission subject to all requisite wayleaves and consents being obtained and retained by the Commission in respect of such Electric Lines.

Right of Commission to Apparatus Supplied by them

8. All electric lines and apparatus provided by the Commission shall remain the property of the Commission and subject as otherwise herein provided shall be kept in good repair by them and may be removed by the Commission at any time and from time to time for repairs or exchange and except in so far as may be specifically authorised by the Commission in writing no person other than the authorised officials of the Commission shall be permitted to interfere in any way therewith PROVIDED HOWEVER and it is hereby expressly agreed and declared that whenever the Commission or its employees or its agents shall desire to remove, maintain or exchange any equipment which might interfere with the Supply to the Consumer, the Commission and the Consumer shall mutually agree on the time when such work shall be done by the Commission.

Damage to Apparatus Provided by Commission

9. The Consumer shall be responsible for and will make good to the Commission all damage to the Electrical Lines and/or apparatus of the Commission or injury to personnel on the Premises due to accident or negligence on the part of the Consumer or the Consumer's employee or to fire or to trees falling on the premises but shall not be responsible for any such damage, injury or loss attributable to any act or default of the Commission or any of its servants and/or agents or any other third party.

Connection of Installation to the System

10. The Consumer shall ensure that the Consumer's installation within the Premises will at all times comply with the appropriate Regulations detailed in the Electricity (Inspection) Act, Chapter 54:72 of the Laws of the Republic of Trinidad and Tobago and any Rules or Regulations having the force of statute and of any modifications thereof applicable to the taking and/or use of electricity within the Premises PROVIDED HOWEVER that on specific authorization in writing from the Government Electrical Inspector the Consumer may deviate from such regulations. If the Consumer and/or the Commission shall discover any serious defects in any part of the Consumer's installation the Consumer and/or the Commission shall forthwith disconnect the same from the circuits of supply. However, the Commission and the Consumer shall mutually agree on the way these defects shall be rectified.

Undertaking as to Maintenance of Installation for High Voltage Use

11. The Consumer undertakes and agrees that every portion of the Consumer's installation which is for use at high voltage will be maintained in an efficient state and if so required to the satisfaction of the Commission and that in cases where any portion of the Consumer's installation is not enclosed in a building or other structure to which access can only be obtained by means of a key or special appliance the Consumer will ensure that an authorised person will be available to cut off the supply in the event of emergency and the Consumer further agrees that instructions as to the treatment or persons suffering from electric shock will be affixed on or in the premises.

Damage to Consumer's Installation

12. The Commission shall be responsible for and shall make good to the Consumer all damage or injury to the Consumer's substation caused by negligence on the part of the Commission or the Commission's employees but shall otherwise be under no responsibility of any kind for or in connection with the Consumer's installation and/or apparatus.

Improper use of Supply

13. The Commission may disconnect the Supply if the same is improperly used by the Consumer or is used in such manner as would affect the continuity or quality of the supply of electricity to other consumers. The Supply and any electricity or energy produced directly or indirectly from the use of the Supply shall only be used for the purpose for which the Supply is provided. The Commission shall except in cases of emergency (as to the existence of which it shall be the sole judge) before exercising its rights under this Clause give the Consumer reasonable notice of its intention to make any such disconnection and afford the Consumer an opportunity of removing the cause of such intended disconnection.

Entry for Inspection

14. The Commission by its properly identified servants shall be entitled at all times to enter the premises for the purposes of inspecting altering replacing testing maintaining and repairing electric lines and apparatus and for all other purposes incidental to or in connection with the Supply.

Accounts

15(1). The Consumer shall make to the Commission at the end of each month during the period of this Agreement payment in respect of the Supply at the rates stated in the Third Schedule hereto.

15(2). All accounts rendered by the Commission to the Consumer shall be deemed to be accepted by the Consumer as correct unless within twenty-one (21) days of the delivery of any such account the Consumer shall give to the Commission written notice that such account is objected to the Consumer shall pay all accounts due to the Commission within twenty-eight (28) days after the delivery of the account and in case of default shall also (if required by the Commission) pay interest from the date of delivery of the account at the rate of one percent above the prevailing prime bank rate on the moneys remaining unpaid and not bona fide disputed.

Discontinuance of Supply and Termination of Agreement in certain Events

16. If either party shall commit any breach of this Agreement or shall commit an act of bankruptcy or (being a Company) shall enter into liquidation (not merely being a voluntary liquidation for the purpose of reconstruction or amalgamation) or enter into any arrangement or composition with or for the benefit of its creditors then it shall be lawful in any such case for the other party at its option after giving twenty-four (24) hours notice in writing to terminate this Agreement without prejudice to any right of action or remedy of such other party in respect of any such breach of this Agreement.

Accident Damage and Failure of the Supply

17. The Commission shall not be responsible for any loss accident or damage direct or indirect caused by the use or misuse of the Supply or by any failure or interruption in the provision of the Supply in the event of any such failure or interruption the Commission shall use all reasonable endeavors in restoring the Supply. Wherever practicable the Commission will give to the Consumer advance notice of any interruptions necessary for the purpose of tests alterations and repairs of the Commission's system and such work shall be done at a time or times to be mutually agreed upon.

Agreement not to be Assigned

18. This Agreement or any benefit accruing hereunder shall not be assigned by the Consumer without the consent of the Commission provided that such consent shall not be unreasonably withheld but the Commission shall be entitled as a condition of giving it to require the assignees to enter into an agreement with the Commission directly binding them to the terms hereof with such modifications if any as may be agreed upon or properly required by the Commission.

Period of Agreement

19. The Supply shall continue to be provided by the Commission and taken by the Consumer subject to the terms and conditions of this Agreement until the expiration of five (5) years after the date of commencement of supply and may be renewed for successive periods of five (5) years by the Consumer giving notice in writing to the Commission of at least three (3) months prior to the expiration of the initial or any renewed term of its desire for such extension.

Reservation of Statutory Rights

20. Save as hereby expressly provided to the contrary the Commission reserves to itself all powers rights authorities privileges and exemptions conferred upon it by or under the Laws of the Republic of Trinidad and Tobago and/or any orders or regulations for the time being governing or regulating the supply of electricity by the Commission. Save as provided by this Agreement the Company shall be entitled to all powers rights authorities privileges and exemptions conferred upon it by or under the Laws of Trinidad and Tobago.

Notices and Accounts

21. Any notice intended for the Commission shall be deemed to be properly and sufficiently served if delivered at or forwarded by registered post to its principal place of business in Trinidad and Tobago and any notice to be given or account to be delivered to the Consumer shall be deemed to be properly and sufficiently served if delivered at or forwarded by registered post to its registered office in Trinidad and Tobago. A notice or account sent by registered post shall be deemed to be given on the date on which it is received at the address to which it is sent.

Schedules

22. The Schedules hereto shall form part of this Agreement PROVIDED ALWAYS that in order to give effect to changes in the rates and charges authorized in accordance with the provisions of the Public Utilities Act Chapter 54:01 and the Trinidad and Tobago Electricity Commission Act Chapter 54:70 and applicable to consumers receiving a supply under an agreement similar to these presents the Commission shall be entitled at any time and from time to time during the continuance of this Agreement to give to the Consumer one (1) month's notice in writing of its intention to amend the charges set out in the Third Schedule hereto. Upon receipt of any such notice and within fourteen (14) days of the receipt thereof the Consumer shall notify the Commission in writing whether or not it accepts the amendment. Should the consumer fail to notify the Commission in writing within the aforesaid period whether or not it accepts the amendment the Consumer shall be deemed to have accepted the amendment and shall be bound accordingly and should the Consumer notify the Commission in writing within the aforesaid period that it does not accept the amendment then and in such case this Agreement shall cease and terminate at the expiration of the period of the Commission's notice of intention to amend but any such termination shall be without prejudice to any antecedent rights of the parties hereto.

No Waiver

23. No waiver by either party of any failure or failures on the part of the other to perform any of the terms conditions and stipulations of this Agreement shall in any circumstances be construed as a waiver of any other failures or of any future or continuing failure or failures whether similar or dissimilar thereto.

Full Agreement

24. This Agreement constitutes the full agreement between the parties hereto and no other statements, oral or written made prior to or at the time of the execution of this Agreement shall vary or modify the written terms hereof; and no amendment or modification of or release from any provision herein contained shall be valid or effectual unless the same shall be in writing and signed by both parties specifically stating it is an amendment of this Agreement.

Arbitration

25. In case any question, dispute or difference shall at any time arise between the Consumer and the Commission as to the meaning or effect of these presents or any Clause or matter herein contained or as to the rights, duties, or liabilities of the parties hereunder or otherwise howsoever in relation to these presents, the same shall be referred to the determination of a single arbitrator in case the parties can agree upon one or otherwise to two arbitrators, one to be appointed by each party, or to an umpire to be appointed by such arbitrators before entering in the reference and such arbitration shall be in accordance with the provisions of the Arbitration Act Chapter 5:01 of the Laws of the Republic of Trinidad and Tobago or any statutory modification or re-enactment thereof for the time being in force.

Force Majeure

26. Neither party shall be responsible for failure to discharge its obligations hereunder if such failure is due to Force Majeure. Force Majeure shall mean and include acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, landslides, earthquakes, lightning, storms, floods, washouts, arrests and restraints of governments, civil disturbances, explosions, breakage or accident to machinery, operating equipment or electric lines, and all other causes which may affect the performance of the obligations under this Agreement which are not within the control of the Commission or the Consumer, as the case may be and which by the exercise of due diligence the Commission or the Consumer as the case may be shall have been unable to prevent or overcome.

HEAD NOTES

27.    The Head Notes shall not affect the construction hereof.

                               THE FIRST SCHEDULE

(a)    The System and Pressure of Supply shall be:-

              3 phase 4 Wire (1 for ground) 60 Hertz
              66,000 or 132,000 Volts Alternating Current

       (hereinafter referred to as the required Voltage).

(b) The point of Supply shall be the load terminals of the two (2) outgoing isolators which are connected to the 66kV or 132kV Bus as the case may be at the T&TEC's Arcadian 04 Substation.

(c) The maximum reserve capacity of the Supply shall be 16000kW or such increased capacity as agreed between the Consumer and the Commission.

(d) The Consumer's Substation accommodation shall be located at the Consumer's premises at Atlantic Avenue, Point Lisas Industrial Estate and shall consist of circuit breakers of the required Voltage and other isolating devices, transformers and associated equipment with a switch house and a metering station.

(e) The supply will consist of two (2) feeders for the required voltage emanating from the Commission's Subtransmission System originating at the Point Lisas Power Station.

(f) The Consumer will be billed in accordance with the T&TEC D3 Tariff as provided in the Third Schedule.

                                   THE SECOND SCHEDULE

(a) The Supply shall be measured by apparatus provided mounted maintained and when necessary replaced and renewed by the Commission at the expense of the Commission. Such apparatus shall be suitable for the purposes of metering the number of kilowatt-hours provided and the Maximum Demand.

(b) The metering equipment shall be read and where necessary reset and resealed at monthly intervals and for the purposes of the monthly accounts to be rendered by the Commission each month shall be deemed to terminate and the subsequent month to commence at the time and date of such reading.

(c) The records taken by the Commission of the readings of such metering equipment shall be deemed to be correct unless the accuracy of the metering equipment shall be disputed by notice given by the one party to the other either at the time of the taking thereof or not later than thirty (30) days from the rendering by the Commission of any account based on the readings of the metering equipment. Notwithstanding anything contained in Clause 25 of this Agreement in the event of the accuracy of the metering equipment being disputed the matter shall failing agreement be determined by arbitration in accordance with
       Section 59 of the Trinidad and Tobago Electricity Commission Act Chapter 54:70 of the Laws of the Republic of

Trinidad and Tobago.

If in consequence of such dispute it is ascertained that the metering equipment is inaccurate to the extent of two and one half percentum or more, such inaccuracy shall be deemed to have commenced at the beginning of the period to which the monthly account rendered immediately preceding such notice relates and accounts in respect to that period and subsequent periods (if any) during which meter readings have been taken from metering equipment of such inaccuracy shall be appropriately corrected either in favour of the Consumer or of the Commission. If the metering equipment is accurate within the limits aforesaid no adjustment shall be made in favour of either party and the party who required that the matter be determined by arbitration shall pay the cost of such proceedings.

                               THE THIRD SCHEDULE

                                   INDUSTRIAL

                              LARGE LOAD (RATE D3)

AVAILABILITY:        Three phase high voltage supply for all purposes supplied
                     and metered at one point.

CHARACTER OF         3 Phase, 60 Hertz, Alternating Current at 33kV, 66kV or
SERVICE              132kV for loads from 4,000KVA to 25,000KVA.


MAXIMUM DEMAND:      $21.25 per KVA of maximum demand in a month. Maximum
                     Demand shall be the average KVA load during the 15 minute period of greatest use during the month as indicated by the Commission's meter or at the Commission's option as indicated by tests from time to time. In cases where demand is intermittent or subject to violent fluctuations, the Commission may establish the Maximum Demand on the basis of a shorter interval of measurement, or the KVA of transformer capacity required to serve the customer's load or may assess the demand on the basis of the installed capacity.

ENERGY:              6.0 cents per KWH for all KWH.

FUEL CHARGE:         For every one cent change from 218.9 cents in the average
                     gross price per 1,055,100 KJ's of fuel used in a month, the charge per KWH will be increased or decreased by
                     0.0154 cents. This charge will be applied to all KWH billed in the month corresponding to that for which the charge was calculated. This charge will be billed in the month following that for which the charge was calculated and applied.

DEVALUATION          For every one percent devaluation of the Trinidad and
CLAUSE:              Tobago Dollar above the exchange rate of US$1 = TT$4.25,
                     the charge per KWH shall be increased. The surcharge per KWH to be applied shall be calculated in accordance with the formula as defined in Order No. 80 of the Public
                     Utilities Commission.

                     This surcharge will be applied from the calendar month following the month in which the devaluation occurs.

RESERVE CAPACITY:    The Commission will reserve at the customer's request a
                     declared transmission and distribution capacity. The minimum demand charge for the month will be based on 75% of the Reserve Capacity.

MINIMUM BILL:        The Reserve Capacity Charge.

IN WITNESS WHEREOF this Agreement is executed in duplicate by the duly authorized representatives of the Parties hereto.


SIGNED AND DELIVERED by            )
S.P. OTTLEY, GENERAL MANAGER for   )       /s/ [ILLEGIBLE]
TRINIDAD AND TOBAGO ELECTRICITY    )       -------------------------------------
COMMISSION                         )
                                   )       -------------------------------------
in the presence of                 )
/s/ [ILLEGIBLE]                    )

SIGNED AND DELIVERED by            )
NAZIR KHAN, MANAGING DIRECTOR for  )       /s/ [ILLEGIBLE]
ARCADIAN NITROGEN LIMITED          )       -------------------------------------
                                   )
in the presence of                 )       -------------------------------------
/s/ [ILLEGIBLE]                    )

                                                     This Agreement for Lease is
                                                    Confidential and Proprietary

                                  EXHIBIT M-2

                             WATER SUPPLY AGREEMENT

                                                                    EXHIBIT M- 2
                                                          WATER SUPPLY AGREEMENT


                                   AGREEMENT

                                    between

                          WATER AND SEWERAGE AUTHORITY

                                      and

                           ARCADIAN NITROGEN LIMITED

                           dated February 15th, 1996

TRINIDAD AND TOBAGO

THIS AGREEMENT made in duplicate this 10th day of February in the year of Our Lord One Thousand Nine Hundred and Ninety-Six between the WATER AND SEWERAGE AUTHORITY, a body corporate established by the Water and Sewerage Act Chap. 54:40 (hereinafter called "the Authority") of the One Part and ARCADIAN NITROGEN LIMITED, a company incorporated under the Companies Ordinance Chapter 31 No. 1 and having its registered office at Atlantic Avenue, Point Lisas, Couva in the island of Trinidad (hereinafter called "the Company") of the Other Part "the Authority" and "the Company" being sometimes jointly referred to hereinafter as "the Parties".

WHEREAS:

A. The Company is in the process of constructing a plant for the manufacture of ammonia and related operations (hereinafter called "the said operations") on lands comprising 5.9404 hectares more or less at Point Lisas, Trinidad (which land of the Company is herein referred to as "the said lands").

B. The Company desires to purchase from the Authority water in the amounts and of the quality and at the prices specified below for use in the manufacture of ammonia and related operations on the said lands.

C. The Authority under and by virtue of its powers under the Water and Sewerage Act Chap. 54:40 is able to sell and willing to supply water in the amounts and at the prices and of the quality specified below and on the terms and conditions hereinafter expressed.

NOW THEREFORE it is hereby agreed by and between the parties hereto as follows:

1.     FUNDAMENTAL OBLIGATIONS

       (a) The Authority will supply to the Company and the Company will receive pay for and utilize for the purposes of the said operations the Company's total annual requirements subject to the qualifications hereinafter stipulated and estimated to be 2500M(3) per day of potable water for use in the said operations but not exceeding in any one day a total quantity of 3200M(3).

       (b) This Agreement shall come into operation on January 1, 1998 and shall continue in force thereafter for a period expiring fifteen
              (15) years after the said date unless it be sooner determined as hereinafter provided and may be renewed, subject to the agreement of the parties for further successive periods of five (5) years by either party giving notice in writing to the other at least six (6) months prior to the expiration of the initial or any renewed term of its desire for such renewal.

       (c) Any alteration in the amount of the water required to be supplied by the Authority to the Company under this Agreement may be arrived at after consultation between the Parties and their accord thereto.

       (d) The water to be supplied to the Company by the Authority under the terms hereof will be utilized by it for the purposes of and in connection with the said operations to be conducted by it at its plant on the said lands situate at Point Lisas Industrial Estate in the Island of Trinidad.

2.     MEASUREMENT AND INSPECTION

       (a) The Authority shall install and at all times thereafter during the continuance of this Agreement maintain in proper working order and condition at such locations on the said lands of the Company, as the Authority in its discretion, considers most suitable and/or convenient for the purpose all meters and/or other instruments requisite and/or necessary for accurately measuring the quantity of water supplied hereunder from day to day.

       (b) All such meters and/or other instruments referenced in sub-paragraph 2 (a) immediately preceding shall at all times be open to inspection by the Authority its servants and agents or jointly by the Authority and the Company their servants, agents and others duly authorized by them in their behalf who shall also be at liberty to take written or other notes of the readings and/or recordings thereof.

       (c) The Authority shall at its discretion but in any event not less frequently than once every year check, test and calibrate the Authority's meters and/or other instruments located at the said lands for the purposes of the supply to be provided hereunder. The Company may request the Authority to check, test and calibrate the said meters and/or other instruments at such other reasonable times as the Company considers necessary provided however that in such event if the meters and/or other instruments are found to be reading correctly or to have a margin of error not exceeding five percent (5%) the Company shall bear the expense of every such check, test and calibration so requested by it. The register of the meter installed by the Authority shall be prima facie evidence of the quantity of water consumed. If upon any test any meters and/or instruments are proved to register incorrectly to any degree exceeding five percent (5%) then:

              (i) The meters and/or instrument shall be deemed to have registered incorrectly to that degree since the last meters and/or instruments' check before the date of the test on which a reading of the index of the meters and/or instruments was taken by the Authority unless it or they are proved to have begun to register incorrectly on some later date;

              (ii) If a meter or other instrument is found to be out of order or if it or they be removed for repairs, adjustments or alterations the fact shall be noted by the Authority and a written memorandum thereof shall be served on the Company. In such event, unless the Authority provides a replacement meter in the interim, the records kept by the Company of its consumption based on the Company's own meters during that period shall be conclusive until the Authority's meter or instrument is repaired or replaced and calibrated.

3.     QUALITY

       All water supplied by the Authority to the Company pursuant to this Agreement shall be potable water of a quality comparable to the Authority's standard supply of water to the public of Trinidad and Tobago for ordinary domestic purposes.

4.     COMPANY RECORDS

       The Company will keep or cause to be kept on some convenient location on the said lands, proper books of account or other records wherein shall be entered daily the quantity of all water supplied to it by the Authority (on that particular day) and will permit the Authority its servants and agents and all others duly authorized by it on its behalf and at the Authority's sole cost and expense, at all reasonable times to inspect the said books of account or other records and to make copies thereof and/or to take abstracts therefrom.

5.     COMPLIANCE WITH REGULATIONS

       The Company will punctually and faithfully comply with all rules and regulations of Governmental authorities and/or the Authority and notices properly given thereunder relating to the utilization of water on the said lands and on the Company's part to be observed and performed. The Company will not, without the consent in writing of the Authority, which consent shall not unreasonably be withheld, for such purpose first had and obtained, dispose of, or otherwise part with or transfer to anyone whatsoever or whensoever any right, liberty, power and/or privilege granted hereunder.

6.     BILLINGS

       As soon as possible after the end of each calendar month the Authority shall read its meters and/or instruments and shall render to the Company a statement of account specifying the total amount of water supplied by it in such month and the amount owing to the Authority calculated in accordance with the rates hereunder agreed as may be varied by agreement between the Parties from time to time.

7.     PAYMENT AND RATES

       (a) The Company shall pay the Authority for supplies of water provided under this Agreement at the standard rate fixed and allowed by law or notified by the competent authority from time to time for the Authority's metered supplies to its industrial customers in Trinidad and Tobago.

       PROVIDED always that the above rates shall be subject to review by the parties hereto at the expiration of each three year period commencing from the date on which the Company first started receiving supplies hereunder and the parties may, pursuant to any such review, agree to apply another rate instead of the above stipulated rates.

       AND PROVIDED further that rates applicable to maximum or minimum quantities of water supplied will not be chargeable on a daily basis but on the basis of the consumption over the period billed for in accordance with the principle incorporated in the contractual rates set out above.

       (b) Subject to the Company's right to challenge the correctness of any account submitted to it, the Company shall pay to the Authority, the United States currency equivalent of the Trinidad and Tobago Dollars specified therein converted at the average bid rate of five commercial banks within seven (7) days of receipt of the said account. In the event of a dispute the Company shall nonetheless pay the undisputed portion thereof as above provided and subject to settlement by such methods as are by this Agreement otherwise provided. In case of default of payment the Company shall pay interest on the amount due from the date of default until payment at the rate of one percent (1%) above the prime lending rate as quoted on the due date by Citibank (Trinidad and Tobago Limited), main branch in Port of Spain.

8.     TERMINATION

       Either Party shall be at liberty to terminate this Agreement at any time upon giving the other party six (6) calendar months previous notice in writing of its intention so to do at the expiration of which notice this Agreement shall absolutely cease and determine provided that if this Agreement is terminated by the Company within five (5) years from the date on which the Company first receives supplies Of water hereunder the Company shall be liable to the Authority for damages for premature termination of the contract measured by the capital expenditure of the Authority specifically incurred for the purpose of providing water pursuant to this Agreement less however reasonable depreciation up to the date of such termination.

9.     INTERRUPTION OF SUPPLIES

       The Authority shall at all times endeavor to notify the Company in advance if at all possible of any interruption of supply under this Agreement or of the inability of the Authority to supply the minimum total requirements under this Agreement and in the event of either or both of those events the Authority shall use its best efforts to supply the required amount by other means. Should the Authority be unable to do so the Company shall be entitled to obtain the shortfall from whatever other source(s) is available to the Company and in such case no payments shall be due from the Company to the Authority in respect of such period of interruption in the supply by the Authority.

10.    FORCE MAJEURE

       (a) Neither party hereto shall be liable for loss caused by failure or delay in the performance, observance or fulfillment of any term, obligation, provision or condition of this Agreement, if such failure or delay arises either wholly or in part from a cause or causes reasonably beyond the control of such party.

       (b) Without limiting the generality of sub-paragraph 10(a) above the following causes shall be deemed to be reasonably beyond the control of the Parties hereto, viz: strikes, lockouts or other industrial disturbances, acts of an enemy, blockades, insurrections, riots, acts of God, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests, restraints of Governments order or requirements of any civil or military power, civil disturbances, explosions, breakages or accident to machinery or lines of pipe, shortages, interruptions or delays in transportation and any other causes, whether of the kind herein enumerated or otherwise not within the control of the party claiming under this paragraph 10 and which in the exercise of due diligence such party is unable to prevent or overcome.

11.    INDEMNITY

       (a) Subject to paragraph 10 hereof the Company will indemnify and keep harmless, the Authority and each and everyone of its officers, servants or agents from all direct or consequential losses, damages, claims suits and demands whatsoever of all persons whosoever which may be in anywise sustained or be made for or by reason or in consequence or as a result of negligence of the Company its servants or agents in connection with this Agreement.

       (b) Subject to paragraph 10 hereof the Authority shall indemnify and keep harmless the Company and each and everyone of its officers, servants or agents from all direct or consequential losses, damages, claims, suits and demands whatsoever of all persons whomsoever which may be in anywise sustained or be made for or by reason or in consequence or as a result of the negligence of the Authority its servants or agents in connection with this Agreement.

12.    ARBITRATION

       If any question, difference or dispute shall arise between the Parties hereto or any person or persons or corporation claiming under them respectively concerning the charges hereby reserved and/or to be reserved hereunder or touching the construction of any clause herein contained or the rights, duties or liabilities of the Parties hereunder or if the Parties hereto shall fail to agree upon the quantum of any compensation payable hereunder or in any other way touching or arising out of these presents the same shall be referred to the decision of a single arbitrator if the Parties can agree on one; failing such agreement to three arbitrators, one to be appointed by each party to the difference and the third arbitrator to be appointed by those two arbitrators before proceeding in the reference in accordance with the Arbitration Act or any Statutory re-enactment or modification and/or amendment thereof for the time being in force. The decision of the arbitrator or arbitrators as the case may be shall be final and binding on all parties to the question or dispute.

13.    NOTICES

       All communications and notices intended for the Authority shall be deemed to be properly and sufficiently served if delivered at or forwarded by registered post to its registered or other office or other place of business for the time being in Trinidad and Tobago, and all notices intended for the Company shall be deemed to be properly and sufficiently served if delivered at or forwarded by registered post to its registered office for the time being in Trinidad and Tobago. A notice sent by post shall be deemed to be given at the time when in due course of post it would be delivered at the address to which it is sent.

14.    PRESERVATION OF REMEDIES

       Nothing contained in this Agreement is intended to or shall deprive the Company or the Authority of any rights or remedies to which they or either of them shall be entitled at law or in equity by reason of or based upon default of both or either of them hereunder.

IN WITNESS WHEREOF the Authority has caused these presents to be duly executed this 15th day of February in the year of Our Lord One Thousand Nine Hundred and Ninety-Six and the Company has duly executed this Agreement by its authorized representative by Authority of the Board of Directors the day and year first hereinabove written.


SIGNED for and on behalf of the            )
Water and Sewerage Authority               )
by its Acting Executive Director           )      /s/ [ILLEGIBLE]
and Acting Secretary                       )
in the presence of:                        )
/s/ [ILLEGIBLE]                            )


Executed by ARCADIAN NITROGEN              )
LIMITED by the Managing Director           )      /s/ [ILLEGIBLE]
of the said Company, by order and          )
authority of the Board of Directors and    )
in conformity with the Articles of         )
Association of the said Company and        )
signed by the said Managing Director       )
and in the presence of:                    )
/s/ [ILLEGIBLE]

                                  AMENDMENT OF

                             WATER SUPPLY CONTRACT

                                    BETWEEN

                        THE WATER AND SEWERAGE AUTHORITY

                                      AND

                           ARCADIAN NITROGEN LIMITED

THIS AGREEMENT is made in duplicate with effect as from the 19th day of March 1996, between the Water and Sewerage Authority, a body corporate established by the Water and Sewerage Act, Chap. 54:40 (hereinafter called "the Authority") of the One Part and ARCADIAN NITROGEN LIMITED, a company duly incorporated under the Companies Ordinance Chap. 31 No. 1 and having its registered office at Atlantic Avenue, Point Lisas Industrial Estate, Couva in the island of Trinidad (hereinafter called "the Company") of the Other Part.

WITNESSETH:

WHEREAS, the Authority and the Company entered into a Water Supply Contract dated the 15th day of February 1996, for the supply by the Authority to the Company of water for use by the Company in its ammonia manufacturing plant ("the Agreement"); and

WHEREAS, the Authority and the Company mutually desire to amend certain terms of the Agreement in the manner set out hereinafter.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Authority and the Company agree as follows:

1. Section 8 is hereby amended by the deletion of the words "Either Party" in line one and the substitution of the words "The Company" and by the deletion of the words "the other party" in line two and the substitution of the words "to the Authority so that the said Section 8 will read as amended thus:

"8.    TERMINATION

       The Company shall be at liberty to terminate this Agreement at any time upon giving to the Authority six (6) calendar months previous notice in writing of its intention so to do at the expiration of which notice this Agreement shall absolutely cease and determine provided that if this Agreement is terminated by the Company within five (5) years from the date on which the Company first receives supplies of water hereunder the Company shall be liable to the Authority for damages for premature termination of the contract measured by the capital expenditure of the Authority specifically incurred for the purpose of providing water pursuant to this Agreement less however reasonable depreciation up to the date of such termination".

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

Amendment - 03/18/96

2. There shall be inserted, immediately before the existing Section 9 entitled "Interruption of Supplies", a new Section 9 which shall be entitled "Breach" as follows:

"9.    BREACH

Either party hereto may terminate this Agreement for a breach thereof committed by the other party, other than non-payment of any money due if such breach is not remedied within thirty (30) days after service on the other party of a notice identifying the breach and requiring that it be remedied within the said period of thirty (30) days.

In the case of a failure by the Company, to pay the rates stipulated in this Agreement, within fourteen (14) days after notice thereof has been given to the Company by the Authority, the Authority may without prejudice to any other of its rights or remedies terminate this Agreement by giving written notice of such termination".

3. There shall be inserted, immediately before the current Section 13, a new Section 13 which shall be entitled "Amendments" as follows:

"13.   AMENDMENTS

This Agreement or any terms hereof may be changed, amended, modified, waived, discharged or terminated by instrument in writing signed by both Parties hereto".

4. Having regard to the insertion of the new Sections 9 and 13, the numbering of the current Sections 9 through 14 will be accordingly amended.

5. Except as expressly amended hereby, the Agreement shall remain unchanged and, as amended, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed in duplicate by the duly authorized representatives of the Authority and the Company as of the day and year first above written.


SIGNED for and on behalf of                )
THE WATER AND SEWERAGE AUTHORITY           )
by its Acting Executive Director           )      /s/ [ILLEGIBLE]
and Acting Secretary                       )
in the presence of:                        )
/s/ [ILLEGIBLE]

SIGNED for and on behalf of                )
ARCADIAN NITROGEN LIMITED                  )      /s/ [ILLEGIBLE]
by its Managing Director                   )
in the presence of:                        )
/s/ [ILLEGIBLE]

                                                                     EXHIBIT M-3
                                                     FORM OF SAVONETTA PIER USER
                                                                       AGREEMENT

REPUBLIC OF TRINIDAD AND TOBAGO

THIS AGREEMENT is made the 27th day of March, 1996 between THE NATIONAL GAS COMPANY OF TRINIDAD AND TOBAGO LIMITED, a Company duly incorporated under the laws of Trinidad and Tobago and having its registered office at Orinoco Drive, Point Lisas Industrial Estate, Point Lisas, in the Ward of Couva, in the Island of Trinidad, NATIONAL ENERGY CORPORATION OF TRINIDAD AND TOBAGO LIMITED, a Company duly incorporated under the laws of Trinidad and Tobago and having its registered office at Orinoco Drive, Point Lisas Industrial Estate, Point Lisas, in the Ward of Couva, in the Island of Trinidad (hereinafter collectively called "Company") of the One Part and ARCADIAN NITROGEN LIMITED, a Company also incorporated under the laws of Trinidad and Tobago and having its registered office at Atlantic Avenue, Point Lisas, in the Ward of Couva, in the Island of Trinidad (hereinafter called "User") of the Other Part.

WHEREAS:

(1) Company is possessed of a pier (known as the Savonetta Pier 2) and harbour, marine and port facilities situate at Point Lisas, Couva in the said Island of Trinidad (hereinafter collectively called "Marine Facilities") together with certain tugs and workboats.

(2) Company has appointed Point Lisas Industrial Port Development Corporation Limited, a Company duly registered in Trinidad and Tobago as its manager to provide management service for the Savonetta Pier 2, Marine Facilities and tugs and workboats.

(3) Company has at the request of User agreed to the use of the Savonetta Pier 2 by User subject to and upon the terms and conditions hereinafter appearing.

(4)    User is desirous of constructing loading equipment on the Savonetta Pier
       2.

(5) There has been established a Committee known as the Savonetta Pier Co-ordinating Committee to determine the priority of berthing of vessels using the Savonetta Pier 2.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

1.     DEFINITIONS

       In th Agreement the following words and expressions shall bear the following meanings unless a contrary intention appears:

       1.1 The term "Agents" shall mean all persons, firms, companies or other bodies who are the Agents of Company including without limiting the generality of the foregoing, the Manager.

       1.2 The term "Co-ordinating Committee" shall mean the Savonetta Pier Co-ordinating Committee comprising of a representative of Company, the Manager, Arcadian Trinidad Ammonia Limited, Arcadian Trinidad Limited (formerly Arcadian Trinidad Urea Limited), Caribbean Methanol Company Limited, Shell Lubricants Caribbean Limited, Trinidad and Tobago Methanol Company Limited, User and any other participant as may be advised by Company from time to time. The representative of Company shall be the Chairman of the Co-ordinating Committee and the Manager shall act as an advisor.

       1.3 The term "Contract Year" shall mean the continuous twelve (12) month period commencing each January 1 during the term of the Agreement, except that the first Contract Year shall be the period commencing from the effective date of the Agreement to December 31 of that year and the last Contract Year shall be the period commencing from January 1 to the end of the Agreement.

       1.4 The term "Equipment" shall mean User's loading and utility lines, loading arm, cables, conveyor systems and other equipment, fittings, effects and facilities to be erected or installed on the Pier by User which shall be and remain the sole property of User.

       1.5    The term "Month" shall mean a calendar month.

       1.6 The term "Other Users" shall mean the Agents (excluding the Manager), contractors and third parties of Company, Arcadian Trinidad Ammonia Limited, Arcadian Trinidad Limited (formerly Arcadian Trinidad Urea Limited), Caribbean Methanol Company Limited, Shell Lubricants Caribbean Limited, Trinidad and Tobago Methanol Company Limited and any other user of the Pier as may be advised by Company from time to time.

       1.7 The term "Pier" shall mean the Savonetta Pier 2 situated at Point Lisas, Couva consisting of multi-user loading facilities for petro-chemicals intended to be used by User and others and more particularly described in the First Schedule hereto.

       1.8    The term "Port" shall mean the port of Point Lisas.

       1.9 The term "Plant" shall mean User's plant for the production of ammonia situated at Point Lisas.

       1.10 The term "Product" shall mean the substance produced from User's plant. When User desires to import a substance through the Pier for use in User's Plant situated at Point Lisas, User shall request of Company its consent to so use the Pier which consent shall not be unreasonably withheld. However, User and Company shall agree on all terms and conditions before such importation can commence.

       1.11 The term "Quarter" shall mean a period of three (3) months commencing January 1, April 1, July 1 and October 1, during any Contract Year.

       1.12 The term "The Manager" shall mean Point Lisas Industrial Port Development Corporation Limited or such other person or body corporate appointed from time to time by Company.

       1.13 The term "Vessel" shall mean any boat, ship or vessel using the Pier for the purpose of being loaded or offloaded by or on behalf of User.

       1.14   The term "Week" shall mean a calendar week.

2.     USE OF THE PIER

       2.1 In consideration of the several sums hereinafter specified, Company hereby grants to User:

              (a) the full right and liberty to enter upon and to use the Pier and the Marine Facilities in common with Company and Other Users having like right and User shall use the Pier as a pier and for no other purpose. All loading/offloading operations shall be conducted at the berth on the south side of the Pier (Savonetta Pier 2 South) shown in the sketch plan annexed hereto and marked "A".

              (b) the right to construct and maintain the Equipment in position on the Pier at a location to be agreed between Company and User and to manage, work and use the Equipment with the intent that the right hereby granted may be annexed and appurtenant to the business of User, provided that such management, work and use of the Equipment do not cause any damage to the Pier or a nuisance, danger or annoyance to Company and to Other Users of the Pier.

3.     USER'S COVENANTS

       3.1    User hereby agrees with Company as follows:

              (a)    to pay the sums herein set out in Article 6.0 hereof.

              (b) to comply with the Rules and Regulations issued by the Manager for the management and operation of the Port hereto annexed as Appendices 1, 2, and 3 and with all modifications or amendments thereto as may be issued from time to time by the Manager.

              (c) to observe and to be bound by the guidelines for the operation of the Co-ordinating Committee as set out in Appendix 4 hereto annexed with all modifications or amendments thereto.

              (d) to observe and to be bound by regulations agreed to for the safe operations of the loading/discharging equipment during loading/discharging operations.

              (e) not to do or permit to be done upon the Pier anything which may cause a nuisance, damage, danger or annoyance to Company or to Other Users of the Pier or Port.

              (f) to exercise the rights hereby granted within the limits of the design criteria for the Pier and shall not directly or indirectly do, permit or suffer to be done in the purported exercise of the said rights any act or thing inconsistent with or outside the scope of the design criteria. User hereby acknowledges that it has seen, understood and is familiar with the design criteria for the Pier.

              (g) to be liable for and to indemnify and hold Company, its servants, Agents and contractors harmless against any loss, damage or injury to any person or property whatsoever (including but not limited to claims, proceedings and demands by third parties) caused by the escape or discharge of Product or other substances from the Equipment and any vessel or from any loading arm, hose or other loading device connected to any vessel by User or used in connection with the loading or unloading of such vessel. Without prejudice to the indemnity herein Company and/or the Manager shall have the right (though they are not compelled so to do) to take any measures it deems fit to avoid any fire hazard and/or to clean up the pollution resulting from such escape or discharge and the costs occasioned thereby shall constitute a debt payable by User and shall be recoverable as such.

              (h) at its own cost, to provide and maintain such insurances as User may deem necessary or expedient to cover the risks indemnified by User herein but without limiting the generality of the foregoing User shall provide the insurances as set out in
                     Article 11 hereto.

              (i) to co-operate with the Co-ordinating Committee in determining the priority of berthing of vessels.

              (j) shall give at least two (2) working days written notice to the Manager and Company of its intention to carry out maintenance of the Equipment and User's facilities situated on the Pier except that in the event of an emergency or breakdown during loading the two (2) days requirement may be waived.

              (k) at its own cost and expense, to keep the Equipment in good repair and condition and to indemnify and keep indemnified Company, its servants, Agents, contractors and Other Users of the Pier from and against all claims and liabilities whatsoever in respect of the exercise of the rights hereby granted, caused by reason of the use of and existence of the Equipment. User shall further indemnify Company from and against any damage by or to the Equipment or the escape of any Product or any other substances therefrom, except where such damage or escape is due to wilful act or negligence of Company.

              (l) to punctually give the notices set out in Article 5.1 (c) hereunder.

              (m) to pay all charges for the use of the Pier, Marine Facilities and tugs and workboats.

              (n) to provide promptly on completion of each loading of Product the completed Bill of Lading showing the quantity of Product loaded in the respective shipment.

4. COMPANY'S COVENANTS

       4.1    Company hereby agrees:

              (a) to provide a manager with responsibility for management and operation of the Pier, Marine Facilities, tugs and workboats, and for ensuring compliance by User with the said Rules and Regulations (referred to in Article 3.1 (b) hereof) and with Statutory requirements.

              (b) to maintain the Pier in good order and condition in accordance with international standards.

              (c) to procure and maintain reasonable insurance coverage for the purposes of the repair of the Pier. Such insurance coverage shall name User as an additional assured and shall contain a waiver of subrogation clause in favour of User.

              (d) to be responsible for and indemnify User for any damage to the Equipment caused by the wilful act or negligence of Company, its servants, Agents of contractors.

       4.2 Company shall, as far as possible, make available for use by User, at User's cost, the following services:

              (a) a suitable launch service to transfer the pilot or other official to or from any vessel calling at the Pier and for the purposes connected therewith.

              (b) an adequate and sufficient tugboat service for the purpose of assisting any vessel calling at the Pier in connection with User's use of the Pier to berth and unberth safely.

              (c) an adequate line-handling service for the purpose of safely mooring and unmooring any vessel at the Pier in connection with User's use of the Pier.

              So long as the said services are available from Company, User shall be obliged to use Company to provide the services.

5.     GENERAL COVENANTS

       5.1    It is hereby expressly agreed and declared as follows:

              (a) Company and/or its servants, Agents or contractors shall not be liable for any loss, damage or delay from whatever cause arising in consequence of any assistance, advice or instructions whatsoever or howsoever given or tendered in respect of any vessel whether by way of berthing services, the provision and maintenance of navigational and port facilities or otherwise howsoever.

              (b) The Co-ordinating Committee shall be responsible for determining the priority of vessels desiring to berth at the Pier, and in all matters pertaining to, or within the scope of authority of the Co-ordinating Committee, the decision of the Co-ordinating Committee shall be final and conclusive and the Co-ordinating Committee shall not be deemed to be acting on behalf of Company or User.

              (c) In order to ensure the efficient discharge of the functions of the Co-ordinating Committee, User shall give the Co-ordinating Committee the following notices in writing:-

                     (i) At the beginning of each Week nomination of its vessels and the anticipated tonnages to be loaded on each such Vessel for the ensuing week.

                     (ii) Notices of seven (7) days, seventy-two (72) hours, forty-eight (48) hours and twenty-four (24) hours prior to the expected time of arrival of each Vessel.

                     (iii) Prompt notice of any circumstances causing or likely to cause a change of twelve (12) hours or more in the expected time of arrival of any Vessel.

6.     CHARGES

       6.1    USER CHARGE

              In consideration of the rights and liberties hereby granted, User shall, from the date of first shipment of Product from the Pier pay to Company a throughput user charge of One United States dollar (US$1.00) per metric tonne of Product shipped from the Pier (which said charge is hereinafter referred to as "the User Charge"); provided that User shall at no time pay to Company less than a minimum charge ("the Minimum Charge") of Three Hundred Thousand United States dollars (US$300,000.00) per annum.

       6.2    MAINTENANCE CHARGES

              User shall pay its proportionate share of the maintenance charges for the Pier prorated with respect to time spent alongside the Pier.

       6.3    INSURANCE CHARGES

              User shall pay its proportionate share of the insurance charges for the Pier prorated with respect to time spent alongside the Pier.

       6.4 The charges as set out in this Article 6 above shall remain in effect for a period of five (5) years from the date of first shipment of Product from the Pier. Thereafter, the said charges shall be varied as Company and User shall mutually agree but in no event shall the new charges be less than the existing ones and such new charges shall take effect from the expiration of the five (5) year period to the date of termination of the Agreement.

7.     PAYMENT

       7.1    USER CHARGE

              (a) On or before the twenty-first (21st) day of the Quarter, Company shall render to User an invoice

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                     for the User Charge denominated in United States dollars due for the preceding Quarter as calculated pursuant to the terms of Article 6.1 above. User shall pay the User Charge in United States dollars within thirty (30) days of the receipt of the Invoice thereof.

              (b) If at the end of a Contract Year, the User Charge paid by User for that Contract Year is less than the Minimum Charge, User shall pay Company the difference between the Minimum Charge and the said User Charge paid. On or before the twenty-first (21st) day of January of the following Contract Year, Company shall invoice User for any such difference and User shall pay Company within thirty (30) days of receipt of the invoice thereof.

       7.2    MAINTENANCE CHARGES

              On or before the fifteenth (15th) day of each Month, Company shall invoice User for its proportionate share of the maintenance charges to be paid by User pursuant to Article 6.2 above for the preceding Month and User shall pay Company within thirty (30) days of receipt of invoice thereof.

       7.3    INSURANCE CHARGES

              On or before the fifteenth (15th) day of each Contract Year, Company shall invoice User for its proportionate share of the insurance charges to be paid by User pursuant to Article 6.3 above for the preceding Contract Year and User shall pay Company within thirty (30) days of receipt of invoice thereof.

       7.4 If User disputes any portion of the amount as shown as due on an invoice, User may withhold payment of any amount with respect to which there is a dispute until the resolution of such dispute but shall, nevertheless, pay the undisputed portion and provide with its payment a detailed statement of the basis of the dispute.

       7.5 If all or any part of the sum shown due on any statements provided for herein is not paid when due, or if all or any part of the sums shown due are disputed and unpaid by User, but it is subsequently determined that User was in error, then interest on any unpaid amount shall be paid by User. Such interest shall accrue and be compounded daily at an annual rate equivalent to one percentage point above the US prime lending rate as quoted on the due date by Citibank (Trinidad and Tobago) Limited, main branch in Port of Spain, Trinidad, from the due date thereof until paid.

8.     TERM

       This Agreement shall take effect from the date first hereinabove written and, without prejudice to the rights of either Party accrued hereunder prior to the determination thereof this Agreement shall continue in effect for a period of ten (10) years from the date of first shipment of Product from the Pier. Upon a written request by User to Company made at least three (3) Months prior to the expiration of the Agreement, the Parties may agree to extend the Agreement for a further period upon terms and conditions to be agreed between the Parties.

9.     FORCE MAJEURE

       9.1 Any delays in or failure of performance by either Party, except delays or failures in the payment of monies due shall not constitute default hereunder or give rise to any claims for damages if and to the extent such delays in or failures of performance are caused by events of Force Majeure. Force Majeure events shall include but shall not be limited to Acts of God, order or request of any Government Authority, acts of war, riots, rebellion or sabotage, fires, floods, earthquakes or other physical disasters, strikes or other industrial actions, breakage or failure of plant machinery or equipment and any other causes which are not within the control of either Party and which, by the exercise of reasonable diligence, such Party is unable to foresee or prevent.

       9.2 If either Party to the Agreement is prevented from or delayed in performing any of its obligations under the

              Agreement by an event of Force Majeure as defined above, such Party shall immediately notify the other Party in writing of the occurrence of the circumstances constituting Force Majeure. In such an event, the Parties shall meet promptly to examine the consequence of the occurrence of Force Majeure and to agree on the measures to be taken accordingly.

       9.3 Where an event of Force Majeure as defined in Article 9.1 above extends for more than six (6) Months, User shall have the right to suspend this Agreement. Where an Event of Force Majeure extends for more than twelve (12) months either Party shall have the right to terminate this Agreement.

       9.4 Where any event of Force Majeure results in damage to or the destruction of the Pier due to no fault or neglect (whether sole joint or concurrent) or any wilful act on the part of User so that User cannot ship any Product because of such damage or destruction then User shall have the right to suspend this Agreement immediately upon notification by Company of the unavailability of the Pier.

10.    INDEMNITY

       User shall save and hold free and harmless Company from and against any and all claims and demands for loss, injury, damage or liability caused to any person or property whatsoever (including the employees of User and the property and equipment owned by User) as a result of, or in connection with, or arising out of the use of the Pier by User, save where such claims and demands for loss, injury, damage or liability is caused by the gross negligence or willful act of Company.

11.    INSURANCES

       11.1   User shall take out and maintain the following insurances:

              (i) Employers Liability with a limit of Two Million United States dollars (US$2,000,000.00) per occurrence in respect of claims for personal injury to any person under a contract of service or apprenticeship with User or its sub-contractor as the case may be and arising out of and in the course of such person's employment and such insurance as may be required under the Workmen's Compensation Act or any statutory replacement, re-enactment or modification thereto.

              (ii) General liability insurance against any injury or death to any person and damage or loss to any property whatsoever whether owned or possessed by User, Company or the Other Users arising out of the use of the Pier by User in a sum not less than One Million United States dollars (US$1,000,000.00) for any one occurrence, and Automobile Liability coverage for any vehicle operated by any employee, contractor or agent of User, whether or not owned by User limited to One Million United States dollars (US$1,000,000.00) per occurrence.

              (iii) Wharfingers Liability coverage with respect to any death or injury to any person or loss or damage to any property whatsoever whether owned or possessed by User, Company or the Other Users arising out of or connected with the loading or discharging of vessels. Provided that in respect of loss or damage to property such insurance cover may be limited to Fifteen Million United States Dollars (US$15,000,000.00) in respect of any one occurrence.

       11.2 All insurance policies to be provided by User under this Agreement shall be taken out with a licensed and reputable company approved by Company and User shall, produce to Company, all policies of insurance and the receipts of payment of the current premiums. All insurance policies shall name Company as an additional assured and shall contain a waiver of subrogation clause in favour of Company as follows:

                            "THE INSURERS HEREBY WAIVE THEIR RIGHTS OF
                            SUBROGATION AGAINST THE NATIONAL GAS

                            COMPANY OF TRINIDAD AND TOBAGO LIMITED (NGC), NATIONAL ENERGY CORPORATION OF TRINIDAD AND TOBAGO LIMITED (NEC), THEIR AFFILIATES, AND ANY OTHER OFFICER, EMPLOYEE, AGENT, SERVANT, OR CONTRACTOR OF NGC, NEC OR THEIR AFFILIATES."

       11.3 User shall not charge, restrict or reduce the coverage or cancel the policies herein until Company has received correspondence giving at least ten (10) days notice before such change or cancellation.

12.    TERMINATION

       12.1 In the event that a material breach of this Agreement has not been remedied within thirty (30) days after notice of such breach to the defaulting Party, the other Party shall have the right to terminate the Agreement upon the giving of seven (7) days notice to the defaulting Party.

       12.2 If bankruptcy proceedings, whether voluntary or involuntary, are commenced by User or by way of creditor's petition, or if User, being a company, should make a general assignment for the benefit of creditors, or if a resolution is passed or any order is made for the winding up or dissolution of User, or if a resolution is passed authorizing sale of substantially all of its assets, or if a receiver is appointed over any part of its undertaking or assets, or User represents in writing that it is unable to perform this Agreement because User cannot meet its financial obligations, or if any distress or execution is levied against any part of its undertaking or assets and not discharged immediately, then Company may, without prejudice to any other right or remedy, forthwith terminate the Agreement.

       12.3 Without prejudice to Article 12.1 above, if at any time, User fails to pay any amounts due herein, Company may, in addition to all other remedies available to it herein and under law, suspend this Agreement for so long and until such time as User makes payment thereto.

13.    ASSIGNMENT

       This Agreement shall not be assigned by either Party, nor shall User give or grant a licence or sub-licence of its rights and obligations hereunder, without the prior written consent of the other Party, such consent not to be unreasonably withheld.

14.    AGREEMENT NOT TO CREATE A LEGAL INTEREST

       This Agreement is intended to operate as an Agreement only and nothing herein contained shall create or be construed as creating a demise or grant and shall not give User any legal interest in the Pier or any part thereof.

15.    ARBITRATION

       Any dispute or difference arising out of, or in connection with this Agreement which cannot be settled between the Parties shall be referred to arbitration in accordance with the provisions of the Arbitration Act, Chapter 5:01 of the revised laws of Trinidad and Tobago and any statutory modification or re-enactment thereof for the time being in force.

16.    AGREEMENT BINDING ON SUCCESSORS AND ASSIGNS

       This Agreement shall ensure to the benefit of, and shall bind, the successors and assigns of the Parties.

17.    WAIVER

       No omissions of either Party to require performance by the other Party of any of the terms of this Agreement nor any forbearance or indulgence granted or shown by either Party to the other shall in any manner affect or prejudice the right of either Party at any time to require strict and full performance by the other of any or all of the provisions or obligations of this Agreement on the other's part to be performed subsequent to any such omission, forbearance or indulgence and the waiver by either Party of any term, provision or condition of this Agreement whether by conduct or otherwise shall not be deemed to be a further or continuing waiver of such term, provision or condition or any other term, provision or condition.

18.    NOTICES

       18.1 All notices, requests and other communications required or desired to be delivered to any Party pursuant to this Agreement shall be in writing and shall be deemed to be properly given by hand by registered mail, or by telefax providing the original copy is submitted within twenty-four (24) hours thereof as follows:

              IF TO COMPANY:

              The National Gas Company of Trinidad and Tobago Limited Orinoco Drive
              Point Lisas Industrial Estate
              Point Lisas
              Attention  :  Vice President, Business Development
              Telefax    :  679-2381

              IF TO USER:

              Arcadian Trinidad Ammonia Limited
              Atlantic Avenue
              Point Lisas
              Attention  :  Managing Director
              Telefax    :  636-2052

       18.2 Either Party may change the address set forth above to which notices are to be given by giving reasonable notice thereof to the other party as hereinabove provided. Notices shall be effective on the dates of receipt.

IN WITNESS WHEREOF the Parties hereto have set their hands the day and year first hereinabove written.

                                 FIRST SCHEDULE

ALL THAT Pier known as Savonetta Pier 2 (SP2) as shown in the sketch plan annexed hereto and marked "A", which is designed for vessels from 15,000 DWT to 42,000 DWT and is fitted to load bulk petrochemical products at a rate of 1,000 metric tonnes per hour.

Savonetta Pier 2 South (SP2S) consists of inter alia:

-      Two (2) Breasting dolphins and one (1) protective dolphin.

-      Two (2) mooring dolphins.

-      Personnel access.

-      Cathodic Protection.

-      Fire water mains.


Signed by                                  )
for and behalf of THE NATIONAL GAS         )
COMPANY OF TRINIDAD AND TOBAGO             )
LIMITED in the presence of:-               )

Signed by                                  )
for and behalf of NATIONAL ENERGY          )
CORPORATION OF TRINIDAD AND                )
TOBAGO LIMITED in the presence of:-        )

Signed by                                  )
for and on behalf of ARCADIAN              )
NITROGEN LIMITED in the presence of:-      )

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

                                   EXHIBIT N


                         DESCRIPTION OF OSHA LITIGATION


                 In January 1993, OSHA issued citations to Agent and proposed a total civil penalty of $5.1 million as a result of the failure of the urea unit at the Lake Charles plant in 1992. In December 1993, the judge in the ensuing administrative law proceeding reduced the proposed penalty for the principal citation from $4.4 million to $50,000 in granting Agent's motion for partial summary judgment and severance. OSHA has appealed this decision to the Occupational Safety and Health Review Commission ("Review Commission"), and on September 15, 1995, the Review Commission affirmed the judge's decision. The Review Commission also remanded the case to the judge and ordered the consolidation of the previously severed citations in order to allow OSHA to seek the judge's permission to amend the citation. OSHA chose not to seek an amendment, and the judge again severed the citations. OSHA has again appealed the decision reducing the penalty to the Review Commission as a procedural prerequisite to seeking judicial review of the decision in the United States Court of Appeals. In the meantime, the trial on the merits of the underlying citation has been concluded, but a decision is not expected for several months.

                 In October 1994, Agent paid $.4 million to OSHA to settle the remaining citations. Agent did not admit to violating any law, regulation or safety standard and entered into the partial settlement solely to avoid the substantial cost and burden of litigating these issues. Agent maintains that it operated the Lake Charles plant in accordance with applicable health and safety regulations and industry standards, and continues to believe emphatically that OSHA's claims are without merit.

                 While management and legal counsel believe that any civil penalty ultimately paid by Agent will be substantially less than the remaining $4.4 million penalty proposed by OSHA, they cannot predict with certainty the outcome of this proceeding.

                 Agent received a large number of claims for personal injury and property damage as a result of the Lake Charles incident. Most of the claims were settled through a claims adjuster retained by Agent and its liability insurance carriers. A number of suits arising from the incident also were filed against Agent. There are currently 11 suits pending in the United States District Court for the Western District of Louisiana, Lake Charles Division, which have been consolidated for joint administration, and 13 cases (including one suit that has been certified as a class action) pending in the 14th Judicial District Court of Calcasieu Parish, Louisiana, which also have been consolidated for joint administration. The plaintiffs in these suits generally are seeking damages for alleged physical, mental and emotional suffering and other personal injuries, and/or property damage, lost earnings and other economic losses as a result of the failure. Most of the suits also include claims for punitive damages. All but three of the suits are being defended by Agent's liability insurance carriers on its behalf, and the damages alleged in such suits are believed to be within the maximum coverage limit of the liability insurance. The remaining three actions, in which the plaintiffs are substantially identical and assert substantially the same claims of economic and other injuries, are being defended by Agent

                                                THIS AGREEMENT FOR LEASE IS
                                                CONFIDENTIAL AND PROPRIETARY

and may not be covered by its liability insurance. Agent believes that many of the unsettled claims and the suits are frivolous and/or insubstantial and is vigorously defending against the same.

                                AMENDMENT NO. 1

                            Dated as of May 24, 1996

                                       to


                              AGREEMENT FOR LEASE

                           Dated as of March 27, 1996

                                    between

                 Nitrogen Leasing Company, Limited Partnership

                                                    as Owner

                                      and

                           Arcadian Fertilizer, L.P.

                                                    as Agent





       This Amendment has been manually executed in 8 counterparts, numbered consecutively from 1 through 8, of which this is No. 2. To the extent, if any, that this Amendment constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any jurisdiction), no security interest in this Amendment may be created or perfected through the transfer or possession of any counterpart other than the original executed counterpart which shall be the counterpart identified as counterpart No. 1.

              Amendment No. 1 dated as of May 24, 1996 to Agreement for Lease ("Amendment No. 1"), dated as of March 27, 1996, between Nitrogen Leasing Company, Limited Partnership, a Delaware limited partnership ("Owner"), and Arcadian Fertilizer, L.P., a Delaware limited partnership ("Agent"), amending the Agreement for Lease referred to below.

              WHEREAS, Owner and Agent have heretofore entered into an Agreement for Lease, dated as of March 27, 1996 (the "Agreement for Lease"); and

              WHEREAS, Owner and Agent wish to amend the Agreement for Lease as hereinafter provided;

              NOW, THEREFORE, Owner and Agent hereby agree that the Agreement for Lease is amended as follows:

              1. Subsection 9.16 of the Agreement for Lease is amended to read in its entirety as follows:

              "Construction Agreement and Construction Agreement Surety. Agent agrees to deliver to Owner, on or before the date that is ninety
              (90) days from the date of this Agreement, an executed copy of each Construction Agreement with respect to the Ammonia Project, each in form and substance and with a General Contractor reasonably satisfactory to Owner, and a copy of the Construction Agreement Surety in form and substance reasonably satisfactory to Owner. Agent agrees that until such time as it has delivered a copy of such Construction Agreement and such Construction Agreement Surety to Owner, Agent shall only request advances under this Agreement and the Construction Agency Agreement, dated as of February 15, 1996, between Agent and Owner, as amended, up to an aggregate principal amount of $40,000,000 and to the extent permitted by any Credit Agreement."

              2. This Amendment No. 1 may be executed in several counterparts, each of which when executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same Amendment No. 1.

              3. This Amendment No. 1 shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance.

              4. Except as provided herein, all provisions, terms and conditions of the Agreement for Lease shall remain in full force and effect. As amended hereby, the Agreement for Lease is ratified and confirmed in all respects.

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.


                     Nitrogen Leasing Company, Limited Partnership
                       By: Nitrogen Leasing Capital, Inc., its General Partner


                       By: /s/ JEAN M. TOMASELLI
                          ---------------------------------------
                          Name:   Jean M. Tomaselli
                          Title:  Vice President and
                                  Assistant Secretary



                     Arcadian Fertilizer, L.P.
                       By: Arcadian Corporation, its General Partner

                       By: /s/ JOHN H. GHEENS
                          ---------------------------------------
                          Name:   JOHN H. GHEENS
                          Title:  TREASURER





                                       2